As filed with the Securities and Exchange Commission on July 20, 2016

Registration No. 333-210856

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

(with respect to common stock to be offered in the exchange offer)

COTY INC.

(Exact name of registrant as specified in its charter)

Delaware	2844	13-3823358
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Jules P. Kaufman, Esq.

General Counsel

Coty Inc.

350 Fifth Avenue

New York, New York 10118

(212) 389-7300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

Sean C. Doyle, Esq. Paul T. Schnell, Esq. Laura Kaufmann Belkhayat, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	Susan S. Whaley, Esq. Galleria Co. c/o The Procter & Gamble Company, One Procter & Gamble Plaza Cincinnati, Ohio 45202 (513) 983-1100	Timothy J. Melton, Esq. Bradley C. Brasser, Esq. Jones Day 77 West Wacker Drive Chicago, Illinois 60601 (312) 782-3939

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable on or after the effective date of this registration statement after all other conditions to the consummation of the exchange offer described herein have been satisfied or waived.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

Coty Inc. (“Coty”) is filing this Amendment No. 3 to its registration statement on Form S-4 (Reg. No. 333-210856) to register the shares of its class A common stock, par value $0.01 per share (“Coty common stock”), which will be issued in connection with the merger (the “Merger”) of Green Acquisition Sub Inc. (“Merger Sub”), which is a wholly owned subsidiary of Coty, with and into Galleria Co. (“Galleria Company”), a wholly owned subsidiary of The Procter & Gamble Company (“P&G”), with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty. Prior to the consummation of the Merger, P&G will cause certain assets relating to its fine fragrances, salon professional, cosmetics and retail hair color businesses and a portion of its hair styling business (“P&G Beauty Brands”) to be transferred to, and certain liabilities relating to P&G Beauty Brands to be assumed by, Galleria Company and its subsidiaries. Coty stockholders have approved, by written consent, the issuance of shares of Coty common stock in the Merger, and Coty will file a definitive information statement on Schedule 14C with the SEC relating to that written consent and approval. In addition, Galleria Company has filed a registration statement on Form S-4/Form S-1 (Reg. No. 333-210857) to register the shares of its common stock, par value $0.01 per share (“Galleria Company common stock”), that it currently expects will be distributed to P&G shareholders pursuant to an exchange offer (and a subsequent pro rata dividend if the exchange offer is completed but not fully subscribed).

Based on market conditions prior to the consummation of the Merger and related transactions (collectively, the “Transactions”), P&G will determine whether the shares of Galleria Company common stock will be distributed to P&G shareholders in a spin-off or a split-off. P&G will determine which approach it will take prior to the completion of the Transactions and no decision has been made at this time. In a spin-off, all P&G shareholders would receive a pro rata number of shares of Galleria Company common stock. In a split-off, P&G would offer its shareholders the option to exchange their shares of P&G common stock (“P&G common stock”) for shares of Galleria Company common stock in an exchange offer, resulting in a reduction in P&G’s outstanding shares. If the exchange offer is completed but fewer than all of the issued and outstanding shares of Galleria Company common stock are exchanged because the exchange offer is not fully subscribed, the remaining shares of Galleria Company common stock owned by P&G will be distributed on a pro rata basis to P&G shareholders (after giving effect to the completion of the exchange offer). As promptly as practicable following completion of the exchange offer and, if the exchange offer is completed but is not fully subscribed, any subsequent pro rata dividend of all remaining shares of Galleria Company common stock to P&G shareholders, each share of Galleria Company common stock would be converted into the right to receive one share of Coty common stock in the Merger. For purposes of this filing, Coty has assumed that the shares of Galleria Company common stock will be distributed to P&G shareholders pursuant to a split-off. Once a final decision is made regarding the manner of distribution of the shares, this registration statement on Form S-4, Coty’s information statement on Schedule 14C and Galleria Company’s registration statement on Form S-4/Form S-1 will be amended to reflect that decision, if necessary.

The information in this prospectus is not complete and may be changed. The exchange offer and issuance of securities being registered pursuant to the registration statement of which this prospectus forms a part may not be completed until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange securities and is not soliciting an offer to buy or exchange securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 20, 2016

PRELIMINARY PROSPECTUS

THE PROCTER & GAMBLE COMPANY

Offer to exchange all shares of common stock of

GALLERIA CO.

that are owned by The Procter & Gamble Company and will be converted into shares of class A common stock of

COTY INC.

for shares of common stock of The Procter & Gamble Company

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on                    , 2016, unless the offer is extended or earlier terminated. Such date or, if the offer is extended, the date to which the offer is extended, is referred to in this prospectus as the “Expiration Date.” Shares of P&G common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer.

The Procter & Gamble Company (“P&G”) is offering to exchange all shares of common stock of Galleria Co., a wholly owned subsidiary of P&G (“Galleria Company” and such common stock, “Galleria Company common stock”) that are owned by P&G for shares of common stock of P&G, without par value (“P&G common stock”), that are validly tendered and not properly withdrawn. You should carefully read the terms of the exchange offer, which are described in this prospectus. None of P&G, Galleria Company, Coty Inc. (“Coty”), any of their respective directors or officers or any of their respective affiliates or representatives makes any recommendation as to whether you should participate in the exchange offer. You must make your own investment decision after reading this prospectus and consulting with your advisors.

The transactions described in this prospectus are being undertaken to transfer certain assets and liabilities relating to P&G’s global fine fragrances, salon professional, cosmetics and retail hair color businesses, along with select hair styling brands, to Coty. As promptly as practicable following completion of the exchange offer and, if the exchange offer is completed but is not fully subscribed, a subsequent pro rata dividend of all remaining shares of Galleria Company common stock to the remaining P&G shareholders, Green Acquisition Sub Inc., a wholly owned subsidiary of Coty (“Merger Sub”), will merge with and into Galleria Company, with Galleria Company surviving the merger and becoming a wholly owned subsidiary of Coty (the “Merger”). Pursuant to the Merger, each share of Galleria Company common stock will automatically convert into the right to receive one fully paid and non-assessable share of class A common stock, par value $0.01 per share, of Coty (“Coty common stock”). No trading market currently exists or will ever exist for shares of Galleria Company common stock. You will not be able to trade the shares of Galleria Company common stock before they convert into shares of Coty common stock in the Merger. There can be no assurance that shares of Coty common stock issued in the Merger will trade at the same prices at which shares of Coty common stock trade prior to the Merger.

For each $1.00 of P&G common stock accepted in the exchange offer, you will receive approximately $         of shares of Galleria Company common stock, based on the Average P&G Stock Price and the Average Coty Stock Price determined by P&G as described in this prospectus and subject to an upper limit of             shares of Galleria Company common stock per share of P&G common stock. See “The Exchange Offer—Terms of the Exchange Offer.” If the upper limit is in effect, you will receive less than $         of shares of Galleria Company common stock for each $1.00 of P&G common stock that you tender, and you could receive much less.

The Average P&G Stock Price and the Average Coty Stock Price will be determined by P&G by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAPs”) of shares of P&G common stock and shares of Coty common stock on the New York Stock Exchange (“NYSE”) during a period of three consecutive trading days (currently expected to be                     , 2016,                     , 2016 and                     , 2016) ending on and including the second trading day preceding the Expiration Date.

The indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on                     , 2016 (the trading day before the date of this prospectus), based on the daily VWAPs of shares of P&G common stock and shares of Coty common stock on                     , 2016,                     , 2016 and                     , 2016 would have provided for             shares of Galleria Company common stock to be exchanged for every share of P&G common stock accepted. The value of Galleria Company common stock received, and, following the Merger, the value of Coty common stock received, may not remain above the value of shares of P&G common stock tendered for exchange following the expiration of the exchange offer.

See “Risk Factors” beginning on page 56 for a discussion of factors that you should consider in connection with the exchange offer and an investment in Galleria Company and Coty.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2016.

The final exchange ratio used to determine the number of shares of Galleria Company common stock, and effectively the number of shares of Coty common stock, that you will receive for each share of P&G common stock accepted in the exchange offer (as well as whether the upper limit on the number of shares that can be received for each share of P&G common stock tendered will be in effect) will be announced at www.dfking.com/pg and separately by press release no later than 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date. This information will also be available from D.F. King & Co., Inc. (the “Information Agent”) at (212) 269-5550 (for banks and brokers) and (877) 297-1747 (for all other callers). Prior to the announcement of the final exchange ratio, indicative exchange ratios (calculated in the manner described in this prospectus) will also be available from the Information Agent.

This prospectus provides information regarding P&G, Galleria Company, Coty and the exchange offer in which shares of P&G common stock may be exchanged for shares of Galleria Company common stock, which will then be automatically converted in connection with the Merger into the right to receive shares of Coty common stock and distributed to participating P&G shareholders as described herein. Shares of P&G common stock are listed on the NYSE under the symbol “PG.” Shares of Coty common stock are listed on the NYSE under the symbol “COTY.” On                     , 2016, the last reported sale price of shares of P&G common stock on the NYSE was $             and the last reported sale price of shares of Coty common stock on the NYSE was $            . No trading market currently exists for shares of Galleria Company common stock, and no such market will exist in the future.

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the remaining shares of Galleria Company common stock that it owns as a subsequent pro rata dividend to P&G shareholders (after giving effect to the completion of the exchange offer). This prospectus covers all shares of Galleria Company common stock offered by P&G in the exchange offer and all shares of Galleria Company common stock that may be distributed by P&G as a subsequent pro rata dividend.

The fully diluted shares of Coty common stock immediately prior to the Merger are expected to represent approximately 46% of the fully diluted shares of Coty common stock immediately after the Merger, and the shares of Coty common stock issued in connection with the conversion of shares of Galleria Company common stock in the Merger are expected to represent approximately 54% of the fully diluted shares of Coty common stock immediately after the Merger.

P&G’s obligation to exchange shares of Galleria Company common stock for shares of P&G common stock is subject to the conditions listed under “The Exchange Offer—Conditions for Completion of the Exchange Offer,” including the “Minimum Condition” or the “Revised Minimum Condition,” as applicable, the satisfaction of conditions to the Merger and other conditions.

INFORMATION REGARDING CONTENT OF THIS PROSPECTUS

Securities and Exchange Commission Filings

This prospectus incorporates by reference important business and financial information about P&G and Coty from documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that have not been included herein or delivered herewith. This information is available without charge at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation by Reference.” In addition, you may ask any questions about the exchange offer or request copies of the exchange offer documents and the other information incorporated by reference in this prospectus, without charge, upon written or oral request to the Information Agent, D.F. King & Co., Inc., located at 48 Wall Street, New York, New York 10005, at (212) 269-5550 (for banks and brokers) and (877) 297-1747 (for all other callers). In order to receive timely delivery of any written materials requested, you must make your requests no later than                     , 2016.

Sources of Information

All information contained or incorporated by reference in this prospectus with respect to Coty, Merger Sub and their subsidiaries, and all statements contained in this prospectus concerning Coty, Merger Sub and their subsidiaries, have been provided by Coty. All other information contained or incorporated by reference in this prospectus, including information with respect to P&G, Galleria Company and their subsidiaries and P&G Beauty Brands and with respect to the terms and conditions of the exchange offer, and all statements contained in this prospectus concerning P&G, Galleria Company and their subsidiaries and P&G Beauty Brands, have been provided by P&G.

Trademarks and Market and Industry Data

This prospectus contains references to trademarks, trade names and service marks that are owned by P&G, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Fusion®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Mach3®, Oral-B®, Pampers®, Pantene®, Prestobarba®, SK-II®, Tide®, Vicks® and Whisper®.

This prospectus contains references to trademarks, trade names and service marks that are owned by P&G Beauty Brands, including Balsam Color®, Bellady®, Blondor®, Clairol®, Color Charm®, Color Fresh / Perfection Color Touch®, CoverGirl®, Design®, Forte®, Kadus®, Kadus Professional®, L’image®, Londa®, Max Factor®, Natural Instincts®, New Wave®, New Wave Design®, Nioxin®, Olay®, Outlast®, Salon Lifestyle®, Sebastian®, Soft Color®, Shockwaves®, Silvikrin®, Soft Color®, System Professional®, Vidal Sassoon® and Wella®.

This prospectus also contains references to trademarks, trade names and service marks that are licensed to P&G Beauty Brands, including Alexander McQueen®, Bruno Banani®, Christina Aguilera®, Dolce & Gabbana®, Gucci®, HUGO BOSS®, Escada Fashion®, Gabriela Sabatini®, James Bond®, Lacoste®, Mexx® and Stella McCartney®.

Unless otherwise specified in this prospectus, all industry and market share data relating to P&G Beauty Brands and the beauty industry included in this prospectus is based on P&G’s market research and its internally developed, proprietary analytical modeling system as well as statistical data obtained or derived from independent market research firms. Some of these third-party firms, such as Euromonitor International Limited (“Euromonitor”) and ACNielsen, categorize data differently from how P&G Beauty Brands categorizes data. Information in this prospectus on the beauty industry is from independent market research carried out by Euromonitor but should not be relied upon in making, or refraining from making, an investment decision. Market share data is used by P&G to standardize market share information across different products and retail channels and is regularly used by P&G in the analysis of P&G Beauty Brands. While P&G has no reason to believe any third-party information is not reliable, P&G has not independently verified this information.

O P I®, philosophy®, Rimmel®, Sally Hansen®, Lancaster®, Astor®, Bourjois®, Joop!®, and Manhattan® are registered trademarks of Coty for the goods manufactured and sold by Coty under those marks in key sales countries. The adidas®, Calvin Klein®, Chloé®, DAVIDOFF®, Marc Jacobs®, Playboy®, Balenciaga®, Beyoncé®, Bottega Veneta®, Guess?®, Katy Perry®, Roberto Cavalli®, Miu Miu®, Vespa®, Jil Sander®, David Beckham®, Jennifer Lopez® and Enrique Iglesias® trademarks are licensed to Coty in connection with the goods manufactured and sold by Coty in key sales countries.

Unless otherwise indicated, market and industry data and forecasts relating to Coty included in this prospectus, including Coty’s general expectations about its industry, market position, market opportunity and market size, is based on data from various sources including internal data and estimates as well as third-party sources widely available to the public such as independent industry publications (including Euromonitor), government publications, reports by market research firms or other published independent sources and on Coty’s assumptions based on that data and other similar sources. Coty did not fund and is not otherwise affiliated with the third-party sources that it cites. Industry publications and other published sources generally state that the information contained therein has been obtained from third-party sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Coty operates and Coty’s management’s understanding of industry conditions, and such information has not been verified by any independent sources. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Coty believes the market, industry and other information included in this prospectus to be the most recently available and to be generally reliable, such information is inherently imprecise and Coty has not independently verified any third-party information or verified that more recent information is not available.

Statements in this prospectus about P&G Beauty Brands that Coty proposes to acquire are made primarily on the basis of information furnished by the owners and management of P&G Beauty Brands. Statements in this prospectus about Coty are made primarily on the basis of information furnished by the owners and management of Coty.

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy or exchange any shares of P&G common stock, Galleria Company common stock or Coty common stock in any jurisdiction in which the offer, sale or exchange is not permitted. Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of P&G common stock, Galleria Company common stock or Coty common stock that may apply in their home countries. P&G, Galleria Company and Coty cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

HELPFUL INFORMATION

As used in this prospectus, unless otherwise stated herein or the context otherwise provides:

•	“Average P&G Stock Price” means the price determined by P&G by reference to the simple arithmetic average of the daily VWAPs of shares of P&G common stock on the NYSE during the Averaging Period.

•	“Average Coty Stock Price” means the price determined by P&G by reference to the simple arithmetic average of the daily VWAPs of shares of Coty common stock on the NYSE during the Averaging Period.

•	“Averaging Period” means the period of three consecutive trading days (currently expected to be , 2016, , 2016 and , 2016) ending on and including the second trading day preceding the Expiration Date.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“Coty” means Coty Inc., a Delaware corporation and, unless the context otherwise requires, its consolidated subsidiaries.

•	“Coty class B common stock” means the Coty class B common stock, par value $0.01 per share, which JAB Cosmetics B.V. will irrevocably elect to convert into shares of Coty common stock, which conversion will be effective no later than two business days prior to the closing of the Merger. Following this conversion and the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

•	“Coty common stock” means the Coty class A common stock, par value $0.01 per share.

•	“Coty Credit Agreement” means the Credit Agreement, dated as of October 27, 2015, among Coty, as the parent borrower, the other borrowers party thereto from time to time, the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent, and the other agents from time to time party thereto, relating to the Coty Senior Secured Credit Facilities.

•	“Coty Group” means Coty and each of its consolidated subsidiaries including, after the consummation of the Merger, Galleria Company.

•	“Coty Senior Secured Credit Facilities” means the $4.500 billion senior secured credit facilities obtained by Coty in connection with the completion of the Transactions, comprised of (i) a $1.500 billion five-year revolving credit facility, which includes up to $80.0 million in swingline loans available for short-term borrowings, (ii) a $1.750 billion five-year term loan A facility and (iii) a seven-year term loan B facility comprised of a $500.0 million tranche and a €665.0 million tranche.

•	“Distribution” means the distribution by P&G of its shares of Galleria Company common stock to P&G shareholders by way of an exchange offer and, if the exchange offer is completed but is not fully subscribed, the distribution of the Remaining Shares to the Remaining P&G Shareholders as described herein.

•	“Divested Brands” means the Rochas, Laura Biagiotti, Naomi Campbell and Giorgio Beverly Hills brands that were divested by P&G in May 2015, June 2015, September 2014 and February 2016, respectively, as well as Puma, which was discontinued by P&G in fiscal 2015.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“Exchange Agent” means Wells Fargo Bank, N.A.

•	“Excluded Brands” means the Dolce & Gabbana and Christina Aguilera fragrance licenses.

•	“Expiration Date” means the last trading day tenders will be accepted, whether on , 2016 or any later trading day to which the exchange offer may be extended.

•	“fully diluted” means shares outstanding as well as all outstanding equity grants and is not necessarily calculated in accordance with GAAP.

•	“GAAP” means accounting principles generally accepted in the United States.

•	“Galleria” means certain specified assets and liabilities related to P&G Beauty Brands, excluding the Excluded Brands, that will be transferred by P&G and its subsidiaries to Galleria Company as part of the Separation and thereafter acquired by Coty in the Merger.

•	“Galleria Company” means Galleria Co., a Delaware corporation and wholly owned subsidiary of P&G, and, unless the context otherwise requires, its consolidated subsidiaries.

•	“Galleria Company common stock” means Galleria Company common stock, par value $0.01 per share.

•	“Galleria Credit Agreement” means the Credit Agreement, dated January 26, 2016, by and among Galleria Company, as initial borrower, the other borrowers from time to time party thereto, JPMCB, as administrative agent and collateral agent, and the other agents and lenders from time to time party thereto, relating to the Galleria Senior Secured Credit Facilities.

•	“Galleria Senior Secured Credit Facilities” means the $4.500 billion senior secured credit facilities comprised of (i) a $2.000 billion five-year term loan A facility, (ii) a $1.000 billion seven-year term loan B facility and (iii) a $1.500 billion five-year revolving credit facility.

•	“Galleria Transfer” means the contribution of the Galleria assets by P&G to Galleria Company in exchange for Galleria Company common stock, any distribution to P&G of a portion of the Recapitalization Amount and the assumption of the Galleria liabilities, in each case, in accordance with the requirements of the Transaction Agreement.

•	“HSR Act” means the Hart–Scott–Rodino Antitrust Improvements Act of 1976.

•	“Information Agent” means D.F. King & Co., Inc.

•	“Intended Tax-Free Treatment” means that (i) the Galleria Transfer, taken together with the Distribution, qualifies as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (ii) the Distribution, as such, qualifies as a distribution of Galleria Company common stock to P&G shareholders pursuant to section 355 of the Code, pursuant to which no taxable gain or loss should be recognized for U.S. federal income tax purposes, and (iii) the Merger qualifies as a tax-free reorganization pursuant to section 368(a) of the Code pursuant to which no taxable gain or loss will be recognized by Galleria Company shareholders for U.S. federal income tax purposes, except to the extent of cash received in lieu of fractional shares of Coty common stock.

•	“IRS” means the Internal Revenue Service.

•	“market disruption event” with respect to P&G common stock or Coty common stock means a suspension, absence or material limitation of trading of P&G common stock or Coty common stock on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE as a result of which the reported trading prices for P&G common stock or Coty common stock on the NYSE, during any half-hour trading period during the principal trading session of the NYSE are materially inaccurate, as determined by P&G, on the day with respect to which such determination is being made. For purposes of such determination: (i) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE and (ii) limitations pursuant to any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the SEC of similar scope as determined by P&G shall constitute a suspension, absence or material limitation of trading.

•	“Merger” means the merger of Merger Sub with and into Galleria Company, with Galleria Company surviving the merger and becoming a wholly owned subsidiary of Coty, as contemplated by the Transaction Agreement.

•	“Merger Sub” means Green Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Coty.

•	“Non-Color Haircare Business” means P&G’s business of sourcing, manufacturing, marketing, selling, distributing and developing (i) hair care and styling products for sale in the salon professional channel, and (ii) hair styling products for sale in the retail channel that are branded under the Wella, Silvikrin, Shockwaves, Londa and New Wave marks.

•	“NYSE” means the New York Stock Exchange.

•	“P&G” means The Procter & Gamble Company, an Ohio corporation, and, unless the context otherwise requires, its consolidated subsidiaries.

•	“P&G Beauty Brands” means the business of P&G and its subsidiaries relating to P&G’s global fine fragrances, salon professional, cosmetics and retail hair color businesses, along with select hair styling brands, including the Excluded Brands unless otherwise noted.

•	“P&G common stock” means P&G common stock, without par value.

•	“P&G shareholders” means the holders of shares of P&G common stock.

•	“P&G U.S. benefit plans” means The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company, The Procter & Gamble Commercial Company Employees’ Savings Plan and The Gillette Company Employee Stock Ownership Plan.

•	“Recapitalization” means Galleria Company (i) issuing and delivering to P&G, in exchange for Galleria, additional shares of Galleria Company common stock such that the total number of shares of Galleria Company common stock held by P&G at the time of the Distribution will equal , all of which shares of Galleria Company common stock P&G will dispose of in the Distribution, (ii) incurring indebtedness under the Galleria Senior Secured Credit Facilities and (iii) using all or a portion of the cash proceeds of the indebtedness incurred on or prior to the Recapitalization Date under the Galleria Senior Secured Credit Facilities, along with any cash contributed by P&G to Galleria Company, to purchase or otherwise receive the Galleria assets from P&G or its subsidiaries. Galleria Company will distribute to P&G, prior to the Distribution, any borrowed amounts remaining after funding these asset purchases.

•	“Recapitalization Amount” has the meaning ascribed to it under “The Transaction Agreement—Recapitalization.”

•	“Recapitalization Date” means the date on which the Recapitalization occurs.

•	“Remaining P&G Shareholders” means the remaining P&G shareholders, determined after giving effect to the completion of the exchange offer, that will receive the Remaining Shares.

•	“Remaining Shares” means any remaining shares of Galleria Company common stock held by P&G after completion of the exchange offer.

•	“SEC” means the U.S. Securities and Exchange Commission.

•	“Securities Act” means the Securities Act of 1933, as amended.

•	“Separation” means the transfer by P&G and its subsidiaries of the Galleria assets and liabilities to Galleria Company.

•	“Transaction Agreement” means the Transaction Agreement, dated as of July 8, 2015, by and among P&G, Galleria Company, Coty and Merger Sub.

•	“Transactions” means the transactions contemplated by the Transaction Agreement, which provide, among other things, for the Separation, the Recapitalization, the Distribution and the Merger, as described in the section “The Transactions.”

•	“VWAP” means the volume-weighted average price.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER AND THE TRANSACTIONS

The following are some of the questions that P&G shareholders may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this prospectus. You are urged to read this prospectus in its entirety prior to making any investment decision.

Questions and Answers About the Exchange Offer

1.	Am I required to participate in the exchange offer?

No. You are not required to participate in the exchange offer. You may tender all, some or none of your shares of P&G common stock. If you want to retain your shares of P&G common stock, you do not need to take any action in connection with the exchange offer. However, upon the completion of the Transactions, P&G Beauty Brands will no longer be owned by P&G.

2.	How do I decide whether to participate in the exchange offer?

Whether you should participate in the exchange offer depends on many factors. You should examine carefully your specific financial position, plans and needs before you decide whether to participate, as well as the relative risks associated with an investment in Coty (including Galleria) and P&G (excluding Galleria).

In addition, you should consider all of the factors described in “Risk Factors” beginning on page 56, including the risks relating to an investment in shares of Coty common stock included or incorporated by reference in this prospectus. None of P&G, Galleria Company, Coty, any of their respective directors or officers or any of their respective affiliates or representatives makes any recommendation as to whether you should tender your shares of P&G common stock. You must make your own decision after carefully reading this prospectus and consulting with your advisors in light of your own particular circumstances. You are strongly encouraged to read this prospectus carefully and in its entirety.

3.	How do I participate in the exchange offer?

The procedures you must follow to participate in the exchange offer will depend on whether you hold your shares of P&G common stock in certificated form, in book-entry form through the Direct Registration System (“DRS”) or the P&G Shareholder Investment Program (“SIP”), through a broker, dealer, commercial bank, trust company or similar institution or through a P&G U.S. benefit plan. For specific instructions about how to participate, see “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering.”

4.	Who may participate in the exchange offer and will it be extended outside the United States?

Any U.S. holder of shares of P&G common stock during the exchange offer period, which will be at least 20 business days, may participate in the exchange offer. For any beneficial owners of shares of P&G common stock held in a P&G U.S. benefit plan, a fiduciary appointed under each of those plans determines whether (i) to permit beneficial owners to elect to tender shares of P&G common stock for exchange or (ii) alternatively, to exchange shares of P&G common stock held in each plan for the benefit of employees and former employees of P&G and their beneficiaries. P&G has been informed by each of the fiduciaries of the P&G U.S. benefit plans that beneficial owners will not be permitted to elect to tender shares held in those plans and that the fiduciaries do not expect to elect to tender shares held for the benefit of employees, former employees and their beneficiaries in the exchange offer.

Although P&G has mailed this prospectus to its shareholders to the extent required by U.S. law, including shareholders located outside the United States, this prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy, sell or exchange any shares of P&G common stock, Galleria Company common stock or Coty common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of P&G, Galleria Company or Coty has taken any action under non-U.S. regulations to facilitate a public offer to exchange the shares of P&G common stock, Galleria Company common stock or Coty common stock outside the United States. Accordingly, the ability of any non-U.S. shareholder to tender shares of P&G common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the shareholder to participate in the exchange offer without the need for P&G, Galleria Company or Coty to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of P&G common stock, Galleria Company common stock or Coty common stock that may apply in their home countries. P&G, Galleria Company and Coty cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

P&G believes a substantial majority of its shareholders are U.S. investors and does not expect the legal limitations described in this answer to cause the exchange offer to not be fully subscribed.

5.	Can holders of P&G preferred stock participate in the exchange offer?

Only holders of shares of P&G common stock will be entitled to tender their shares of P&G common stock in the exchange offer. Holders of P&G preferred stock would only be permitted to participate in the exchange offer if those shares are converted into shares of P&G common stock and tendered for exchange prior to completion of the exchange offer. The rights of participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan to convert shares of P&G preferred stock or to participate in the exchange offer will be subject to the rules of the plan as well as the determination of the fiduciaries of the plan. A conversion of P&G preferred stock into shares of P&G common stock cannot be revoked for any reason, including if shares of P&G common stock received upon conversion are tendered and not accepted for exchange in the exchange offer.

6.	Will holders of P&G stock options have the opportunity to exchange their P&G stock options for Galleria Company stock options in the exchange offer?

No. However, holders of vested and unexercised P&G stock options may be able to exercise their vested stock options in accordance with the terms of the plans under which the options were issued and tender the shares of P&G common stock received upon exercise in the exchange offer. An exercise of a P&G stock option cannot be revoked for any reason, including if shares of P&G common stock received upon exercise are tendered and not accepted for exchange in the exchange offer.

7.	How many shares of Galleria Company common stock will I receive for each share of P&G common stock that I tender?

The exchange offer is designed to permit the exchange of shares of P&G common stock for shares of Galleria Company common stock at a discount of approximately     %, calculated as set forth in this prospectus, to the per-share equivalent value of Coty common stock. Stated another way, for each $1.00 of your shares of P&G common stock accepted in the exchange offer, you will receive approximately $         of shares of Galleria Company common stock. The value of the shares of P&G common stock will be based on the Average P&G Stock Price and the value of the shares of Galleria Company common stock will be based on the Average Coty Stock Price. Please note, however, that:

•	The number of shares you can receive is subject to an upper limit of shares of Galleria Company common stock for each share of P&G common stock accepted for exchange in the exchange offer. The next question and answer describes how this limit may impact the value of shares of Galleria Company common stock you receive.

•	Because the exchange offer is subject to proration in the event of oversubscription, P&G may accept for exchange only a portion of the shares of P&G common stock tendered by you.

•	Trading prices for P&G common stock and Coty common stock will fluctuate, including between the expiration of the Averaging Period and the Expiration Date, and there can be no assurance that the value of the shares of Coty common stock received in exchange for shares of P&G common stock will be higher than the discounted amount calculated for the exchange offer.

8.	Is there a limit on the number of shares of Galleria Company common stock I can receive for each share of P&G common stock that I tender?

The number of shares you can receive is subject to an upper limit of              shares of Galleria Company common stock for each share of P&G common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $         of shares of Galleria Company common stock for each $1.00 of shares of P&G common stock that you tender, and this difference could be significant. For example, if the Average P&G Stock Price was $         (the highest closing price for P&G common stock on the NYSE during the three-month period prior to commencement of the exchange offer) and the Average Coty Stock Price was $         (the lowest closing price for Coty common stock on the NYSE during that three-month period), the value of shares of Galleria Company common stock, based on the Average Coty Stock Price, received for shares of P&G common stock accepted for exchange would be approximately $         for each $1.00 of shares of P&G common stock accepted for exchange.

P&G set the upper limit to ensure that a change in the relative price of P&G common stock and Coty common stock, whether as a result of an increase in the price of P&G common stock, a decrease in the price of Coty common stock or a combination thereof, would not result in an unduly high number of shares of Galleria Company common stock being exchanged for each share of P&G common stock accepted in the exchange offer, preventing a situation that might significantly reduce the benefits of the exchange offer to P&G and its continuing shareholders due to a smaller number of outstanding shares being acquired by P&G in the exchange offer.

9.	How and when will I know the final exchange ratio and whether the upper limit is in effect?

The final exchange ratio used to determine the number of shares of Galleria Company common stock, and effectively the number of shares of Coty common stock, that you will receive for each share of P&G common stock accepted for exchange in the exchange offer will be announced at www.dfking.com/pg and separately by press release no later than 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date. P&G will also announce at that time whether the upper limit on the number of shares of Galleria Company common stock that can be received for each share of P&G common stock tendered is in effect. After that time, you may also contact the Information Agent to obtain this information at its telephone numbers provided on the back cover of this prospectus.

10.	Will indicative exchange ratios be available during the exchange offer?

Yes. P&G will maintain a website at www.dfking.com/pg that provides the daily VWAP of both P&G common stock and Coty common stock, together with indicative exchange ratios, during the exchange offer period. The indicative exchange ratios will be updated on the website each day by 4:30 p.m. New York City time.

Prior to the Averaging Period, commencing on the third trading day of the exchange offer, indicative exchange ratios for each day will be calculated based on the simple arithmetic average of the daily VWAPs of P&G common stock and Coty common stock on the NYSE on each day, calculated as though that day were the last day of the three day Averaging Period for this exchange offer. In other words, assuming that a given day is a trading day, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily

VWAPs of P&G common stock and Coty common stock on the NYSE for that day and the immediately preceding two trading days. The indicative exchange ratio will also reflect whether the upper limit on the exchange ratio, described above, would have been in effect.

During the Averaging Period, the indicative exchange ratios will be based on (1) on the first day of the Averaging Period, the daily VWAPs of P&G common stock and Coty common stock on the NYSE for that day, and (2) on the second day of the Averaging Period, the simple arithmetic average of the daily VWAPs of shares of P&G common stock and Coty common stock on the first and second day of the Averaging Period. No indicative exchange ratio will be published or announced on the third day of the Averaging Period. The final exchange ratio will be announced on the website and separately by press release no later than 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date.

Indicative exchange ratios will also be available by contacting the Information Agent at the telephone numbers provided on the back cover of this prospectus, on each day of the exchange offer prior to the announcement of the final exchange ratio.

In addition, for purposes of illustration, a table that indicates the number of shares of Galleria Company common stock that you would receive per share of P&G common stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the daily VWAP of P&G common stock and Coty common stock on the valuation dates is provided under “The Exchange Offer—Terms of the Exchange Offer.”

11.	How are the Average P&G Stock Price and the Average Coty Stock Price determined for purposes of calculating the number of shares of Galleria Company common stock to be received in the exchange offer?

The Average P&G Stock Price and the Average Coty Stock Price for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of shares of P&G common stock and Coty common stock on the NYSE during a period of three consecutive trading days (currently expected to be                     , 2016,                     , 2016 and                     , 2016) ending on and including the second trading day preceding the Expiration Date. P&G will determine the calculations of the Average P&G Stock Price and Average Coty Stock Price, and that determination will be final.

12.	What is the “daily volume-weighted average price” or “daily VWAP?”

The “daily volume-weighted average price” for shares of P&G common stock and shares of Coty common stock will be the volume-weighted average price of shares of P&G common stock and Coty common stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAPs will be as reported by Bloomberg Finance L.P. and displayed under the heading Bloomberg VWAP on the Bloomberg pages “PG UN<Equity>VAP” with respect to shares of P&G common stock and “COTY UN<Equity>VAP” with respect to shares Coty common stock (or their equivalent successor pages if such pages are not available). The daily VWAPs provided by Bloomberg Finance L.P. may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices.

13.	Why is the value for shares of Galleria Company common stock based on the trading prices for Coty common stock?

There currently is no trading market for shares of Galleria Company common stock, and no such trading market will be established in the future. P&G believes, however, that the trading prices for Coty common stock are an appropriate proxy for the trading prices for Galleria Company common stock because, among other factors, (1) prior to the Distribution, Galleria Company will issue to P&G a number of shares of Galleria

Company common stock such that the total number of shares of Galleria Company common stock outstanding and held by P&G immediately prior to the Merger will be          ; (2) in the Merger, each holder of shares of Galleria Company common stock will receive the right to receive one share of Coty common stock for each share of Galleria Company common stock; and (3) at the start of the Averaging Period, it is expected that all the major conditions to the consummation of the Merger will have been satisfied (or will be expected to be satisfied) and the Merger will be expected to be consummated shortly thereafter, such that investors should be expected to be valuing shares of Coty common stock based on the expected value of such shares of Coty common stock after the Merger. However, there can be no assurance that shares of Coty common stock issued in the Merger will trade at the same prices at which shares of Coty common stock trade prior to the Merger. See “Risk Factors—Risks Relating to the Transactions—The trading prices for Coty common stock may not be an appropriate proxy for the prices of shares of Galleria Company common stock.”

14.	What if the trading market in either shares of P&G common stock or shares of Coty common stock is disrupted on one or more days during the Averaging Period?

If a market disruption event occurs with respect to shares of P&G common stock or shares of Coty common stock on any day during the Averaging Period, both the Average P&G Stock Price and the Average Coty Stock Price will be determined using the daily VWAPs of shares of P&G common stock and shares of Coty common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred. If, however, P&G decides to extend the exchange offer period following a market disruption event, the Averaging Period will be reset. If a market disruption event occurs as specified above, P&G may terminate the exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of the exchange offer for P&G. For specific information as to what would constitute a market disruption event, see “The Exchange Offer—Conditions for Completion of the Exchange Offer.”

15.	Are there circumstances under which I would receive fewer shares of Galleria Company common stock, and therefore effectively fewer shares of Coty common stock, than I would have received if the exchange ratio were determined using the closing prices for P&G common stock and Coty common stock on the Expiration Date?

Yes. For example, if the trading price for P&G common stock were to increase during the last two trading days of the exchange offer period, the Average P&G Stock Price would likely be lower than the closing price for P&G common stock on the Expiration Date. As a result, you may receive fewer shares of Galleria Company common stock, and therefore effectively fewer shares of Coty common stock, for each $1.00 of shares of P&G common stock than you would have if the Average P&G Stock Price were calculated on the basis of the closing price for P&G common stock on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. Similarly, if the trading price for Coty common stock were to decrease during the last two trading days of the exchange offer period, the Average Coty Stock Price would likely be higher than the closing price for Coty common stock on the Expiration Date. This could also result in your receiving fewer shares of Galleria Company common stock, and therefore effectively fewer shares of Coty common stock, for each $1.00 of shares of P&G common stock than you would otherwise receive if the Average Coty Stock Price were calculated on the basis of the closing price for Coty common stock on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. See “The Exchange Offer—Terms of the Exchange Offer.”

16.	Will fractional shares of Galleria Company common stock and fractional shares of Coty common stock be distributed?

Fractional shares of Galleria Company common stock will be issued in the Distribution. The shares of Galleria Company common stock (including the fractional shares) will be held by the Exchange Agent for the benefit of P&G shareholders whose shares of P&G common stock are accepted in the exchange offer and, if the exchange offer is completed but not fully subscribed, a subsequent pro rata dividend of the Remaining Shares to the Remaining P&G Shareholders. Upon consummation of the Merger, each share of Galleria Company common stock will automatically convert into the right to receive one share of Coty common stock. No fractional shares of Coty common stock will be issued in the Merger to holders of fractional shares of Galleria Company common stock. In lieu of any fractional shares of Coty common stock, holders of fractional shares of Galleria Company common stock who would otherwise be entitled to receive such fractional shares of Coty common stock will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of fractional shares in the open market, which will occur no later than 20 business days after the completion of the Transactions, obtained by aggregating the fractional shares of Coty common stock otherwise allocable to the holders of fractional shares of Galleria Company common stock. The distribution of cash in lieu of fractional shares of Coty common stock will occur separate from, and subsequent to, the distribution of shares of Coty common stock.

17.	What happens if P&G declares a quarterly dividend during the exchange offer?

If P&G declares a quarterly dividend and the record date for that dividend occurs during the exchange offer period, you will be eligible to receive that dividend if you continue to own your shares of P&G common stock as of that record date.

18.	Will tendering my shares affect my ability to receive the P&G quarterly dividend?

Not until your shares are accepted for exchange upon completion of the exchange offer. If a dividend is declared by P&G with a record date before the completion of the exchange offer, you will be entitled to that dividend even if you tendered your shares of P&G common stock. Tendering your shares of P&G common stock in the exchange offer is not a disposition of those shares until they are accepted for exchange upon completion of the exchange offer. Shareholders will not be entitled to dividends declared with a record date after the completion of the exchange offer with respect to shares of P&G common stock accepted for exchange in the exchange offer.

19.	What is the aggregate number of shares of Galleria Company common stock, and therefore effectively the aggregate number of shares of Coty common stock, being offered in the exchange offer?

P&G is offering              shares of Galleria Company common stock in the exchange offer, which will automatically convert into the right to receive              shares of Coty common stock upon consummation of the Merger.

20.	What happens if more than the minimum amount of shares are tendered, but not enough shares of P&G common stock are tendered to allow P&G to exchange all of the shares of Galleria Company common stock it holds?

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares in a subsequent pro rata dividend to the Remaining P&G Shareholders. Any P&G shareholder who validly tenders (and does not properly withdraw) shares of P&G common stock for shares of Galleria Company common stock in the exchange offer will waive its rights with respect to those tendered shares of P&G common stock to receive, and forfeit any rights to, any Remaining Shares distributed on a pro rata basis to the Remaining P&G Shareholders in the event the exchange offer is not fully subscribed. See “The Exchange Offer—Dividend and Distribution of Any Shares of Galleria Company Common Stock Remaining after Completion of the Exchange Offer.”

21.	What happens if the exchange offer is oversubscribed and P&G is unable to fulfill all tenders of shares of P&G common stock at the exchange ratio?

If, upon the expiration of the exchange offer, P&G shareholders have validly tendered more shares of P&G common stock than P&G is offering to accept for exchange (taking into account the exchange ratio and the total number of shares of Galleria Company common stock owned by P&G), P&G will limit the number of shares of P&G common stock that it accepts for exchange in the exchange offer through a proration process. Proration for each tendering P&G shareholder will be based on (1) the proportion that the total number of shares of P&G common stock to be accepted for exchange bears to the total number of shares of P&G common stock validly tendered and not properly withdrawn and (2) the number of shares of P&G common stock validly tendered and not properly withdrawn by that shareholder (rounded to the nearest whole number of shares of P&G common stock and subject to any adjustment necessary to ensure the exchange of all shares of Galleria Company common stock owned by P&G), except for tenders of odd-lots. Beneficial holders (other than plan participants in a P&G U.S. benefit plan) of fewer than 100 shares of P&G common stock who validly tender all of their shares will not be subject to proration if the exchange offer is oversubscribed. Beneficial holders of more than 100 shares of P&G common stock are not eligible for this preference. See “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of P&G Common Stock.”

22.	How many shares of P&G common stock will P&G accept if the exchange offer is completed?

The number of shares of P&G common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio and the number of shares of P&G common stock validly tendered and not properly withdrawn. P&G is offering              shares of Galleria Company common stock in the exchange offer. Accordingly, the largest possible number of shares of P&G common stock that will be accepted would equal              divided by the final exchange ratio. For example, assuming that the final exchange ratio is              (the current indicative exchange ratio based on the daily VWAPs of shares of P&G common stock and Coty common stock on                     , 2016,                     , 2016 and                     , 2016), then P&G would accept up to a total of approximately          shares of P&G common stock.

23.	Are there any conditions to P&G’s obligation to complete the exchange offer?

Yes. P&G’s obligation to complete the exchange offer will be subject to the satisfaction of certain conditions, including the satisfaction or waiver of specified conditions precedent to the completion of the Transactions as provided in the Transaction Agreement and other conditions set forth beginning on page 223 of this prospectus. P&G may elect not to complete the exchange offer prior to the time all of those conditions are satisfied or if any of those conditions are not satisfied. For example, P&G is not required to complete the exchange offer unless the number of shares of Galleria Company common stock that would be distributed in exchange for shares of P&G common stock validly tendered in the exchange offer and not properly withdrawn exceeds a specified percentage, currently expected to be approximately         %, to be calculated based on the relative prices per share of Coty common stock and P&G common stock and the relative numbers of shares of Coty common stock and P&G common stock outstanding as of the Expiration Date (the “Minimum Condition”), provided that, at any time prior to the Expiration Date, P&G in its reasonable judgment and after consultation with Coty may reapply the agreed-upon formula used to calculate the Minimum Condition using updated information reflecting the then-current data or otherwise increasing the Minimum Condition by the minimum amount necessary, in each case, to ensure that the agreed-upon minimum amount of P&G common stock is tendered (the “Revised Minimum Condition”). P&G does not currently expect to waive any of the conditions to completion of the exchange offer. See “The Exchange Offer—Conditions for Completion of the Exchange Offer” and “The Transaction Agreement—Conditions to the Transactions.”

24.	Will I be able to withdraw the shares of P&G common stock that I tender?

You have a right to withdraw all, some or none of your shares of P&G common stock you have tendered at any time prior to 12:00 midnight, New York City time, on the Expiration Date. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.” Given that the final exchange ratio used to determine the number of shares of Galleria Company common stock that you will receive for each share of P&G common stock accepted for exchange in the exchange offer will be announced by 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date, you will be able to withdraw shares of P&G common stock tendered for two trading days after the final exchange ratio has been established. If you change your mind again before the expiration of the exchange offer, you can re-tender shares of P&G common stock by following the exchange procedures again prior to expiration of the exchange offer.

If you are a registered holder of P&G common stock (which includes persons holding certificated shares and shares in book-entry form through the DRS or the SIP), you must provide a written notice of withdrawal or facsimile transmission of notice of withdrawal to the Exchange Agent. The information that must be included in that notice is specified under “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.”

If you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult with that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile transmission of notice of withdrawal to the Exchange Agent on your behalf prior to 12:00 midnight, New York City time, on the Expiration Date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the Exchange Agent.

25.	When does the exchange offer expire?

The period during which you are permitted to tender your shares of P&G common stock in the exchange offer will expire at 12:00 midnight, New York City time, on                     , 2016, unless the exchange offer is extended or earlier terminated.

26.	Can the exchange offer be extended and under what circumstances?

Yes. P&G can extend the exchange offer at any time and from time to time. While a determination to extend the exchange offer is in P&G’s discretion, P&G has agreed with Coty that it will extend the exchange offer in specified circumstances. See “The Transaction Agreement—Distribution.”

For instance, the exchange offer may be extended if any of the conditions for completion of the exchange offer are not satisfied or waived prior to the expiration of the exchange offer. In case of an extension of the exchange offer, P&G will publicly announce the extension at www.dfking.com/pg and separately by press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. An extension will result in the resetting of the Averaging Period.

27.	Will I receive delivery of shares of Galleria Company common stock?

No. Shares of Galleria Company common stock will not be transferred to you if you exchange any of your shares of P&G common stock for shares of Galleria Company common stock or if you are eligible to receive Remaining Shares in a subsequent pro rata dividend, if any. The Exchange Agent will cause such shares of Galleria Company common stock to be credited to records maintained by the Exchange Agent for the benefit of the respective holders. See “The Exchange Offer—Terms of the Exchange Offer—Book-Entry Accounts” and “The Exchange Offer—Dividend and Distribution of Any Shares of Galleria Company Common Stock Remaining after Completion of the Exchange Offer.” As promptly as practicable following completion of the exchange offer and, if the exchange offer is completed but is not fully subscribed, any subsequent pro rata dividend of the Remaining Shares to the Remaining P&G Shareholders, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty, and each share of Galleria Company common stock will be automatically converted into the right to receive one share of Coty common stock. As promptly as practicable following the Merger and P&G’s notice and determination of the final proration factor, if any, Coty’s transfer agent will credit the shares of Coty common stock, into which the shares of Galleria Company common stock have been converted, to book-entry accounts maintained for the benefit of the P&G shareholders who received shares of Galleria Company common stock in the exchange offer or as a subsequent pro rata dividend, if any, and will send these holders a statement evidencing their holdings of shares of Coty common stock.

28.	Will I be able to sell my shares of Galleria Company common stock after the exchange offer is completed?

No. There currently is no trading market for shares of Galleria Company common stock, and no such trading market will be established in the future. You will not receive delivery of shares of Galleria Company common stock.

29.	What are the material U.S. federal income tax consequences to P&G and P&G shareholders resulting from the Distribution, the Merger and Related Transactions?

The completion of the Distribution is conditioned upon P&G’s receipt of an opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the (i) Galleria Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (ii) Distribution, as such, should qualify as a distribution to P&G shareholders pursuant to section 355 of the Code, and (iii) Merger should not cause section 355(e) of the Code to apply to the Distribution. It is a condition to the Distribution that such opinion not be withdrawn. The opinion will be based on, among other things, certain assumptions and representations as to factual matters and certain covenants made by P&G, Galleria Company, Coty and Merger Sub which, if incorrect or inaccurate in any material respect, could jeopardize the conclusions reached by special tax counsel in its opinion. The opinion will not be binding on the IRS or any court, and the IRS or a court may not agree with the opinion. None of P&G, Galleria Company, Coty or Merger Sub is currently aware of any facts or circumstances that would cause these assumptions and representations to be untrue or incorrect in any material respect that would preclude any of P&G, Galleria Company, Coty or Merger Sub from complying with all applicable covenants or that would otherwise jeopardize the conclusions reached by special tax counsel in its opinion. You should note that none of P&G, Galleria Company, Coty or Merger Sub intends to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Transactions.

Based on the foregoing, P&G generally should recognize no taxable gain or loss, and include no amount in income, as a result of the Distribution, other than as a result of certain intercompany transactions, and no taxable gain or loss should be recognized by, and no amount included in the income of, P&G shareholders upon the receipt of shares of Galleria Company common stock in the exchange offer or, if the exchange offer is completed but is not fully subscribed, in a subsequent pro rata dividend of the Remaining Shares to the Remaining P&G Shareholders.

If, notwithstanding the receipt of an opinion of special tax counsel, the Galleria Transfer and the Distribution, taken together, fail to qualify as a reorganization under section 368(a)(1)(D) of the Code, and the Distribution fails to qualify as a distribution to P&G shareholders pursuant to section 355 of the Code, each P&G shareholder who receives shares of Galleria Company common stock in the Distribution would generally be treated as recognizing taxable gain equal to the difference between the fair market value of the shares of Galleria Company common stock received by the shareholder and such shareholder’s tax basis in the shares of P&G common stock exchanged therefor and/or receiving a taxable distribution equal to the fair market value of the shares of Galleria Company common stock received by the shareholder. P&G would generally recognize taxable gain equal to the excess of the fair market value of the assets contributed to Galleria Company plus liabilities assumed by Galleria Company, in each case, pursuant to the Galleria Transfer, over P&G’s tax basis in such assets.

Even if the Galleria Transfer and the Distribution, taken together, generally qualify as a reorganization under section 368(a)(1)(D) of the Code and the Distribution generally qualifies as a distribution to P&G shareholders pursuant to section 355 of the Code, the Distribution would become taxable to P&G under section 355(e) of the Code if a 50% or greater interest (by vote or value) in P&G stock or Galleria Company stock were treated as acquired (including, in the latter case, through the acquisition of Coty stock in or after the Merger), directly or indirectly, by certain persons as part of a plan or series of related transactions that included the Distribution. Because P&G shareholders should be treated as owning more than 50% (by vote and value) of the shares of Coty common stock immediately following the Merger, the Merger, by itself, should not cause the Distribution to be taxable to P&G under section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of P&G shares before the Distribution, or Coty shares after the Distribution, were part of a plan or series of related transactions that included the Distribution for purposes of section 355(e) of the Code, such determination could result in the recognition of gain by P&G under section 355(e) of the Code. While P&G generally would recognize gain as if it had sold the shares of Galleria Company common stock distributed to P&G shareholders in the Distribution for an amount equal to the fair market value of such stock, P&G has agreed under the Tax Matters Agreement among P&G, Galleria Company, Coty and Merger Sub to make a protective election under section 336(e) of the Code with respect to the Distribution which generally causes a deemed sale of Galleria Company’s assets upon a taxable Distribution. In such case, to the extent that P&G is responsible for the resulting transaction taxes, Coty generally would be required to make periodic payments to P&G equal to the tax savings arising from a “step up” in the tax basis of Galleria Company’s assets as a result of the protective election under section 336(e) of the Code taking effect.

The consummation of the Merger is conditioned on the receipt by P&G of a tax opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, and by Coty of a tax opinion from McDermott Will & Emery LLP, special tax counsel to Coty, in each case, to the effect that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. Accordingly, P&G shareholders who exchange their shares of Galleria Company common stock received in the Distribution for shares of Coty common stock in the Merger generally will, for U.S. federal income tax purposes, recognize no taxable gain or loss in the Merger, except for any taxable gain or loss attributable to the receipt of cash in lieu of fractional shares of Coty common stock. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the consummation of the Merger in the manner contemplated by the Transaction Agreement, and representations and covenants made by P&G, Galleria Company, Coty and Merger Sub, including representations contained in representation letters of officers of Coty and P&G. If any of those representations, covenants or assumptions is inaccurate in any material respect, the opinions may not be relied upon, and the U.S. federal income tax consequences of the Merger could differ significantly from those discussed herein. In addition, these opinions are not binding on the IRS or a court, and none of P&G, Galleria Company, Coty or Merger Sub intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Transactions. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

For further information concerning the U.S. federal income tax consequences of the Transactions, see “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions.”

30.	Are there any appraisal rights for holders of shares of P&G common stock?

There are no appraisal rights available to P&G shareholders in connection with the exchange offer.

31.	What will P&G do with the shares of P&G common stock it accepts and what is the impact of the exchange offer on the number of shares of P&G common stock outstanding?

The shares of P&G common stock accepted by P&G in the exchange offer will be held as treasury stock. Any shares of P&G common stock accepted by P&G in the exchange offer will reduce the number of shares of P&G common stock outstanding.

Questions and Answers About the Transactions

32.	Why has P&G decided to separate P&G Beauty Brands from P&G?

P&G periodically evaluates its portfolio of businesses to assess the fit of each business within P&G. In August 2014, after consultation and discussion with the P&G Board in June 2014, P&G announced a plan to significantly streamline its product portfolio by divesting, discontinuing or consolidating approximately 100 non-strategic brands, resulting in a portfolio of approximately 65 brands. This portfolio optimization strategy is intended to narrow and refocus P&G’s portfolio to compete in categories and brands that are structurally attractive and that play to P&G’s strengths.

The Transactions represent a significant step forward in this strategy. P&G intends to separate P&G Beauty Brands to enable P&G to focus its management and financial resources on P&G’s continuing brands where P&G believes it can add more value, among other reasons. See “The Transactions—Background of the Transactions” for a discussion of the background of the Transactions. P&G’s goals for the Transactions are maximizing the value to P&G shareholders, minimizing P&G’s earnings per share dilution and effecting the separation of P&G Beauty Brands from P&G in a tax-efficient manner.

P&G and the P&G Board determined the Separation of P&G Beauty Brands pursuant to the Transactions to be in the best interests of P&G and its shareholders. The principal factors considered by P&G and the P&G Board in making the determination to effect the Separation and pursue the Transactions were:

•	the relative sales, earnings and cash flow growth rates of P&G Beauty Brands and P&G’s other businesses;

•	the belief that by separating P&G Beauty Brands as part of its portfolio optimization strategy, P&G would benefit from a greater focus on businesses that more directly leverage P&G’s core competencies in innovation, branding, go-to-market, and consumer understanding;

•	the belief, based on the relative past performances of P&G Beauty Brands, that the Transactions would provide a superior value to P&G shareholders upon completion of the Transactions than either retaining P&G Beauty Brands or disposing of P&G Beauty Brands to other bidders, in part due to the expectation that the Transactions should result in a tax-efficient disposition of P&G Beauty Brands for P&G and its shareholders versus a sale of P&G Beauty Brands for cash, which would result in a taxable disposition for P&G;

•	the expectation, based on the relative past performances of P&G Beauty Brands, that divesting P&G Beauty Brands pursuant to the Transactions would result in stronger future earnings per share growth for P&G;

•	the belief that the expected timing and ability to effectively execute the Transactions would be satisfactory relative to P&G’s portfolio focus goals; and

•	the ability of management of each of P&G and P&G Beauty Brands to concentrate on the expansion and growth of their respective businesses following the Transactions, allowing each to pursue the development strategies most appropriate to its respective operations.

33.	How is Galleria different from P&G Beauty Brands?

P&G will transfer to Galleria Company certain assets relating to P&G Beauty Brands, including certain subsidiaries of P&G. Galleria Company will also assume certain liabilities associated with P&G Beauty Brands. These assets and liabilities, which will exclude assets and liabilities exclusively relating to the Excluded Brands (the fragrance licenses of Dolce & Gabbana and Christina Aguilera), are referred to in this prospectus as “Galleria.”

34.	What will happen in the Transactions?

Below is a summary of the key steps of the Transactions. A step-by-step description of material events relating to the Transactions is set forth under “The Transactions.” The section entitled “Selected Historical and Pro Forma Financial Data—Unaudited Condensed Combined Pro Forma Financial Statements of Coty” includes information regarding the Galleria assets and liabilities to be transferred and indebtedness expected to be incurred under the Galleria Senior Secured Credit Facilities as if the Transactions had occurred as of the respective dates identified therein.

•	P&G will transfer the Galleria assets to Galleria Company. Galleria Company will also assume liabilities associated with the Galleria assets.

•	Prior to the Distribution, and in partial consideration for the Galleria assets transferred from P&G to Galleria Company, Galleria Company will be recapitalized in the following manner:

•	Galleria Company will issue and deliver to P&G a number of additional shares of Galleria Company common stock such that P&G will hold a total of shares of Galleria Company common stock at the time of the Distribution, which is the Galleria Stock Amount (as defined below), all of which shares of Galleria Company common stock P&G will dispose of in the Distribution.

Under the Transaction Agreement, the “Galleria Stock Amount” was calculated on the last practicable date prior to the commencement of the exchange offer and is the product of (i) thirteen twelfths (13/12) and (ii) the sum of (A) the aggregate number of shares of Coty common stock and Coty series A preferred stock that were outstanding on the date of calculation, including any shares of Coty common stock repurchased by Coty between August 13, 2015 and the 30th day prior to the commencement date of the exchange offer, and (B) the aggregate number of shares of Coty common stock issuable pursuant to options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise pursuant to which Coty is or may become obligated to issue shares of any of Coty’s capital stock (other than Coty series A preferred stock) and any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Coty capital stock (other than Coty Series A preferred stock) that was outstanding on the date of calculation (including restricted stock units, phantom units, options and any shares of Coty class B common stock that will be converted into Coty common stock), whether contingent, vested or unvested, or otherwise (without giving effect to any “cashless exercise” or similar features); and

•	Galleria Company will use all or a portion of the loans incurred prior to the consummation of the Merger under the Galleria Senior Secured Credit Facilities, along with any cash contributed by P&G, to purchase or otherwise receive the Galleria assets from P&G or its subsidiaries. Galleria Company will distribute to P&G, prior to the Distribution, any borrowed amounts remaining after funding these asset purchases.

•	JAB Cosmetics B.V., the holder of all outstanding shares of Coty class B common stock, will, subject to satisfaction or waiver of the conditions to closing of the Merger set forth in the Transaction Agreement (other than those conditions that by their nature or pursuant to the terms of the Transaction Agreement are to be satisfied at or immediately prior to the closing), irrevocably elect, no later than two business days prior to the closing of the Merger, to convert its shares of Coty class B common stock into shares of Coty common stock. Following this conversion, Coty common stock will be Coty’s only class of common stock outstanding. Following this conversion and the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder overall, owning approximately 35% of the fully diluted shares of Coty common stock.

•	P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Galleria Company common stock in the exchange offer.

If the exchange offer is completed but is not fully subscribed, the Exchange Agent will calculate the exact number of Remaining Shares to be distributed as a pro rata dividend to the Remaining P&G Shareholders, and P&G will distribute the Remaining Shares immediately thereafter.

The Exchange Agent will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of Galleria Company common stock, pending the consummation of the Merger. Shares of Galleria Company common stock will not be traded during this period.

•	As promptly as practicable following the completion of the Distribution, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty.

•	Each share of Galleria Company common stock will be automatically converted into the right to receive one share of Coty common stock.

•	The payment of indebtedness under the Galleria Senior Secured Credit Facilities will initially be guaranteed by all existing and future direct and indirect material domestic subsidiaries of Galleria Company, subject to certain exceptions, and after the consummation of the Merger and to the extent the requirements of the Transaction Agreement are satisfied, will also be guaranteed by Coty and all subsidiaries of Coty that guarantee the indebtedness under the Coty Senior Secured Credit Facilities.

•	The fully diluted shares of Coty common stock immediately prior to the Merger are expected to represent approximately 46% of the fully diluted shares of Coty common stock immediately after the Merger, and the shares of Coty common stock issued in connection with the conversion of shares of Galleria Company common stock in the Merger are expected to represent approximately 54% of the fully diluted shares of Coty common stock immediately after the Merger.

In connection with the Transactions, P&G and Coty have entered into various agreements, and P&G, Coty, Galleria Company and Merger Sub will enter into additional agreements, establishing the terms of the Separation. These agreements include a transition services agreement in which P&G will agree to provide certain services to Galleria Company and Coty for a limited period of time following the Transactions. See “Additional Agreements.”

35.	What are the main ways that the relationship between Galleria Company and P&G will change after the Transactions are completed?

Following the Transactions, Galleria Company will no longer be a subsidiary of P&G; instead, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty. In connection with the Transactions, P&G, Coty, Galleria Company and Merger Sub will enter into several ancillary agreements and a transition services agreement governing the provision of certain services by P&G to Galleria Company and Coty for a limited period of time following the Transactions. See “Additional Agreements.”

36.	What is the current relationship between Galleria Company and Coty?

Galleria Company is currently a wholly owned subsidiary of P&G and was incorporated as a Delaware corporation in order to effect the Separation of Galleria from P&G. Other than in connection with the Transactions, there is currently no relationship between Galleria Company and Coty.

37.	What will Coty stockholders receive in the Merger?

Coty stockholders will not directly receive any consideration in the Merger. All shares of Coty common stock issued and outstanding immediately before the Merger will remain issued and outstanding after consummation of the Merger. JAB Cosmetics B.V., the holder of all outstanding shares of Coty class B common stock, will irrevocably elect to convert its shares of Coty class B common stock into shares of Coty common stock, which conversion will be effective no later than two business days prior to the closing of the Merger. Following this conversion, Coty common stock will be Coty’s only class of common stock outstanding. Following this conversion and the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Immediately after the Merger, Coty stockholders will continue to own shares in Coty, and Coty will own Galleria, which will be owned and operated though Galleria Company as a wholly owned subsidiary of Coty.

38.	Are there possible adverse effects on the value of Coty common stock ultimately to be received by P&G shareholders who participate in the exchange offer?

The exchange offer is designed to permit P&G shareholders to exchange their shares of P&G common stock for a number of shares of Galleria Company common stock that corresponds to a     % discount, calculated as set forth in this prospectus, to the per-share equivalent value of Coty common stock. The existence of a discount, along with the issuance of shares of Coty common stock pursuant to the Merger and the conversion of Coty class B common stock into shares of Coty common stock, may negatively affect the market price of Coty common stock. Further, the indebtedness incurred under the Galleria Senior Secured Credit Facilities in connection with the Separation will initially be guaranteed by all existing and future direct and indirect material domestic subsidiaries of Galleria Company, subject to certain exceptions, and after the consummation of the Merger and to the extent the requirements of the Transaction Agreement are satisfied, will also be guaranteed by Coty and all subsidiaries of Coty that guarantee the indebtedness under the Coty Senior Secured Credit Facilities. This additional indebtedness could materially and adversely affect the liquidity, results of operations and financial condition of Coty. Coty also expects to incur significant one-time costs in connection with the Transactions, which may have an adverse impact on Coty’s liquidity, results of operations and financial condition in the periods in which they are incurred. In addition, Coty’s management will be required to devote a significant amount of time and attention to the process of integrating the operations of Coty’s business and Galleria. If Coty’s management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, Coty’s business could suffer and its stock price may decline. See “Risk Factors” for a further discussion of material risks associated with the Transactions.

39.	How will the Transactions impact the future liquidity and capital resources of Coty?

The indebtedness incurred under the Galleria Senior Secured Credit Facilities will initially be guaranteed by all existing and future direct and indirect material domestic subsidiaries of Galleria Company, subject to certain exceptions, and after consummation of the Merger will also be guaranteed by Coty and all subsidiaries of Coty that guarantee the indebtedness under the Coty Senior Secured Credit Facilities. In addition, in connection with the Transactions, Coty has refinanced its existing debt. Coty anticipates that its primary sources of liquidity after the Transactions will be cash provided by operations and supplemented by borrowings from third-party lenders.

40.	Are there any conditions to the completion of the Transactions?

Yes. The completion of the Transactions is subject to a number of conditions, including:

•	the receipt of regulatory approvals in certain jurisdictions;

•	the completion of the Separation and Distribution;

•	the satisfaction of the Minimum Condition or the Revised Minimum Condition, as applicable;

•	the conversion of all outstanding shares of Coty’s class B common stock into shares of Coty common stock;

•	the receipt of written tax opinions from special tax counsel to P&G and special tax counsel to Coty; and

•	other customary conditions.

The Transaction Agreement provides that either P&G or Coty may terminate the Transaction Agreement if the Merger is not consummated on or before January 31, 2017.

These conditions are described in more detail under “The Exchange Offer—Conditions for Completion of the Exchange Offer” and “The Transaction Agreement—Conditions to the Transactions.”

41.	When will the Transactions be completed?

The Transactions are expected to be completed as soon as practicable following completion of the exchange offer. However, it is possible that factors outside P&G’s and Coty’s control could require the parties to complete the Transactions at a later time or not complete them at all. See “The Transaction Agreement—Conditions to the Transactions” for a discussion of the conditions to the completion of the Transactions.

42.	Are there risks associated with the Transactions?

Yes. You should consider all of the information included or incorporated by reference in this prospectus, including the factors described under the heading “Risk Factors.” You are strongly encouraged to read this prospectus carefully and in its entirety. The risks include, among others, the possibility that Coty may fail to realize the anticipated benefits of the Transactions, the uncertainty that Coty will be able to integrate Galleria successfully and the possibility that Coty may be unable to provide benefits and services or access to equivalent financial strength and resources to Galleria that P&G has historically provided to P&G Beauty Brands.

43.	What shareholder approvals are needed in connection with the Transactions?

Holders representing more than a majority of the voting power of Coty have approved, by written consent, the issuance of shares of Coty common stock in connection with the Transactions. Coty will file a definitive information statement on Schedule 14C with the SEC that relates to such written consent. No further approval of Coty stockholders is required or being sought in connection with the Transactions. No vote of P&G shareholders is required or being sought in connection with the Transactions. Additionally, P&G as the sole shareholder of Galleria Company, and subject to satisfaction of the conditions set out in the Transaction Agreement, will approve the Merger prior to the Distribution.

44.	Where will the shares of Coty common stock issued in the Merger be listed?

Shares of Coty common stock are, and the shares of Coty common stock to be issued in the Merger will be, listed on the NYSE under the symbol “COTY.”

45.	What are the significant differences between the rights of shareholders of P&G, which is an Ohio corporation, and stockholders of Coty, which is a Delaware corporation?

P&G is an Ohio corporation and Coty is a Delaware corporation, and each is subject to the different laws and rules of their respective states of incorporation as well as different organizational documents. Holders of P&G common stock, whose rights are currently governed by Ohio law and P&G’s organizational documents, will, with respect to the shares of P&G common stock validly tendered and exchanged immediately following the exchange offer, become Coty stockholders and their rights with respect to the shares of Coty common stock will be governed by Delaware law and Coty’s organizational documents. The significant differences between the rights associated with P&G common stock and Coty common stock relate to, among other things, shareholder action by written consent, removal of directors, advance notice procedures for shareholder proposals or director nominations, control share acquisitions and approval of certain business combinations. For a further discussion of the material differences between the rights of holders of P&G common stock and Coty common stock, see the section entitled “Comparison of Shareholder Rights.”

46.	Where can I find more information about P&G, Galleria Company, Coty and the Transactions?

You can find out more information about P&G, Galleria Company, Coty and the Transactions by reading this prospectus and, with respect to P&G and Coty, from various sources described in “Where You Can Find More Information; Incorporation by Reference” beginning on page 262.

47.	Whom should I contact if I have questions about the Transactions or the exchange offer?

To find out more information about the Transactions or the exchange offer, or to request additional copies of this prospectus or other documents relating to the Transactions or the exchange offer without charge, please call D.F. King & Co., Inc., the Information Agent for the exchange offer, at (212) 269-5550 (for banks and brokers) and (877) 297-1747 (for all other callers). You can also write to D.F. King & Co., Inc. at 48 Wall Street, New York, New York 10005.

SUMMARY

Unless otherwise stated in this prospectus or the context otherwise provides, the description of Galleria Company, Galleria and P&G Beauty Brands contained in this prospectus is based on the assumption that the transferred assets and liabilities of P&G Beauty Brands to be acquired by Coty (which are referred to in this prospectus as “Galleria”) had been held by Galleria Company for all of the periods discussed. The following summary contains certain information from this prospectus. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire prospectus and the documents to which it refers. See “Where You Can Find More Information; Incorporation by Reference.”

The fiscal year of each of P&G, Galleria Company and Coty begins on July 1 and ends on the following June 30. For example, P&G’s “fiscal 2015” began on July 1, 2014 and ended on June 30, 2015.

The Parties to the Transactions

Coty Inc.

Coty Inc.

350 Fifth Avenue

New York, New York 10118

(212) 389-7300

Coty Inc., a Delaware corporation referred to in this prospectus as Coty, is a leading global beauty company. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known brands that compete in the three segments in which Coty operates: Fragrances, Color Cosmetics and Skin & Body Care. Coty currently holds the #2 global position in fragrances, the #4 global position in color cosmetics and has a strong regional presence in skin and body care. Coty’s top 10 brands, which Coty refers to as its “power brands,” generated 72% of its net revenues in fiscal 2015 and comprise the following globally recognized brands: adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen. Coty’s brands compete in all key distribution channels across both prestige and mass markets and in over 130 countries and territories. The following is a discussion of Coty prior to the consummation of the Merger. For a discussion of the combined company following the Transactions see “—Business Strategies After the Transactions.”

Coty has transformed itself into a multi-segment beauty company with market leading positions in both North America and Europe through new product offerings, diversified sales channels and its global growth strategy. Today, Coty’s business has a diversified revenue base that generated net revenues in fiscal 2015 of 50%, 33% and 17% from Fragrances, Color Cosmetics and Skin & Body Care, respectively.

For the fiscal years ended June 30, 2015 and 2014, Coty had $4.395 billion and $4.552 billion of net revenues, respectively, and generated operating income of $395.1 million and $25.7 million, respectively.

Green Acquisition Sub Inc.

Green Acquisition Sub Inc.

c/o Coty Inc.

350 Fifth Avenue

New York, New York 10118

(212) 389-7300

Green Acquisition Sub Inc., a Delaware corporation referred to in this prospectus as Merger Sub, is a newly formed, wholly owned subsidiary of Coty that was organized on June 23, 2015 specifically for the purpose of completing the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

The Procter & Gamble Company

The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

(513) 983-1100

The Procter & Gamble Company, an Ohio corporation referred to in this prospectus as P&G, is focused on providing branded consumer packaged goods of superior quality and value to improve the lives of the world’s consumers. P&G was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, P&G sells its products in more than 180 countries and territories, including brands such as Always, Ambi Pur, Ariel, Bounty, Charmin, Crest, Dawn, Downy, Fairy, Febreze, Gain, Gillette, Head & Shoulders, Lenor, Olay, Oral-B, Pampers, Pantene, SK-II, Tide, Vicks and Whisper. As of June 30, 2015, P&G owned and operated 29 manufacturing sites located in 21 different states or territories in the United States and 100 manufacturing facilities in 38 other countries. Many of the domestic and international sites manufacture products for multiple businesses.

For the fiscal years ended June 30, 2015 and 2014, P&G had net sales of $70.749 billion and $74.401 billion, respectively, and operating income of $11.049 billion and $13.910 billion, respectively.

Galleria Co.

Galleria Co.

c/o The Procter & Gamble Company

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

(513) 983-1100

Galleria Co., a Delaware corporation referred to in this prospectus as Galleria Company, is a wholly owned subsidiary of P&G organized on June 25, 2015 for the purpose of effecting the Separation of Galleria from P&G. Galleria Company has no material assets or liabilities of any kind other than those incident to its formation and those acquired or incurred in connection with the Transactions.

P&G Beauty Brands and Galleria

P&G Beauty Brands

P&G Beauty Brands refers to the business of P&G and its subsidiaries relating to P&G’s global fine fragrances, salon professional, cosmetics and retail hair color businesses, along with select hair styling brands, that, except for the Excluded Brands as described below, will be transferred by P&G and its subsidiaries to Galleria Company as part of the Separation.

P&G Beauty Brands includes several global brands, including Clairol Nice ‘n Easy, CoverGirl, HUGO BOSS, Gucci, Lacoste, Max Factor, Wella Koleston and Wella Professional. P&G Beauty Brands was mainly established from P&G’s acquisition of the Noxell Corporation in 1989, the tradename purchase of Max Factor in 1991, the acquisition of Clairol in 2001, the acquisition of Wella AG in September 2003 and other subsequent brand and license acquisitions. As it relates to licenses, P&G Beauty Brands maintains agreements with the owner of the brands, most of which involve the payment of royalties tied to the sales of the underlying brands.

For the fiscal years ended June 30, 2015 and 2014, P&G Beauty Brands generated combined net sales of $5.518 billion and $6.003 billion, respectively, and operating income of $415 million and $461 million, respectively.

Galleria

The assets and liabilities of P&G Beauty Brands that will be transferred to Galleria Company are referred to in this prospectus as “Galleria.” These assets and liabilities exclude the fragrance licenses of Dolce & Gabbana and Christina Aguilera, which are referred to in this prospectus as the “Excluded Brands” and will not transfer in the Transactions. In addition, P&G Beauty Brands’ historical results include certain fine fragrance brands, including Rochas, Laura Biagiotti, Naomi Campbell and Giorgio Beverly Hills, which were divested by P&G in May 2015, June 2015, September 2014 and February 2016, respectively, as well as Puma, which was discontinued in fiscal 2015. These licenses are referred to in this prospectus as the “Divested Brands.” P&G intends to fully exit the fine fragrance business and is in the process of exiting the Dolce & Gabbana and Christina Aguilera fragrance licenses. Activities related to the Excluded Brands and the Divested Brands collectively accounted for $670.0 million of P&G Beauty Brands’ net sales and reduced P&G Beauty Brands’ net income by $17.0 million for the fiscal year ended June 30, 2015. Coty anticipates a negative impact to the profitability of the Galleria business as a result of excluding the Excluded Brands because certain Fine Fragrance divisional costs in the Excluded Brands results will transfer with the Galleria business as a part of the Merger.

Brands

P&G Beauty Brands has four operating segments comprised of: (i) Fine Fragrances, (ii) Salon Professional, (iii) Retail Hair Color & Styling and (iv) Cosmetics. Under GAAP, the businesses underlying the four operating segments are aggregated into three reportable segments comprised of: (i) Fine Fragrances, (ii) Salon Professional and (iii) Retail Hair & Cosmetics. Below is a summary of P&G Beauty Brands’ current brands across its four operating segments:

Fine Fragrances(1)	Salon Professional	Retail Hair Color & Styling	Cosmetics
HUGO BOSS Gucci Lacoste Alexander McQueen Stella McCartney James Bond Bruno Banani Gabriela Sabatini Mexx Escada Dolce & Gabbana* Christina Aguilera*	Wella Professionals Sebastian Nioxin Clairol Professional System Professional Londa Professional Kadus Professional Color Charm Sassoon Professional**

Wella (and derivatives)

Londa

Londa Trend

Clairol

Blondor

Koleston

Miss Clairol

Soft Color

Natural Instincts

Nice ‘n Easy

L’image

Bellady

Balsam Color

Shockwaves

New Wave Design

Silvikrin

Wellaton

Welloxon

VS Salonist**

VS Pro-Series Color**

CoverGirl Max Factor (excluding Max Factor Gold)

(1)	Fine Fragrances brands are licensed to P&G by third parties.
*	Denotes Excluded Brand.
**	Denotes brand ownership of which will be retained by P&G but to which Coty will be granted a perpetual, royalty-free license.

On May 12, 2016, Elizabeth Arden, Inc. announced an agreement to acquire the global license for the Christina Aguilera fine fragrance brand. On July 1, 2016, Dolce & Gabbana and the Shiseido Group announced the signing of a worldwide license agreement for the development, manufacturing and distribution of the Dolce & Gabbana fine fragrance business. P&G will transition out of the Christina Aguilera and Dolce & Gabbana brand licenses upon the effectiveness of the new license agreements, which are expected to occur prior to or concurrent with the expected closing of the Transactions (subject to applicable antitrust authorities’ clearance).

The Transactions

On July 9, 2015, Coty and P&G announced that they had entered into a Transaction Agreement, which provides for a business combination involving P&G, Galleria Company, Coty and Merger Sub. In the Transactions contemplated by the Transaction Agreement, P&G will transfer Galleria, which represents a subset of the assets and liabilities of P&G Beauty Brands, to Galleria Company. Prior to the Distribution, Galleria Company is expected to be recapitalized by (1) issuing and delivering to P&G a number of additional shares of Galleria Company common stock such that the total number of shares of Galleria Company common stock held by P&G at the time of the Distribution will equal                     , all of which shares of Galleria Company common stock P&G will dispose of in the Distribution, (2) incurring indebtedness under the Galleria Senior Secured Credit Facilities and (3) using all or a portion of the cash proceeds from the indebtedness incurred under the Galleria Senior Secured Credit Facilities, along with any cash contributed by P&G to Galleria Company, to purchase or otherwise receive the Galleria assets from P&G or its subsidiaries. Galleria Company will distribute to P&G, prior to the Distribution, any borrowed amounts remaining after funding these asset purchases.

On the closing date of the Distribution, P&G will distribute shares of Galleria Company common stock to P&G shareholders whose shares of P&G common stock are accepted for exchange in the exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a subsequent pro rata dividend to the Remaining P&G Shareholders. At or prior to the completion of the exchange offer, P&G will irrevocably deliver to the Exchange Agent all of the shares of Galleria Company common stock outstanding, with irrevocable instructions to hold the shares of Galleria Company common stock for the benefit of P&G shareholders whose shares of P&G common stock are accepted for exchange in the exchange offer and, in the case of a subsequent pro rata dividend, the Remaining P&G Shareholders. If there is a subsequent pro rata dividend to be distributed, the Exchange Agent will calculate the exact number of Remaining Shares to be distributed as a pro rata dividend to the Remaining P&G Shareholders, and P&G will distribute the Remaining Shares immediately thereafter.

As promptly as practicable following the completion of the Distribution, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty. In connection with the Merger, the shares of Galleria Company common stock distributed in connection with the Distribution will automatically convert into the right to receive shares of Coty common stock on a one-for-one basis and the right to receive cash in lieu of any fractional shares. See “The Transactions” and “The Transaction Agreement.”

Coty will issue              shares of Coty common stock in the Merger. Based upon the reported closing price of $         per share for Coty common stock on the NYSE on                     , 2016, the last NYSE trading day prior to the date of this prospectus, the total value of the consideration to be paid by Coty in the Transactions, including the proceeds from the loans under the Galleria Senior Secured Credit Facilities, would have been approximately $         million. The value of the consideration to be paid by Coty will depend on the market price of shares of Coty common stock at the time of determination.

After the Merger, Coty, through Galleria Company, its wholly owned subsidiary, will own and operate Galleria and will also continue its current businesses. Coty will continue to use the name “Coty Inc.” after the Merger. Shares of Coty common stock are, and the shares of Coty common stock to be issued in the Merger will be, listed on the NYSE under the symbol “COTY.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1	Separation

P&G will transfer Galleria, which represents a subset of the assets and liabilities of P&G Beauty Brands, to Galleria Company.

Step 2	Galleria Company Recapitalization

Prior to the Distribution, and in partial consideration for the Galleria assets transferred from P&G to Galleria Company, Galleria Company will be recapitalized in the following manner:

•     Galleria Company will issue and deliver to P&G a number of additional shares of Galleria Company common stock such that P&G will hold a total of              shares of Galleria Company common stock at the time of the Distribution, which is the Galleria Stock Amount calculated as of the last practicable date prior to the commencement date of the exchange offer, all of which shares of Galleria Company common stock P&G will dispose of in the Distribution; and

•     Galleria Company will use all or a portion of the proceeds of the indebtedness incurred on or prior to the Recapitalization Date under the Galleria Senior Secured Credit Facilities, along with any cash contributed by P&G, to purchase or otherwise receive the Galleria assets from P&G or its subsidiaries. Galleria Company will distribute to P&G, prior to the Distribution, any borrowed amounts remaining after funding these asset purchases.

Step 3	Conversion of Coty Class B Common Stock

JAB Cosmetics B.V., the holder of all outstanding shares of Coty class B common stock, will, subject to satisfaction or waiver of the conditions to closing of the Merger set forth in the Transaction Agreement (other than those conditions that by their nature or pursuant to the terms of the Transaction Agreement are to be satisfied at or immediately prior to the closing), irrevocably elect, no later than two business days prior to the closing of the Merger, to convert its shares of Coty class B common stock into shares of Coty common stock. Following this conversion, Coty common stock will be Coty’s only class of common stock outstanding. Following this conversion and the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Step 4	Distribution—Exchange Offer

P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Galleria Company common stock in the exchange offer.

If the exchange offer is completed but is not fully subscribed, the Exchange Agent will calculate the exact number of Remaining Shares to be distributed as a pro rata dividend to the Remaining P&G Shareholders, and P&G will distribute the Remaining Shares immediately thereafter.

The Exchange Agent will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of Galleria Company common stock, pending the consummation of the Merger. Shares of Galleria Company common stock will not be traded during this period.

Step 5	Merger

As promptly as practicable following the completion of the Distribution, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty. Each share of Galleria Company common stock will be automatically converted into the right to receive one share of Coty common stock.

After completion of the steps mentioned above, the fully diluted shares of Coty common stock immediately prior to the Merger, including shares of Coty common stock held by JAB Cosmetics B.V. as a result of the conversion of its shares of Coty class B common stock into Coty common stock, are expected to represent approximately 46% of the fully diluted shares of Coty common stock immediately after the Merger, and the shares of Coty common stock issued in connection with the conversion of shares of Galleria Company common stock in the Merger are expected to represent approximately 54% of the fully diluted shares of Coty common stock immediately after the Merger. See “The Transactions—Number of Shares of Galleria Company Common Stock to be Distributed to P&G Shareholders.”

After consummation of the Merger and the other steps mentioned above, Galleria, comprised of P&G Beauty Brands other than the Excluded Brands, will be owned and operated by Coty through Galleria Company, its wholly owned subsidiary. In addition, to the extent the requirements of the Transaction Agreement are satisfied, Coty and all subsidiaries of Coty that guarantee the indebtedness under the Coty Senior Secured Credit Facilities, as well as all existing and future direct and indirect material domestic subsidiaries of Galleria Company, subject to certain exceptions, will guarantee the obligations under the Galleria Senior Secured Credit Facilities.

Various factors were considered by Coty and P&G in negotiating the terms of the Transactions, including the equity ownership levels of Coty stockholders and current and former P&G shareholders receiving shares of Coty common stock in the Distribution. The principal factors considered by the parties negotiating the allocation of equity ownership following the Transactions were the impact of such allocation on the desired tax-free nature of the Transactions, the effects of the Separation on P&G and its shareholders, the relative actual results of operations of Coty and P&G Beauty Brands, the opportunities expected to be obtained from combining Coty and P&G Beauty Brands and the enhancements to Coty’s strategic global growth objectives as a result of acquiring P&G Beauty Brands. Coty also considered, among other things, the expected impacts of the integration of P&G Beauty Brands with Coty and the other factors identified under “The Transactions—Coty’s Reasons for the Transactions.” P&G also considered, among other things, the relative sales, earnings and cash flow growth rates of P&G Beauty Brands, the value to P&G shareholders that could be realized in the Transactions and the other factors identified under “The Transactions—P&G’s Reasons for the Transactions.”

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Distribution but prior to the Merger, and the corporate structure immediately following the completion of the Transactions.

Business Strategies After the Transactions

Coty’s strategic vision is to be a new global leader and challenger in the beauty industry. After the completion of the Transactions, Coty intends to reorganize its business into three new divisions: Coty Luxury Division, focused on fragrances and skin care; Coty Consumer Beauty Division, focused on color cosmetics, retail hair coloring and styling products and body care; and Coty Professional Beauty Division, focused on servicing salon owners and professionals in both hair and nail care. This new category-focused organizational structure puts consumers first by specifically targeting how and where they shop, and what and why they purchase. In this new organizational structure, each division will have full end-to-end responsibility to optimize consumers’ beauty experience in the relevant categories and channels, which Coty believes will drive profitable growth through targeted expertise.

Additional Agreements

In connection with the Transactions, P&G, Coty, Galleria Company and Merger Sub will also enter into other ancillary agreements at the time of the Separation relating to transition services, tax matters, technology licenses, trademark licenses and certain other matters. See “Additional Agreements.”

Number of Shares of Galleria Company Common Stock to be Distributed to P&G Shareholders

As part of the Separation, Galleria Company will issue and deliver to P&G a number of additional shares of Galleria Company common stock such that P&G will hold a total of              shares of Galleria Company common stock at the time of the Distribution, which is the Galleria Stock Amount. This will result in the shares of Galleria Company common stock, when converted into shares of Coty common stock and combined with the existing shares of Coty common stock, being equal to approximately 54% of the fully diluted shares of Coty common stock upon consummation of the Merger.

Terms of the Exchange Offer

P&G is offering holders of shares of P&G common stock the opportunity to exchange their shares of P&G common stock for shares of Galleria Company common stock, which will be automatically converted into shares of Coty common stock in the Merger. You may tender all, some or none of your shares of P&G common stock. This prospectus and the related documents are being sent to persons who directly held shares of P&G common stock on                     , 2016 and brokers, dealers, commercial banks, trust companies and similar institutions whose names or the names of whose nominees appear on P&G’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of P&G’s common stock.

Shares of P&G common stock validly tendered and not properly withdrawn will be accepted for exchange at the exchange ratio determined as described under “The Exchange Offer—Terms of the Exchange Offer—Final Exchange Ratio,” on the terms and conditions of the exchange offer and subject to the limitations described below, including the proration provisions. As promptly as practicable following the expiration of the exchange offer and determination of the final proration factor, if any, as described below, P&G will return any shares of P&G common stock that have not been accepted for exchange to the tendering shareholders.

For the purposes of illustration, the table below indicates the number of shares of Galleria Company common stock (and effectively shares of Coty common stock) that you would receive per share of P&G common stock accepted in the exchange offer, calculated on the basis described under “The Exchange Offer—Terms of the Exchange Offer—Pricing Mechanism” and taking into account the upper limit, assuming a range of averages of the daily VWAPs of shares of P&G common stock and shares of Coty common stock during the Averaging Period. The first line of the table below shows the indicative Average P&G Stock Price, the indicative Average Coty Stock Price and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on                     , 2016, based on the daily VWAPs of shares of P&G common stock and shares of Coty common stock on                     , 2016,                     , 2016 and                     , 2016. The table also shows the effects of an illustrative     % increase or decrease in either or both the Average P&G Stock Price and Average Coty Stock Price based on changes relative to the values as of                     , 2016.

P&G common stock	Coty common stock	Average P&G Stock Price	Average Coty Stock Price	Shares of Galleria Company common stock to be received per share of P&G common stock tendered(1)	Value Ratio(2)
As of , 2016	As of , 2016	$	$	$	$
Down %	Up %
Down %	Unchanged
Down %	Down %
Unchanged	Up %
Unchanged	Down %
Up %	Up %
Up %	Unchanged
Up %	Down %			(3)

(1)	Reflects application of the indicative exchange ratio. Subject to receipt of cash in lieu of fractional shares of Coty common stock. See “The Exchange Offer—Fractional Shares.”
(2)	The Value Ratio equals (a) the Average Coty Stock Price multiplied by the exchange ratio, divided by (b) the Average P&G Stock Price.
(3)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been shares of Galleria Company common stock per share of P&G common stock tendered. In this scenario, P&G would announce that the upper limit on the number of shares that can be received for each share of P&G common stock tendered is in effect no later than 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date.

During the three-month period of                     , 2016 through                     , 2016, the highest closing price for P&G common stock on the NYSE was $         and the lowest closing price for Coty common stock on the NYSE was $         . If the Average P&G Stock Price and Average Coty Stock Price equaled these closing prices, you would receive only the limit of              shares of Galleria Company common stock for each share of P&G common stock tendered, and the value of such shares of Galleria Company common stock, based on the Coty common stock price, would have been less than the value of shares of P&G common stock accepted for exchange (approximately $         of shares of Galleria Company common stock for each $1.00 of shares of P&G common stock accepted for exchange).

Extension; Termination

The exchange offer, and your withdrawal rights, will expire at 12:00 midnight, New York City time, on                     , 2016, unless the exchange offer is extended or earlier terminated. You must tender your shares of P&G common stock prior to this time if you want to participate in the exchange offer. P&G may extend or terminate the exchange offer as described in this prospectus.

Conditions for Completion of the Exchange Offer

P&G’s obligation to exchange shares of Galleria Company common stock for shares of P&G common stock is subject to the conditions listed under “The Exchange Offer—Conditions for Completion of the Exchange Offer,” including the satisfaction or waiver of specified conditions precedent to the completion of Transactions as provided in the Transaction Agreement and certain other conditions. These conditions include that the number of shares of Galleria Company common stock that would be distributed in exchange for shares of P&G common stock validly tendered in the exchange offer and not properly withdrawn exceeds the Minimum Condition, currently expected to be approximately     %, provided that, at any time prior to the Expiration Date, P&G in its reasonable judgment and after consultation with Coty may reapply the agreed-upon formula used to calculate the Minimum Condition using updated information reflecting the then-current data or otherwise increase the Minimum Condition by the minimum amount necessary, in each case, to ensure that the agreed-upon minimum amount of P&G common stock is tendered; P&G’s receipt of an opinion from its special tax counsel regarding certain aspects of the Transactions; and certain other conditions. See “The Transaction Agreement—Conditions to the Transactions” for a description of the material conditions precedent to the Transactions.

P&G may waive any or all of the conditions to the exchange offer prior to the expiration of the exchange offer. Neither Galleria Company nor Coty has any right to waive any of the conditions to the exchange offer, other than waivers of conditions to their obligation to complete the Transactions as provided in the Transaction Agreement. P&G does not currently expect to waive any of these conditions.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of P&G Common Stock

If, upon the expiration of the exchange offer, P&G shareholders have validly tendered and not properly withdrawn more shares of P&G common stock than P&G is offering to accept for exchange (taking into account the exchange ratio and the total number of shares of Galleria Company common stock owned by P&G), P&G will limit the number of shares of P&G common stock that it accepts for exchange in the exchange offer through a proration process. Proration for each tendering P&G shareholder will be based on (1) the proportion that the total number of shares of P&G common stock to be accepted for exchange bears to the total number of shares of P&G common stock validly tendered and not properly withdrawn and (2) the number of shares of P&G common stock validly tendered and not properly withdrawn by that shareholder (rounded to the nearest whole number of shares of P&G common stock and subject to any adjustment necessary to ensure the exchange of all shares of Galleria Company common stock owned by P&G), except for tenders of odd-lots. Beneficial holders (other than plan participants in a P&G U.S. benefit plan) of fewer than 100 shares of P&G common stock who validly tender all of their shares will not be subject to proration if the exchange offer is oversubscribed. Beneficial holders of more than 100 shares of P&G common stock are not eligible for this preference. See “The Exchange Offer—Terms of the Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of P&G Common Stock.”

P&G will announce the preliminary proration factor at www.dfking.com/pg and separately by press release as promptly as practicable after the Expiration Date. At the expiration of the guaranteed delivery period (three NYSE trading days following the Expiration Date), P&G will confirm the final results of the exchange offer, including the final proration factor, with the Exchange Agent. As promptly as practicable after the final results are confirmed, P&G will announce the final results of the exchange offer, including the final proration factor, at www.dfking.com/pg and separately by press release.

Fractional Shares

Fractional shares of Galleria Company common stock will be issued in the Distribution. The shares of Galleria Company common stock (including the fractional shares) will be held by the Exchange Agent for the benefit of P&G shareholders whose shares of P&G common stock are accepted in the exchange offer and, if the exchange offer is completed but not fully subscribed, a subsequent pro rata dividend of the Remaining Shares to the Remaining P&G Shareholders. As promptly as practicable following the completion of the Distribution, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty. Upon consummation of the Merger, each share of Galleria Company common stock will automatically convert into the right to receive one share of Coty common stock. No fractional shares of Coty common stock will be issued in the Merger to holders of fractional shares of Galleria Company common stock. In lieu of any fractional shares of Coty common stock, holders of fractional shares of Galleria Company common stock who would otherwise be entitled to receive such fractional shares of Coty common stock will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of fractional shares in the open market, which will occur no later than 20 business days after the completion of the Transactions, obtained by aggregating the fractional shares of Coty common stock otherwise allocable to the holders of fractional shares of Galleria Company common stock. The distribution of cash in lieu of fractional shares of Coty common stock will occur separate from, and subsequent to, the distribution of shares of Coty common stock.

Procedures for Tendering

The procedures you must follow to participate in the exchange offer will depend on how you hold your shares of P&G common stock. For you to validly tender your shares of P&G common stock pursuant to the exchange offer, before the expiration of the exchange offer, you will need to take the following steps:

•	If you hold certificates for shares of P&G common stock, you must deliver to the Exchange Agent at the address listed on the back cover of this prospectus a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents, and the certificates representing the shares of P&G common stock tendered;

•	If you hold shares of P&G common stock in book-entry form through the DRS or in the SIP, you must deliver to the Exchange Agent at the address listed on the back cover of this prospectus a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents. Since certificates are not issued for DRS and SIP shares, you do not need to deliver any certificates representing those shares to the Exchange Agent;

•	If you hold shares of P&G common stock through a broker, dealer, commercial bank, trust company or similar institution, you should receive instructions from that institution on how to participate in the exchange offer. In this situation, do not complete the letter of transmittal. Please contact the institution through which you hold your shares directly if you have not yet received instructions. Some financial institutions may effect tenders by book-entry transfer through The Depository Trust Company;

•	If you hold shares of P&G common stock through a P&G U.S. benefit plan, you do not need to take any immediate action with respect to the exchange offer. A fiduciary appointed under each of those plans will determine whether (i) to permit beneficial owners to elect to tender shares of P&G common stock for exchange or (ii) alternatively, to exchange shares of P&G common stock held in each plan for the benefit of employees and former employees of P&G and their beneficiaries. P&G has been informed by each of the trustees of the P&G U.S. benefit plans that beneficial owners will not be permitted to elect to tender shares held in those plans and that the trustees do not expect to elect to tender shares held for the benefit of employees, former employees and their beneficiaries in the exchange offer. You should contact the appropriate fiduciary for your respective benefit plan if you have questions about your plan’s participation in the exchange offer; and

•	If you wish to tender your shares of P&G common stock but share certificates are not immediately available, time will not permit shares or other required documentation to reach the Exchange Agent before the expiration of the exchange offer or the procedure for book-entry transfer cannot be completed on a timely basis, you must follow the procedures for guaranteed delivery described under “The Exchange Offer—Terms of the Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.”

Delivery of Shares of Galleria Company Common Stock

At or prior to the completion of the exchange offer, P&G will irrevocably deliver to the Exchange Agent all of the shares of Galleria Company common stock outstanding, with irrevocable instructions to hold the shares of Galleria Company common stock for the benefit of P&G shareholders whose shares of P&G common stock are being accepted in the exchange offer and, in the case of a subsequent pro rata dividend, P&G shareholders whose shares of P&G common stock remain outstanding after the completion of the exchange offer. Upon completion of the exchange offer, Coty will deposit with its transfer agent book-entry authorizations representing shares of Coty common stock, with irrevocable instructions to hold the shares of Coty common stock for the benefit of the holders of shares of Galleria Company common stock. Pursuant to the Merger, each share of Galleria Company common stock will automatically convert into the right to receive one share of Coty common stock. As promptly as practicable following the Merger and P&G’s notice and determination of the final proration factor, if any, Coty’s transfer agent will credit the shares of Coty common stock, into which the shares of Galleria Company common stock have been converted, to book-entry accounts maintained for the benefit of the P&G shareholders who received shares of Galleria Company common stock in the exchange offer or as a pro rata dividend, if any, and will send these holders a statement evidencing their holdings of Coty common stock. See “The Exchange Offer—Terms of the Exchange Offer—Exchange of Shares of P&G Common Stock.”

Withdrawal Rights

You may withdraw all, some or none of your tendered shares of P&G common stock at any time before the expiration of the exchange offer. If you change your mind again before the expiration of the exchange offer, you may re-tender your shares of P&G common stock by again following the exchange offer procedures.

In order to withdraw your shares, you (or, in lieu thereof, if you hold your shares through a broker, dealer, commercial bank, trust company or similar institution, that institution on your behalf) must provide a written notice of withdrawal or facsimile transmission of notice of withdrawal to the Exchange Agent. See “The Exchange Offer—Terms of the Exchange Offer—Withdrawal Rights.”

No Appraisal Rights

No appraisal rights are available to holders of shares of P&G common stock in connection with the exchange offer or any pro rata dividend of shares of Galleria Company common stock.

Dividend and Distribution of Any Shares of Galleria Company Common Stock Remaining after Completion of the Exchange Offer

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares in a subsequent pro rata dividend to the Remaining P&G Shareholders. Any P&G shareholder who validly tenders (and does not properly withdraw) shares of P&G common stock for shares of Galleria Company common stock in the exchange offer will waive its rights with respect to those tendered shares of P&G common stock to receive, and forfeit any rights to, any Remaining Shares distributed on a pro rata basis to the Remaining P&G Shareholders in the event the exchange offer is not fully subscribed.

At or prior to the completion of the exchange offer, P&G will deliver all of the shares of Galleria Company common stock owned by P&G to the Exchange Agent with irrevocable instructions to hold the shares of Galleria Company common stock for the benefit of P&G shareholders whose shares of P&G common stock have been accepted for exchange in the exchange offer and, in the case of any subsequent pro rata dividend, the Remaining P&G Shareholders. If there is a subsequent pro rata dividend to be distributed, the Exchange Agent will calculate the exact number of Remaining Shares to be distributed as a pro rata dividend to the Remaining P&G Shareholders, and P&G will distribute the Remaining Shares immediately thereafter. See “The Exchange Offer—Dividend and Distribution of Any Shares of Galleria Company Common Stock Remaining after Completion of the Exchange Offer.”

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of P&G common stock, Galleria Company common stock or Coty common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of P&G, Galleria Company or Coty has taken any action under those non-U.S. regulations to facilitate a public offer to exchange the shares of P&G common stock, Galleria Company common stock or Coty common stock outside the United States. Accordingly, the ability of any non-U.S. shareholders to tender shares of P&G common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for P&G, Galleria Company or Coty to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors. See “The Exchange Offer—Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Approval of the Transactions

Coty’s board of directors has approved the Transaction Agreement, the Merger and the other Transactions. Coty, as the sole shareholder of Merger Sub, has approved the Merger. Holders representing more than a majority of the voting power of Coty have approved, by written consent, the issuance of shares of Coty common stock in connection with the Transactions. Coty will file a definitive information statement on Schedule 14C with the SEC that relates to such written consent. No further approval of Coty stockholders is required or being sought in connection with the Transactions.

No vote of P&G shareholders is required or being sought in connection with the Transactions. Additionally, P&G as the sole shareholder of Galleria Company, and subject to satisfaction of the conditions set out in the Transaction Agreement, will approve the Merger prior to the Distribution.

Opinions of Coty’s Financial Advisors

Coty retained Morgan Stanley & Co. LLC (referred to in this prospectus as “Morgan Stanley”) to act as its financial advisor and to provide a fairness opinion in connection with the Merger. At the meeting of Coty’s board of directors on July 8, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the Transaction Agreement was fair from a financial point of view to Coty.

The full text of the written opinion of Morgan Stanley, dated as of July 8, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this prospectus as Annex A. Coty stockholders are encouraged to read the opinion carefully and in its entirety. The Morgan Stanley opinion was rendered for the benefit of Coty’s board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to Coty of the exchange ratio pursuant to the Transaction Agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the Merger or related transactions, including the prices at which Coty common stock will trade following consummation of the Merger or at any time, or the fairness of the amount or nature of the compensation to any of P&G or Galleria Company officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Galleria Company common stock in the Transactions. The opinion was addressed to, and rendered for the benefit of, Coty’s board of directors and was not intended to, and did not, constitute advice or a recommendation as to whether stockholders of Coty entitled to vote on the Merger should grant their consent in lieu of a meeting to approve actions taken in connection with the Merger. For a more detailed summary of the opinion of Morgan Stanley and the fees paid and payable to Morgan Stanley, see the section of this prospectus entitled “The Transactions—Opinions of Coty’s Financial Advisors.” The summary of the opinion of Morgan Stanley set forth in this prospectus is qualified in its entirety by reference to the full text of the opinion.

In preparing its opinion, Morgan Stanley assumed that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, would transfer with Galleria Company to Coty. However, the assets and liabilities transferred by P&G and assumed by Galleria Company will exclude those relating to the Excluded Brands. At the request of the management of Coty and based on specific projections provided by the management of Coty, the financial advisors performed, for illustrative purposes only, a sensitivity analysis to illustrate the impact of potential deviations from the assumption that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, transfer with Galleria Company to Coty. This analysis did not, nor was it intended to, correspond to an analysis of the Excluded Brands not transferring with Galleria Company. For further information regarding the financial effect of the Excluded Brands not transferring with Galleria Company, see the sections of this prospectus entitled “The Transaction Agreement—Recapitalization,” “—The Parties to the Transactions—Galleria Co.” and “Information on P&G Beauty Brands—Overview.” At the direction of Coty, Morgan Stanley further assumed that, in accordance with the terms of the Transaction Agreement, the Coty stockholders would own 48% of the fully diluted shares of Coty common stock immediately following the acquisition of Galleria Company. However, in connection with subsequent share repurchases by Coty, P&G and Coty agreed that such repurchased shares would be treated as if they remained outstanding for purposes of the Transaction Agreement by modifying the definition of “fully diluted basis” within the Transaction Agreement, although such shares would not be included in a comparable GAAP measure or otherwise reflected in “fully diluted” as that term is otherwise used in this prospectus and defined under “Helpful Information.” As a result, existing Coty stockholders are currently expected to own approximately 46% of the fully diluted shares of Coty common stock as that term is otherwise used in this prospectus and defined under “Helpful Information.”

Coty also retained Barclays Capital Inc. (referred to in this prospectus as “Barclays”) to provide a fairness opinion in connection with the Merger. At the meeting of Coty’s board of directors on July 8, 2015, Barclays rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Barclays as set forth in the written opinion, from a financial point of view, the exchange ratio to be paid in the proposed transaction was fair to Coty.

The full text of the written opinion of Barclays, dated as of July 8, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of the review undertaken by Barclays in rendering its opinion, is attached to this prospectus as Annex B. Coty stockholders are encouraged to read the opinion carefully and in its entirety. The Barclays opinion was rendered for the benefit of Coty’s board of directors, in its capacity as such, and addressed only the fairness, from a financial point of view, to Coty of the exchange ratio to be paid in the proposed transaction as of the date of the opinion. Barclays’ opinion did not address any other aspect of the Merger or related transactions, including the prices at which Coty common stock will trade following consummation of the Merger or at any time, or the fairness of the amount or nature of the compensation to any of P&G or Galleria Company officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Galleria Company common stock in the Transactions. The opinion was addressed to, and rendered for the benefit of, Coty’s board of directors and was not intended to, and did not, constitute advice or a recommendation as to whether stockholders of Coty entitled to vote on the Merger should grant their consent in lieu of a meeting to approve actions taken in connection with the Merger. For a more detailed summary of the opinion of Barclays and the fees paid and payable to Barclays, see the section of this prospectus entitled “The Transactions—Opinions of Coty’s Financial Advisors.” The summary of the opinion of Barclays set forth in this registration statement is qualified in its entirety by reference to the full text of the opinion.

In preparing its opinion, Barclays assumed that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, would transfer with Galleria Company to Coty. However, the assets and liabilities transferred by P&G and assumed by Galleria Company will exclude those relating to the Excluded Brands. At the request of the management of Coty and based on specific projections provided by the management of Coty, the financial advisors performed, for illustrative purposes only, a sensitivity analysis to illustrate the impact of potential deviations from the assumption that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, transfer with Galleria Company to Coty. This analysis did not, nor was it intended to, correspond to an analysis of the Excluded Brands not transferring with Galleria Company. For further information regarding the financial effect of the Excluded Brands not transferring with Galleria Company, see the sections of this prospectus entitled “The Transaction Agreement—Recapitalization,” “—The Parties to the Transactions—Galleria Co.” and “Information on P&G Beauty Brands—Overview.” At the direction of Coty, Barclays further assumed that, in accordance with the terms of the Transaction Agreement, the Coty stockholders would own 48% of the fully diluted shares of Coty common stock immediately following the acquisition of Galleria Company. However, in connection with subsequent share repurchases by Coty, P&G and Coty agreed that such repurchased shares would be treated as if they remained outstanding for purposes of the Transaction Agreement by modifying the definition of “fully diluted basis” within the Transaction Agreement, although such shares would not be included in a comparable GAAP measure or otherwise reflected in “fully diluted” as that term is otherwise used in this prospectus and defined under “Helpful Information.” As a result, existing Coty stockholders are currently expected to own approximately 46% of the fully diluted shares of Coty common stock as that term is otherwise used in this prospectus and defined under “Helpful Information.”

Regulatory Approvals

The parties have agreed to use reasonable best efforts to obtain, as soon as practicable and prior to the consummation of the Merger, all governmental approvals under the HSR Act and under any other antitrust, competition or merger control laws that may be necessary to complete the Transactions. See “The Transaction Agreement—Covenants—Efforts to Close.”

Under the HSR Act, Coty and P&G were required to give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and to wait the specified waiting period before consummating the Merger. Coty and P&G each filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on October 20, 2015. The U.S. antitrust review under the HSR Act expired at the conclusion of a second waiting period on December 23, 2015 after Coty had withdrawn and refiled its Hart-Scott-Rodino filing.

In addition to the foregoing, the Merger is subject to review under the antitrust laws of the European Union, Argentina, Australia, Brazil, Canada, China, Columbia, Israel, Mexico, New Zealand, Russia, South Africa, Tunisia, Turkey, Ukraine, and U.S. state antitrust laws and could be the subject of challenges by state attorneys general under those laws, or by private parties under federal or state antitrust laws. As of July 15, 2016, the Merger has cleared antitrust review in the European Union, Australia, Brazil, Canada, China, Columbia, Israel, Mexico, New Zealand, South Africa, Tunisia, Turkey, and Ukraine.

Risk Factors

In deciding whether to tender your shares of P&G common stock in the exchange offer, you should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this prospectus and the other documents incorporated by reference herein.

Coty Indebtedness

On October 27, 2015, Coty entered into the Coty Credit Agreement with the other borrowers party thereto from time to time, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time party thereto. The Coty Credit Agreement provides for the Coty Senior Secured Credit Facilities in the aggregate principal amount of $4.500 billion comprised of (1) a $1.500 billion five-year revolving credit facility, which includes up to $80.0 million in swingline loans available for short-term borrowings, (2) a $1.750 billion five-year term loan A facility and (3) a seven-year term loan B facility comprising of a $500.0 million tranche and a €665.0 million tranche. The revolving credit facility is available to be borrowed by Coty in pounds sterling, Swiss francs, Canadian dollars, euros and other currencies reasonably acceptable to the administrative agent and the revolving lenders. On October 27, 2015, the proceeds of the Coty Senior Secured Credit Facilities were used to refinance prior Coty credit facilities. The revolving credit facility will be used for working capital needs, general corporate purposes and other purposes not prohibited by the Coty Credit Agreement. Immediately following the closing of the Coty Senior Secured Credit Facilities, $220 million was outstanding under the revolving credit facility.

The term loan A facility amortizes in equal quarterly installments of 1.25% of the original principal amount of the term loan A facility, with the balance due on October 27, 2020. The term loan B facility amortizes in equal quarterly installments of 0.25% of the original principal amount of the term loan B facility, with the balance due on October 27, 2022. The revolving credit facility will mature on October 27, 2020. Pursuant to a Guaranty Agreement, dated as of October 27, 2015, all of the foregoing debt will be guaranteed by certain of Coty’s wholly owned domestic subsidiaries, subject to certain carve-outs and exceptions. Borrowings under the Coty Senior Secured Credit Facilities are senior secured obligations of Coty and secured (subject to certain carve-outs and exceptions) by substantially all of the assets of the borrower and each guarantor.

On April 8, 2016, Coty entered into an Incremental Assumption Agreement and Amendment No. 1 (the “Incremental Agreement”) to the Coty Credit Agreement with Coty B.V., a private company with limited liability incorporated under the laws of the Netherlands (the “Dutch Borrower”), certain subsidiaries of Coty party thereto, the incremental lenders party thereto and JPMCB, as administrative agent. The Incremental Agreement provides for an additional €140,000,000 in term A loan commitments and an additional €325,000,000 in term B loan commitments under the Coty Credit Agreement, all of which were borrowed by the Dutch Borrower as of the closing date of the Incremental Agreement. The proceeds were used by the Dutch Borrower to refinance certain intercompany indebtedness of the Dutch Borrower outstanding on the closing date of the Incremental Agreement, which funds were then used to partially repay amounts drawn on the Coty revolving credit facility. The loans made under the additional term A loan commitments have substantially identical terms to the existing term A loans under the Coty Credit Agreement, and the loans under the additional term B loan commitments have substantially identical terms to the term B loans denominated in euros under the Coty Credit Agreement.

See “Debt Financing—Coty Indebtedness.”

Galleria Indebtedness

On January 26, 2016, Galleria Company entered into the Galleria Credit Agreement. The Galleria Credit Agreement provides for the Galleria Senior Secured Credit Facilities comprised of (1) a $2.000 billion five-year term loan A facility, (2) a $1.000 billion seven-year term loan B facility and (3) a $1.500 billion five-year revolving credit facility. The loans will initially be made to Galleria Company. The payment of amounts due under the term loan facilities and the revolving credit facility will initially be guaranteed by all existing and future direct and indirect material domestic subsidiaries of Galleria Company, subject to certain exceptions, and after the consummation of the Merger, to the extent the requirements of the Transaction Agreement are satisfied, will also be guaranteed by Coty and all subsidiaries of Coty that guarantee the indebtedness under the Coty

Senior Secured Credit Facilities. After the date of the initial funding (other than in connection with the escrow funding of the term loan B facility on January 26, 2016) under the Galleria Senior Secured Credit Facilities (the “Galleria Financing Closing Date”), the loans will be senior secured obligations of Galleria Company, secured by substantially all of the assets of the borrower and each guarantor.

Following the first anniversary of the consummation of the Merger, the term loan A facility will amortize in equal quarterly installments of 1.25% of the original principal amount of the term loan A facility, with the balance due on the date that is five years following the Galleria Financing Closing Date. Following the first anniversary of the consummation of the Merger, the term loan B facility will amortize in equal quarterly installments of 0.25% of the original principal amount of the term loan B facility, with the balance due on the date that is seven years following the Galleria Financing Closing Date. The revolving credit facility will mature on the date that is five years following the Galleria Financing Closing Date. See “Debt Financing—Galleria Indebtedness.”

Board of Directors and Management of Coty following the Transactions

The directors of Coty immediately following the closing of the Transactions are expected to be the same as the directors of Coty immediately prior to the closing of the Transactions.

Certain executive officers of Coty will assume new roles in connection with Coty’s new organizational structure following the closing of the Transactions and the integration of Galleria. See “Information on Coty—Directors and Executive Officers.”

Accounting Treatment and Considerations

Accounting Standards Codification (“ASC”) 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Coty in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests of Coty after the Transactions. In this case, existing Coty stockholders are expected to retain 46% of the equity ownership and associated voting rights in Coty after the Transactions. P&G shareholders participating in the exchange offer (and subsequent pro rata dividend, if any) are expected to receive approximately 54% of the fully diluted shares of Coty common stock and associated voting rights in Coty after the Transactions.

•	The existence of a large minority voting interest in Coty after the Transactions. In this case, JAB Cosmetics B.V., the owner of all of the outstanding shares of the Coty class B common stock and 8.7% of the Coty common stock, which together represent approximately 97% of Coty’s outstanding voting power, will remain the largest stockholder of the combined company overall, owning approximately 35% of the fully diluted shares of Coty common stock at the completion of the Transactions.

•

The composition of the governing body of Coty after the Transactions. In this case, the composition of Coty’s board of directors following completion of the Transactions will be the members of Coty’s board of directors immediately prior to completion of the Transactions. Coty’s board of directors consists of seven directors, each elected for one-year terms by Coty’s stockholders at the annual meeting of stockholders. Coty’s board members are elected by plurality voting, meaning that the director nominees receiving the greatest number of votes are elected. Although former P&G shareholders will have a slight majority of the voting rights, these voting rights are expected to be widely held, the Transaction Agreement does not contemplate the addition of new board members and there is no stockholders’ agreement or voting agreement in which those new Coty stockholders would vote as a group. Therefore, any significant shift in the composition of Coty’s board of directors is unlikely to occur as a result of the Transactions.

•	The composition of the senior management of Coty after the Transactions. In this case, Coty’s future management team will have eight of ten executives from Coty’s existing senior management team.

After considering all pertinent facts, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, Coty has concluded that it is the accounting acquirer in the Transactions. ASC 805 requires consideration of all pertinent facts and circumstances, listing several potential indicators, none of which is weighed more heavily than another. Coty’s conclusion is based primarily upon the following facts: (1) JAB Cosmetics B.V. will remain the largest individual Coty stockholder, owning approximately 35% of the fully diluted shares of Coty common stock at the completion of the Transactions, (2) there will be no immediate change in the composition of Coty’s board of directors after the Transactions, (3) except as noted above, Coty’s senior management prior to the Transactions will continue to be the senior management of the combined business after the Transactions and (4) Coty is issuing its equity interests as consideration for the Transactions. Accordingly, even though P&G shareholders that participate in the exchange offer will in the aggregate obtain a majority of the voting rights, Coty will apply the acquisition method of accounting to the assets and liabilities of Galleria Company upon completion of the Transactions.

Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions

The completion of the Distribution is conditioned upon P&G’s receipt of an opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the (i) Galleria Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (ii) Distribution, as such, should qualify as a distribution to P&G shareholders pursuant to section 355 of the Code, and (iii) Merger should not cause section 355(e) of the Code to apply to the Distribution. Accordingly, P&G and P&G shareholders generally should recognize no taxable gain or loss with respect to the Distribution. It is a condition to the Distribution that such opinion not be withdrawn. The opinion will be based on, among other things, certain assumptions and representations as to factual matters and certain covenants made by P&G, Galleria Company, Coty and Merger Sub which, if incorrect or inaccurate in any material respect, could jeopardize the conclusions reached by special tax counsel in its opinion. It should be noted that there is a lack of binding administrative and judicial authority addressing the qualification under sections 355 and 368(a)(1)(D) of the Code of transactions substantially similar to the Distribution and the Merger, that the opinion will not be binding on the IRS or a court and that the IRS or a court may not agree with the opinion. As a result, while it is impossible to determine the likelihood that the IRS or a court could disagree with the conclusions of the above-described opinion, the IRS could assert, and a court could determine, that the Distribution and/or the Merger should be treated as taxable transactions. Neither P&G nor Galleria Company is currently aware of any facts or circumstances that would cause the above-referenced assumptions and representations to be untrue or incorrect in any material respect that would preclude any of P&G, Galleria Company, Coty and Merger Sub from complying with all applicable covenants or that would otherwise jeopardize the conclusions reached by special tax counsel in its opinion. You should note that none of P&G, Galleria Company, Coty or Merger Sub intends to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Transactions.

If, notwithstanding the receipt of an opinion of special tax counsel, the Galleria Transfer and the Distribution, taken together, fail to qualify as a reorganization under section 368(a)(1)(D) of the Code, and the Distribution fails to qualify as a distribution to P&G shareholders pursuant to section 355 of the Code, each P&G shareholder who receives shares of Galleria Company common stock in the Distribution would generally be treated as recognizing taxable gain equal to the difference between the fair market value of the shares of Galleria Company common stock received by the shareholder and its tax basis in the shares of P&G common stock exchanged therefor and/or receiving a taxable distribution equal to the fair market value of the shares of Galleria

Company common stock received by the shareholder. P&G would generally recognize taxable gain equal to the excess of the fair market value of the assets transferred to Galleria Company plus liabilities assumed by Galleria Company over P&G’s tax basis in such assets.

Even if the Galleria Transfer and the Distribution, taken together, generally qualify as a reorganization under section 368(a)(1)(D) of the Code and the Distribution generally qualifies as a distribution to P&G shareholders pursuant to section 355 of the Code, the Distribution would become taxable to P&G under section 355(e) of the Code if a 50% or greater interest (by vote or value) in P&G stock or Galleria Company stock were treated as acquired (including, in the latter case, through the acquisition of Coty stock in or after the Merger), directly or indirectly, by certain persons as part of a plan or series of related transactions that included the Distribution. Because P&G shareholders should be treated as owning more than 50% (by vote and value) of the shares of Coty common stock immediately following the Merger, the Merger, by itself, should not cause the Distribution to be taxable to P&G under section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of P&G shares before the Distribution, or Coty shares after the Distribution, were part of a plan or series of related transactions that included the Distribution for purposes of section 355(e) of the Code, such determination could result in the recognition of gain by P&G under section 355(e) of the Code. While P&G generally would recognize gain as if it had sold the shares of Galleria Company common stock distributed to P&G shareholders in the Distribution for an amount equal to the fair market value of such stock, P&G has agreed under the Tax Matters Agreement among P&G, Galleria Company, Coty and Merger Sub to make a protective election under section 336(e) of the Code with respect to the Distribution which generally causes a deemed sale of Galleria Company’s assets upon a taxable Distribution. In such case, to the extent that P&G is responsible for the resulting transaction taxes, Coty generally would be required to make periodic payments to P&G equal to the tax savings arising from a “step up” in the tax basis of Galleria Company’s assets as a result of the protective election under section 336(e) of the Code taking effect.

The consummation of the Merger is conditioned on the receipt by P&G of a tax opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, and by Coty of a tax opinion from McDermott Will & Emery LLP, special tax counsel to Coty, in each case, to the effect that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. Accordingly, P&G shareholders who exchange their shares of Galleria Company common stock received in the Distribution for shares of Coty common stock generally will, for U.S. federal income tax purposes, recognize no taxable gain or loss in the Merger, except for any taxable gain or loss attributable to the receipt of cash in lieu of fractional shares of Coty common stock. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the consummation of the Merger in the manner contemplated by the Transaction Agreement, and representations and covenants made by P&G, Galleria Company, Coty and Merger Sub, including those contained in representation letters of officers of Coty and P&G. If any of those representations, covenants or assumptions is incorrect or inaccurate in any material respect, the opinions may not be relied upon, and the U.S. federal income tax consequences of the Merger could differ from those discussed herein. In addition, these opinions are not binding on the IRS or a court, and none of P&G, Galleria Company, Coty or Merger Sub intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Transactions. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

For further information concerning the U.S. federal income tax consequences of the Transactions, see “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical combined financial data of P&G Beauty Brands, summary historical consolidated financial data of P&G, summary historical consolidated financial data of Coty, summary unaudited condensed combined pro forma financial data of Coty, comparative historical and pro forma per share data of Coty and historical per share data of P&G are being provided to help you in your analysis of the financial aspects of the Transactions. For all periods presented, the summary historical combined financial data of P&G Beauty Brands includes all of the assets and liabilities of P&G Beauty Brands, including the Galleria assets and liabilities, the Divested Brands prior to their disposition and the Excluded Brands. The summary unaudited condensed combined pro forma financial data of Coty and comparative historical and pro forma per share data of Coty have been prepared by Coty for illustrative purposes only and are not necessarily indicative of what the operating results or financial position of Coty or Galleria Company would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this prospectus. See “Where You Can Find More Information; Incorporation by Reference,” “Information on P&G Beauty Brands,” “Information on P&G,” “Information on Coty” and “Selected Historical and Pro Forma Financial Data.”

Summary Historical Combined Financial Data of P&G Beauty Brands

P&G Beauty Brands’ combined balance sheet data presented below as of June 30, 2015 and 2014 and statements of income and cash flows data for the three fiscal years ended June 30, 2015, 2014 and 2013 has been derived from P&G Beauty Brands’ audited combined financial statements, included elsewhere in this prospectus. P&G Beauty Brands combined balance sheet data presented below as of March 31, 2016 and statement of income data for the nine months ended March 31, 2016 and 2015 has been derived from P&G Beauty Brands’ unaudited interim combined financial statements, included elsewhere in this prospectus. In the opinion of Galleria Company’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The summary historical combined financial data below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended March 31, 2016 are not necessarily indicative of the results for the full fiscal year. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of P&G Beauty Brands” and the financial statements of P&G Beauty Brands and the notes thereto included elsewhere in this prospectus.

The financial information of P&G Beauty Brands included in this prospectus reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of P&G Beauty Brands presented may be different from those that would have resulted had P&G Beauty Brands been operated as a standalone company or been supported as a subsidiary of Coty. The financial information of P&G Beauty Brands also includes results for the Divested Brands for periods prior to the respective dates of divestiture, as well as the Excluded Brands, which will not be transferred to Coty in the Transactions. As a result, the historical financial information of P&G Beauty Brands is not a reliable indicator of future results. See “Risk Factors.”

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2015	2014	2013	2016	2015
	(Dollars in millions)
Statement of Income Data:
Net sales	$5,518	$6,003	$6,122	$3,715	$4,269
Cost of products sold	1,875	2,029	2,075	1,221	1,436

Gross profit	3,643	3,974	4,047	2,494	2,833
Selling, general and administrative expense	3,228	3,513	3,632	2,172	2,463
Intangible asset impairment charges	—	—	—	48	—

Operating income	415	461	415	274	370
Interest expense/(income), net	—	—	—	17	(1)
Other non-operating income, net	94	—	—	8	8

Earnings before income taxes	509	461	415	265	379
Income taxes	361	152	138	110	379

Net income	$148	$309	$277	$155	$—

	As of June 30,		As of March 31,
	2015	2014	2016
	(Dollars in millions)
Balance Sheet Data:
Total assets	$6,707	$7,695	$7,528
Long-term debt	—	—	995
Total equity	5,107	5,857	4,991

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2015	2014	2013	2016	2015
	(Dollars in millions)
Statement of Cash Flows Data:
Cash provided by (used in):
Operating activities	$271	$462	$484	$366	$389
Investing activities	47	(98)	(102)	(1,049)	(63)
Financing activities	(316)	(431)	(365)	722	(321)
Depreciation and amortization expense	125	128	128	81	95
Capital expenditures	(106)	(109)	(103)	(65)	(72)

Other Financial Data:
EBITDA(1)	$634	$589	$543	$363	$473

(1)

EBITDA is a financial measure not prepared in accordance with GAAP and is defined as income before interest expense, interest income, provision for income taxes, depreciation and amortization. EBITDA is not adjusted for restructuring costs. EBITDA is not, and should not, be used as a substitute for net income as determined in accordance with GAAP. P&G and Galleria Company believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the beauty industry. However, EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of P&G Beauty Brands’ results as reported under GAAP. Other companies may calculate EBITDA differently from how EBITDA is calculated for P&G Beauty Brands, limiting its utility as a comparative measure. A reconciliation of EBITDA to net income appears below.

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2015	2014	2013	2016	2015
	(Dollars in millions)
Net income	$148	$309	$277	$155	$—
Interest expense/(income), net	—	—	—	17	(1)
Income taxes	361	152	138	110	379
Depreciation and amortization expense	125	128	128	81	95

EBITDA	$634	$589	$543	$363	$473

Summary Historical Consolidated Financial Data of P&G

The summary historical consolidated financial data presented below has been derived from, and should be read together with, P&G’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in P&G’s Current Report on Form 8-K filed with the SEC on October 26, 2015 to revise P&G’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and P&G’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which are incorporated by reference into this prospectus. The summary historical consolidated balance sheet data as of June 30, 2015 and 2014 and consolidated statement of earnings data for the fiscal years ended June 30, 2015, 2014 and 2013 has been derived from P&G’s audited consolidated financial statements incorporated by reference into this prospectus. The summary historical consolidated financial data as of March 31, 2016 and for the nine months ended March 31, 2016 and 2015 has been derived from P&G’s unaudited consolidated financial statements incorporated by reference into this prospectus. In the opinion of P&G’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The data shown below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended March 31, 2016 are not necessarily indicative of the results for the full fiscal year. To find out where you can obtain copies of P&G’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation by Reference.”

	Fiscal Year Ended June 30,						Nine Months Ended March 31,
	2015		2014		2013		2016		2015
	(Dollars in millions, except per share data)
Consolidated Statement of Earnings Data:
Net sales	$70,749		$74,401		$73,910		$49,197		$54,196
Cost of products sold	37,056		39,030		38,052		24,527		28,219
Selling, general and administrative expense	20,616		21,461		22,499		13,731		15,740
Goodwill and indefinite-lived intangible assets impairment charges	—		—		308		—		—
Venezuela deconsolidation charge	2,028		—		—		—		—

Operating income	11,049		13,910		13,051		10,939		10,237
Interest expense	626		709		668		429		478
Interest income	149		99		85		135		103
Other non-operating income, net	440		209		940		38		85

Earnings from continuing operations before income taxes	11,012		13,509		13,408		10,683		9,947
Income taxes on continuing operations	2,725		2,851		3,062		2,664		2,156

Net earnings from continuing operations	8,287		10,658		10,346		8,019		7,791
Net earnings (loss) from discontinued operations	(1,143)		1,127		1,056		627		(1,185)

Net earnings	$7,144		$11,785		$11,402		$8,646		$6,606

Less: Net earnings attributable to noncontrolling interests	108		142		90		89		91

Net earnings attributable to P&G	$7,036		$11,643		$11,312		$8,557		$6,515

Net earnings margin from continuing operations	11.7%		14.3%		14.0%		16.3%		14.4%
Ratio of earnings to fixed charges(1)	13.8	x	15.0	x	15.5	x	19.4	x	16.0	x
Basic net earnings per share of P&G common stock:(2)
Earnings from continuing operations	$2.92		$3.78		$3.65		$2.86		$2.77
Earnings/(loss) from discontinued operations	(0.42)		0.41		0.39		0.23		(0.44)

Basic net earnings per share of P&G common stock	$2.50		$4.19		$4.04		$3.09		$2.33
Diluted net earnings per share of P&G common stock(2)
Earnings from continuing operations	$2.84		$3.63		$3.50		$2.78		$2.67
Earnings/(loss) from discontinued operations	(0.40)		0.38		0.36		0.22		(0.41)

Diluted net earnings per share of P&G common stock	$2.44		$4.01		$3.86		$3.00		$2.26

(1)	For purposes of computing the ratios of earnings to fixed charges, (1) earnings consist of earnings from operations before income taxes after eliminating undistributed earnings of equity method investees plus fixed charges (including capitalized interest) and distributed income of equity investees; and (2) fixed charges consist of interest expense (including capitalized interest) and 1/3 of rental expense.
(2)	Basic net earnings per common share and diluted net earnings per common share are calculated on net earnings attributable to P&G.

	As of June 30,		As of March 31,
	2015	2014	2016
	(Dollars in millions)
Consolidated Balance Sheet Data:
Total assets	$129,495	$144,266	$127,508
Long-term debt	18,327	19,807	19,134
Total stockholders’ equity	63,050	69,976	59,853

Summary Historical Consolidated Financial Data of Coty

The summary historical consolidated financial data presented below has been derived from, and should be read together with, Coty’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and Coty’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which are incorporated by reference into this prospectus. The summary historical consolidated financial data as of June 30, 2015 and 2014 and for the fiscal years ended June 30, 2015, 2014 and 2013 has been derived from Coty’s audited consolidated financial statements incorporated by reference in this prospectus. The summary historical consolidated financial data as of March 31, 2016 and for the nine months ended March 31, 2016 and 2015 has been derived from Coty’s unaudited condensed consolidated financial statements incorporated by reference into this prospectus. In the opinion of Coty’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The data shown below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended March 31, 2016 are not necessarily indicative of the results for the full fiscal year. To find out where you can obtain copies of Coty’s documents that have been incorporated by reference, see “Where You Can Find More Information; Incorporation by Reference.”

	Fiscal Year Ended June 30,			Nine Months Ended March 31,
	2015	2014	2013	2016	2015
	(Dollars in millions, except per share data)
Consolidated Statement of Operations:
Net revenues	$4,395.2	$4,551.6	$4,649.1	$3,273.5	$3,375.7
Gross profit	2,638.2	2,685.9	2,788.8	1,993.1	2,032.8
Acquisition-related costs	34.1	0.7	8.9	98.3	1.9
Asset impairment charges	—	316.9	1.5	5.5	—
Operating income	395.1	25.7	394.4	257.1	418.5
Interest expense, net	73.0	68.5	76.5	55.7	56.3
Loss on early extinguishment of debt	88.8	—	—	3.1	88.8
Other expense (income), net	—	1.3	(0.8)	30.4	(0.2)
Income (loss) before income taxes	233.3	(44.1)	318.7	167.9	273.6
(Benefit) provision for income taxes	(26.1)	20.1	116.8	(42.5)	39.48
Net income (loss)	259.4	(64.2)	201.9	210.4	233.8
Net income attributable to noncontrolling interests	15.1	17.8	15.7	12.1	14.0
Net income attributable to redeemable noncontrolling interests	11.8	15.4	18.2	10.4	8.3
Net income (loss) attributable to Coty Inc.	232.5	(97.4)	168.0	187.9	211.5
Per Share Data:
Weighted-average common shares:
Basic	353.3	381.7	381.7	347.8	350.9
Diluted	362.9	381.7	396.4	356.9	360.7
Cash dividends declared per common share	$0.20	$0.20	$0.15	$0.25	$0.20
Net income (loss) attributable to Coty Inc. per common share:
Basic	$0.66	$(0.26)	$0.44	$0.54	$0.60
Diluted	0.64	(0.26)	0.42	0.53	0.59

	As of June 30,		As of March 31,
	2015	2014	2016
	(Dollars in millions)
Consolidated Balance Sheet Data:
Total assets	$6,018.9	$6,592.5	$7,024.9
Long-term debt	2,634.7	3,293.5	4,130.5
Total equity	984.7	854.4	455.0

Summary Non-GAAP Financial Data of Coty

The non-GAAP financial data for the fiscal years ended June 30, 2015, 2014 and 2013 and the nine months ended March 31, 2016 and 2015 has been derived from Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, respectively. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the respective forms filed with the SEC, which are incorporated by reference herein.

To supplement the financial measures prepared in accordance with GAAP, Coty uses non-GAAP financial measures including Adjusted operating income, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share (the “Adjusted Performance Measures”). The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than Coty does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, Coty’s management uses the Adjusted Performance Measures as key metrics in the evaluation of Coty’s performance and annual budgets and to benchmark performance of its business against it competitors. The following are examples of how these Adjusted Performance Measures are utilized by Coty’s management:

•	strategic plans and annual budgets are prepared using the Adjusted Performance Measures;

•	senior management receives a monthly analysis comparing budget to actual Coty operating results that is prepared using the Adjusted Performance Measures; and

•	senior management’s annual compensation is calculated, in part, by using the Adjusted Performance Measures.

In addition, Coty’s financial covenant compliance calculations under Coty’s debt agreements are substantially derived from these Adjusted Performance Measures.

Coty’s management believes that Adjusted Performance Measures are useful to investors in their assessment of Coty’s operating performance and the valuation of the company. In addition, these non-GAAP financial measures address questions Coty routinely receives from analysts and investors and, in order to ensure that all investors have access to the same data, Coty’s management has determined that it is appropriate to make this data available to all investors. The Adjusted Performance Measures exclude the impact of certain items (as further described below) and provide supplemental information regarding Coty’s operating performance. By disclosing these non-GAAP financial measures, Coty’s management intends to provide investors with a supplemental comparison of Coty’s operating results and trends for the periods presented. Coty’s management believes these measures are also useful to investors as such measures allow investors to evaluate Coty’s performance using the same metrics that Coty’s management uses to evaluate past performance and prospects for future performance. Coty provides disclosure of the effects of these non-GAAP financial measures by presenting the corresponding treatment prepared in conformity with GAAP in its financial statements, and by providing a reconciliation to the corresponding GAAP measure so that investors may understand the adjustments made in arriving at the non-GAAP financial measures and use the information to perform their own analyses.

Adjusted operating income excludes restructuring costs and business structure realignment programs, amortization, acquisition-related costs and acquisition accounting impacts, the impact of accounting modifications from liability plan accounting to equity plan accounting as a result of amended and restated share-based compensation plans, asset impairment charges and other adjustments as described below. Coty does not consider these items to be reflective of its core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign Coty’s operating structure and integrate new acquisitions, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense as described below and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by Coty’s management in assessing Coty’s operating performance period-to-period.

The Adjusted Performance Measures have changed since Coty’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 3, 2016, to incorporate the exclusion of expense and tax effects associated with the amortization of acquisition-related intangible assets. Coty’s management believes that such amortization is not reflective of the results of operations in a particular year because the intangible assets result from the allocation of the acquisition purchase price to the fair value of identifiable intangible assets acquired. The effect of this exclusion on Coty’s non-GAAP presentation was to amend Adjusted operating income in a manner that provides investors with a measure of Coty’s operating performance that facilitates period to period comparisons, as well as comparability to Coty’s peers. Exclusion of the amortization expense allows investors to compare operating results that are consistent over time for the consolidated company, including newly acquired and long-held businesses, to both acquisitive and nonacquisitive peer companies.

Adjusted Performance Measures reflect adjustments based on the following items:

•	Restructuring and other business realignment costs: Coty has excluded costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from its non-GAAP financial measures, Coty’s management is able to evaluate Coty’s ability to utilize its existing assets and estimate their long-term value. Furthermore, Coty’s management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of Coty’s operating performance.

•	Amortization expense: Coty has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Coty’s management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of its operating performance. Although Coty excludes amortization of intangible assets from its non-GAAP expenses, Coty’s management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•	Cost related to acquisition activities: Coty has excluded acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.

•	Share-based compensation adjustment: Coty has excluded the impact of the fiscal 2013 accounting modification from liability plan to equity plan accounting for the share-based compensation plans as well as other share-based compensation transactions that are not reflective of the ongoing and planned pattern of recognition for such expense. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” contained in the respective forms filed with the SEC for a full discussion of the share-based compensation adjustment.

•	Asset impairment charges: Coty has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Coty’s management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of its operating performance.

•	Other adjustments: Coty has excluded costs associated with the China Optimization program, Public entity preparedness program, Real estate consolidation program, and gains on sales of assets which are not part of its ongoing business. Coty does not expect these items to occur, either as a result of their nature or size, as part of its normal business on a regular basis. Coty’s management believes that the exclusion of such amounts allows its management and readers of its financial statements to further understand Coty’s financial results.

•	Interest and other (income) expense: Coty has excluded foreign currency impacts associated with acquisition-related and debt financing related forward contracts as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.

•	Loss on early extinguishment of debt: Coty has excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•	Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments are based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

While acquiring brands and licenses comprises a part of Coty’s overall growth strategy, along with targeting organic growth opportunities, Coty has excluded acquisition-related costs and acquisition accounting impacts in connection with business combinations because these costs are unique to each transaction and the amount and frequency are not consistent and are significantly impacted by the timing and size of its acquisitions. Coty’s management assesses the success of an acquisition as a component of performance using a variety of indicators depending on the size and nature of the acquisition, including:

•	the scale of the combined company by evaluating consolidated and segment financial metrics;

•	the expansion of product offerings by evaluating segment, brand, and geographic performance and the respective strength of the brands;

•	the evaluation of market share expansion in categories and geographies;

•	the earnings per share accretion and substantial incremental free cash flow generation providing financial flexibility for Coty; and

•	the comparison of actual and projected results, including achievement of projected synergies, post integration; provided that timing for any such comparison will depend on the size and complexity of the acquisition.

	Twelve Months Ended June 30,			Nine Months Ended March 31,
(in millions)	2015	2014	2013	2016	2015
Reported operating income	395.1	25.7	394.4	257.1	418.5
% of Net revenues	9.0%	0.6%	8.5%	7.9%	12.4%
Restructuring and other business realignment costs	91.4	34.1	36.1	98.5	64.2
Amortization	74.7	85.7	90.2	59.0	55.5
Costs related to acquisition activities	44.2	26.9	9.6	107.3	5.3
Share-based compensation expense adjustment	18.3	27.6	120.3	1.3	0.6
Public entity preparedness costs	—	1.2	7.7
Gain on sale of asset	—	—	(19.3)
Asset impairment charges	—	316.9	1.5	5.5
Real estate consolidation program costs	(0.7)	32.3	22.5	—	(0.7)
China Optimization	(19.4)	35.9	0.0	—	(19.0)

Total adjustments to reported operating income	208.5	560.6	268.6	271.6	105.9

Adjusted operating income	603.6	586.3	663.0	528.7	524.4

% of Net revenues	13.7%	12.9%	14.3%	16.2%	15.5%

	Twelve Months Ended June 30,			Nine Months Ended March 31,
(in millions)	2015	2014	2013	2016	2015
Reported net income attributable to Coty Inc.	232.5	(97.4)	168.0	187.9	211.5
% of Net revenues	5.3%	(2.1%)	3.6%	5.7%	6.3%
Adjustments to reported operating income	208.5	560.6	268.6	271.6	105.9
Loss on early extinguishment of debt	88.8	—	—	3.1	88.8
Adjustments to noncontrolling interest expense	(1.2)	—	—	0.0	(1.2)
Adjustments to other expense				30.4	0.0
Adjustments to interest expense				(13.1)	0.0
Change in tax provision due to adjustments to reported
net income attributable to Coty Inc.	(120.1)	(87.5)	(49.8)	(40.4)	(39.7)

Adjusted net income attributable to Coty Inc.	408.5	375.7	386.8	439.5	365.3

% of Net revenues	9.3%	8.3%	8.3%	13.4%	10.8%

Per Share Data:
Adjusted weighted-average common shares
Basic	353.3	381.7	381.7	347.8	350.9
Diluted	362.9	390.7	396.4	356.9	360.7
Adjusted net income attributable to Coty Inc. per common share:
Basic	$1.16	$0.98	$1.01	$1.26	$1.04
Diluted	$1.13	$0.96	$0.98	$1.23	$1.01

Summary Unaudited Condensed Combined Pro Forma Financial Data

The summary unaudited condensed combined pro forma financial data presented below is being provided for illustrative purposes only and are not necessarily indicative of what the operating results or financial position of Coty or P&G Beauty Brands would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Coty and P&G Beauty Brands may have performed differently had they actually been combined during the periods presented. See “Risk Factors.”

	For the fiscal year ended June 30, 2015 for pro forma condensed combined Coty and P&G Beauty Brands	For the Nine months ended March 31, 2016 for pro forma condensed combined Coty and P&G Beauty Brands
	(Dollars in millions, except per share data)
Statement of Income Data:
Net revenues	$9,243.2	$6,583.5
Gross profit	5,829.1	4,200.1
Net (loss) income	(12.6)	209.8

Other Data:
Net (loss) income attributable to Coty Inc. per common share
Basic	$(0.02)	$0.28
Diluted	(0.02)	0.27
Weighted-average common shares outstanding
Basic	765.6	760.1
Diluted	775.2	769.2

Financial Position (as of March 31, 2016):
Total assets		$22,860.3
Long-term debt, net		5,993.8
Total stockholders’ equity		11,664.4

Comparative Historical and Pro Forma Per Share Data

The following tables set forth historical and pro forma per share data for Coty and historical per share data for P&G. The Coty historical data has been derived from, and should be read together with, the audited consolidated financial statements of Coty and the related notes thereto contained in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 incorporated by reference into this prospectus and the unaudited condensed consolidated financial statements of Coty and the related notes thereto contained in Coty’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 incorporated by reference into this prospectus. The Coty pro forma data has been prepared by Coty and derived from the unaudited condensed combined pro forma financial statements of Coty, which gives effect to the completion of Merger and preliminary related acquisition accounting and the application of the net proceeds therefrom. The P&G historical data has been derived from, and should be read together with, the audited consolidated financial statements of P&G and the related notes thereto contained in P&G’s Current Report on Form 8-K filed with the SEC on October 26, 2015 to revise P&G’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and the unaudited consolidated financial statements of P&G and the related notes thereto contained in P&G’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, each of which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

This summary of comparative historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the Transactions been completed during the period presented, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Coty and P&G Beauty Brands may have performed differently had the Transactions occurred prior to the period presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Coty and the assets and liabilities of P&G Beauty Brands to be acquired by Coty been combined during the period presented or of the future results of Coty following the Transactions.

The following table presents certain historical and pro forma per share data for Coty:

	As of and for the Fiscal Year Ended June 30, 2015		As of and for the Nine Months Ended March 31, 2016
	Historical	Pro Forma	Historical	Pro Forma
Coty:
Weighted-average common shares:
Basic	353.3	765.6	347.8	760.1
Diluted	362.9	775.2	356.9	769.2
Book value per common share	$2.74		$1.31	$15.35
Cash dividends declared per common share	$0.20	$0.20	$0.25	$0.25
Net income (loss) attributable to Coty Inc. per common share:
Basic	$0.66	$(0.02)	$0.54	$0.28
Diluted	0.64	(0.02)	0.53	0.27

The following table presents certain historical per share data for P&G:

	As of and for the Fiscal Year Ended June 30, 2015	As of and for the Nine Months Ended March 31, 2016
P&G:
Net earnings:
Basic:
Earnings from continuing operations	$2.92	$2.86
Earnings/(loss) from discontinued operations	(0.42)	0.23

Basic net earnings per share	$2.50	$3.09
Diluted:
Earnings from continuing operations	$2.84	$2.78
Earnings/(loss) from discontinued operations	(0.40)	0.22

Diluted net earnings per share	$2.44	$3.00
Weighted average common stock outstanding (in millions):
Basic	2,711.7	2,709.2
Diluted	2,883.6	2,855.6
Book value per share of common stock	$23.23	$22.49
Cash dividends declared per share of common stock	$2.59	$2.66

Historical Market Price and Dividend Data

Historical Market Price

Historical market price data for Galleria Company does not exist as Galleria Company currently is a wholly owned subsidiary of P&G. As such, shares of Galleria Company common stock are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for Galleria Company.

Shares of P&G common stock are currently traded on the NYSE under the symbol “PG.” On July 8, 2015, the last trading day before the announcement of the Transactions, the last sale price of shares of P&G common stock reported by the NYSE was $80.99. On July 19, 2016, the last sale price of shares of P&G common stock reported by the NYSE was $86.17. The following table sets forth the high and low sale prices of shares of P&G common stock and the dividends declared for the periods indicated. For current price information, P&G shareholders are urged to consult publicly available sources.

	P&G Common Stock
	High	Low	Dividends
Fiscal Year Ended June 30, 2015
First Quarter	$85.40	$77.29	$0.6436
Second Quarter	93.89	81.57	0.6436
Third Quarter	91.79	80.81	0.6436
Fourth Quarter	84.20	77.10	0.6629
Fiscal Year Ended June 30, 2016
First Quarter	$82.55	$65.02	$0.6629
Second Quarter	81.23	71.29	0.6629
Third Quarter	83.87	74.46	0.6629
Fourth Quarter	84.80	79.10	0.6695
Fiscal Year Ending June 30, 2017
First Quarter (through July 19, 2016)	86.89	84.45	0.6695

Shares of Coty common stock are currently traded on the NYSE under the symbol “COTY.” No public trading market exists for shares of Coty class B common stock. On July 8, 2015, the last trading day before the announcement of the Transactions, the last sale price of shares of Coty common stock reported by the NYSE was $31.52. On July 19, 2016, the last sale price of shares of Coty common stock reported by the NYSE was $27.30. The following table sets forth the high and low sale prices of shares of Coty common stock and the dividends declared for the periods indicated for both Coty common stock and Coty class B common stock. For current price information, Coty stockholders are urged to consult publicly available sources.

	Coty Class A Common Stock		Dividends
	High	Low	Class A	Class B
Fiscal Year Ended June 30, 2015
First Quarter	$18.47	$16.39	$0.20	$0.20
Second Quarter	21.00	15.74	—	—
Third Quarter	24.71	18.33	—	—
Fourth Quarter	32.62	23.26	—	—
Fiscal Year Ended June 30, 2016
First Quarter	$32.72	$24.90	$0.25	$0.25
Second Quarter	30.76	25.17	—	—
Third Quarter	29.59	21.48	—	—
Fourth Quarter	31.60	24.74	—	—
Fiscal Year Ending June 30, 2017
First Quarter (through July 19, 2016)	27.98	25.73	—	—

Dividend Policies

P&G has been paying a dividend for 126 consecutive years since its incorporation in 1890 and has increased its dividend for 60 consecutive years at an annual compound average rate of over 9%. Over the past five years, the dividend has increased at an annual compound average rate of 5%. Nevertheless, as in the past, further dividends will be considered after reviewing dividend yields, profitability expectations and financing needs and will be declared at the discretion of P&G’s board of directors.

Coty has no legal or contractual obligation to pay dividends. Coty has been paying an annual dividend, once per year, since Coty’s initial public offering in 2013. The payment of cash dividends in the future will continue to be at the discretion of Coty’s board of directors. The declaration of any cash dividends, and the amount thereof, will depend on many factors, including Coty’s financial condition, capital requirements, funds from operations, the dividend taxation level, Coty’s stock price, future business prospects and any other factors as Coty’s board of directors may deem relevant. Additionally, the Coty Senior Secured Credit Facilities contain certain customary restrictions on Coty’s ability to pay dividends. The Galleria Senior Secured Credit Facilities entered into in connection with the Transactions contains similar restrictions, and other indebtedness Coty may incur in the future may contain similar restrictions.

RISK FACTORS

You should carefully consider each of the following risks and all other information contained or incorporated by reference in this prospectus. Some of the risks described below relate principally to the separation of Galleria from P&G, while others relate principally to the business and the industry in which Coty, including Galleria, will operate.

You should also refer to the risk factors included in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 for a discussion of the risks that could adversely affect Coty’s business. These risks are relevant to Coty on a standalone basis and are expected to be risks to the combined company following the completion of the Transactions. The risks described below and incorporated by reference herein may not be the only risks that Coty currently faces or will face after the completion of the Transactions. Additional risks and uncertainties not currently known or currently expected to be immaterial may also materially and adversely affect Coty’s business and financial condition or the price of Coty common stock following the completion of the Transactions.

Risks Relating to the Transactions

If the Distribution does not qualify as a tax-free transaction under sections 355 or 368(a)(1)(D) of the Code or the Merger does not qualify as a tax-free “reorganization” under section 368(a) of the Code, including as a result of actions taken in connection with the Distribution or the Merger or as a result of subsequent acquisitions of P&G, Coty or Galleria Company common stock, then P&G and its shareholders may incur substantial U.S. federal income tax liability, and Coty may have substantial indemnification obligations to P&G under the Tax Matters Agreement.

The completion of the Distribution is conditioned upon P&G’s receipt of a written opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the (i) Galleria Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (ii) Distribution, as such, should qualify as a distribution to P&G shareholders pursuant to section 355 of the Code, and (iii) Merger should not cause section 355(e) of the Code to apply to the Distribution. In addition, the consummation of the Merger is conditioned on the receipt by P&G of a tax opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, and by Coty of a tax opinion from McDermott Will & Emery LLP, special tax counsel to Coty, in each case, to the effect that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The opinions will be based on, among other things, certain assumptions and representations as to factual matters and certain covenants made by P&G, Galleria Company, Coty and Merger Sub which, if incorrect or inaccurate in any material respect, could jeopardize the conclusions reached by special tax counsel in their opinions. None of P&G, Galleria Company, Coty or Merger Sub is aware of any facts or circumstances that would cause the assumptions or representations to be relied upon in the above-described tax opinions to be untrue or incomplete in any material respect or that would preclude any of P&G, Galleria Company, Coty or Merger Sub from complying with all applicable covenants. None of P&G, Galleria Company, Coty or Merger Sub intends to waive these conditions. Any change in currently applicable law, which may be retroactive, or the failure of any representation or assumption to be true, correct and complete or any applicable covenant to be satisfied in all material respects, could adversely affect the conclusions reached by counsel. Furthermore, it should be noted that there is a lack of binding administrative and judicial authority addressing the qualification under sections 355 and 368(a)(1)(D) of the Code of transactions substantially similar to the Distribution and the Merger, the opinions will not be binding on the IRS or a court, and the IRS or a court may not agree with the opinions. As a result, while it is impossible to determine the likelihood that the IRS or a court could disagree with the conclusions of the above-described opinions, the IRS could assert, and a court could determine, that the Distribution and Merger should be treated as taxable transactions.

If, notwithstanding the receipt of the above-described opinions, the Distribution is determined to be a taxable transaction, each P&G shareholder who receives shares of Galleria Company common stock in the Distribution would generally be treated as recognizing taxable gain equal to the difference between the fair market value of the shares of Galleria Company common stock received by the shareholder and its tax basis in the shares of P&G common stock exchanged therefor and/or, if the exchange offer is completed but is undersubscribed and P&G distributes shares of Galleria Company common stock as a pro rata dividend, receiving a taxable distribution equal to the fair market value of the shares of Galleria Company common stock received by the shareholder in such pro rata distribution. Additionally, in such case, P&G would generally recognize taxable gain equal to the excess of the fair market value of the assets transferred to Galleria Company plus liabilities assumed by Galleria Company over P&G’s tax basis in those assets, and this would likely produce substantial income tax adjustments to P&G.

Even if the Galleria Transfer and the Distribution, taken together, were otherwise to qualify as a tax-free transaction under section 368(a)(1)(D) of the Code, and the Distribution were otherwise to qualify as a distribution to P&G shareholders pursuant to section 355 of the Code, the Distribution would become taxable to P&G (but not P&G shareholders) pursuant to section 355(e) of the Code if a 50% or greater interest (by vote or value) of either P&G or Galleria Company was acquired (including, in the latter case, through the acquisition of Coty stock in or after the Merger), directly or indirectly, by certain persons as part of a plan or series of related transactions that included the Distribution. For this purpose, any acquisitions of shares of P&G common stock, Galleria Company common stock or Coty common stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although P&G, Galleria Company or Coty may be able to rebut that presumption. While the Merger will be treated as part of such a plan for purposes of the test, standing alone, it should not cause the Distribution to be taxable to P&G under section 355(e) of the Code because P&G shareholders are expected to hold at least 54%, and in all events will hold more than 52%, of outstanding Coty common stock immediately following the Merger. However, if the IRS were to determine that other acquisitions of shares of P&G common stock, Galleria Company common stock or Coty stock, either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, that determination could result in the recognition of a taxable gain by P&G. While P&G generally would recognize gain as if it had sold the shares of Galleria Company common stock distributed to P&G shareholders in the Distribution for an amount equal to the fair market value of such stock, P&G has agreed under the Tax Matters Agreement among P&G, Galleria Company, Coty and Merger Sub to make a protective election under section 336(e) of the Code with respect to the Distribution which generally causes a deemed sale of Galleria Company’s assets upon a taxable Distribution. In such case, to the extent that P&G is responsible for the resulting transaction taxes, Coty generally would be required to make periodic payments to P&G equal to the tax savings arising from a “step up” in the tax basis of Galleria Company’s assets as a result of the protective election under section 336(e) of the Code taking effect.

Under the Tax Matters Agreement, the Coty Group would be required to indemnify P&G against tax-related losses (e.g., increased taxes, penalties and interest required to be paid by P&G) if the Distribution were taxable to P&G as a result of the acquisition of a 50% or greater interest (by vote or value) in Coty as part of a plan or series of related transactions that included the Distribution, except where such acquisition would not have been taxable but for P&G’s breach of certain provisions described in the Tax Matters Agreement. In addition, the Coty Group would be required to indemnify P&G for any tax liabilities resulting from the failure of the Merger to qualify as a reorganization under section 368(a) of the Code or the failure of the Distribution to qualify as a tax-free reorganization under sections 355 and 368(a) of the Code (including, in each case, failure to so qualify under a similar provision of state or local law) to the extent that such failure is attributable to a breach of certain representations and warranties by Coty or certain actions or omissions of the Coty Group. Tax-related losses attributable both to actions or omissions by the Coty Group, on the one hand, and certain actions or omissions by P&G, on the other hand, would be shared according to the relative fault of Coty and P&G. If the Coty Group is required to indemnify P&G in the event of a taxable Distribution, this indemnification obligation would be substantial and could have a material adverse effect on Coty, including with respect to its financial condition and results of operations. Except as described above, P&G would not be entitled to indemnification under the Tax Matters Agreement with respect to any taxable gain recognized in the Distribution. To the extent that Coty has any liability for any taxes of P&G, Galleria Company or any of their affiliates with respect to the Transactions that do not result from actions or omissions for which the Coty Group is liable as described above, P&G must indemnify Coty for such tax-related losses.

Coty could be adversely affected by significant restrictions following the Transactions in order to avoid tax-related liabilities.

The Tax Matters Agreement will require that Coty and Galleria Company, for a two-year period following the closing of the Merger, generally avoid taking certain actions. These limitations are designed to restrict actions that might cause the Distribution to be treated under section 355(e) of the Code as part of a plan under which a 50% or greater interest (by vote or value) in Coty is acquired or that could otherwise cause the Distribution, Merger and/or certain related transactions to become taxable to P&G. Unless Coty delivers an unqualified opinion of tax counsel reasonably acceptable to P&G, confirming that a proposed action would not cause certain of the Transactions to become taxable, Coty and Galleria Company are each generally prohibited or restricted during the two-year period following the closing of the Merger from:

•	subject to specified exceptions, issuing stock (or stock equivalents) or recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock;

•	amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock;

•	merging or consolidating with another entity, or liquidating or partially liquidating, except for any merger, consolidation, liquidation or partial liquidation that is disregarded for U.S. federal income tax purposes;

•	discontinuing, selling, transferring or ceasing to maintain the Galleria Company active business under section 355(b) of the Code;

•	taking any action that permits a proposed acquisition of Coty stock or Galleria Company stock to occur by means of an agreement to which none of Coty, Galleria Company or their affiliates is a party (including by soliciting a tender offer for Galleria Company stock or Coty stock, participating in or otherwise supporting any unsolicited tender offer for such stock or redeeming rights under a shareholder rights plan with respect to such stock); and

•	engaging in other actions or transactions that could jeopardize the tax-free status of the Distribution, Merger and/or certain related transactions.

Under the Tax Matters Agreement, Coty and its affiliates would be required to indemnify P&G against tax-related losses (e.g., increased taxes, penalties and interest required to be paid by P&G) if the Galleria Transfer, taken together with the Distribution, fails to qualify for tax-free treatment as a result of the direct or indirect acquisition of a 50% or greater interest (by vote or value) in Coty as part of a plan or series of related transactions that included the Distribution, except where such acquisition would not have been taxable but for P&G’s breach of certain provisions described in the Tax Matters Agreement.

Due to these restrictions and indemnification obligations under the Tax Matters Agreement, many strategic alternatives may be unavailable to Coty during the two-year period following the consummation of the Merger, which could have a material adverse effect on Coty’s liquidity and financial condition. Coty may be limited during this period in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may maximize the value of Coty’s business and that may otherwise be in Coty’s best interests. Also, Coty’s potential indemnity obligation to P&G might discourage, delay or prevent a change of control transaction of Coty during this two-year period that Coty stockholders may consider favorable to its ability to pursue strategic alternatives.

Sales of shares of Coty common stock after the Transactions may negatively affect the market price of Coty common stock.

The shares of Coty common stock issued in the Merger to holders of shares of Galleria Company common stock will generally be eligible for immediate resale. The market price of Coty common stock could decline as a result of sales of a large number of shares of Coty common stock in the market after the completion of the Transactions or even the perception that these sales could occur.

It is expected that immediately after the completion of the Transactions, P&G shareholders or former P&G shareholders will hold approximately 54% of the fully diluted shares of Coty common stock and Coty’s existing stockholders will hold approximately 46% of the fully diluted shares of Coty common stock.

Currently, P&G shareholders include index funds that have performance tied to the Standard & Poor’s 500 Index, the Dow Jones Industrial Average or other stock indices, and institutional investors subject to various investing guidelines. Because Coty may not be included in these indices following completion of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide not to participate in the exchange offer, or, if the exchange offer is not fully subscribed, may decide to or may be required to sell the shares of Coty common stock that they receive in any subsequent pro rata distribution of the Remaining Shares following completion of an exchange offer. Alternatively, the index funds and institutional investors may participate in the exchange offer and may decide to or may be required to sell the shares of Coty common stock that they receive in the Merger. In addition, the investment fiduciaries of P&G’s defined contribution plans may decide to sell any Coty common stock that the trusts receive in the Transactions, or not participate in the exchange offer, in response to fiduciary obligations under applicable law. These sales, or the possibility that these sales may occur, could negatively affect the market price of Coty common stock and may make it more difficult for Coty to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The calculation of the merger consideration will not be adjusted if there is a change in the value of P&G Beauty Brands or its assets or the value of Coty before the Merger is completed.

The calculation of the number of shares of Coty common stock to be distributed in the Merger will not be adjusted if there is a change in the value of P&G Beauty Brands or its assets or the value of Coty prior to the consummation of the Merger. While Coty will not be required to consummate the Merger if there has been any “material adverse effect” (as this term is described in “The Transaction Agreement—Representations and Warranties”) on P&G Beauty Brands, Coty will not be permitted to terminate the Transaction Agreement because of the occurrence of events that do not fall within this definition, including changes in the market price of Coty common stock or changes in the value of P&G Beauty Brands that do not otherwise constitute a material adverse effect on P&G Beauty Brands.

The Transactions may not be completed on the terms or timeline currently contemplated, or at all.

The completion of the Transactions is subject to numerous conditions, including (1) the receipt of regulatory approvals in certain jurisdictions, (2) the completion of the Separation and Distribution, (3) the satisfaction of the Minimum Condition or the Revised Minimum Condition, as applicable, (4) the conversion of all outstanding shares of Coty’s class B common stock into shares of Coty common stock, (5) the receipt of written tax opinions from special tax counsel to P&G and special tax counsel to Coty, and (6) other customary conditions. See “The Transaction Agreement—Conditions to the Transactions” and “The Exchange Offer—Conditions for Completion of the Exchange Offer.” There is no assurance that the Transactions will be completed on the terms or timeline currently contemplated, or at all. P&G and Coty have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory and financial services fees related to the Transactions. These expenses must be paid regardless of whether the Transactions are completed.

Governmental agencies may not approve the Merger or the related transactions necessary to consummate the Merger or may impose conditions to the approval of such transactions or require changes to the terms of such transactions. Any such conditions or changes could have the effect of delaying completion of the Transactions, imposing costs on or limiting the revenues of the combined company following the Transactions or otherwise reducing the anticipated benefits of the Transactions.

Failure to complete the Transactions could materially and adversely impact the market price of Coty common stock as well as Coty’s business, liquidity, financial condition and results of operations.

If the Transactions are not completed for any reason, the price of Coty common stock may decline significantly. In addition, Coty is subject to additional risks, including, among others:

•	substantial costs related to the Transactions, such as advisory, legal, accounting, integration and other professional fees and regulatory filing and financial printing fees, which must be paid regardless of whether the Transactions are completed; and

•	potential disruption of the business of Coty and distraction of its workforce and management team.

The historical financial information of P&G Beauty Brands includes the results from certain brands that will not be transferred to Coty and may not be representative of P&G Beauty Brands’ results if it had been operated independently of P&G and, as a result, may not be a reliable indicator of Galleria’s future results.

P&G Beauty Brands is currently operated as four distinct product categories of P&G, all of which have historically been part of P&G’s Beauty reportable segment. Consequently, the historical financial information of P&G Beauty Brands included in this prospectus reflects all direct costs as well as assumptions and allocations made by P&G. While the historical financial information of P&G Beauty Brands includes results from each of the fine fragrance brands owned or licensed by P&G during the applicable periods or at the applicable dates, the Excluded Brands (the Dolce & Gabbana and Christina Aguilera fragrance licenses) will not be transferred to Coty in the Transactions as P&G and Coty did not obtain the requisite licensor consents for such a transfer. The historical financial information of P&G Beauty Brands also includes results for the Divested Brands for periods prior to the respective dates of disposition. Activities related to the Excluded Brands and the Divested Brands collectively accounted for $670.0 million of P&G Beauty Brands’ net sales and reduced P&G Beauty Brands’ net income by $17.0 million for the fiscal year ended June 30, 2015. Coty anticipates a negative impact to the profitability of the Galleria business as a result of excluding the Excluded Brands because certain Fine Fragrance divisional costs in the Excluded Brands results will transfer with the Galleria business as a part of the Merger.

In addition, the historical financial position, results of operations and cash flows of P&G Beauty Brands presented in this prospectus may be different from those that would have resulted had P&G Beauty Brands been operated independently of P&G or by a company other than P&G during the applicable periods or at the applicable dates. For example, in preparing P&G Beauty Brands financial statements, P&G made allocations of costs and P&G corporate expenses that were deemed to be attributable to P&G Beauty Brands. However, these costs and expenses reflect the costs and expenses attributable to P&G Beauty Brands operated as part of a larger organization and do not reflect costs and expenses that would be incurred by P&G Beauty Brands had it been operated independently and may not reflect costs and expenses that would have been incurred had P&G Beauty Brands been supported as a subsidiary of Coty.

As a result of the foregoing, the historical financial information of P&G Beauty Brands may not be a reliable indicator of Galleria’s future results.

The unaudited condensed combined pro forma financial statements of Coty and P&G Beauty Brands are not intended to reflect what actual results of operations and financial condition would have been had Coty and Galleria Company been a combined company for the periods presented, and therefore these results may not be indicative of Coty’s future operating performance.

Because Coty will acquire Galleria only upon completion of the Transactions, there is no available historical financial information that consolidates the financial results for Coty and Galleria. The historical financial statements contained or incorporated by reference in this prospectus consist of the separate financial statements of P&G, P&G Beauty Brands and Coty.

The unaudited condensed combined pro forma financial statements presented in this prospectus are for illustrative purposes only and are not intended to, and do not purport to, represent what Coty’s actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited condensed combined pro forma financial statements are based in part on certain assumptions regarding the Transactions, including the amounts to be incurred under the Galleria Senior Secured Credit Facilities in the Recapitalization, that Coty believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the completion of the Transactions. The unaudited condensed combined pro forma financial statements have been prepared using the acquisition method of accounting, with Coty considered the acquirer of P&G Beauty Brands. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair values of the tangible and intangible assets and liabilities of P&G Beauty Brands. In arriving at the estimated fair values, Coty has considered preliminary reports of independent consultants which were based on a preliminary and limited review of the assets and liabilities related to P&G Beauty Brands. Following the effective date of the Merger, Coty expects to complete the purchase price allocation after considering the fair value of P&G Beauty Brands’ assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. If the portion of the purchase price allocated to goodwill differs in any material respect from the pro forma purchase price allocation, Coty’s earnings may be impacted.

The unaudited condensed combined pro forma financial statements do not reflect all of the costs of integration activities or transaction-related costs or incremental capital spending that Coty’s management believes are necessary to realize the anticipated synergies from the Transactions, nor do they reflect all of the anticipated benefit from those synergies. Accordingly, the pro forma financial information included in this prospectus does not reflect what Coty’s results of operations or operating condition would have been had Coty and P&G Beauty Brands been a consolidated entity during all periods presented, or what Coty’s results of operations and financial condition will be in the future.

Tendering P&G shareholders may receive a reduced premium or may not receive any premium in the exchange offer.

The exchange offer is designed to permit the exchange of shares of P&G common stock for shares of Galleria Company common stock at a discount of approximately      %, calculated as set forth in this prospectus, to the per-share equivalent value of Coty common stock. Stated another way, for each $1.00 of your shares of P&G common stock accepted in the exchange offer, you will receive approximately $          of shares of Galleria Company common stock. The value of the shares of P&G common stock will be based on the Average P&G Stock Price and the value of Galleria Company common stock will be based on the Average Coty Stock Price.

The number of shares a tendering P&G shareholder can receive is, however, subject to an upper limit of              shares of Galleria Company common stock for each share of P&G common stock accepted for exchange in the exchange offer. As a result, you may receive less than $          of shares of Galleria Company common stock for each $1.00 of shares of P&G common stock, depending on the Average P&G Stock Price and the Average Coty Stock Price. Because of the limit on the number of shares of Galleria Company common stock you may receive in the exchange offer, if there is a drop of sufficient magnitude in the trading price for Coty common stock relative to the trading price for P&G common stock, or if there is an increase of sufficient magnitude in the trading price for P&G common stock relative to the trading price for Coty common stock, you may not receive $          of shares of Galleria Company common stock for each $1.00 of shares of P&G common stock, and could receive much less.

In addition, there is no assurance that holders of shares of P&G common stock that are exchanged for shares of Galleria Company common stock in the exchange offer will be able to sell the shares of Coty common stock after receipt in the Merger at prices comparable to the Average Coty Stock Price.

There may also be circumstances under which you would receive fewer shares of Galleria Company common stock, and therefore effectively fewer shares of Coty common stock, than you would have received if the exchange ratio were determined using the closing prices for P&G common stock and Coty common stock on the Expiration Date.

If the trading price for P&G common stock were to increase during the last two trading days of the exchange offer period, the Average P&G Stock Price would likely be lower than the closing price for P&G common stock on the Expiration Date. As a result, you may receive fewer shares of Galleria Company common stock, and therefore effectively fewer shares of Coty common stock, for each $1.00 of shares of P&G common stock than you would have if the Average P&G Stock Price were calculated on the basis of the closing price of P&G common stock on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. Similarly, if the trading price for Coty common stock were to decrease during the last two trading days of the exchange offer period, the Average Coty Stock Price would likely be higher than the closing price for Coty common stock on the Expiration Date. Coty’s smaller market capitalization and fewer number of stockholders as compared to P&G may contribute to greater stock price volatility. Any decrease in the trading price for Coty common stock as described above could result in your receiving fewer shares of Galleria Company common stock, and therefore effectively fewer shares of Coty common stock, for each $1.00 of shares of P&G common stock than you would otherwise receive if the Average Coty Stock Price were calculated on the basis of the closing price for Coty common stock on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period.

The trading prices for Coty common stock may not be an appropriate proxy for the prices of shares of Galleria Company common stock.

The calculated per-share value of Galleria Company common stock for purposes of the exchange offer is based on the trading prices for Coty common stock, which may not be an appropriate proxy for the prices of shares of Galleria Company common stock. There is currently no trading market for shares of Galleria Company common stock and no such market will be established in the future. As promptly as practicable following the completion of the Distribution, Merger Sub will be merged with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty. In the Merger, each outstanding share of Galleria Company common stock will be converted automatically into the right to receive one share of Coty common stock. However, there can be no assurance that shares of Coty common stock after the issuance of shares of Galleria Company common stock and the Merger will trade on the same basis as shares of Coty common stock traded prior to the completion of the Transactions. In addition, it is possible that the trading prices for Coty common stock prior to the consummation of the Merger will not fully reflect the anticipated value of shares of Coty common stock after the Merger. For example, trading prices for Coty common stock during the Averaging Period could reflect some uncertainty as to the timing or consummation of the Merger or could reflect trading activity by investors seeking to profit from market arbitrage.

Following the conversion of shares of Galleria Company common stock into shares of Coty common stock in connection with the Merger, the former holders of shares of Galleria Company common stock may experience a delay before receiving their shares of Coty common stock or their cash in lieu of fractional shares, if any.

Following the conversion of shares of Galleria Company common stock into shares of Coty common stock, the former holders of shares of Galleria Company common stock will receive their shares of Coty common stock or their cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed, to the transfer agent. Until the distribution of the shares of Coty common stock to the individual shareholder has been completed, the relevant holder of shares of Coty common stock may not be able to sell its shares of Coty common stock. Consequently, if the market price for Coty common stock decreases during that period, the relevant shareholder may not be able to avoid losses by selling its shares of Coty common stock. Further, regardless of the price of Coty common stock, the relevant shareholder may not be able to raise cash by selling its shares of Coty common stock. Similarly, the former holders of shares of Galleria Company common stock who received cash in lieu of fractional shares will not be able to invest the cash until the distribution to the relevant shareholder has been completed, and they will not receive interest payments for that time period.

P&G shareholders’ investment will be subject to different risks after the exchange offer, regardless of whether they elect to participate in the exchange offer.

P&G shareholders’ investment will be subject to different risks if the exchange offer is completed.

•	If P&G shareholders exchange all of their shares of P&G common stock and the exchange offer is not oversubscribed, then they will no longer have an interest in P&G, but instead they will directly own an interest in Coty. As a result, their investment will be subject exclusively to risks associated with Coty and not risks associated solely with P&G. Coty’s business is less diversified than that of P&G and Coty’s market capitalization is not as large as that of P&G. Accordingly, Coty’s business may be more susceptible to the risks associated with the beauty business. Coty’s smaller market capitalization may also subject its stockholders to greater stock price volatility as compared to the volatility generally experienced by P&G shareholders.

•	If P&G shareholders exchange all of their shares of P&G common stock and the exchange offer is oversubscribed, then the exchange offer will be subject to the proration procedures described under “The Transactions” and, unless their odd-lot tender is not subject to proration, P&G shareholders will own an interest in both P&G and Coty. As a result, their investment will continue to be subject to risks associated with both P&G and Coty.

•	If P&G shareholders exchange some, but not all, of their shares of P&G common stock, then regardless of whether the exchange offer is fully subscribed, the number of shares of P&G common stock they own will decrease, while the number of shares of Galleria Company common stock, and therefore effectively shares of Coty common stock, they own will increase. As a result, their investment will continue to be subject to risks associated with both P&G and Coty.

•	If P&G shareholders do not exchange any of their shares of P&G common stock and the exchange offer is fully subscribed, then their interest in P&G will increase on a percentage basis, while their indirect ownership in Galleria Company will be eliminated. As a result, their investment will be subject exclusively to risks associated with P&G and not risks associated solely with Galleria Company because P&G will no longer have an investment in Galleria Company. P&G Beauty Brands accounted for 7.2% of P&G’s net sales in fiscal 2015. Following completion of the Transactions, P&G Beauty Brands will no longer be owned by P&G.

•	If P&G shareholders remain shareholders of P&G following the completion of the exchange offer and the exchange offer is not fully subscribed, then they may receive shares of Coty common stock after the distribution of the subsequent pro rata dividend described under “The Transactions” (although they may instead receive only cash in lieu of a fractional share). As a result, their investment may be subject to risks associated with both P&G and Coty.

Whether or not P&G shareholders tender their shares of P&G common stock, the shares they then hold after the completion of the exchange offer will reflect a different investment from the investment they previously held as a result of the Transactions.

Coty expects to incur significant one-time costs associated with the Transactions that could affect the period-to-period operating results of Coty following the completion of the Transactions.

At the time of announcement of the Transactions in July 2015, Coty anticipated that it would incur one-time charges of an aggregate of approximately $500 million and one-time capital expenditures of approximately $400 million as a result of costs associated with the Transactions. Coty currently anticipates that it will incur one-time charges of approximately $1.2 billion and capital expenditures of approximately $500 million. Some of the factors affecting the costs associated with the Transactions include the timing of the completion of the Transactions, the resources required in integrating Galleria with Coty’s existing businesses and the length of time during which transition services are provided to Coty by P&G. The amount and timing of this charge could adversely affect Coty’s liquidity, cash flows and period-to-period operating results, which could result in a reduction in the market price of shares of Coty common stock.

Any delay in completing the Transactions may reduce or eliminate the benefits that Coty expects to achieve.

The Transactions are subject to a number of conditions beyond P&G’s and Coty’s control that may prevent, delay or otherwise materially adversely affect the completion of the Transactions. P&G and Coty cannot predict whether and when these conditions will be satisfied. Any delay in completing the Transactions could cause the combined company not to realize some or all of the synergies that P&G and Coty expect to achieve if the Transactions are successfully completed within the expected time frame.

The opinions obtained by Coty’s board of directors from its financial advisors do not and will not reflect changes in circumstances after the date of such opinions.

On July 8, 2015, Morgan Stanley and Barclays each delivered an opinion to Coty’s board of directors that, as of July 8, 2015, based on and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by each of Morgan Stanley and Barclays as set forth in their respective written opinions, the exchange ratio pursuant to the Transaction Agreement was fair from a financial point of view to Coty. Changes in the operations and prospects of P&G, P&G Beauty Brands or Coty, general market and economic conditions and other factors that may be beyond the control of P&G and Coty, and on which the opinions of Morgan Stanley and Barclays were based, may alter the value of P&G, P&G Beauty Brands or Coty or the prices of shares of P&G common stock or Coty common stock by the time the Transactions are completed. Coty has not obtained, and does not expect to request, updated opinions from its financial advisors. Neither Morgan Stanley’s nor Barclays’ opinion speaks to the time when the Transactions will be completed or to any date other than the date of such opinion. As a result, the opinions do not and will not address the fairness, from a financial point of view, of the exchange ratio pursuant to the Transaction Agreement at any time other than July 8, 2015.

In preparing their respective opinions delivered to Coty’s board of directors on July 8, 2015, each of Morgan Stanley and Barclays assumed that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, would transfer with Galleria Company to Coty. However, the assets and liabilities transferred by P&G and assumed by Galleria Company will exclude those relating to the Excluded Brands. At the request of the management of Coty and based on specific projections provided by the management of Coty, the financial advisors performed, for illustrative purposes only, a sensitivity analysis to illustrate the impact of potential deviations from the assumption that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, transfer with Galleria Company to Coty. This analysis did not, nor was it intended to, correspond to an analysis of the Excluded Brands not transferring with Galleria Company. For further information regarding the financial effect of the Excluded Brands not transferring with Galleria Company, see the sections of this prospectus entitled “The Transaction Agreement—Recapitalization,” “—The Parties to the Transactions—Galleria Co.” and “Information on P&G Beauty Brands—Overview.” At the direction of Coty, the financial advisors further assumed that, in accordance with the terms of the Transaction Agreement, the Coty stockholders would own 48% of the fully diluted shares of Coty common stock immediately following the acquisition of Galleria Company. However, in connection with subsequent share repurchases by Coty, P&G and Coty agreed that such repurchased shares would be treated as if they remained outstanding for purposes of the Transaction Agreement by modifying the definition of “fully diluted basis” within the Transaction Agreement, although such shares would not be included in a comparable GAAP measure or otherwise reflected in “fully diluted” as that term is otherwise used in this prospectus and defined under “Helpful Information.” As a result, existing Coty stockholders are currently expected to own approximately 46% of the fully diluted shares of Coty common stock as that term is otherwise used in this prospectus and defined under “Helpful Information.”

In determining whether to proceed with the Transactions, P&G’s board of directors did not seek or obtain a fairness opinion from a financial advisor.

In determining whether to proceed with the Transactions, P&G’s board of directors did not seek or obtain a third-party valuation of P&G Beauty Brands or a fairness opinion from a financial advisor. The opinions of Morgan Stanley and Barclays issued in connection with the Merger and included as appendices to this prospectus were rendered for the benefit of Coty’s board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to Coty of the exchange ratio pursuant to the Transaction Agreement as of the date of the opinions. Neither Morgan Stanley’s opinion nor Barclays’ opinion addressed any other aspect of the Transactions, including the fairness of the amount or nature of the compensation to P&G or its shareholders.

Risks Relating to Coty, Including Galleria After the Transactions

The following discussion supplements and, where applicable, updates the discussion of risk factors that could adversely affect Coty’s business included in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015. Those risks are relevant to Coty on a standalone basis and are expected to be risks to the combined company following the Transactions.

The integration of Galleria with Coty may not be successful or anticipated benefits from the Transactions may not be realized.

After completion of the Transactions, Coty will have significantly more sales, assets and employees than it did prior to the Transactions. The integration process will require Coty to expand the scope of its operations and financial, accounting and control systems. Coty’s management will be required to devote a substantial amount of time and attention to the process of integrating Galleria with Coty’s business operations. The integration process is often difficult and management involvement is inherent in that process. These difficulties include:

•	integrating the operations of Galleria while carrying on the ongoing operations of Coty’s business;

•	managing a significantly larger company than before the Transactions;

•	coordinating businesses located in new geographic regions, including significantly increased international operations;

•	operating a hair color business, which is a new category in the beauty industry for Coty;

•	operating nine additional large manufacturing facilities in the United States, Germany, Thailand, Mexico, Russia and the United Kingdom;

•	maintaining and protecting the competitive advantages of Galleria, including the trade secrets, know-how and intellectual property related to its production processes;

•	integrating business cultures and processes;

•	retaining personnel associated with Galleria;

•	implementing a new system for the distribution and sale of Galleria products to replace the P&G direct sales force, and integrating that system with Coty’s current sales and distribution organization;

•	implementing uniform standards, controls, procedures, policies and information systems and minimizing costs associated with such matters; and

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems.

Coty may not be able to successfully or cost-effectively integrate Galleria. The process of integrating Galleria into Coty’s operations may cause an interruption of, or loss of momentum in, the activities of Galleria’s or Coty’s businesses. If Coty’s management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Coty’s business, financial condition and results of operations may be materially adversely affected.

The combined company may not achieve some or any of the synergies that Coty expects to achieve if the Transactions are successfully completed. Even if Coty is able to combine the two business operations, it may not be possible to realize the full benefits, including increased sales volume, that Coty currently expects to result from the Transactions, or to realize those benefits within the time frame that is currently expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by unanticipated costs or integration delays. In addition, the benefits of the Transactions may be offset by increased operating costs relating to changes in commodity or energy prices, increased competition or other risks and uncertainties. If Coty fails to realize the benefits it anticipates from the Transactions, Coty’s results of operations may be adversely affected.

Coty may be unable to provide the same types and level of benefits and services or access to equivalent financial strength and resources to Galleria Company that historically have been provided to P&G Beauty Brands by P&G or may be unable to provide them at the same cost.

As part of P&G’s Beauty reportable segment, P&G Beauty Brands has been able to receive benefits and services from P&G and has been able to benefit from P&G’s financial strength and extensive business relationships. After the completion of the Transactions, Galleria, which includes the assets and liabilities of P&G Beauty Brands other than those exclusively relating to the Excluded Brands, will be owned by Coty and will no longer benefit from P&G’s resources. While Coty will enter into separation-related agreements under which P&G will agree to provide certain transition and site-related services for a maximum period (including permitted extensions) of up to 12 months following the Distribution, it cannot be assured that Coty will be able to adequately replace those resources or replace them at the same cost. If Coty is unable to replace the resources provided by P&G or is unable to replace them at the same cost or is delayed in replacing the resources provided by P&G, Coty’s business, financial condition and results of operations may be materially adversely affected.

If the operating results for Galleria following the Transactions are below Coty’s expectations, Coty may not achieve the increases in revenues and net earnings that Coty expects as a result of the Transactions.

Coty has projected that it will derive a significant portion of its revenues and net earnings from the operations of Galleria after the Transactions. Therefore, any negative impact on those business operations could harm Coty’s operating results. Some of the significant factors that could harm the operations of Galleria, and therefore harm the future combined operating results of Coty after the Transactions, include:

•	increases in raw materials, energy and packaging costs for Galleria, including the cost of essential oils, alcohol and specialty chemicals;

•	more intense competitive pressure from existing or new companies;

•	difficulties meeting demand for Galleria products;

•	fluctuations in the exchange rates in the jurisdictions in which the combined company operates;

•	increases in promotional costs for Galleria; and

•	a decline in the markets served by Galleria.

The Transactions will expose Coty to risks inherent in the hair color business, and risks inherent in those geographies where Galleria currently operates.

If consummated successfully, the Transactions would create one of the world’s largest beauty companies and would represent a significant transformation of Coty’s existing business. Upon completion of the Transactions, Coty would be subject to a variety of risks associated with the hair color business, in addition to those Coty already faces in the fragrance, color cosmetics and skin and body care. These risks include changes in consumer preferences, volatility in the prices of raw materials, consumer perceptions of the brands, competition in the retail market and other risks. In addition, Coty will be exposed to risks inherent in operating in geographies in which Coty has not operated in or has been less present in the past.

Coty may be unable to manage its growth effectively, which would harm its business, results of operations and financial condition.

Following the Transactions, Coty plans to invest in Galleria to grow and leverage its increased scale to benefit its entire beauty portfolio. Coty’s growth strategy, including its strategy with respect to Galleria, may place a strain on its management team, information systems, labor, manufacturing and distribution capacity. P&G Beauty Brands has experienced in the past, and Galleria may experience in the future, manufacturing capacity constraints, particularly in periods where customer demand exceeds management’s expectations. Coty may determine that it is necessary to invest substantial capital in order to secure additional manufacturing and distribution capacity to accommodate the expected growth of its business. There may also be a delay between Coty’s decision to invest in its manufacturing and distribution capacity and the time when such capacity is available for use. If Coty does not make, or is unable to make, the necessary expenditures to accommodate its future growth, or if a significant amount of time passes between Coty’s decision to invest and the time in which such capacity is available for use, it may not be successful in executing its growth strategy. If Coty is unable to effectively address any future capacity constraints within its business, or otherwise manage its future growth, its business, results of operations and financial condition may be adversely affected.

The United Kingdom’s impending departure from the European Union could have a material adverse effect on Coty.

On June 23, 2016, the United Kingdom held a referendum in which a majority of voters voted to exit the European Union, commonly referred to as “Brexit.” As a result of the referendum, it is expected that the British government will commence negotiations to determine the terms of the United Kingdom’s withdrawal from the European Union. A withdrawal could, among other outcomes, disrupt the free movement of goods, services and people between the United Kingdom and the European Union, undermine bilateral cooperation in key geographic areas and significantly disrupt trade between the United Kingdom and the European Union or other nations as the United Kingdom pursues independent trade relations. In addition, Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union or other markets either during a transitional period or more permanently. Given the lack of comparable precedent, it is unclear what financial, trade and legal implications the withdrawal of the United Kingdom from the European Union would have and how such withdrawal would affect Coty.

The announcement of Brexit caused significant volatility in global stock markets and currency exchange rate fluctuations, in particular in the value of the British pound and euro. The announcement of Brexit and the withdrawal of the United Kingdom from the European Union may also create global economic uncertainty, which may cause Coty’s customers to reevaluate their spending budgets. Any of these effects of Brexit, and others that Coty cannot anticipate, could adversely affect Coty’s business, results of operations and financial condition.

Changes in relationships between Galleria and its brand licensors, or failure to maintain those relationships, following the Transactions could have a material adverse effect on Coty.

The rights to market and sell certain fine fragrance brands are derived from licenses from unaffiliated third parties and its business is dependent upon the continuation and renewal of those licenses on favorable terms. As of June 30, 2015, P&G Beauty Brands maintained 12 brand license agreements, which collectively accounted for 36% of its net sales in fiscal 2015. With the exception of the Excluded Brands, P&G and Coty have obtained the consent of brand licensors, to the extent required in connection with the Transactions, for the transfer of the applicable brand licenses from P&G Beauty Brands to Coty in the Transactions. Notwithstanding, these brand licensors may reduce the scope of their relationship with Galleria in anticipation of the Transactions or with Coty following completion of the Transactions. Any such reduction, or Coty’s inability to renew a brand license agreement upon favorable terms or otherwise, could have a material adverse effect on Coty’s business, financial condition and results of operations following the Transactions and could limit Coty’s ability to achieve the anticipated benefits of the Transactions.

Coty relies on brand licensors to manage and maintain their brands, and there is no guarantee that the licensors will maintain their celebrity status or positive association among the consumer public.

Coty, including Galleria following completion of the Transactions, relies on its brand licensors to manage and maintain their brands. Many of these brand licenses are with celebrities whose public personae Coty believes are in line with its current business strategy. Since Coty does not maintain control over such celebrities’ brand and image, however, they are subject to change at any time without notice, and there can be no assurance that these celebrity licensors will maintain the appropriate celebrity status or positive association among the consumer public to maintain sales of products bearing their names and likeness at the projected sales levels. As a result of the Transactions, such brand licensors may wish to renegotiate or terminate their agreements given management change. Similarly, since Coty is not responsible for the brand or image of its designer licensors, sales of related products or projected sales of related products could suffer if the designer suffers a general decline in the popularity of its brands due to mismanagement, changes in fashion or consumer preferences, or other factors beyond the control of Coty.

The success of Coty is also partially dependent on the reputation of their respective brand licensors and the goodwill associated with their intellectual property. These licensors’ reputation or goodwill may be harmed due to factors outside Coty’s control, which could have a material adverse effect on Coty’s business, financial condition and results of operations. In addition, in the event that any of these licensors were to enter bankruptcy proceedings, Coty could lose its rights to use the intellectual property that the applicable licensors license Coty to use.

Coty’s brand licenses may be terminated if specified conditions are not met.

Coty’s and Galleria’s existing brand licenses run for varying periods with varying renewal options and may be terminated if certain conditions, such as royalty payments, are not met. These brand licenses impose various obligations on Coty and Galleria which Coty believes are common to many licensing relationships in the beauty industry. These obligations include:

•	maintaining the quality of the licensed product and the applicable trademarks;

•	permitting the licensor’s involvement in and, in some cases, approval of advertising, packaging and marketing plans;

•	paying royalties at minimum levels and/or maintaining minimum sales levels;

•	promoting the sales of the licensed product actively;

•	spending a certain amount of net sales on marketing and advertising for the licensed product;

•	maintaining the integrity of the specified distribution channel for the licensed product;

•	expanding the sales of the product and/or the jurisdictions in which the product is sold;

•	agreeing not to enter into licensing arrangements with specified competitors;

•	indemnifying the licensor in the event of product liability or other claims related to Coty’s or Galleria’s products;

•	limiting assignment and sub-licensing to third parties without the licensor’s consent; and

•	requiring, in some cases, notice to the licensor or its approval of certain changes in control.

If, following the Transactions, Coty breaches any of these obligations or any other obligations set forth in any of these brand license agreements, Coty’s rights under the applicable brand license agreements could be terminated, which could have a material adverse effect on Coty’s business, financial condition and results of operations.

Coty expects to guarantee a significant amount of debt as a result of the Transactions.

At the completion of the Transactions, to the extent the requirements of the Transaction Agreement are satisfied, Coty will guarantee Galleria Company’s obligations under the Galleria Senior Secured Credit Facilities.

Galleria Company’s obligations are contractually agreed to be $2.9 billion, but are subject to specified adjustments, which may result in the incurred amount being higher. The terms of this debt, as well as the Coty Senior Secured Credit Facilities, will permit Coty to incur a substantial amount of additional indebtedness, including secured debt.

Coty’s ability to make scheduled payments under, or to refinance, its indebtedness depends on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to specified financial, business and other factors beyond Coty’s control. Coty may not be able to maintain a level of cash flow from operations sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness. If Coty’s cash flows and capital resources are insufficient to fund its debt service obligations, Coty may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance its indebtedness. Coty may not be able to take any of these actions, and these actions may not be successful or permit it to meet its scheduled debt service obligations and these actions may not be permitted under the terms of its existing or future debt agreements. In the absence of such operating results and resources, Coty could face liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. Since Coty’s debt agreements restrict its ability to dispose of assets, it may not be able to consummate such dispositions, and this could result in its inability to meet its debt service obligations.

In addition, this indebtedness could have other important consequences, including:

•	increasing Coty’s vulnerability to adverse economic, industry or competitive developments;

•	exposing Coty to the risk of increased interest rates to the extent that its indebtedness bears interest at variable rates;

•	making it more difficult to satisfy obligations with respect to Coty’s indebtedness, and any failure to comply with the obligations of any of its debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing the indebtedness;

•	restricting Coty from making strategic acquisitions or causing it to make non-strategic divestitures;

•	limiting Coty’s ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

•	placing Coty at a competitive disadvantage compared to competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that its leverage prevents it from pursuing.

If new debt is added to Coty’s and its subsidiaries’ existing debt levels, the related risks that it now faces would increase.

Coty’s debt facilities following completion of the Transactions will require Coty to continue to comply with specified financial covenants that may restrict its current and future operations and limit Coty’s flexibility and ability to respond to changes or take certain actions.

Coty remains dependent upon others for its financing needs, and Coty’s debt agreements currently contain, and will contain following the closing of the Transactions, restrictive covenants. The Coty Credit Agreement governing the Coty Senior Secured Credit Facilities contains, and following the Transactions the Galleria Credit Agreement governing the Galleria Senior Secured Credit Facilities will contain, covenants requiring Coty to maintain specific financial ratios and contain certain restrictions on Coty with respect to guarantees, liens, sales of certain assets, consolidations and mergers, affiliate transactions, indebtedness, dividends and other distributions and changes of control. There is a risk that these covenants could constrain execution of Coty’s business strategy and growth plans following the Transactions, including acquisitions. Should Coty decide to pursue an acquisition that requires financing that would violate Coty’s debt covenants, refusal of Coty’s lenders to permit waivers or amendments to Coty’s covenants could delay or prevent consummation of Coty’s plans. The Coty Senior Secured Credit Facilities will expire in 2022 and the Galleria Senior Secured Credit Facilities will expire seven years after the Galleria Financing Closing Date. There is no assurance that alternative financing or financing on as favorable terms will be found when these facilities expire.

Following the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock, and will have the ability to exercise significant influence over decisions requiring Coty stockholder approval.

Coty is currently controlled by JAB Cosmetics, B.V., Lucresca SE (“Lucresca”) and Agnaten SE (“Agnaten”). Lucresca and Agnaten indirectly share voting and investment control over the shares of Coty common stock and Coty class B common stock held by JAB Cosmetics B.V. Following the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock. As a result, JAB Cosmetics B.V., Lucresca and Agnaten will continue to have the ability to exercise significant influence over decisions requiring Coty stockholder approval, including the election of directors, amendments to Coty’s certificate of incorporation and approval of significant corporate transactions, such as a merger or other sale of Coty or its assets.

This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of Coty and may negatively affect the market price of Coty common stock. Also, JAB Cosmetics B.V. and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete indirectly with Coty. JAB Cosmetics B.V. or its affiliates may also pursue acquisition opportunities that are complementary to Coty’s business and, as a result, those acquisition opportunities may not be available to Coty.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference into this prospectus, contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements.

These forward-looking statements reflect P&G’s, Galleria Company’s and Coty’s current views with respect to, among other things, operations and financial performance. All statements in this prospectus that are not historical facts, including statements about P&G’s, Galleria Company’s and Coty’s beliefs or expectations, are forward-looking statements. Words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook,” “target” or other similar words or phrases used in connection with any discussion of future plans, actions or events, including with respect to the Transactions, generally identify forward-looking statements.

You should understand that the risks, uncertainties, factors and assumptions listed and discussed in this prospectus, including the following important factors and assumptions, could affect the future results of Coty following the Transactions and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	the effect of general economic conditions;

•	inability to complete the Transactions;

•	the integration of Galleria with Coty’s business, operations and culture and the ability to realize synergies and other potential benefits of the Transactions within the time frames currently contemplated, including planned organizational changes and their effects;

•	Coty’s strategy and future financial or operational performance;

•	performance of Coty’s and Galleria’s manufacturing and production operations including unexpected maintenance requirements or interruptions;

•	the inability of Coty to manage its growth effectively;

•	the level of competition from domestic and foreign companies;

•	fluctuations in transportation and distribution costs;

•	the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer or the inability to obtain new customers;

•	the impact of the illegal distribution and sale by third parties of counterfeit versions of Coty’s and Galleria’s products;

•	dependence on information technology and the inability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches;

•	the outcome or impact of pending or threatened litigation;

•	the anticipated benefits to Coty of other acquisitions or divestitures;

•	the success and cost of marketing and sales programs and other growth initiatives and strategies intended to promote growth in Coty’s business, which will include Galleria after the completion of the Transactions;

•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;

•	the concentration of Coty’s business, which will include Galleria after the completion of the Transactions, with key customers and the ability to manage and maintain key customer relationships;

•	the timing, amount and allocation of Coty’s capital expenditures, restructuring and merger and integration costs;

•	the outcome of current and future tax examinations and other tax matters, and their related impact on Coty’s tax positions;

•	foreign currency and interest rate fluctuations;

•	inventory levels and returns and cost of goods;

•	other factors affecting share prices and capital markets generally and domestic and international developments;

•	other goals and targets and statements of the assumptions underlying or relating to any such statements; and

•	the other factors described under “Risk Factors” in this prospectus or incorporated by reference herein.

These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements included in this prospectus or incorporated by reference herein. The inclusion of this forward-looking information should not be regarded as a representation by P&G, Galleria Company or Coty or any other person that the future plans, estimates or expectations that P&G, Galleria Company or Coty contemplate will be achieved. Although P&G, Galleria Company and Coty believe that the expectations reflected in the forward-looking statements are reasonable, they should not be viewed as guarantees of future results, events, favorable circumstances or conditions, levels of activity or performance. Actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include those described under “Risk Factors” in this prospectus or incorporated by reference herein.

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this prospectus. None of P&G, Galleria Company or Coty assumes any obligation to update or revise these forward-looking statements to reflect new events or circumstances, except as required by law.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General

P&G is offering to exchange all shares of Galleria Company common stock, that are owned by P&G, for shares of P&G common stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto), at or prior to 12:00 midnight, New York City time, on                     , 2016, unless the exchange offer is extended or earlier terminated. The last day on which tenders will be accepted, whether on                     , 2016 or any later date to which the exchange offer is extended, is referred to in this prospectus as the “Expiration Date.” You may tender all, some or none of your shares of P&G common stock.

P&G is offering                  shares of Galleria Company common stock in the exchange offer. In the exchange offer, P&G is offering all the shares of Galleria Company common stock it holds on the date of completion of the exchange offer. The number of shares of P&G common stock that will be accepted if the exchange offer is completed will depend on the final exchange ratio, the number of shares of Galleria Company common stock offered and the number of shares of P&G common stock validly tendered and not properly withdrawn.

P&G’s obligation to complete the exchange offer is subject to important conditions that are described in the section entitled “—Conditions for Completion of the Exchange Offer.”

For each share of P&G common stock that you validly tender in the exchange offer and do not properly withdraw, you will receive a number of shares of Galleria Company common stock at a discount of approximately     %, subject to an upper limit of                  shares of Galleria Company common stock per share of P&G common stock. Stated another way, subject to the upper limit described below, for each $1.00 of shares of P&G common stock accepted in the exchange offer, you will receive approximately $         of shares of Galleria Company common stock based on the Average P&G Stock Price and the Average Coty Stock Price as determined by P&G.

The Average P&G Stock Price will be equal to the simple arithmetic average of the daily VWAP of shares of P&G common stock on the NYSE during the Averaging Period as determined by P&G; and the Average Coty Stock Price will be equal to the simple arithmetic average of the daily VWAP of shares of Coty common stock on the NYSE during the Averaging Period as determined by P&G.

The daily VWAP as determined by P&G will be definitive and may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices.

Upper Limit

The number of shares of Galleria Company common stock a tendering P&G shareholder can receive is subject to an upper limit of                  shares of Galleria Company common stock for each share of P&G common stock accepted in the exchange offer. If the upper limit is in effect, you will receive less than $         of shares of Galleria Company common stock for each $1.00 of shares of P&G common stock that you tender, and this difference could be significant. P&G set the upper limit to ensure that a change in the relative price of P&G common stock and Coty common stock, whether as a result of an increase in the price of P&G common stock, a decrease in the price of Coty common stock or a combination thereof, would not result in an unduly high number of shares of Galleria Company common stock being exchanged for each share of P&G common stock accepted in the exchange offer, preventing a situation that might significantly reduce the benefits of the exchange offer to P&G and its continuing shareholders due to a smaller number of outstanding shares being acquired by P&G in the exchange offer.

Pricing Mechanism

The terms of the exchange offer are designed to result in you receiving $         of shares of Galleria Company common stock for each $1.00 of shares of P&G common stock tendered, based on the Average P&G Stock Price and the Average Coty Stock Price determined as described above and subject to the upper limit. Regardless of the final exchange ratio, the terms of the exchange offer would always result in you receiving approximately $         of shares of Galleria Company common stock for each $1.00 of shares of P&G common stock, based on the Average P&G Stock Price and the Average Coty Stock Price, so long as the limit is not in effect.

In other words, the following formula will be used to calculate the number of shares of Galleria Company common stock you will receive for shares of P&G common stock accepted in the exchange offer:

Number of shares of Galleria Company common stock	=	Number of shares of P&G common stock tendered and accepted, multiplied by the lesser of:	(1)	and	(2)	the Average P&G Stock Price divided by % of the Average Coty Stock Price

The Average P&G Stock Price for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of shares of P&G common stock on the NYSE during the Averaging Period, which has a period of three consecutive trading days (currently expected to be                     , 2016,                     , 2016 and                     , 2016) ending on and including the second trading day immediately preceding the Expiration Date. The value of a share of Galleria Company common stock for purposes of the exchange offer will equal the simple arithmetic average of the daily VWAPs of Coty common stock on the NYSE during the same Averaging Period.

To help illustrate the way this calculation works, below are two examples:

Example 1:	Assuming that the average of the daily VWAPs during the Averaging Period is $ per share of P&G common stock and $ per share of Coty common stock, you would receive shares ($ divided by % of $ ) of Galleria Company common stock for each share of P&G common stock accepted in the exchange offer. In this example, the upper limit of shares of Galleria Company common stock for each share of P&G common stock would not apply.

Example 2:	Assuming that the average of the daily VWAPs during the Averaging Period is $ per share of P&G common stock and $ per share of Coty common stock, the limit would apply and you would only receive shares of Galleria Company common stock for each share of P&G common stock accepted in the exchange offer because the upper limit is less than shares ($ divided by % of $ ) of Galleria Company common stock for each share of P&G common stock.

P&G will maintain a website at www.dfking.com/pg that provides the daily VWAP of both P&G common stock and Coty common stock, together with indicative exchange ratios, during the exchange offer period. The indicative exchange ratios will be updated on the website each day by 4:30 p.m. New York City time. On each day of the exchange offer period prior to the Averaging Period, indicative exchange ratios for each day will be calculated based on the simple arithmetic average of the daily VWAPs of P&G common stock and Coty common stock on the NYSE on each day, calculated as though that day were the last day of the three day Averaging Period for this exchange offer. In other words, assuming that a given day is a trading day, the indicative exchange ratio will be calculated based on the simple arithmetic average of the daily VWAPs of P&G common stock and Coty common stock on the NYSE for that day and the immediately preceding two trading days. The indicative exchange ratio will also reflect whether the upper limit on the exchange ratio, described above, would have been in effect.

During the Averaging Period, the indicative exchange ratios will be based on (1) on the first day of the Averaging Period, the daily VWAPs of P&G common stock and Coty common stock on the NYSE for that day, and (2) on the second day of the Averaging Period, the simple arithmetic average of the daily VWAPs of shares of P&G common stock and Coty common stock on the first and second day of the Averaging Period. No indicative exchange ratio will be published or announced on the third day of the Averaging Period.

Indicative exchange ratios will also be available by contacting the Information Agent at the telephone numbers provided on the back cover of this prospectus, on each day of the exchange offer prior to the announcement of the final exchange ratio.

The indicative exchange ratios, the final exchange ratio and the daily VWAPs used to calculate the final exchange ratio will each be rounded to four decimals.

Final Exchange Ratio

The final exchange ratio used to determine the number of shares of Galleria Company common stock, and effectively the number of shares of Coty common stock, that you will receive for each share of P&G common stock accepted for exchange in the exchange offer will be announced at www.dfking.com/pg and separately by press release no later than 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date. P&G will also announce at that time whether the upper limit on the number of shares of Galleria Company common stock that can be received for each share of P&G common stock tendered is in effect. After that time, you may also contact the Information Agent to obtain this information at its telephone numbers provided on the back cover of this prospectus.

If a market disruption event occurs with respect to shares of P&G common stock or shares of Coty common stock on any day during the Averaging Period, both the Average P&G Stock Price and the Average Coty Stock Price will be determined using the daily VWAPs of shares of P&G common stock and shares of Coty common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred. If, however, P&G decides to extend the exchange offer period following a market disruption event, the Averaging Period will be reset. See “—Conditions for Completion of the Exchange Offer.”

Since the exchange offer is scheduled to expire at 12:00 midnight, New York City time, on the Expiration Date and the final exchange ratio will be announced by 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date, you will have two trading days to tender or withdraw your shares of P&G common stock after the final exchange ratio is determined. For more information on tendering and withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”

For the purposes of illustration, the table below indicates the number of shares of Galleria Company common stock (and effectively shares of Coty common stock) that you would receive per share of P&G common stock accepted in the exchange offer, calculated on the basis described under “—Pricing Mechanism” and taking into account the upper limit, assuming a range of averages of the daily VWAPs of shares of P&G common stock and shares of Coty common stock during the Averaging Period. The first line of the table below shows the indicative Average P&G Stock Price, the indicative Average Coty Stock Price and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on          , 2016, based on the daily VWAPs of shares of P&G common stock and shares of Coty common stock on          , 2016,          , 2016 and          , 2016. The table also shows the effects of an illustrative          % increase or decrease in either or both the Average P&G Stock Price and Average Coty Stock Price based on changes relative to the values as of          , 2016.

P&G common stock	Coty common stock	Average P&G Stock Price	Average Coty Stock Price	Shares of Galleria Company common stock to be received per share of P&G common stock tendered(1)	Value Ratio(2)

As of , 2016	As of , 2016	$	$	$	$

Down %	Up %

Down %	Unchanged

Down %	Down %

Unchanged	Up %

Unchanged	Down %

Up %	Up %

Up %	Unchanged

Up %	Down %			(3)

(1)	Reflects application of the indicative exchange ratio. Subject to receipt of cash in lieu of fractional shares of Coty common stock. See “The Exchange Offer—Fractional Shares.”
(2)	The Value Ratio equals (a) the Average Coty Stock Price multiplied by the exchange ratio, divided by (b) the Average P&G Stock Price.
(3)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been shares of Galleria Company common stock per share of P&G common stock tendered. In this scenario, P&G would announce that the upper limit on the number of shares that can be received for each share of P&G common stock tendered is in effect no later than 9:00 a.m., New York City time, on the trading day immediately preceding the Expiration Date.

During the three-month period of                 , 2016 through                 , 2016, the highest closing price for P&G common stock on the NYSE was $         and the lowest closing price for Coty common stock on the NYSE was $         . If the Average P&G Stock Price and Average Coty Stock Price equaled these closing prices, you would receive only the limit of          shares of Galleria Company common stock for each share of P&G common stock tendered, and the value of such shares of Galleria Company common stock, based on the Coty common stock price, would have been less than the value of shares of P&G common stock accepted for exchange (approximately $         of shares of Galleria Company common stock for each $1.00 of shares of P&G common stock accepted for exchange).

If the trading price for P&G common stock were to increase during the last two trading days of the exchange offer period, the Average P&G Stock Price would likely be lower than the closing price for P&G common stock on the Expiration Date. As a result, you may receive fewer shares of Galleria Company common stock, and therefore effectively fewer shares of Coty common stock, for each $1.00 of shares of P&G common stock than you would have if the Average P&G Stock Price were calculated on the basis of the closing price for P&G common stock on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period. Similarly, if the trading price for Coty common stock were to decrease during the last two trading days of the exchange offer period, the Average Coty Stock Price would likely be higher than the closing price for Coty common stock on the Expiration Date. This could also result in your receiving fewer shares of Galleria Company common stock, and therefore effectively fewer shares of Coty common stock, for each $1.00 of shares of P&G common stock than you would otherwise receive if the Average Coty Stock Price were calculated on the basis of the closing price for Coty common stock on the Expiration Date or on the basis of an Averaging Period that includes the last two trading days of the exchange offer period.

The number of shares of P&G common stock that may be accepted in the exchange offer may be subject to proration. Depending on the number of shares of P&G common stock validly tendered in the exchange offer, and not properly withdrawn, and the final exchange ratio, determined as described above, P&G may have to limit the number of shares of P&G common stock that it accepts in the exchange offer through a proration process. Any proration of the number of shares accepted in the exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Tenders for Exchange by Holders of Fewer than 100 shares of P&G Common Stock.”

This prospectus and the related documents are being sent to:

•	persons who directly held shares of P&G common stock on , 2016. On that date, there were shares of P&G common stock outstanding, which were held of record by approximately shareholders; and

•	brokers, banks and similar persons whose names or the names of whose nominees appear on P&G’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares of P&G common stock.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of P&G Common Stock

If, upon the expiration of the exchange offer, P&G shareholders have validly tendered more shares of P&G common stock than P&G is offering to accept for exchange (taking into account the exchange ratio and the total number of shares of Galleria Company common stock owned by P&G), P&G will limit the number of shares of P&G common stock that it accepts for exchange in the exchange offer through a proration process. Proration for each tendering P&G shareholder will be based on (1) the proportion that the total number of shares of P&G common stock to be accepted for exchange bears to the total number of shares of P&G common stock validly tendered and not properly withdrawn and (2) the number of shares of P&G common stock validly tendered and not properly withdrawn by that shareholder (rounded to the nearest whole number of shares of P&G common stock and subject to any adjustment necessary to ensure the exchange of all shares of Galleria Company common stock owned by P&G), except for tenders of odd-lots, as described below.

Except as otherwise provided in this section, beneficial holders (other than plan participants in a P&G U.S. benefit plan) of fewer than 100 shares of P&G common stock who validly tender all of their shares will not be subject to proration if the exchange offer is oversubscribed. Beneficial holders of more than 100 shares of P&G common stock are not eligible for this preference.

Any beneficial holder (other than plan participants in a P&G U.S. benefit plan) of fewer than 100 shares of P&G common stock who wishes to tender all of the shares must complete the box entitled “Odd-Lot Shares” on the letter of transmittal. If your odd-lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment. If you hold odd-lot shares as a participant in a P&G U.S. benefit plan, you are not entitled to this preferential treatment.

P&G will announce the preliminary proration factor at www.dfking.com/pg and separately by press release as promptly as practicable after the Expiration Date. At the expiration of the guaranteed delivery period (three NYSE trading days following the Expiration Date), P&G will confirm the final results of the exchange offer, including the final proration factor, with the Exchange Agent. As promptly as practicable after the final results are confirmed, P&G will announce the final results of the exchange offer, including the final proration factor, at www.dfking.com/pg and separately by press release.

Any shares of P&G common stock not accepted for exchange in the exchange offer as a result of proration will be returned to the tendering shareholder promptly after the final proration factor is determined in book-entry form through either the DRS or the SIP.

For purposes of the exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Fractional shares of Galleria Company common stock will be issued in the Distribution. The shares of Galleria Company common stock (including the fractional shares) will be held by the Exchange Agent for the benefit of P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of a subsequent pro rata dividend, P&G shareholders whose shares of P&G common stock are outstanding after completion of the exchange offer. Upon consummation of the Merger, each share of Galleria Company common stock issued in the Distribution will automatically convert into the right to receive one share of Coty common stock. No fractional shares of Coty common stock will be issued in the Merger to holders of fractional shares of Galleria Company common stock. In lieu of any fractional shares of Coty common stock, holders of fractional shares of Galleria Company common stock who would otherwise be entitled to receive such fractional shares of Coty common stock will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of fractional shares in the open market, which will occur no later than 20 business days after the completion of the Transactions, obtained by aggregating the fractional shares of Coty common stock otherwise allocable to the holders of fractional shares of Galleria Company common stock. The distribution of cash in lieu of fractional shares will occur separate from, and subsequent to, the distribution of shares of Coty common stock.

Exchange of Shares of P&G Common Stock

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment), P&G will accept for exchange, and will exchange, for shares of Galleria Company common stock owned by P&G, the shares of P&G common stock validly tendered, and not properly withdrawn, prior to the expiration of the exchange offer, promptly after the Expiration Date.

The exchange of shares of P&G common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of (1)(a) certificates representing all physically tendered shares of P&G common stock or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of P&G common stock in the Exchange Agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering,” (2) the letter of transmittal for shares of P&G common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (3) any other required documents.

The exchange offer will be completed when P&G has accepted shares of P&G common stock for exchange. P&G will be deemed to have accepted for exchange, and thereby exchanged, shares of P&G common stock validly tendered and not properly withdrawn if and when P&G notifies the Exchange Agent of its acceptance of the tenders of those shares of P&G common stock pursuant to the exchange offer.

At or prior to the completion of the exchange offer, P&G will deliver to the Exchange Agent all of the shares of Galleria Company common stock outstanding, with irrevocable instructions to hold the shares of Galleria Company common stock for the benefit of P&G shareholders whose shares of P&G common stock have been accepted for exchange in the exchange offer and, in the case of any subsequent pro rata dividend, P&G shareholders whose shares of P&G common stock remain outstanding after completion of the exchange offer. Pursuant to the Merger, each share of Galleria Company common stock issued to P&G shareholders in the Distribution will automatically convert into the right to receive one share of Coty common stock. Upon the completion of the exchange offer, Coty will deposit with its transfer agent book-entry authorizations representing shares of Coty common stock, with irrevocable instructions to hold the shares of Coty common stock for the benefit of the holders of shares of Galleria Company common stock. Shares of Coty common stock and cash in lieu of fractional shares will be transferred to the holders of shares of Galleria Company common stock as promptly as practicable after the Merger and P&G’s notice and determination of the final proration factor. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

If P&G does not accept for exchange any tendered shares of P&G common stock for any reason pursuant to the terms and conditions of the exchange offer, the Exchange Agent (1) in the case of shares of P&G common stock held in certificated form, will convert such certificates representing such shares into (a) shares in book-entry form held through the DRS if the tendering shareholder account is not enrolled in the SIP or (b) shares in book-entry form held through the SIP if the tendering shareholder account is enrolled in the SIP; (2) in the case of shares held in book-entry form through the DRS or the SIP, will return such shares in book-entry form either through DRS or SIP, depending on where such shares were held prior to the tender, without expense to the tendering shareholder; and (3) in the case of shares held in book-entry form through The Depository Trust Company, will credit such shares to an account maintained within The Depository Trust Company, in each case promptly following expiration or termination of the exchange offer.

Procedures for Tendering

Shares Held in Certificated Form or in Book-Entry Form through DRS or the SIP

If you hold certificates representing shares of P&G common stock or if you hold your shares of P&G common stock in book-entry form through the DRS or the SIP, to validly tender such shares pursuant to the exchange offer, you must deliver to the Exchange Agent a letter of transmittal, properly completed and duly executed, along with any required signature guarantees and any other required documents. If you hold your shares of P&G common stock in certificated form, you must also deliver to the Exchange Agent the certificates representing the shares of P&G common stock tendered. All certificates received by the Exchange Agent will be deposited into (1) DRS if the tendering shareholder account is not enrolled in the SIP or (2) the SIP if the tendering shareholder account is enrolled in the SIP. The Exchange Agent’s address is listed on the last page of the letter of transmittal. Since certificates are not issued for DRS or SIP shares, you do not need to deliver any certificates representing those shares to the Exchange Agent.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of P&G common stock through a broker, dealer, commercial bank, trust company or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your shares of P&G common stock. If that institution holds shares of P&G common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the Exchange Agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the Exchange Agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your shares of P&G common stock. A tender by book-entry transfer will be completed upon receipt by the Exchange Agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of P&G common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that P&G may enforce that agreement against the participant.

The Exchange Agent will establish an account with respect to the shares of P&G common stock at The Depository Trust Company for purposes of the exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of P&G common stock by causing The Depository Trust Company to transfer such shares into the Exchange Agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the Exchange Agent.

Shares Held Through a P&G U.S. Benefit Plan

If you hold your shares through a P&G U.S. benefit plan, you do not need to take any immediate action with respect to the exchange offer. A fiduciary appointed under each of those plans will determine whether (i) to permit beneficial owners to elect to tender shares of P&G common stock for exchange or (ii) alternatively, to exchange shares of P&G common stock held in each plan for the benefit of employees and former employees of P&G and their beneficiaries. P&G has been informed by each of the fiduciaries of the P&G U.S. benefit plans that beneficial owners will not be permitted to elect to tender shares held in those plans and that the fiduciaries do not expect to elect to tender shares held for the benefit of employees, former employees and their beneficiaries in the exchange offer. You should contact the appropriate fiduciary for your respective benefit plan if you have questions about your plan’s participation in the exchange offer.

General Instructions

Do not send letters of transmittal and certificates representing shares of P&G common stock to P&G, Galleria Company, Coty or the Information Agent. Letters of transmittal for shares of P&G common stock and certificates representing shares of P&G common stock should be sent to the Exchange Agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by P&G.

Whether you tender your shares of P&G common stock by delivery of certificates or through your broker, the Exchange Agent must receive an original signed letter of transmittal for shares of P&G common stock and the certificates representing your shares of P&G common stock at the address set forth on the back cover of this prospectus prior to the expiration of the exchange offer. Alternatively, in case of a book-entry transfer of shares of P&G common stock through The Depository Trust Company, the Exchange Agent must receive the agent’s message and a book-entry confirmation.

Letters of transmittal for shares of P&G common stock and certificates representing shares of P&G common stock must be received by the Exchange Agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the Information Agent if you have any questions regarding tendering your shares of P&G common stock.

Signature Guarantees

Signatures on all letters of transmittal for shares of P&G common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of P&G common stock are tendered either (1) by a registered shareholder who has not completed the section entitled “Special Issuance Instructions” on the letter of transmittal or (2) for the account of a U.S. eligible institution.

If the certificates representing shares of P&G common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures

If you wish to tender shares of P&G common stock pursuant to the exchange offer but (1) your certificates are not immediately available; (2) you cannot deliver the shares or other required documents to the Exchange Agent on or before the Expiration Date; or (3) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your shares of P&G common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•	on or before the Expiration Date, the Exchange Agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by P&G, in the manner provided below; and

•	within three NYSE trading days after the date of execution of such notice of guaranteed delivery, the Exchange Agent must receive (1)(a) certificates representing all physically tendered shares of P&G common stock or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of P&G common stock in the Exchange Agent’s account at The Depository Trust Company; (2) a letter of transmittal for shares of P&G common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (3) any other required documents.

Registered shareholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of shares of P&G common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the Exchange Agent. If you hold shares of P&G common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Effect of Tenders

A tender of shares of P&G common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to P&G that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of P&G common stock or other securities issued or issuable in respect of such shares); (2) when the same are accepted for exchange, P&G will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and (3) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of P&G common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of P&G common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of P&G common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of this prospectus. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

The exchange of shares of P&G common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of (1)(a) certificates representing all physically tendered shares of P&G common stock or (b) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of P&G common stock in the Exchange Agent’s account at The Depository Trust Company; (2) the letter of transmittal for P&G common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message; and (3) any other required documents.

Appointment of Attorneys-in-Fact and Proxies

By executing a letter of transmittal as set forth above, you irrevocably appoint P&G’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of P&G common stock tendered and accepted for exchange by P&G and with respect to any and all other shares of P&G common stock and other securities issued or issuable in respect of the shares of P&G common stock on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that P&G deposits the shares of Galleria Company common stock for the shares of P&G common stock that you have tendered with the Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered shares of P&G common stock and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). P&G’s designees will, with respect to the shares of P&G common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. P&G reserves the right to require that, in order for shares of P&G common stock to be deemed validly tendered, immediately upon P&G’s acceptance for exchange of those shares of P&G common stock, P&G must be able to exercise full voting rights with respect to such shares.

Determination of Validity

P&G will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of P&G common stock, in P&G’s sole discretion. P&G reserves the absolute right to reject any and all tenders of shares of P&G common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. P&G also reserves the absolute right to waive any of the conditions of the exchange offer, or any defect or irregularity in the tender of any shares of P&G common stock. No tender of shares of P&G common stock is valid until all defects and irregularities in tenders of shares of P&G common stock have been cured or waived. None of P&G, the Exchange Agent, the Information Agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of P&G common stock or will incur any liability for failure to give any such notification. P&G’s interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

Notwithstanding anything herein to the contrary, P&G shareholders may challenge a determination made by P&G in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.

Binding Agreement

The tender of shares of P&G common stock pursuant to any of the procedures described above will constitute a binding agreement between P&G and you upon the terms of and subject to the conditions to the exchange offer.

The method of delivery of share certificates of shares of P&G common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If you tender fewer than all the shares of P&G common stock evidenced by any share certificate you deliver to the Exchange Agent, then you will need to fill in the number of shares that you are tendering in the box entitled “Total Shares of Common Stock Tendered” under the heading “Description of Tendered Shares” in the table on the second page of the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. In those cases, as soon as practicable after the Expiration Date, the Exchange Agent will credit the remainder of the common stock that were evidenced by the certificate(s) but not tendered to a DRS or SIP account in the name of the registered holder maintained by P&G’s transfer agent, unless otherwise provided in “Special Delivery Instructions” in the letter of transmittal filed as an exhibit to the registration statement of which this prospectus forms a part. Unless you indicate otherwise in your letter of transmittal, all of the common stock represented by share certificates you deliver to the Exchange Agent will be deemed to have been tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the Exchange Agent that were previously in certificated form.

Lost or Destroyed Certificates

If your certificate(s) representing shares of P&G common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, please contact P&G Shareholder Services at 1-800-742-6253 regarding the requirements for replacement of the certificate(s). Replacement shares will be issued in book-entry form through either the DRS or the SIP. You may be asked to post a surety bond for your lost shares of P&G common stock. Your shares of P&G common stock will not be included in the exchange offer unless you satisfy the requirements for replacement for your lost or destroyed certificate(s). You are urged to call P&G Shareholder Services immediately to ensure timely processing of the documentation.

Withdrawal Rights

Shares of P&G common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to 12:00 midnight, New York City time, on the Expiration Date and, unless P&G has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after                     , 2016, which is 40 business days from the commencement of the exchange offer. Once P&G accepts shares of P&G common stock pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of shares of P&G common stock to be effective, the Exchange Agent must receive from you a written notice of withdrawal or facsimile transmission of notice of withdrawal at one of its addresses set forth on the back cover of this prospectus and your notice must include your name and the number of shares of P&G common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the Exchange Agent and such shares are withdrawn from the exchange offer, they will be returned to you in book-entry form, through either the DRS or the SIP. If shares of P&G common stock have been tendered pursuant to the procedures for book-entry tender through The Depository Trust Company discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

P&G will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision shall be final and binding. None of P&G, the Exchange Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Notwithstanding anything herein to the contrary, P&G shareholders may challenge a determination made by P&G in a court of competent jurisdiction and a final, non-appealable order or judgment of a court of competent jurisdiction will be final and binding on all parties.

Any shares of P&G common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of P&G common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under the exchange offer is irrevocable.

Book-Entry Accounts

Certificates representing shares of Galleria Company common stock will not be issued to holders of shares of P&G common stock pursuant to the exchange offer. Rather than issuing certificates representing such shares of Galleria Company common stock to tendering holders of shares of P&G common stock, the Exchange Agent will cause such shares of Galleria Company common stock to be credited to records maintained by the Exchange Agent for the benefit of the respective holders. As promptly as practicable following the completion of the Distribution, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty, and each share of Galleria Company common stock will be converted into a share of Coty common stock or cash in lieu of fractional shares. As promptly as practicable following the Merger and P&G’s notice and determination of the final proration factor, if any, Coty’s transfer agent will credit the shares of Coty common stock, into which the shares of Galleria Company common stock have been converted, to book-entry accounts maintained for the benefit of the P&G shareholders who received shares of Galleria Company common stock in the exchange offer or as a subsequent pro rata dividend, if any, and will send these holders a statement evidencing their holdings of shares of Coty common stock.

Extension; Termination; Amendment

Extension; Termination or Amendment by P&G

P&G expressly reserves the right at any time and from time to time to extend the period of time during which the exchange offer is open and thereby delay acceptance for payment of, and the payment for, any shares of P&G common stock validly tendered and not properly withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions for completion of the exchange offer described in the next section entitled “—Conditions for Completion of the Exchange Offer” are not satisfied or waived prior to the expiration of the exchange offer. While a determination to extend the exchange offer is in P&G’s discretion, P&G has agreed with Coty that it will extend the exchange offer in specified circumstances. See “The Transaction Agreement—Distribution.”

P&G expressly reserves the right, in its sole discretion, to amend the terms of the exchange offer in any respect prior to the expiration of the exchange offer, except that P&G does not intend to extend the exchange offer other than in the circumstances described above.

If P&G materially changes the terms of or information concerning the exchange offer, it will extend the exchange offer if required by law. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances.

As required by law, the exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	P&G changes the method for calculating the number of shares of Galleria Company common stock offered in exchange for each share of P&G common stock; and

•	the exchange offer is scheduled to expire within ten business days of announcing any such change.

If P&G extends the exchange offer, is delayed in accepting for exchange any shares of P&G common stock or is unable to accept for exchange any shares of P&G common stock under the exchange offer for any reason, then, without affecting P&G’s rights under the exchange offer, the Exchange Agent may retain all shares of P&G common stock tendered on P&G’s behalf. These shares of P&G common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

P&G’s reservation of the right to delay acceptance of any shares of P&G common stock is subject to applicable law, which requires that P&G pay the consideration offered or return the shares of P&G common stock deposited promptly after the termination or withdrawal of the exchange offer.

P&G will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled Expiration Date.

Method of Public Announcement

Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the exchange offer be promptly disclosed to shareholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which P&G may choose to make any public announcement, P&G assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service or the Public Relations Newswire.

Conditions for Completion of the Exchange Offer

P&G will not be required to complete the exchange offer, and may extend or terminate the exchange offer, if at the scheduled Expiration Date:

•	the number of shares of Galleria Company common stock that would be distributed in exchange for shares of P&G common stock validly tendered in the exchange offer and not properly withdrawn exceeds a specified percentage, currently expected to be approximately %, to be calculated based on the relative prices per share of Coty common stock and P&G common stock and the relative numbers of shares of Coty common stock and P&G common stock outstanding as of the Expiration Date, provided that, at any time prior to the Expiration Date, P&G in its reasonable judgment and after consultation with Coty may determine the Revised Minimum Condition by reapplying the agreed-upon formula used to calculate the Minimum Condition using updated information reflecting the then-current data or otherwise increasing the Minimum Condition by the minimum amount necessary, in each case, to ensure that the agreed-upon minimum amount of P&G common stock is tendered;

•	the Galleria Company registration statement on Form S-4/S-l or the Coty registration statement on Form S-4 shall not have become effective under the Securities Act or any stop order suspending the effectiveness of any such registration statement shall have been issued and be in effect;

•	Coty’s information statement on Schedule 14C shall not have been mailed to Coty stockholders in accordance with the Transaction Agreement at least 20 days prior to the closing date or the issuance of Coty common stock in connection with the Merger and the amendment to Coty’s certificate of incorporation is not permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) or the requirements of the NYSE;

•	the shares of Coty common stock to be issued in the Merger shall not have been authorized for listing on the NYSE;

•	P&G has not received a written opinion, dated as of the closing date of the Distribution, from Cadwalader, Wickersham & Taft LLP, its special tax counsel, to the effect that the (i) Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) Galleria Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (iii) Distribution, as such, should qualify as a distribution to P&G shareholders pursuant to section 355 of the Code and (iv) the Merger should not cause section 355(e) of the Code to apply to the Distribution;

•	any condition precedent to the completion of the Transactions (other than the exchange offer) pursuant to the Transaction Agreement shall not have been fulfilled or waived (except for the conditions precedent that will be fulfilled at the time of the completion of the Transactions) or for any reason the Transactions (other than the exchange offer) cannot be consummated promptly after completion of the exchange offer (see “The Transaction Agreement—Conditions to the Transactions”);

•	either P&G or Coty shall have given notice of termination of the Transaction Agreement; or

•	any of the following conditions or events has occurred, or P&G shall have reasonably determined that any of the following conditions or events is reasonably likely to occur:

•	any injunction, order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority having jurisdiction over P&G, Galleria Company or Coty and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain or prohibit completion of the exchange offer;

•	any proceeding for the purpose of suspending the effectiveness of the registration statements has been initiated by the SEC and not concluded or withdrawn;

•	a “Galleria Business MAE,” as such term is defined in the Transaction Agreement;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index within a period of 60 consecutive days or less occurring after , 2016;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity or act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

•	if any of the situations above exists as of the commencement of the exchange offer, any material deterioration of the situation;

•	any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain or make illegal completion of the exchange offer; or

•	a market disruption event occurs with respect to shares of P&G common stock or shares of Coty common stock on any date in the exchange offer period and such market disruption event has impaired the benefits of the exchange offer to P&G.

If the upper limit described above is in effect at the expiration of the exchange offer and the Minimum Condition or Revised Minimum Condition is not satisfied or waived as a result of a low number of tenders by P&G shareholders, the Minimum Condition or Revised Minimum Condition would allow P&G to not consummate the exchange offer, thereby preventing the exchange of shares of P&G common stock by tendering holders who may not have recognized or acted upon the underlying change in the economic benefits of the exchange offer resulting from the upper limit being in effect. If the Minimum Condition or Revised Minimum Condition is not satisfied due to a low subscription rate in the exchange offer and is not otherwise waived by P&G, P&G may instead proceed with a spin-off distribution of all of the outstanding shares of Galleria Company common stock pro rata to the holders of P&G common stock, provided that the conditions to the consummation of such transaction set forth in the Transaction Agreement are satisfied.

Each of the foregoing conditions to the completion of the exchange offer is independent of any other condition; the exclusion of any event from a particular condition above does not mean that such event may not be included in another condition.

For a summary of what constitutes a “Galleria Business MAE,” see the description of the definition of the term “material adverse effect” when used with respect to P&G Beauty Brands beginning on page 209 of this prospectus. Such summary is qualified in its entirety by the Transaction Agreement.

If any of the above events occurs, P&G may:

•	terminate the exchange offer and promptly return all tendered shares of P&G common stock to tendering shareholders;

•	extend the exchange offer and, subject to the withdrawal rights described in the section entitled “—Withdrawal Rights,” retain all tendered shares of P&G common stock until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive the unsatisfied condition (except the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the shares of Galleria Company common stock to be distributed in the exchange offer) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

If the Revised Minimum Condition applies, depending on the number of days remaining in the exchange offer, SEC regulations may require that the exchange offer be extended and additional disclosure be circulated to P&G shareholders.

These conditions are for the sole benefit of P&G. P&G may assert these conditions with respect to all or any portion of the exchange offer regardless of the circumstances giving rise to them, other than circumstances arising from P&G’s action or inaction. P&G expressly reserves the right, in its sole discretion, to waive any condition in whole or in part at any time. P&G’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. However, all conditions for completion of the exchange offer must be satisfied or waived by P&G prior to the expiration of the exchange offer. If the exchange offer is not consummated, P&G will distribute all of its shares of Galleria Company common stock as a “spin-off” to P&G shareholders, provided that the conditions to the consummation of such transaction set forth in the Transaction Agreement are satisfied.

Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Legal and Other Limitations

This prospectus is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of Galleria Company common stock or shares of Coty common stock in any jurisdiction in which the offer, sale or exchange is not permitted.

Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy or sell any shares of P&G common stock, Galleria Company common stock or Coty common stock in any jurisdiction in which such offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of P&G, Galleria Company or Coty has taken any action under those non-U.S. regulations to facilitate a public offer to exchange the shares of Galleria Company common stock or Coty common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of P&G common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for P&G to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Galleria Company common stock that may apply in their home countries. P&G, Galleria Company and Coty cannot provide any assurance about whether such limitations may exist.

P&G believes a substantial majority of its shareholders are U.S. investors and does not expect the legal limitations described under this heading to cause the exchange offer to be undersubscribed.

Fees and Expenses

P&G has retained D.F. King & Co., Inc. to act as the Information Agent and Wells Fargo Bank, N.A., to act as the Exchange Agent in connection with the exchange offer.

The Information Agent and the Exchange Agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services.

Dividend and Distribution of Any Shares of Galleria Company Common Stock Remaining after Completion of the Exchange Offer

If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares in a subsequent pro rata dividend to the Remaining P&G Shareholders. Any P&G shareholder who validly tenders (and does not properly withdraw) shares of P&G common stock for shares of Galleria Company common stock in the exchange offer will waive its rights with respect to those tendered shares of P&G common stock to receive, and forfeit any rights to, any Remaining Shares distributed on a pro rata basis to the Remaining P&G Shareholders in the event the exchange offer is not fully subscribed.

At or prior to the completion of the exchange offer, P&G will deliver all of the shares of Galleria Company common stock owned by P&G to the Exchange Agent with irrevocable instructions to hold the shares of Galleria

Company common stock for the benefit of P&G shareholders whose shares of P&G common stock have been accepted for exchange in the exchange offer and, in the case of any subsequent pro rata dividend, the Remaining P&G Shareholders. If there is a subsequent pro rata dividend to be distributed, the Exchange Agent will calculate the exact number of Remaining Shares to be distributed as a pro rata dividend to the Remaining P&G Shareholders, and P&G will distribute the Remaining Shares immediately thereafter.

Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions

The following discussion summarizes the material U.S. federal income tax consequences of the Galleria Transfer, the Distribution, the Merger and related transactions to P&G and certain beneficial owners of P&G common stock that hold their P&G common stock as a capital asset for tax purposes. This discussion is based on the Code, the Treasury regulations promulgated thereunder, judicial opinions, published positions of the IRS, and all other applicable authorities as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and assumes that the Galleria Transfer, the Distribution, the Merger and related transactions will be consummated in accordance with the Transaction Agreement and as further described in this prospectus.

For purposes of this summary, a “U.S. holder” means any beneficial owner of P&G common stock that for U.S. federal income tax purposes is an individual U.S. citizen or resident; a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; an estate the income of which is subject to U.S. federal income taxation regardless of its source; a trust that (1) is subject to the primary supervision of a court within the United States and subject to the authority of one or more U.S. persons to control all substantial trust decisions, or (2) was in existence on August 20, 1996 and has properly elected under applicable Treasury regulations to be treated as a U.S. person; and any person or entity otherwise subject to U.S. federal income tax on a net income basis in respect of P&G common stock. For the avoidance of doubt, non-U.S. individuals and non-U.S. corporations that are subject to U.S. federal income tax on a net income basis in respect of P&G common stock, including by virtue of holding their common stock in connection with, as applicable, a U.S. trade or business or a U.S. permanent establishment, are treated as U.S. holders for purposes of this summary.

This discussion does not address the U.S. federal income tax consequences of the Galleria Transfer, the Distribution, the Merger and related transactions to a beneficial owner of P&G common stock that is not a U.S. holder. In addition, this discussion does not address the tax consequences of these transactions under applicable U.S. federal estate, gift or alternative minimum tax laws or any state, local or foreign laws, nor does it discuss any consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences that may result with respect to these transactions if the proposed Treasury regulations under section 385 of the Code, which were published in the Federal Register on April 8, 2016, are finalized.

This summary is of a general nature and does not purport to deal with all tax considerations that may be relevant to persons in special tax situations, including but not limited to:

•	partnerships or other pass-through entities for U.S. federal income tax purposes, and investors in such entities;

•	U.S. holders that are non-U.S. corporations and subject to the potential application of the “branch profits” tax;

•	persons whose functional currency is not the U.S. dollar;

•	tax exempt entities;

•	holders who acquired their shares pursuant to the exercise of employee stock options or otherwise acquired their shares as compensation or through a tax-qualified retirement plan;

•	insurance companies;

•	financial institutions;

•	dealers in securities or currencies;

•	traders in securities who elect to use a mark-to-market method of accounting;

•	holders who hold their shares as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated transaction,” “constructive sale” or other risk-reduction transaction; and

•	mutual funds.

P&G shareholders should consult their own tax advisors concerning the tax consequences of the Distribution, the Merger and related transactions to them, including the application of U.S. federal, state, local, foreign and other tax laws in light of their particular circumstances. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular investor.

The Distribution

P&G shareholders who have blocks of P&G common stock with different per share tax bases should consult their own tax advisors regarding the possible tax basis consequences to them of the Distribution.

It is a condition to completion of the Distribution that P&G receive a written opinion, dated as of the closing date of the Distribution, from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, to the effect that the (1) Galleria Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (2) Distribution, as such, should qualify as a distribution to P&G shareholders pursuant to section 355 of the Code, and (3) Merger should not cause section 355(e) of the Code to apply to the Distribution. It is a condition to the Distribution that this opinion not be withdrawn. The opinion will be based on, among other things, certain assumptions and representations as to factual matters and certain covenants made by P&G, Galleria Company, Coty and Merger Sub which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by special tax counsel in its opinion. It should be noted that there is a lack of binding administrative and judicial authority addressing the qualification under sections 355 and 368(a)(1)(D) of the Code of transactions substantially similar to the Distribution and the Merger, that the opinion will not be binding on the IRS or a court and that the IRS or a court may not agree with the opinion. As a result, while it is impossible to determine the likelihood that the IRS or a court could disagree with the conclusions of the above-described opinion, the IRS could assert, and a court could determine, that the Distribution and/or the Merger should be treated as taxable transactions. None of P&G, Galleria Company, Coty and Merger Sub is currently aware of any facts or circumstances that would cause the above-described assumptions and representations to be untrue or incorrect in any material respect that would preclude any of P&G, Galleria Company, Coty or Merger Sub from complying with all applicable covenants or that would otherwise jeopardize the conclusions reached by special tax counsel in its opinion. You should note that none of P&G, Galleria Company, Coty and Merger Sub intends to seek a ruling from the IRS as to the U.S. federal income tax treatment of the Transactions.

Principal Federal Income Tax Consequences to P&G of the Distribution

Subject to the foregoing, (1) the Galleria Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to section 368(a)(1)(D) of the Code, (2) the Distribution, as such, should qualify as a distribution to P&G shareholders pursuant to section 355 of the Code, and (3) the Merger should not cause section 355(e) of the Code to apply to the Distribution. Accordingly, P&G generally should recognize no taxable gain or loss, and include no amount in income, for U.S. federal income tax purposes as a result of the Distribution, other than as a result of certain intercompany transactions.

Principal Federal Income Tax Consequences to P&G Shareholders of the Distribution

Subject to the foregoing, the Distribution generally should have the following tax consequences to P&G shareholders who receive shares of Galleria Company common stock:

•	no taxable gain or loss should be recognized by, and no amount included in the income of, P&G shareholders upon the receipt of shares of Galleria Company common stock in the exchange offer or in any subsequent pro rata dividend distributed to the Remaining P&G Shareholders if the exchange offer is completed but is not fully subscribed;

•	the tax basis of the shares of Galleria Company common stock issued to a P&G shareholder in the exchange offer should equal the tax basis of the shares of P&G common stock exchanged therefor;

•	the tax basis of the shares of Galleria Company common stock distributed to the Remaining P&G Shareholders as a subsequent pro rata dividend if the exchange offer is completed but is not fully subscribed should be determined by allocating the tax basis of such shareholder in the shares of P&G common stock with respect to which the subsequent pro rata dividend is made between such shares of P&G common stock and the shares of Galleria Company common stock in proportion to the relative fair market value of each on the Distribution date; and

•	the holding period of the shares of Galleria Company common stock received by a P&G shareholder should include the holding period on the Distribution date of the shares of P&G common stock with respect to which the shares of Galleria Company common stock were received.

For information regarding the material U.S. federal income tax consequences of the Merger to P&G shareholders who receive shares of Galleria Company common stock in the Distribution, see “—The Merger” below.

Principal Federal Income Tax Consequences to P&G and P&G Shareholders if the Distribution Was Taxable

The Distribution would be taxable to P&G pursuant to section 355(e) of the Code if 50% or more (by vote or value) of P&G stock or Galleria Company stock were treated as acquired (including, in the latter case, through the acquisition of Coty stock in or after the Merger), directly or indirectly, by certain persons as part of a plan or series of related transactions that included the Distribution. Because P&G shareholders should be treated as owning more than 50% (by vote and value) of Coty’s stock immediately after the Merger, the Merger, by itself, should not cause the Distribution to be taxable to P&G under section 355(e) of the Code. However, if the IRS were to determine that other acquisitions of P&G stock, Galleria Company stock or Coty stock, as the case may be, either before or after the Distribution and the Merger, were part of a plan or series of related transactions that included the Distribution for purposes of section 355(e) of the Code, P&G could be required to recognize gain under section 355(e) of the Code, although the Distribution generally should remain tax-free to P&G shareholders (assuming the other requirements in sections 355 and 368 of the Code were satisfied). While P&G generally would recognize gain as if it had sold the shares of Galleria Company common stock distributed to P&G shareholders in the Distribution for an amount equal to the fair market value of such stock, P&G has agreed under the Tax Matters Agreement among P&G, Galleria Company, Coty and Merger Sub to make a protective election under section 336(e) of the Code with respect to the Distribution which generally causes a deemed sale of Galleria Company’s assets upon a taxable Distribution. The process for determining whether an acquisition of a 50% or greater interest in P&G or Galleria Company prohibited under the foregoing rules has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case.

If the Galleria Transfer and the Distribution, taken together, were to fail to qualify for U.S. federal income tax purposes as a reorganization under section 368(a)(1)(D) of the Code, then:

•	the consolidated group of which P&G is the common parent would recognize a taxable gain equal to the excess of the fair market value of the assets transferred to Galleria Company plus liabilities assumed by Galleria Company over P&G’s tax basis in such assets;

•	the exchange of shares of P&G common stock in the exchange offer would be a taxable exchange, and each holder that participated in the exchange offer would be treated as if P&G redeemed its common stock from such holder. In that case, each such holder would generally recognize capital gain or loss equal to the difference between the fair market value of the shares of Galleria Company common stock received and the holder’s tax basis in the shares of P&G common stock exchanged therefor, unless the redemption were considered essentially equivalent to a dividend (because the holder has not sufficiently decreased its actual and constructive ownership of P&G common stock as a result of the exchange offer), in which case such holder would be treated as having received a taxable distribution equal to the fair market value of the shares of Galleria Company common stock received which would be taxed as discussed in the immediately following bullet point;

•	each holder that received shares of Galleria Company common stock as a subsequent pro rata dividend distribution if the exchange offer is completed but is not fully subscribed would be treated as if the holder received a taxable distribution equal to the fair market value of the shares of Galleria Company common stock received, which would be taxed (1) as a dividend to the extent of the holder’s pro rata share of P&G’s current and accumulated earnings and profits as determined under U.S. federal income tax principles (including earnings and profits attributable to the gain to P&G described in the first bullet point), then (2) as a non-taxable return of capital to the extent of the holder’s tax basis in the shares of P&G common stock with respect to which the distribution was made (the return of capital would thereby reduce the holder’s tax basis in such shares of P&G common stock), and finally (3) as capital gain with respect to the remaining value; and

•	an individual holder would generally be subject to U.S. federal income tax at the prevailing long-term capital gains rate (assuming holding period and other requirements are met), which is currently 20%, with respect to the portion of the Distribution that was treated as a capital gain or qualified dividend, subject to exceptions for certain short-term positions (including positions held for one year or less, in the case of a capital gain), which could give rise to tax at ordinary income rates.

The Merger

It is a condition to consummation of the Merger that Coty and P&G receive written tax opinions from their respective special tax counsel, McDermott Will & Emery LLP and Cadwalader, Wickersham & Taft LLP, dated as of the closing date of the Merger, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. It is a condition to the Merger that these opinions not be withdrawn. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the consummation of the Merger in the manner contemplated by the Transaction Agreement, and representations and covenants made by P&G, Galleria Company, Coty and Merger Sub, including those contained in representation letters of officers of Coty and P&G. If any of those representations, covenants or assumptions is inaccurate in any material respect, the opinions may not be relied upon, and the U.S. federal income tax consequences of the Merger could differ significantly from those discussed herein. In addition, these opinions are not binding on the IRS or any court, and none of Coty, Merger Sub, Galleria Company or P&G intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Transactions. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

Assuming that the Merger is treated as a reorganization within the meaning of section 368(a) of the Code, the Merger will have the following U.S. federal income tax consequences:

•	none of P&G, Galleria Company, Coty or Merger Sub will recognize a taxable gain or loss in the Merger;

•	no taxable gain or loss will be recognized by, and no amount will be included in the income of, P&G shareholders who exchange their shares of Galleria Company common stock for shares of Coty common stock in the Merger, except with respect to cash received in lieu of fractional shares of Coty common stock (as described below);

•	the tax basis of shares of Coty common stock received in the Merger (including fractional shares for which cash is received) by P&G shareholders who receive shares of Galleria Company common stock in the Distribution will be the same as the tax basis of the shares of Galleria Company common stock exchanged therefor (which is as described above);

•	the holding period of the shares of Coty common stock received in the Merger by P&G shareholders who exchange their shares of Galleria Company common stock received in the Distribution (including fractional shares for which cash is received) will include the holding period of the shares of Galleria Company common stock exchanged therefor (which is as described above); and

•	taxable gain or loss will be recognized by P&G shareholders who receive cash in lieu of fractional shares of Coty common stock equal to the difference between the amount of cash received and their tax basis in their fractional shares of Coty common stock. The character of such taxable gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the fractional shares of Coty common stock are treated as having been held for more than one year when the fractional shares are sold on the open market. The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

P&G shareholders who own at least 5% (by vote or value) of P&G’s total outstanding stock and receive shares of Galleria Company common stock in the Distribution, and P&G shareholders who receive at least 1% (by vote or value) of the total outstanding stock of Galleria Company in the Distribution and then receive shares of Coty common stock in the Merger, must attach to their U.S. federal income tax return for the year in which the Distribution occurs a detailed statement setting forth the data appropriate to show the applicability of section 355 of the Code to the Distribution and section 368 of the Code to the Merger. P&G or Coty will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

Non-corporate holders of shares of P&G common stock that receive shares of Galleria Company common stock in the Distribution may be subject to backup withholding tax on any cash payments received in lieu of a fractional share of Coty common stock in the Merger. Any such holder will not be subject to backup withholding tax, however, if such holder furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding tax on the Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holder following the consummation of the Merger or is otherwise exempt from backup withholding tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against the applicable holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

INFORMATION ON P&G

The Procter & Gamble Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, P&G manufactures and markets a broad range of consumer products in many countries throughout the world. P&G’s principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and its telephone number is (513) 983-1100.

P&G’s business is organized into four industry-based sectors called Global Business Units (“GBUs”): Beauty; Health and Grooming; Fabric and Home Care; and Baby, Feminine and Family Care. These GBUs contain a total of five reportable segments: Beauty; Grooming; Health Care; Fabric Care and Home Care; and Baby, Feminine and Family Care.

•	Beauty includes antiperspirant and deodorant, personal cleansing, skin care, cosmetics, hair care, hair color, prestige and salon professional categories. Representative brands include Head & Shoulders, Olay, Pantene, SK-II and Wella.

•	Grooming includes female and male blades and razors, pre-shave products, post-shave products, other shave care and electronic hair removal categories. Representative brands include, Fusion, Gillette, Mach3 and Prestobarba.

•	Health Care includes gastrointestinal, rapid diagnostics, respiratory, vitamins/minerals/supplements, toothbrush, toothpaste, other personal health care and other oral care categories. Representative brands include Crest, Oral-B and Vicks.

•	Fabric Care and Home Care includes laundry additives, fabric enhancers, laundry detergents, air care, dish care, P&G Professional and surface care categories. Representative brands include Ariel, Dawn, Downy, Gain, Tide and Febreze.

•	Baby, Feminine and Family Care includes baby wipes, baby diapers, baby pants, adult incontinence, feminine care, paper towels, tissues and toilet paper categories. Representative brands include Always, Bounty, Charmin and Pampers.

In the fiscal year ended June 30, 2015, the Beauty segment accounted for 18% of net sales; the Grooming segment accounted for 10% of net sales; the Health Care segment accounted for 11% of net sales; the Fabric Care and Home Care segment accounted for 32% of net sales; and the Baby, Feminine and Family Care segment accounted for 29% of net sales.

As of June 30, 2015, P&G owned and operated 29 manufacturing sites in the United States, located in 21 different states or territories. In addition, as of June 30, 2015, P&G owned and operated 100 manufacturing sites in 38 other countries. Many of the domestic and international facilities produce products for multiple P&G business units.

For a more detailed description of the business of P&G, see P&G’s Current Report on Form 8-K filed with the SEC on October 26, 2015 to revise P&G’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, which has been filed with the SEC and is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation By Reference.”

INFORMATION ON COTY

Overview

Coty is a leading global beauty company. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known brands that compete in the three segments in which Coty operates: Fragrances, Color Cosmetics and Skin & Body Care. Coty currently holds the #2 global position in fragrances, the #4 global position in color cosmetics and has a strong regional presence in skin and body care. Coty’s top 10 brands, which Coty refers to as its “power brands,” generated 72% of its net revenues in fiscal 2015 and comprise the following globally recognized brands: adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen. Coty’s brands compete in all key distribution channels across both prestige and mass markets and in over 130 countries and territories.

Coty operates in the global beauty industry, which is attractive given its large scale, stable growth characteristics and demonstrated resiliency. Following the completion of the Transactions, the segments of the beauty industry in which Coty competes will include fragrances, color cosmetics, professional and retail hair color and styling, and skin and body care. According to Euromonitor, these combined segments generated approximately $300 billion of worldwide retail sales in calendar 2015. Coty believes the beauty industry is driven primarily by innovation, changes in consumer preferences and fashion trends in developed markets, and by a larger middle class and increased accessibility of beauty products in emerging markets.

Coty has transformed itself into a multi-segment beauty company with market leading positions in both North America and Europe through new product offerings, diversified sales channels and its global growth strategy. Today, Coty’s business has a diversified revenue base that generated net revenues in fiscal 2015 of 50%, 33% and 17% from Fragrances, Color Cosmetics and Skin & Body Care, respectively.

The following is a discussion of Coty prior to the consummation of the Merger. For a discussion of the combined company following the Transactions see “Business Strategies After the Transactions.” Additional information about Coty is included in documents incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation By Reference.”

Coty’s Brands

Coty targets organic growth through its focus on supporting and expanding global brands while consistently developing and seeking to acquire new brands and licenses. Brand innovation and new product development are critical components of Coty’s success.

Coty’s existing “power brands,” each of which are described in further detail below, are at the core of Coty’s accomplishments. Coty invests aggressively behind current and prospective power brands and intends to continue to do so after consummation of the Merger. Coty’s power brands are its largest brands and those that it believes to have the greatest global potential to enhance Coty’s scale in the three beauty segments in which it competes.

•	adidas. adidas is one of the biggest brands in the global mass body care market and maintains a significant presence in deodorants and shower gels. Coty’s adidas products for both men and women blend distinctive brand identity (through each fragrance and product design) and aspirations of performance to appeal to a broad range of consumers. Successful new product launches have contributed to adidas’ net revenues.

•	Calvin Klein. Calvin Klein is Coty’s largest brand by net revenues and one of the largest fragrance brands by net revenues in the world. It holds strong positions in most developed markets, including the United States, the United Kingdom, Germany and Spain, and in emerging markets, such as China and the Middle East. The brand is also sold in the travel retail sales channel, including duty-free shops. The brand reaches a diverse consumer base through several strong product lines, including ck one, Eternity and euphoria.

•	Chloé. Chloé is one of the fastest growing prestige fragrance brands for women over the past five years and is a top women’s fragrance in the global prestige market. Chloé’s largest markets are travel retail, Italy, the United States, France, Germany and Spain. Notable launches for the brand include Chloé Signature, Chloé Love Story and See by Chloé.

•	DAVIDOFF. DAVIDOFF is the #11 men’s fragrance brand in the worldwide prestige market. Cool Water, DAVIDOFF’s most successful line, is the #2 men’s fragrance brand in the German prestige market and the #9 men’s prestige fragrance brand in the world. It has been one of the world’s leading prestige men’s fragrances since its initial launch in 1988. DAVIDOFF Cool Water has joined forces with the National Geographic Society to support its Pristine Seas mission. This initiative aims to raise awareness about the importance of protecting the ocean.

•	Marc Jacobs. Marc Jacobs is an iconic fragrance brand, with Daisy Marc Jacobs, Daisy Dream Marc Jacobs, Marc Jacobs Lola, Dot Marc Jacobs and the successful launch of Marc Jacobs Decadence in fall 2015. The brand has been particularly successful in certain Asian markets, including China, and is a top ranking brand in global travel retail.

•	OPI. OPI is the global leader in professional nail care. With its portfolio of approximately 300 creatively-named unique shades, OPI links fashion and entertainment with color cosmetics. OPI regularly creates limited-edition collections with celebrities and entertainment franchises to promote the brand, including collaborations with Gwen Stefani, Miss Piggy, the Muppets and Hello Kitty. Coty’s OPI brand product lines include OPI (which is sold through salons, travel retail and traditional retailers) and Nicole by OPI (which is sold through mass retailers). OPI also markets nail gels, nail care products and nail accessories through salons. OPI is sold in over 100 countries and territories.

•	philosophy. philosophy enjoys strong market position in skin and body care in the U.S. prestige market and leverages multiple distribution channels, including direct television sales and e-commerce. philosophy’s miracle worker line was one of the most successful skin care launches in the U.S. prestige market the year it was launched. Building on the brand’s existing skincare franchises, philosophy had several new launches in fiscal 2015, including renewed hope in a jar refreshing and refining moisturizer, no reason to hide multi-imperfection transforming serum and ultimate miracle worker multi-rejuvenating cream broad spectrum SPF 30. In recent years, Coty commenced distribution of philosophy in certain international markets, including Canada, the Netherlands, the United Kingdom and Singapore, and in travel retail.

•	Playboy. Playboy has quickly become a strong mass market brand with established positions in Europe as well as an expanding presence in emerging markets. Playboy offers a variety of deodorant, shower gel and fragrance products in both men and women markets.

•	Rimmel. The Rimmel brand comprises a broad line of color cosmetics products covering the entire range of women’s color cosmetics, including eye, face, lip and nail products. Rimmel is sold in drugstores and other mass distribution channels. Rimmel is the #3 color cosmetics brand in the European retail mass market and has experienced a solid increase in net revenues over the course of the past several years in all of the regions where it competes. Rimmel has been represented for more than ten years by Kate Moss, who has also developed and promoted her own signature line of Rimmel lipsticks. Most recently, the brand is also represented by supermodel Georgia May Jagger, and international music star Rita Ora.

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Sally Hansen. Sally Hansen is the #1 nail care product brand in North America. Coty believes that Sally Hansen has the most diversified and successful line of nail products in North America. Products in Coty’s Sally Hansen line include nail care products, nail color lacquers and nail and beauty implements. Coty also sells a broad range of depilatory and wax products through its Sally Hansen brand. Sally Hansen is sold in drugstores and other mass retailers. In fiscal 2015, Coty launched Sally Hansen Miracle Gel for at-home gel manicures. Miracle Gel holds the #1 position in nail care in the United States with a 13.7% market share and has won 34 industry awards to date. Although Sally

Hansen is currently primarily a North American brand, it continues to expand its presence in Europe, Asia and South America by focusing on nail products. Miracle Gel, which has experienced steady growth since launch, has enabled Sally Hansen to grow net revenues in the North American and European markets.

In addition to Coty’s power brands, Coty has a broad and deep portfolio of over 60 other brands, which accounted for 28% of its net revenues in fiscal 2015. These include regional brands such as Astor, Bourjois, Jil Sander, Joop! Lancaster and Manhattan, celebrity brands such as Beyoncé, David Beckham, Jennifer Lopez and Katy Perry and emerging brands such as Roberto Cavalli, Bottega Veneta and Miu Miu.

On February 1, 2016, Coty completed its previously announced acquisition of the personal care and beauty business of Hypermarcas S.A. (the “Hypermarcas Beauty Business”). The Hypermarcas Beauty Business includes an offering of brands that hold leading positions in the highly competitive Brazilian beauty and personal care market, which is the third largest in the world. Brands that Coty acquired include Monage, a multi-category personal care brand; Risqué, the market leader in nail polish in Brazil; Bozzano, the market leader in men’s care in Brazil; Paixão, the largest skin care brand in Brazil; and Biocolor, a best-selling hair colorant in Brazil. The Hypermarcas Beauty Business comprises manufacturing and distribution facilities in the state of Goias, with go to market capabilities. As a result, it provides a platform for Coty to integrate its existing business and the Galleria business in Brazil and is intended to increase Coty’s exposure to higher growth emerging markets.

Coty’s Competitive Strengths

A portfolio of strong, well recognized beauty brands anchored by Coty’s “power brands” across three key beauty segments. The strength of Coty’s brand portfolio provides the foundation of its success. Coty believes its brands are valued by consumers across geographies and distribution channels. Coty believes that consumers appreciate the quality and innovation of its products across various price points and its ability to quickly and cost-effectively innovate and draw excitement to its products.

Global leader in fragrances. Coty’s #2 global position in fragrances is a result of the strength, scale and balance of its brands. The brands in Coty’s Fragrances segment include brands associated with fashion designers, lifestyle brands and brands associated with entertainment personalities. Coty’s top fragrance brands by percentage of net revenues are Calvin Klein, Marc Jacobs, DAVIDOFF and Chloé. Coty has launched several new fragrance brands since 2010, including Balenciaga, Beyoncé, Bottega Veneta, Guess?, Katy Perry and Roberto Cavalli. Its newest fragrance brand Miu Miu, launched in 2015.

Leading player in color cosmetics. Coty historically achieved its #4 global ranking in color cosmetics, as well as its position in Europe and the United States, by identifying and investing in new trends in cosmetics and nail care, introducing innovative products to the market and expanding distribution globally. Coty continues to build on these foundations organically through new product innovations and strategically through acquisitions such as Bourjois. Coty’s growth in the nail category continues to be fueled by outstanding innovation. For example, in 2015 Coty launched OPI Hello Kitty collection, OPI Infinite Shine and Sally Hansen Miracle Gel. Outside of nail products, in 2015 Coty introduced Astor Lash Beautifier mascara, Rimmel Supercurler mascara and Rimmel the Only 1 lipstick.

Licensee of choice. Coty has a track record of partnering with unique brands while respecting and preserving each licensor’s brand identity. In addition, Coty’s global scale allows it to offer its licensed products in multiple points of distribution and in multiple geographies. Marc Jacobs and Chloé are examples of licensed designer brands that have organically grown from low revenue bases to be two of Coty’s most highly valued and fastest growing brands. Similarly, Coty grew Playboy from a low revenue base and expanded it globally. Coty intends to seek to replicate this growth with high potential brands in the future and will continue to build on its success by partnering with highly sought-after celebrities. Coty believes it is a preferred licensee for potential partners, with opportunities for Coty to further develop existing brand licenses as well.

Superior innovation driven by entrepreneurial culture. Coty believes its entrepreneurial culture allows it to act faster and push marketing and creative boundaries further than its competitors. Coty’s past success demonstrates that it is poised to turn innovative ideas into realities with agility, decisiveness and calculated risk taking, all at a high level of execution. Over the last three fiscal years, sales from Coty’s new products accounted for approximately 16% of its total net revenues, on average.

Product, channel and geographic diversity. Coty has breadth across beauty segments with product offerings in fragrances, color cosmetics and skin and body care. It has a balanced multi-channel distribution strategy and markets products across price points in prestige and mass channels of distribution, including department stores, specialty retailers, traditional food, drug and mass retailers, salons, travel retail, e-commerce and television sales, among others. Coty believes its commercial expertise enhances its capabilities when it enters new markets where products must suit local consumer preferences, incomes and demographics. Coty’s beauty products are marketed, sold and distributed to consumers in over 130 countries and territories. Coty believes its diverse, globally recognized product portfolio positions it well to expand its leadership broadly into new geographies, in both developed and emerging markets.

Compelling financial platform. Coty benefits from healthy and improving operating margins, as demonstrated by an improvement in its adjusted operating margin from 12.9% in fiscal 2014 to 14.2% on a last-twelve-months basis in the third quarter of fiscal 2016. Coty also generates strong and consistent cash flow which totaled $325 million in fiscal 2015, up from $305 million in fiscal 2014. In addition, Coty’s global efficiency program announced in August 2014 remains on track, as Coty has recognized cumulative savings of approximately $170 million through the second quarter of fiscal 2016, driven by fixed cost reduction, indirect procurement savings, footprint consolidation and more streamlined operations in China. Coty believes its global efficiency program will address the different cost components of its business, and it anticipates that annual savings from the program will now be $270 million by the end of fiscal year 2017.

Coty’s Segments

Fragrances

Coty holds the #2 global position in fragrances. Coty believes that its success in fragrances results from a combination of strong executive leadership, global expansion, innovation, organic growth, acquisitions, product line extensions and new licenses.

Coty’s fragrance products include a variety of men’s and women’s products. Brands in the Fragrances segment include brands associated with fashion designers, lifestyle brands and brands associated with entertainment personalities. Coty sells its fragrance products in all distribution channels, from mass to prestige, including travel and retail, to target consumers across all incomes, ages and geographies that it considers important to its business.

Coty owns certain of the trademarks associated with its fragrance products and licenses other trademarks from celebrities, fashion houses and other lifestyle brands. In fiscal 2015, Coty manufactured 76% of its fragrance products at its manufacturing facilities, and marketed and distributed its fragrance products globally through local affiliates and third-party distributors.

Coty’s top fragrance brands by percentage of net revenues are Calvin Klein, Marc Jacobs, DAVIDOFF and Chloé. Coty has launched several new fragrance brands since 2010, including Balenciaga, Beyoncé, Bottega Veneta, Guess?, Katy Perry and Roberto Cavalli.

Color Cosmetics

Coty is an emerging leader in color cosmetics. Coty is ranked 4th globally and 2nd in the combined North American and European mass retail markets. Coty’s color cosmetics products include lip, eye, nail and facial color products. It maintains a #2 position in nail care products globally.

Coty has 11 brands in its Color Cosmetics segment, including Bourjois, which was acquired in fiscal 2015. Coty’s top color cosmetics brands by percentage of net revenues are Rimmel, Sally Hansen and OPI. Most of Coty’s color cosmetics products are sold within mass distribution channels, with OPI mostly sold in professional distribution channels. Coty’s strength in color cosmetics is driven by its Rimmel and Sally Hansen brands.

Coty owns all the brands in its Color Cosmetics segment and their associated trademarks, except for ck one color, Cutex and Lycra, which it licenses. Coty associates celebrities’ images in the advertising of some of its color cosmetics brands such as Kate Moss, Georgia May Jagger and Rita Ora for Rimmel, Demi Lovato for N.Y.C. New York Color and Heidi Klum for Astor. In fiscal 2015, Coty manufactured 67% of its color cosmetics products at its manufacturing facilities. Coty markets and distributes its color cosmetics products globally through its subsidiaries and third-party distributors.

Skin & Body Care

Coty continues to develop the brands and product lines in its Skin & Body Care segment and to expand its product offerings. Coty’s skin & body care products include shower gels, deodorants, skin care and sun treatment products. Its Skin & Body Care brands are adidas, Lancaster, philosophy and Playboy. Lancaster and philosophy are sold in prestige distribution channels and adidas and Playboy are sold in mass distribution channels.

Coty owns Lancaster and philosophy and their trademarks, and licenses the trademarks associated with adidas and Playboy. In fiscal 2015, Coty manufactured 71% of its skin & body care products at its manufacturing facilities. Coty markets and distributes its Skin & Body Care products globally through its subsidiaries and third-party distributors.

Research and Development

Research and development is a pillar of Coty’s innovation. It combines cutting-edge research and technology, new ingredients and precise market testing, enabling Coty to develop and support the development of new products while continuing to improve existing products. Key new product developments with significant product innovation components in calendar years 2014 and 2015 included Rimmel Wonder’Lash mascara with Argan Oil, a patented creamy, volumizing and conditioning mascara, Sally Hansen Miracle Gel 2.0, the only two-step gel manicure with a plumping top coat that does not require light, philosophy ultimate miracle worker, featuring a patented multi-protection formula for the face and eyes, and Lancaster 365 Skin Repair Serum, which helps manage aging at the roots. Coty’s products have received numerous awards, including awards from The Fragrance Foundation and CLIO Awards. In fiscal 2015, among other awards, Daisy Dream Marc Jacobs received awards for Best Packaging of the Year and Consumer Choice Awards from The Fragrance Foundation, Sally Hansen Miracle Gel received the Cosmetic Executive Women’s Insider Choice Beauty Award in Nail Product and Lancaster Sun Sport Invisible Mist Wet Skin Application SPF30 received Marie Claire’s Prix d’excellence 2014 award.

Coty continuously seeks to improve its products through research and development, and strives to provide the consumer with the best possible products. Coty’s research and development teams work with the marketing and operations teams to identify recent trends and consumer needs and to bring products quickly to market. Additionally, Coty’s basic and applied research groups, which conduct longer-term research such as “blue sky” research, seek to develop proprietary new technologies for first-to-market products and for improving existing products. This research and development is done both internally and through affiliations with various universities, technical centers, supply partners, industry associations and technical associations. As of August 2015, Coty owned approximately 750 patents and patent applications globally.

Coty performs extensive testing on its products, including testing for safety, packaging, toxicology, in vitro eye irritation, microbiology, quality and stability. It also has a robust internal and external testing program that includes sensory, consumer and clinical testing. Coty does not conduct animal testing on its products or ingredients, nor does it engage others to undertake such testing on its behalf, except when required by local country laws.

As of March 2016, Coty had approximately 302 employees engaged in research and development. Research and development expenditures totaled 1.1%, 1.0% and 1.0% of net revenues in fiscal 2015, 2014 and 2013, respectively. Coty maintains five research and development centers, which are located in the United States, Europe and China.

Suppliers, Manufacturing and Related Operations

Coty manufactures approximately 70% of its products in eight facilities around the world. These facilities are located in the United States, Europe and China. Several of these locations provide multi-segment manufacturing. Approximately 30% of Coty’s finished products are manufactured to its specifications by third parties.

Coty continues to streamline its manufacturing processes and identify sourcing opportunities to improve innovation, customer service and product quality, increase efficiencies and reduce costs. Coty has a dedicated worldwide procurement team that it believes follows industry best practices and that is making a concentrated effort to reduce costs associated with third-party suppliers. While Coty believes that its manufacturing facilities are sufficient to meet current and reasonably anticipated manufacturing requirements, it continues to identify opportunities to make improvements in productivity. For example, it is streamlining its manufacturing facilities to optimize costs. Coty will evaluate whether to consolidate facilities and eliminate unnecessary lease expense in areas where both Coty and P&G Beauty Brands have historically had an office. To capitalize on supply chain benefits, Coty will continue to complement its own manufacturing network with the use of pertinent third parties on a global basis for finished goods production.

The principal raw materials used in the manufacture of Coty’s products are essential oils, alcohol and specialty chemicals. The essential oils in fragrance products are generally sourced from fragrance houses. As a result, Coty realizes material cost savings and benefits from the technology, innovation and resources provided by these fragrance houses.

Coty purchases the raw materials for all its products from various third parties. It also purchases packaging components that are manufactured to its design specifications. Coty works in collaboration with its suppliers to meet its stringent design and creative criteria. In fiscal 2015, no single supplier accounted for more than 8% of the materials used in the manufacture of Coty’s products.

Coty regularly benchmarks the performance of its supply chain and adjusts its suppliers and distribution networks and manufacturing footprint based upon the changing needs of its business. Coty is always considering new ways to improve its overall supply chain performance through better use of its production and sourcing capabilities. Coty believes that it currently has adequate sources of supply for all its products. It has not experienced material disruptions in its supply chain in the past, and it believes it has robust practices in place to respond to any potential disruptions in its supply chain.

Coty has established a global distribution network designed to meet the changing demands of its customers while maintaining service levels. In calendar year 2013, Coty received a Frost & Sullivan Manufacturing Leadership 100 award for leadership in global value chain and in fiscal 2015, it received awards in Leadership and Strategy and Manufacturing in Action from the Manufacturer of the Year Awards. Coty is continuing to evaluate and restructure its physical distribution network to increase efficiency and reduce its order lead times.

Coty also recognizes the importance of its employees and has programs in place designed to ensure operating safety. Coty also has in place programs designed to ensure that its manufacturing and distribution facilities comply with applicable environmental rules and regulations, and these programs have improved its employee safety as benchmarked against industry levels.

Marketing and Sales

Coty has dedicated marketing and sales forces (including ancillary support services) in most of its significant markets. Coty believes that local teams dedicated to the commercialization of its brands gives it the greatest opportunity to execute its business strategy. Coty is also developing branding and marketing execution strategies with its top customers.

Coty’s marketing strategy creates a distinct image and personality for each brand. Many of its products are linked to recognized designers and design houses such as Balenciaga, Bottega Veneta, Calvin Klein, Chloé, Marc Jacobs and Robert Cavalli, celebrities, such as Beyoncé Knowles, David Beckham, Enrique Iglesias, Jennifer Lopez and Katy Perry, and lifestyle brands, such as adidas, DAVIDOFF, Playboy and Vespa. Each of its brands is promoted with consistent logos, packaging and advertising designed to enhance its image and the uniqueness of each brand. Coty’s strategy is to promote these brands mostly in television, print, outdoor ads, in-store displays and online on brand sites and social networks. Coty also leverages its relationships with celebrities to endorse certain of its products. Recent campaigns include Kate Moss and Georgia May Jagger for Rimmel, Scott Eastwood for DAVIDOFF, Jasmine Tookes and Tobias Sorensen for Calvin Klein Eternity NOW, Christy Turlington and Ed Burns for Calvin Klein Eternity and a television spot for Daisy Dream Marc Jacobs directed by long-time Marc Jacobs muse Sofia Coppola.

Coty’s marketing efforts also benefit from cooperative advertising programs with retailers, often in connection with in-store marketing activities. Such activities are designed to attract consumers to Coty’s counters, displays and walls and make them try, or purchase, Coty’s products. Coty also engages in sampling and “gift-with-purchase” programs designed to stimulate product trials. Coty has more recently been expanding its digital marketing efforts, including through websites it does not control or operate, with a multi-pronged strategy that ranges from brand sites, social networking campaigns and blogs, to e-commerce. Currently, 40 Coty brands have marketing sites, 36 have social networking activities, two have e-commerce capabilities and 12 are sold on branded e-commerce sites. Coty also partners with key “brick and mortar” retailers in its expansion into e-commerce.

Coty plans to expand its marketing efforts through the formation of a new department focused on accelerating growth by improving capabilities in areas such as innovation, traditional digital communication, sales execution and e-commerce. As a precursor to the formation of this new department, in October 2015, Coty entered into a definitive agreement to acquire Beamly Ltd (“Beamly”), a digital marketing firm based in New York and London. Since announcing the acquisition, Beamly has started to work with the Coty brands on several digital and social media campaigns. Coty expects the acquisition to enhance its digital engagement capabilities and to allow Coty to better address the accelerating consumer shift in time spent from traditional media to real time digital and social media channels. Coty believes Beamly will be an important aspect of establishing within the Coty organization that digital is a critical component of marketing and a valuable way of communicating and engaging with consumers. Coty believes it will also benefit from Beamly’s social data benchmarking, content creation, content optimization and consumer engagement tools to grow its e-commerce business.

Distribution Channels and Retail Sales

Coty currently has offices in more than 35 countries and markets, sells and distributes its products in over 130 countries and territories.

Coty has a balanced multi-channel distribution strategy and market products across price points in prestige and mass channels of distribution. It offers certain products through multiple distribution channels to reach a broader range of customers. Coty sells products in each of its segments through retailers, including hypermarkets, supermarkets, independent and chain drug stores and pharmacies, upscale perfumeries, upscale and mid-tier department stores, nail salons, specialty retailers, duty-free shops and traditional food, drug and mass retailers. Its principal retailers in the mass distribution channel include CVS, Rite Aid, Target, Walgreens and Wal-Mart in the United States and Boots, DM, Carrefour and Watson’s in Europe. Its principal retailers in the prestige distribution channel include Macy’s, Ulta, Dillard’s, Bon-Ton and Nordstrom in the United States, A.S. Watson

and Douglas in Europe and Sephora in multiple geographic regions. Other principal retailers include Kohl’s and QVC. In fiscal 2015, no retailer accounted for more than 10% of Coty’s global net revenues; however, certain retailers accounted for more than 10% of net revenues within certain geographic markets. In fiscal 2015, Coty’s top ten retailers combined accounted for 29% of net revenues and Wal-Mart, its top retailer, accounted for 7% of net revenues. Coty is pursuing its strategy of geographic expansion by selling through retailers, its subsidiaries or third-party distributors and its strategy of increasing its presence in e-commerce by selling through websites that support an e-commerce-only product distribution business, including its own branded websites. Coty believes its commercial expertise enhances its capabilities when it enters new markets where products must suit local consumer preferences, incomes and demographics.

Coty also sells a broad range of its products through travel retail sales channels, including duty-free shops, airlines, cruise lines and other tax-free zones. Travel retail sales channels represented 7% of its net revenues in fiscal 2015. In addition, Coty sells its products through the internet over its retail partners’ e-commerce sites and through online retailers. It sells its philosophy and Bourjois products through philosophy and Bourjois-branded websites and also sells its philosophy products through direct marketing via television.

In countries and territories in which Coty sells its products but where it does not have a subsidiary, its products are sold through third-party distributors. Distributors in different countries or territories may sell to different types of customers, such as traditional retailers or via direct marketing. In some cases, Coty also outsources functions or parts of functions that can be performed more effectively by external service providers. For example, Coty has outsourced significant portions of its logistics management for its European prestige and mass distribution and its U.S. mass distribution, as well as certain technology-related functions, to third-party service providers. Coty directs its third-party service providers and distributors in the marketing, advertising and promotion of its products. Its third-party distributors contribute knowledge of the local market and dedicated sales personnel.

Consumer preferences are driving the trend towards multi-channel distribution for beauty products, and Coty intends to continue to develop and expand its multi-channel distribution strategies in response to and in anticipation of consumer demand trends.

Legal Proceedings

Coty has disclosed information about certain legal proceedings in Part II, Item 1 under the heading “Legal Proceedings” of its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which is incorporated by reference in this prospectus. There have been no subsequent material developments to these matters.

Coty is involved, from time to time, in litigation, other regulatory actions and other legal proceedings incidental to Coty’s business. Other than as previously disclosed in Coty’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, management believes that current litigation, regulatory actions and legal proceedings will not have a material effect upon Coty’s business, results of operations, financial condition or cash flows. However, management’s assessment of Coty’s current litigation, regulatory actions and other legal proceedings could change in light of the discovery of facts with respect to litigation, regulatory actions or other proceedings pending against Coty not presently known to Coty or determinations by judges, juries or other finders of fact which are not in accord with management’s evaluation of the possible liability or outcome of such litigation, regulatory actions and legal proceedings.

Directors and Executive Officers

Coty Board of Directors

The directors of Coty immediately following the closing of the Transactions are expected to be the directors of Coty immediately prior to the closing of the Transactions.

Listed below is the biographical information for each person who is currently a member of Coty’s board of directors.

Lambertus J.H. Becht. Mr. Becht, 59, joined Coty’s board of directors as Chairman in 2011 and became Coty’s interim CEO in September 2014. He also serves as the Chairman of the board of directors of Jacobs Douwe Egberts B.V. and Chairman of the board of directors of the parent of Keurig Green Mountain, Inc., as well as a non-executive director of Peet’s Coffee & Tea Inc. and the Caribou Coffee Company, Inc./Einstein Noah Restaurant Group, Inc. Mr. Becht is also a partner and Chairman of the JAB Group. From 1999 to 2011, Mr. Becht was Chief Executive Officer of Reckitt Benckiser Group plc, a leading global consumer goods company in the field of household cleaning and health and personal care. Prior to that, Mr. Becht was Chief Executive Officer of privately held Benckiser Detergents, which in 1997 became Benckiser N.V. and listed on the Amsterdam and New York Stock Exchanges, and in 1999 merged with Reckitt & Colman plc and listed on the London Stock Exchange. Before becoming Chief Executive Officer of Benckiser Detergents in 1995, Mr. Becht held a variety of marketing, sales and finance positions at P&G in the United States and Germany and served within Benckiser Detergents as General Manager in Canada, the United Kingdom, France and Italy. Mr. Becht holds a Master of Business Administration degree from the University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of Groningen in the Netherlands.

Joachim Faber. Mr. Faber, 66, joined Coty’s board of directors in 2010. Mr. Faber is also the Chairman of the Supervisory Board of Deutsche Börse AG, Frankfurt, a member of the board of HSBC Holdings PLC, London, Chairman of the Shareholder Committee of JAB Holding Company S.á r.l. and a member of the board of Allianz S.A., Paris. Mr. Faber was a member of the Supervisory Board of OSRAM Licht AG and the Chairman of its audit committee until June 30, 2014. Until 2011, Mr. Faber served as the Chief Executive Officer of Allianz Global Investors, a global asset management company, and a member of the management board of Allianz SE in Munich. Prior to joining Allianz in 1997, he worked for 14 years in various positions for Citicorp in Frankfurt and London. He serves on the board of German Cancer Aid in Bonn and the European School for Management and Technology in Berlin. Mr. Faber graduated from the University of Bonn with a degree in Law. He received his PhD degree from the Postgraduate National School of Public Administration Speyer, Germany after completing his research at the Sorbonne University in Paris, France.

Olivier Goudet. Mr. Goudet, 51, joined Coty’s board of directors in 2013. Mr. Goudet is Partner and Chief Executive Officer of the JAB Group, a position he has held since June 2012. He started his professional career in 1990 at Mars, Inc., serving on the finance team of the French business. After six years, he left Mars, Inc. to join the VALEO Group, where he held several senior executive positions, including Chief Financial Officer. In 1998, he returned to Mars, Inc., where he later became Chief Financial Officer in 2004. In 2008, his role was broadened, and he was appointed Executive Vice President and Chief Financial Officer. Between June 2012 and November 2015, Mr. Goudet served as an Advisor to the Board of Mars, Inc. In January 2013, Mr. Goudet became the Chairman of Peet’s Coffee & Tea Inc. In September 2013, Mr. Goudet was appointed as board member of Jacobs Douwe Egberts B.V. Mr. Goudet is also Chairman of the Caribou Coffee Company, Inc./Einstein Restaurant Group, Inc. and a board member of Espresso-House Holding AB and the parent company of Keurig Green Mountain, Inc. In September 2014, Mr. Goudet joined the board of Jimmy Choo PLC. In April 2015, he became the Chairman of the board of directors of Anheuser-Busch InBev SA/NV. Mr. Goudet holds a Degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.

Peter Harf. Mr. Harf, 70, joined Coty’s board of directors in 1996 and serves as Chair of the Remuneration and Nomination Committee. Mr. Harf was Chairman of Coty’s board of directors from 2001 until 2011 and Chief Executive Officer of Coty from 1993 to 2001. He is Chief Executive Officer of Lucresca and Agnaten, which indirectly share voting and investment control over shares of Coty. Mr. Harf joined JAB in 1981, serving the company in a variety of capacities, including Chairman and Chief Executive Officer since 1988. In September 2014, Mr. Harf became the Chairman and member of the board of directors of Jimmy Choo PLC. Mr. Harf is also a board member of the Caribou Coffee Company, Inc./Einstein Noah Restaurant Group, Inc., Peet’s

Coffee & Tea Inc., Jacobs Douwe Egberts B.V. and the parent company of Keurig Green Mountain, Inc. and Chairman of Espresso-House Holding AB and co-founder and Executive Chairman of DKMS. Prior to joining the JAB group, Mr. Harf was Senior Vice President of Corporate Planning at AEG-Telefunken, Frankfurt, Germany. He began his career at the Boston Consulting Group. Mr. Harf was Deputy Chairman of the Board of Directors of Reckitt Benckiser Group plc from 1999 to December 2015, and was Chairman of the Board of Directors and a member of the audit committee of Anheuser-Busch InBev SA/NV until 2012. Mr. Harf holds a Master of Business Administration degree from Harvard Business School and a Diploma and a Doctorate in Economics from the University of Cologne in Germany.

Paul S. Michaels. Mr. Michaels, 64, joined Coty’s board of directors in June 2015. Prior to joining Coty, Paul S. Michaels served as the President of Mars, Incorporated, parent company of William Wrigley Jr. Co., from January 2004 to January 2015. Mr. Michaels began his career at P&G and later moved to Johnson & Johnson, where he spent 15 years building many of the company’s flagship brands. Mr. Michaels holds a Bachelor of Arts from the University of Notre Dame.

Erhard Schoewel. Mr. Schoewel, 67, joined Coty’s board of directors in 2006. From 1999 to 2006, he was Executive Vice President responsible for Europe at Reckitt Benckiser plc. From 1979 to 1999 he held positions of increasing responsibilities at Benckiser. Prior to that, he worked for PWA Waldhof. In 2012, Mr. Schoewel was elected to the Supervisory Board of the Jahr Holding GmbH & Co. KG in Hamburg, Germany. He was Chairman of Birdseye Iglo Ltd London and a director of Phorms SE Berlin. Mr. Schoewel received a Diplom-Kaufmann degree from University of Pforzheim.

Robert Singer. Mr. Singer, 64, joined Coty’s board of directors in 2010, and serves as Chair of the Audit and Finance Committee. From 2006 to 2009 he served as Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and before that he served as the President and Chief Operating Officer of Abercrombie and Fitch Co. from May 2004 until August 2005. He served as Chief Financial Officer of Gucci Group N.V. from 1995 to 2004. Mr. Singer started his career at Coopers & Lybrand in 1977. Mr. Singer also serves as a director of Gianni Versace S.p.A. and a director of Mead Johnson Nutrition. He also serves as a director and chair of the audit committees of Tiffany & Co. and Jimmy Choo PLC. Mr. Singer has served as a senior advisor to CCMP Capital Advisors, LLC since 2011. He received a Bachelor of Arts Humanities degree from Johns Hopkins University, a Master of Arts degree in Comparative Literature from University of California, Irvine and graduated from New York University with a Master of Science in Accounting.

Coty Executive Officers

Listed below is the biographical information for each person who is expected to be an executive officer of Coty following the closing of the Transactions and whose biographical information is not set forth above under “—Coty Board of Directors.”

Patrice de Talhouët. Mr. de Talhouët, 50, is Chief Financial Officer and a member of the Coty Executive Committee. Mr. de Talhouët oversees strategic leadership for corporate finance, planning and budgeting, treasury, tax and fiscal management and information technologies, as well as business development and mergers and acquisitions. He has more than 20 years of comprehensive global financial experience. Prior to joining Coty as Chief Financial Officer in January 2014, Mr. de Talhouët spent nearly seven years with food products manufacturer Mars, Inc., serving as Corporate Finance Officer Americas and a member of the finance executive committee from April 2011 to December 2013 and Chief Financial Officer Europe Mars Chocolate from January 2007 to March 2011. Before joining Mars, Inc., Mr. de Talhouët spent more than a decade in senior finance positions at Alcatel-Lucent. Mr. de Talhouët started his career at Société Générale S.A. bank. Mr. de Talhouët has served as a member of Devoteam’s Remuneration Committee from 2002 through 2010 and of Devoteam’s Audit Committee since 2011. He holds a Bachelor’s degree in Economics and International Management from Nanterre University and as well as a Master’s degree in Finance, Accounting and Corporate Law from Conservatoire National des Arts et Métiers (CNAM).

Sebastien Froidefond. Mr. Froidefond, 48, is Senior Vice President of Human Resources at Coty and a member of the Coty Executive Committee. Mr. Froidefond leads Coty’s worldwide human resources department and oversees all global employee communication initiatives. Prior to joining Coty in August 2015, Mr. Froidefond was Managing Director of Spire S.A.S. and Human Resources Vice President for the Global Consumer Healthcare division of Sanofi. From 2001 until his appointment as Sanofi’s Human Resources Vice President, Mr. Froidefond served in various roles of increasing responsibility within Sanofi’s human resources functions in the United Kingdom, Latin America, Africa, Turkey, the Middle East, Eurasia and South Asia. He has over 20 years of experience in building and leading world class human resources organizations at country, regional and global levels. Mr. Froidefond holds a Master in Economics from Université Paris X and an advanced degree in consulting from Institut Supérieur de Gestion.

Edgar O. Huber. Mr. Huber, 54, is President of Global Markets of Coty and is a member of the Coty Executive Committee. Mr. Huber has served in this position since November 15, 2015 and oversees sales execution and steers Coty’s business according to specific consumer and retailer needs and priorities. Prior to joining Coty, Mr. Huber was Director, President and Chief Executive Officer of Lands’ End, Inc., a leading global apparel retail brand, from 2011 until 2015. He served as President and Chief Executive Officer of the Juicy Couture Division of Liz Claiborne, Inc., from September 2008 until January 2011. He has over 15 years of service in a number of senior roles at L’Oréal, S.A. and he was a key account and brand manager for Mars, Inc. Mr. Huber holds a Bachelor of Arts Degree from the Handelsakademie Innsbruck/Telfs, Austria and a Masters of Business Administration from the Wirtschaftsuniversität Wien (Vienna University of Economics and Business), Austria. Mr. Huber has also completed the International Management Program at HEC (Haute Etudes Commerciales) in Jouy-en-Josas, France, and the CEDEP (General Management Program) at INSEAD in Foutainbleau, France.

Jules P. Kaufman. Mr. Kaufman, 58, is Senior Vice President, General Counsel and Secretary of Coty and a member of the Coty Executive Committee. In his role as General Counsel, he oversees Coty’s legal affairs worldwide, including, among other things, acquisitions and divestitures, corporate governance, securities compliance, intellectual property, licensing and regulatory issues. Mr. Kaufman has more than 30 years of comprehensive legal experience. Prior to joining Coty as General Counsel in 2008, he served in Paris and Geneva as Vice President and Division General Counsel for Colgate-Palmolive Company’s Europe/South Pacific division. Prior to that, Mr. Kaufman had responsibility for mergers and acquisitions, SEC, finance and corporate governance matters within the Colgate corporate legal group. Mr. Kaufman began his career as a corporate lawyer with two New York City based law firms. He received his Bachelor of Arts degree from Harvard University and his Juris Doctor from the University of Virginia School of Law.

Ralph Macchio. Mr. Macchio, 59, is Chief Scientific Officer and Senior Vice President of Global Research & Development at Coty and is a member of the Coty Executive Committee. He is responsible for all Scientific Affairs and Global Regulatory Affairs at Coty and the Global Consumer Affairs Team. Mr. Macchio has over 30 years of cosmetic research and development experience. Since joining Coty in 1992, Mr. Macchio has held various positions of increasing responsibility at Coty. Prior to becoming Chief Scientific Officer and Senior Vice President of Global Research and Development in 2007, Mr. Macchio served as Vice President of Global Research and Development. Prior to joining Coty, Mr. Macchio held several positions at Revlon Inc., including Departmental Manager, Color Cosmetics. He received degrees in Biochemistry and Chemistry from the State University of New York at Albany.

Camillo Pane. Mr. Pane, 45, is Executive Vice President, Category Development and a member of the Coty Executive Committee. Prior to joining Coty in this position in July 2015, Mr. Pane was the Senior Vice President, Global Category Officer Consumer Health at Reckitt Benckiser Group plc from 2011 until 2015. Mr. Pane has held numerous high profile international marketing and general management roles through his career, in both developed and emerging markets. In 1996, he started his career at Reckitt Benckiser Group plc in Italy. In 1998, he moved to the United States where he was appointed Marketing Director for the Autodish and Homecare categories. In 2001, he moved to Sao Paulo as Regional Marketing Director for Brazil and Latin

America for all Reckitt Benckiser brands. In 2003, Mr. Pane moved to the United Kingdom as Global Category Director for Air Wick. In 2007, Mr. Pane became the General Manager for the UK Healthcare business unit before taking on the role of General Manager of Reckitt Benckiser U.K. Household, Personal Care and Healthcare commercial businesses in 2009. Prior to Reckitt Benckiser, Mr. Pane spent time in Marketing with Kraft Jacob Suchard in Milan. Mr. Pane holds a degree in business administration from University of Bocconi in Milan.

Mario Reis. Mr. Reis, 57, is Executive Vice President, Supply Chain and a member of the Coty Executive Committee. Mr. Reis brings diversified experience in supply chain and commercial fields with a unique perspective and a strong skill set for a best in class end-to-end supply chain. Mr. Reis has more than 30 years of experience as a solid business leader and supply chain expert. Prior to joining Coty in this position in May 2014, Mr. Reis built his career during his tenure at Groupe Danone, where he held several senior executive positions within Worldwide Operations from 1996 to 2014. In his various supply chain roles within Groupe Danone, Mr. Reis was successful in implementing best practices and synergies across divisions. Most recently, Mr. Reis served as Managing Director of Groupe Danone South Africa from 1996 until 2014, where his leadership resulted in strong acceleration in profitability and growth over a five year period. Mr. Reis worked at Mars Inc. and Bain & Co. in various business roles from 1986 to 1996. Mr. Reis holds a Master of Business Administration degree from INSEAD, the University of Manchester and a Bachelor of Science degree with Honors from the University of Manchester.

Esi Eggleston Bracey. Following the closing of the Transactions, Ms. Bracey, 45, will be President, Coty Consumer Beauty and a member of the Coty Executive Committee. In her role, Ms. Bracey will oversee Coty’s Color Cosmetics, Hair Coloring and Styling, and Body Care division. She is currently P&G’s Executive Vice President, Global Color Cosmetics, where she leads CoverGirl and Max Factor businesses across more than 80 global markets. Ms. Bracey has over 24 years of experience, including over 15 years in beauty and personal care. Ms. Bracey holds a Bachelor of Arts degree in Engineering Sciences from Dartmouth College in Hanover, New Hampshire.

Sylvie Moreau. Following the closing of the Transactions, Ms. Moreau, 45, will be President, Coty Professional Beauty and a member of the Coty Executive Committee. In her role, Ms. Moreau will oversee Coty’s salon business in hair and nail care. Ms. Moreau has been with P&G since 1994 and currently serves as Executive Vice President of Wella, the salon professional division of P&G. Ms. Moreau has over 22 years of experience as she held a variety of positions in local, regional and international roles within P&G. Ms. Moreau holds a Master of International Business from NHH Bergen Norway and a MBA from ESSEC Business School of Cergy Pontoise, France.

Certain Relationships and Related Party Transactions

Coty has disclosed information about certain relationships and related transactions in the section entitled “Certain Relationships and Related Party Transactions” of its Definitive Proxy Statement filed on September 22, 2015, which is incorporated by reference in this prospectus. There have been no subsequent material developments to such disclosure.

INFORMATION ON P&G BEAUTY BRANDS

Overview

P&G Beauty Brands is a combination of wholly owned subsidiaries and operations relating to P&G’s global fine fragrances, salon professional, cosmetics and retail hair color businesses, along with select hair styling brands, that, except for the Excluded Brands, will be transferred by P&G and its subsidiaries to Galleria Company as part of the Separation.

P&G Beauty Brands manufactures, markets and sells various branded beauty products including professional and retail hair care, coloring and styling products, fine fragrances and cosmetics. P&G Beauty Brands sells its products in approximately 150 countries primarily through salons, mass merchandisers, grocery stores, drug stores, department stores and distributors.

P&G Beauty Brands includes several global brands, including Clairol Nice ‘n Easy, CoverGirl, HUGO BOSS, Gucci, Lacoste, Max Factor, Wella Koleston and Wella Professional. P&G Beauty Brands was mainly established from P&G’s acquisition of the Noxell Corporation in 1989, the tradename purchase of Max Factor in 1991, the acquisition of Clairol in 2001, the acquisition of Wella AG in September 2003 and other subsequent brand and license acquisitions. As it relates to licenses, P&G Beauty Brands maintains agreements with the owners of the brands, most of which involve the payment of royalties tied to the sales of the underlying brands.

P&G Beauty Brands includes the full line-up of fine fragrance brands as managed by the P&G Fine Fragrance business. The fragrance licenses of Dolce & Gabbana and Christina Aguilera will not transfer in the Transactions. On May 12, 2016, Elizabeth Arden, Inc. announced an agreement to acquire the global license for the Christina Aguilera fine fragrance brand. On July 1, 2016, Dolce & Gabbana and the Shiseido Group announced the signing of a worldwide license agreement for the development, manufacturing and distribution of the Dolce & Gabbana fine fragrance business. P&G will transition out of the Christina Aguilera and Dolce & Gabbana brand licenses upon the effectiveness of the new license agreements, which are expected to occur prior to or concurrent with the expected closing of the Transactions (subject to applicable antitrust authorities’ clearance). In addition, P&G Beauty Brands historical results included in this prospectus reflect the results of certain divested P&G Fine Fragrance brands, including Rochas, Laura Biagiotti, Naomi Campbell and Giorgio Beverly Hills, which were divested by P&G in May 2015, June 2015, September 2014 and February 2016, respectively, as well as Puma, which was discontinued in fiscal 2015. Activities related to the Excluded Brands and the Divested Brands collectively accounted for $670.0 million of P&G Beauty Brands’ net sales and reduced P&G Beauty Brands’ net income by $17.0 million for the fiscal year ended June 30, 2015.

P&G Beauty Brands was historically included within the P&G Beauty reportable segment. P&G Beauty Brands has four operating segments comprised of: (i) Fine Fragrances, (ii) Salon Professional, (iii) Retail Hair Color & Styling and (iv) Cosmetics. Under GAAP, the businesses underlying the four operating segments are aggregated into three reportable segments comprised of: (i) Fine Fragrances, (ii) Salon Professional and (iii) Retail Hair & Cosmetics.

The operating segments are each managed separately based upon product groupings:

•	Fine Fragrances includes men’s and women’s fine fragrance products across a portfolio of licensed brands.

•	Salon Professional includes professional hair care, color and styling products.

•	Cosmetics includes facial, lip, eye and nail color products.

•	Retail Hair Color & Styling includes retail hair color and styling products.

Below is a summary of P&G Beauty Brands’ current brands across its four operating segments:

Fine Fragrances(1)	Salon Professional	Retail Hair Color & Styling	Cosmetics
HUGO BOSS	Wella Professionals	Wella (and derivatives)	CoverGirl
Gucci	Sebastian	Londa	Max Factor (excluding
Lacoste	Nioxin	Londa Trend	Max Factor Gold)
Alexander McQueen	Clairol Professional	Clairol
Stella McCartney	System Professional	Blondor
James Bond	Londa Professional	Koleston
Bruno Banani	Kadus Professional	Miss Clairol
Gabriela Sabatini	Color Charm	Soft Color
Mexx	Sassoon Professional**	Natural Instincts
Escada		Nice ‘n Easy
Dolce & Gabbana*		L’image
Christina Aguilera*		Bellady
Balsam Color
Shockwaves
New Wave Design
Silvikrin
Wellaton
Welloxon
VS Salonist**
VS Pro-Series Color**

(1)	Fine Fragrances brands are licensed to P&G by third parties.
*	Denotes Excluded Brand.
**	Denotes brand ownership of which will be retained by P&G but to which Coty will be granted a perpetual, royalty-free license.

Fine Fragrances

The Fine Fragrances reportable segment represented approximately 36% of P&G Beauty Brands net sales for the fiscal year ended June 30, 2015. Fine Fragrances manufactures, markets and sells fine fragrance products across a portfolio of licensed brands including HUGO BOSS, Dolce & Gabbana, Gucci, Lacoste and Escada, as well as a number of versatile lifestyle brands, including Bruno Banani and James Bond. Fine Fragrances maintains license agreements which have stated expiration dates. Fine Fragrances primarily sells to retail operations, including mass merchandisers, department stores, travel outlets and specialty beauty stores globally, either through the P&G sales force or third-party distributors. Fine Fragrances experiences a degree of seasonality with over 30% of annual sales attributable to the second quarter of the fiscal year due to increased purchases of fragrances during the holiday season.

Fine Fragrances’ headquarters is located in Geneva, Switzerland. Fine Fragrances operates two dedicated manufacturing facilities in Cologne, Germany and Seaton, United Kingdom. In addition to the owned facilities, the Fine Fragrance business utilizes a third-party contract manufacturer in Poissy, France.

Salon Professional

The Salon Professional reportable segment represented approximately 26% of P&G Beauty Brands net sales for the fiscal year ended June 30, 2015. Salon Professional is a manufacturer and supplier of professional hair care products. Salon Professional sells its products primarily to hair salons, professional beauty supply stores and wholesalers serving the professional channel. Salon Professional also supports its customers through training and educational programs. Salon Professional includes several global brands including Wella Professional, Sebastian, Sassoon Professional, Clairol Professional (also known as Londa Professional or Kadus Professional) and Nioxin. Salon Professional was primarily established through P&G’s acquisition of Wella AG in September 2003 and other subsequent brand purchases. Salon Professional sells products in approximately 110 countries across Europe, North America, Asia, Latin America, the Middle East and Africa through direct selling and indirect selling through distributors.

Salon Professional’s headquarters is located in Geneva, Switzerland. Salon Professional operates in three primary manufacturing facilities in Rothenkirchen, Germany, Huenfeld, Germany and Sarreguemines, France. Salon Professional also operates in P&G-shared manufacturing facilities in Mexico, Brazil, Germany and Thailand. In addition to the owned properties, Salon Professional utilizes third-party contract manufacturers primarily for salon appliance and accessory items such as scissors, bowls, capes and towels.

Retail Hair & Cosmetics

The Retail Hair & Cosmetics reportable segment represented approximately 38% of P&G Beauty Brands net sales for the fiscal year ended June 30, 2015. Retail Hair & Cosmetics is a manufacturer and supplier of hair color, styling and cosmetics products. Retail Hair & Cosmetics primarily sells its products to retail operations in approximately 80 countries across North America, Europe, Asia, Latin America, the Middle East and Africa either through direct selling or third-party distributors. Retail Hair Color & Styling includes several global brands including Clairol Nice ‘n Easy, Wella Koleston and Vidal Sassoon. In addition, Retail Hair Color & Styling manages regional or local brands including Soft Color, Wellaton, Natural Instincts, Londa, Miss Clairol, L’image, Bellady, Blondor, Balsam Color, Welloxon, Shockwaves, New Wave, Design, Silvikrin, Wellaflex, Forte, Wella Styling and Wella Trend. Cosmetics includes the CoverGirl and Max Factor brands. CoverGirl is focused in North America. Max Factor is prevalent throughout the rest of the world. Retail Hair Color & Styling was primarily established through P&G’s acquisitions of Clairol in 2001 and Wella in 2003. The CoverGirl business was established through P&G’s acquisition of the Noxell Corporation in 1989. The Max Factor tradename was acquired from Revlon in 1991.

Retail Hair Care & Styling’s business headquarters is located in Geneva, Switzerland. Retail Hair Color & Styling maintains operations in P&G-shared manufacturing facilities in Russia, the United Kingdom, Germany, Mexico, Brazil and Thailand. Cosmetics’ business operations are based in Hunt Valley, Maryland. The Hunt Valley site includes the headquarters, technology center, manufacturing facility and distribution center. A second manufacturing facility is located in Nenagh, Ireland. In addition to the owned facilities, Cosmetics utilizes third-party contract manufacturers for various items, including eye and lip pencils, blushes, eye shadows, brushes and powders.

Trademarks, Licenses, Patents and Other Intellectual Property

P&G Beauty Brands owns or has rights to use a number of trademarks, trade names and other intellectual property, which are of material importance to its business and are protected by registration or otherwise in the United States and most other markets where products are sold.

P&G Beauty Brands’ owned trademarks include Wella, Clairol, CoverGirl and Max Factor. Depending on the jurisdiction, trademarks are generally valid as long as they are in use and/or their registrations are properly maintained and they have not been found to have become generic. Registrations of trademarks can also generally be renewed indefinitely as long as the trademarks are in use.

P&G Beauty Brands is the exclusive worldwide trademark licensee for a number of fragrance brands, including:

•	HUGO BOSS fragrances, including BOSS Bottled, HUGO Man, HUGO Woman, BOSS Pour Femme and BOSS THE SCENT;

•	the Gucci fragrances, including Gucci Guilty, Gucci by Gucci, Flora by Gucci and Gucci Bamboo;

•	the Lacoste fragrances, including Eau de Lacoste L.12.12, LIVE, Lacoste Pour Femme and Lacoste Essential;

•	the Escada Fashion fragrances, including Especially Escada, Joyful and Heritage fragrance lines;

•	the lifestyle fragrance brands of Bruno Banani, Mexx, James Bond, and Gabriela Sabatini;

•	Stella McCartney fragrances, including Stella;

•	Alexander McQueen fragrances; and

•	the Dolce & Gabbana fragrances, including Light Blue, The One, Pour Femme and Pour Homme, Intenso and Dolce and the Velvet Collection line of fragrances, and the lifestyle fragrance brand of Christina Aguilera that will not be transferred to Coty in the Transactions.

P&G Beauty Brands existing fragrance licenses impose obligations on it that it believes are common to many licensing relationships in the beauty industry. The licenses impose some or all of the following obligations:

•	paying annual royalties on net sales of the licensed products;

•	maintaining the quality of the licensed products and the applicable trademarks;

•	permitting the licensor’s involvement in and, in some cases, approval of advertising, packaging and marketing plans relating to the licensed products;

•	maintaining minimum royalty payments and/or minimum sales levels for the licensed products;

•	actively promoting the sales of the licensed products;

•	spending a certain amount of net sales on marketing and advertising for the licensed products;

•	maintaining the integrity of the specified distribution channel for the licensed products;

•	indemnifying the licensor in the event of product liability or other claims related to the licensed products;

•	limiting assignment and sub-licensing to third parties without the licensor’s consent; and

•	in some cases, requiring notice to, or approval by, the licensor of certain changes in control as a condition to continuation of the license.

P&G Beauty Brands is currently in material compliance with all terms of its fragrance license agreements.

A majority of fragrance licenses have renewal options for one or more terms, which can range from two to six years. Certain fragrance licenses provide for extensions at P&G Beauty Brands’ sole discretion, while renewal of others is contingent upon attaining specified sales levels. The next fragrance license scheduled to expire that does not provide for renewal at P&G Beauty Brands’ sole discretion expires in fiscal 2018. One fragrance license which accounted for more than $500 million of Fine Fragrances net sales during fiscal 2015 has a term that expires in fiscal 2021. Coty is in discussions with this licensor to extend the terms of this license. Licenses covering fragrances that accounted for approximately 80% of Fine Fragrances net sales during fiscal 2015 have terms that expire no earlier than fiscal 2021.

P&G Beauty Brands will transfer to Galleria approximately 2,600 patents and patent applications worldwide, and the patent portfolio as a whole is material to its business. However, no one patent is material to P&G Beauty Brands. Following the Transactions, P&G will license to Coty and Galleria approximately 660 patents and patent applications. In addition, P&G Beauty Brands has proprietary trade secrets, technology, know-how processes and other intellectual property rights that are not registered.

Sales, Distribution and Marketing

P&G Beauty Brands sells its Fine Fragrances products through a combination of its own direct sales force and distributor partners. In markets where P&G Beauty Brands has a significant and established presence, a direct sales model is employed, leveraging a full multifunctional team on the ground. For smaller, developing markets that have not yet reached critical mass, P&G Beauty Brands sells its Fine Fragrances products using a distributor model operated through closely held relationships with the company headquarters in Geneva. For markets that are in a rapid expansion phase, a hybrid approach that combines both a direct and a distributor go-to-market strategy may be used.

P&G Beauty Brands sells its Salon Professional products through a combination of direct selling and indirect selling through distributors. Salon Professional extends loans to certain customers to help finance salon openings, renovations and other improvements. In exchange for this financing, customers become contractually obligated to purchase products from Salon Professional with common terms of three to five years. Certain customer loans may be provided at favorable rates, including interest-free or with below market interest rates that typically range from 1% to 5%. Payments are received either in the form of scheduled cash payments or through a partial or complete offset against rebates or other allowances earned from product purchases.

P&G Beauty Brands sells its Cosmetics products through a combination of direct selling and indirect selling through distributors. Cosmetics has two primary distribution facilities: the Riverside facility in Belcamp, Maryland and a facility in Bournemouth, England. Through the Riverside facility, P&G Beauty Brands manages the CoverGirl business for North America and certain international markets. Through the Bournemouth facility, P&G Beauty Brands manages the Max Factor business and, more recently, a portion of the CoverGirl business. The Bournemouth facility serves more than 75 countries worldwide.

P&G Beauty Brands sells its Retail Hair Care and Color products through a combination of direct selling and indirect selling through distributors.

P&G Beauty Brands’ marketing and advertising campaigns are designed to drive brand awareness and brand equity. Advertising costs include television, print, radio, internet and in-store advertising. Advertising expense was $1.080 billion in fiscal 2015, $1.096 billion in fiscal 2014 and $1.167 billion in fiscal 2013. Non-advertising components of the marketing spending include costs associated with consumer promotions, product sampling, sales aids, coupons and customer trade funds.

Property

Information regarding the production plans and distribution facilities used by P&G Beauty Brands is provided below. Except as otherwise indicated, P&G Beauty Brands’ title and/or rights in these properties will be transferred to Galleria Company in the Separation.

Production Plants

P&G Beauty Brands currently operates ten owned or leased production plants. P&G Beauty Brands’ management believes the facilities are in good condition, well maintained and sufficient for its present operations. In addition, P&G Beauty Brands products are also manufactured at facilities operated by production partners in Austria, Canada, China, Czech Republic, France, Germany, Hong Kong, Italy, Japan, Lebanon, Mexico, Poland, South Korea, Switzerland, the United Kingdom and the United States. The production plants are segmented by product line, although some cross-production and distribution does occur.

The following is a list of the primary production plants used by P&G Beauty Brands:

Property Name	Location	Owned/Leased	Product	Square Footage
Seaton Delaval Plant	Seaton Delaval, England	Owned	Gucci, Dolce & Gabbana, HUGO BOSS, Lacoste, Escada and Stella McCartney fragrances	329,591
Cologne Plant	Cologne, Germany	Owned	Dolce & Gabbana, James Bond, Bruno Banani, Mexx, Christina Aguilera and Gabriela Sabatini fragrances	635,264
Ondal Sarreguemines Plant(1)	Sarreguemines, France	Owned	Wet styling and perm products	97,456
Rothenkirchen Plant	Rothenkirchen, Germany	Owned	Color products	228,808
Huenfeld Plant	Huenfeld, Germany	Owned	Aerosol, shampoo and conditioner products	507,325
Capella Plant	Dzerzhinsk, Russia	Owned	Color	124,016
Bangkok Plant	Bangkok, Thailand	Owned	Color, perm and shampoo products and conditioner packing	713,916
Mariscala Plant	Mariscala, Mexico	Owned	Color products	1,600,000
Hunt Valley Plant and Beaver Court Building	Cockeysville, Maryland	Owned	CoverGirl products	1,069,685 and 415,037, respectively
Nenagh Plant	Nenagh, Ireland	Owned	Max Factor products	204,746

(1)	On April 14, 2016, P&G entered into an agreement to sell this facility to a third party. If the sale of this facility is completed prior to the Separation, this facility will not be part of the Galleria assets acquired by Coty.

Distribution Facilities

P&G Beauty Brands also uses a number of office and warehouse facilities for product distribution. The following is a list of the primary office and warehouse facilities owned and leased by P&G Beauty Brands for product distribution:

Property Name	Location	Owned/Leased	Use	Square Footage
Mariscala	Mariscala, Mexico	Owned	Distribution center	Included in Mariscala Plant
Weiterstadt	Weiterstadt, Germany	Owned	Distribution center	348,000
Riverside	Belcamp, Maryland	Leased	Distribution center	800,797
Bournemouth	Bournemouth, England	Owned	Distribution center	226,797
Basingstoke	Basingstoke, England	Leased	Distribution center	58,252
Woodland Hills	Woodland Hills, California	Leased	Salon Professional office	95,908
New York City	New York City, New York	Leased	Fine Fragrances office	48,007
Ontario	Ontario, California	Leased	Distribution center	64,000
Mississauga	Mississauga, Canada	Leased	Office	49,987
Rio de Janeiro	Rio de Janeiro, Brazil	Leased	Distribution center	33,392

In addition to these primary office and warehouse facilities, P&G Beauty Brands operates other offices and warehouse facilities to manufacture, market and sell various branded beauty products in approximately 150 countries. Each of these facilities, to the extent primarily related to Galleria, will be transferred to Galleria Company in the Separation.

Customers

P&G Beauty Brands sells its products in approximately 150 countries primarily through salons, mass merchandisers, grocery stores, drug stores, department stores and distributors. For the fiscal year ended June 30, 2015, P&G Beauty Brands had no customer that represents more than 10% of net sales.

Research and Development

The principal research and development facilities of P&G Beauty Brands are located in Cincinnati, Ohio; Hunt Valley, Maryland; Frankfurt, Germany; and London, England. Research and development resources are focused on the design of new products, consumer testing and the implementation of new products into production. The research and development organization is also responsible for implementing savings programs to reduce costs of packaging and raw materials. The research and development organization is composed of four main groups with the following responsibilities:

•	Product Research—consumer studies and testing;

•	Formula Design—development of product formulations;

•	Process Development—application of new products on the production lines; and

•	Packaging—packaging-related developments including sizes and material design.

Research and development expenditures were $56 million, $74 million and $74 million for the fiscal years ended June 30, 2015, 2014 and 2013, respectively.

Competition

P&G Beauty Brands is subject to competitive conditions in all four operating segments of its business. The beauty industry is highly competitive and can change rapidly due to consumer preferences and industry trends. Competition in the beauty industry is based on brand strength, pricing and assortment of products, in-store presence and visibility, innovation, perceived value, product availability, order fulfillment, service to the customer, promotional activities, advertising, special events, new product introductions and other activities.

Fine Fragrances competes with a large set of brands including global players such as Chanel, Dior and Armani as well as a multitude of regional and local brands. Competition is primarily on the basis of brand recognition, innovation, marketing and price. Main competitors such as L’Oréal, Estée Lauder and LVMH operate with a licensing model comparable to P&G Beauty Brands. Barriers to entry can be considered low as product technology is readily available through contract manufacturers and well-developed distributors can be leveraged in all key markets. Substantial advertising and promotional expenditures are required to maintain or improve a brand’s market position or to introduce a new product.

Salon Professional primarily competes with L’Oréal and Henkel. Competition is primarily on the basis of product quality, brand recognition, brand loyalty, service, marketing and education of salon owners and stylists. Substantial advertising and promotional expenditures are required to maintain or improve a brand’s market position or to introduce a new product.

Cosmetics primarily competes with L’Oréal, Maybelline and Revlon. Competition is primarily on the basis of advertising, packaging, quality and brand recognition. Substantial advertising and promotional expenditures are required to maintain or improve a brand’s market position or to introduce a new product.

Retail Hair Color & Styling primarily competes with L’Oréal and Henkel. Competition is primarily on the basis of product quality, brand recognition, brand loyalty, service and marketing. Substantial advertising and promotional expenditures are required to maintain or improve a brand’s market position or to introduce a new product.

Employees

As of March 31, 2016, P&G Beauty Brands employed approximately 10,013 people, approximately 9,847 of whom will be transferred with Galleria. The majority of these employees are located in Germany, the United Kingdom, the United States, Switzerland, Spain, France, Russia and Mexico. Other than employees who are represented by works’ councils outside of the United States, the only employees represented by a labor union are employees in Ireland, Thailand, Italy, Greece and Sweden. P&G Beauty Brands believes that relations with its employees are good.

Seasonality

Demand for products in Fine Fragrances is seasonal, with higher sales generally occurring in the first half of the fiscal year as a result of increased demand by retailers in anticipation of and during the holiday season. Working capital requirements, sales and cash flows generally experience variability during the three to six months preceding the holiday period due, in part, to product innovations and new product launches and the size and timing of certain orders from customers.

Sales of products in the Salon Professional, Cosmetics and Retail Hair Color & Styling operating segment are generally evenly balanced throughout the year. Increased sales of hair care and cosmetic products relative to fragrances may reduce the seasonality of P&G Beauty Brands’ business.

Government Regulation

As a producer and marketer of fragrances, cosmetics and hair care items, P&G Beauty Brands’ operations are subject to regulation by various governmental agencies, including the U.S. Food and Drug Administration, the Federal Trade Commission, the U.S. Environmental Protection Agency, the U.S. Department of Labor, and the U.S. Department of Commerce, as well as various state agencies, with respect to production processes, product quality, packaging, labeling, storage and distribution. Under various statutes and regulations, these agencies prescribe requirements and establish standards for safety and labeling. Other agencies and bodies outside of the United States, including those of the European Union and various countries, states and municipalities, also regulate P&G Beauty Brands’ businesses. Failure to comply with one or more regulatory requirements can result in a variety of sanctions, including monetary fines or compulsory withdrawal of products from store shelves.

Advertising of P&G Beauty Brands’ products is subject to regulation by the Federal Trade Commission and various state laws, and P&G Beauty Brands is subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act.

P&G Beauty Brands believes that it is in compliance in all material respects with all such laws and regulations and that it has obtained all material licenses and permits that are required for the operation of its business. P&G Beauty Brands is not aware of any environmental regulations that have or that it believes will have a material adverse effect on its operations.

Legal Proceedings

P&G Beauty Brands is the subject of various pending or threatened legal actions in the ordinary course of its business. All such matters are subject to many uncertainties and outcomes that are not predictable with assurance. In the opinion of P&G Beauty Brands management, there were no claims or litigation pending as of March 31, 2016, that were reasonably likely to have a material adverse effect on P&G Beauty Brands’ financial position or results of operations.

BUSINESS STRATEGIES AFTER THE TRANSACTIONS

Coty’s strategic vision is to be a new global leader and challenger in the beauty industry. After the completion of the Transactions, Coty intends to reorganize its business into three new divisions: Coty Luxury Division, focused on fragrances and skin care; Coty Consumer Beauty Division, focused on color cosmetics, retail hair coloring and styling products and body care; and Coty Professional Beauty Division, focused on servicing salon owners and professionals in both hair and nail care. This new category-focused organizational structure puts consumers first by specifically targeting how and where they shop, and what and why they purchase. In this new organizational structure, each division will have full end-to-end responsibility to optimize consumers’ beauty experience in the relevant categories and channels, which Coty believes will drive profitable growth through targeted expertise.

The chart below reflects the expected allocation of the combined company brands across Coty’s new divisions:

Coty’s key business strategies following the Transactions will be to:

•	Leverage the Strength and Scale of the Combined Company to Create a New Global Leader and Challenger in the Beauty Industry. Coty expects that the Transactions will create one of the world’s largest pure-play beauty companies, with pro forma combined annual revenues of approximately $10 billion based on fiscal year 2015 performance, including annualized results for the acquired Bourjois brand and Hypermarcas Beauty Business.

•	Expand in Attractive New Category, Through the Addition of the Hair Color and Styling Business. Following the Transactions, Coty will expand its product offering with the addition of the Galleria hair color and styling business, led by the Wella and Clairol brands. The combined business will have a balanced portfolio across four product categories, each with a top three global position based on pro forma net sales.

•	Combine New Organic Growth Opportunities with a Well-Targeted Acquisition Strategy. Coty was founded in 1904 as a revolutionary mass fragrance company and over the last three decades has successfully completed a number of acquisitions to drive product, geographic and distribution platform diversity and growth. Coty will leverage further organic growth opportunities presented by the Transactions, and will also continue to evaluate any potential acquisitions that would augment its portfolio going forward and further its progression towards becoming a global leader in beauty.

•	Drive Improvements in Margin, Profit and Free Cash Flow, Providing Financial Flexibility. Coty expects that after the Transactions, the combined operational and financial platform will allow Coty to drive meaningful earnings per share accretion and substantial incremental free cash flow generation, providing financial flexibility for the company. In fiscal 2015, Coty’s historical adjusted diluted earnings per share grew 18% and free cash flow grew 7% to $325 million. In September 2015, Coty’s Board of Directors approved a 25% increase in Coty’s annual dividend to $0.25 from $0.20 per share on its Class A and Class B common stock. Coty intends to further increase the annual dividend per share to $0.50 after completion of the Transactions, demonstrating Coty’s confidence in its ability to generate substantial cash flow.

•	Capitalize on Strong, Well-Aligned and Balanced Leadership Team. Following the Transactions, Coty Interim CEO Bart Becht will oversee a management team, together with a broader leadership organization, consisting of executives from both businesses as well as key external hires.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF P&G BEAUTY BRANDS

The following discussion and analysis is intended to provide investors with an understanding of the historical performance of P&G Beauty Brands and its financial condition. This discussion and analysis presents the factors that had a material effect on the results of operations of P&G Beauty Brands for the fiscal years ended June 30, 2015, 2014 and 2013 and the nine-month periods ended March 31, 2016 and 2015.

The financial statements of P&G Beauty Brands have been derived from P&G’s historical accounting records and reflect significant allocations of direct costs and expenses. All of the allocations and estimates in these financial statements are based on assumptions that P&G management believes are reasonable and have been consistently applied to all periods. However, the financial statements do not necessarily represent the financial results or position of P&G Beauty Brands that would have been achieved had it been operated as a separate independent entity.

For further descriptions of P&G Beauty Brands and the underlying basis of presentation, see the footnotes to P&G Beauty Brands’ audited combined financial statements, in particular Notes 1 and 2, included elsewhere in this prospectus. You should read this discussion in conjunction with the historical combined financial statements of P&G Beauty Brands.

The following discussion and analysis contains forward-looking statements. See “Cautionary Statement on Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

P&G Beauty Brands manufactures, markets and sells various branded beauty products including professional and retail hair care, hair coloring and styling products, fine fragrances and cosmetics. P&G Beauty Brands sells its products in approximately 150 countries primarily through salons, mass merchandisers, grocery stores, drug stores, department stores and distributors.

P&G Beauty Brands has four operating segments comprised of: (1) Fine Fragrances, (2) Salon Professional, (3) Retail Hair Color & Styling and (4) Cosmetics. Under GAAP, the businesses underlying the four operating segments are aggregated into three reportable segments, described in the following table:

Reportable Segment	% of P&G Beauty Brands Net Sales in Fiscal 2015	Description	Key Brands
Fine Fragrances	36%	Men’s and women’s fine fragrance products across a portfolio of licensed brands	HUGO BOSS, Gucci, Lacoste, Escada, Dolce & Gabbana

Salon Professional	26%	Professional hair care, color and styling products	Wella, Sebastian, Nioxin, Clairol

Retail Hair & Cosmetics	38%	Retail Hair Color & Styling (hair color and styling products) and Cosmetics (facial, lip and eye cosmetics and nail color products)	Clairol, Koleston, Vidal Sassoon, Max Factor, CoverGirl

Segment results reflect information on the same basis used for internal management reporting and performance evaluation. The results of these reportable segments exclude certain costs not attributable to a specific segment such as interest expense, investing activities, certain restructuring costs and gains of certain divested brands. These impacts are reported in Corporate and are included as part of our Corporate discussion. Additionally, as described in Note 12 to P&G Beauty Brands’ audited combined financial statements, blended statutory tax rates are applied in the segments. Eliminations to adjust segment results to arrive at the effective tax rate are included in Corporate.

Throughout this Management’s Discussion and Analysis, references are made to business results in developed markets, which are comprised of Western Europe, the United States, Canada and Japan, and developing markets, which are all other markets not included in developed markets. Reference is also made to productivity efforts and manufacturing cost savings as drivers of reduced overhead spending and gross margin benefits, respectively. For further descriptions of these programs, see Note 7 to P&G Beauty Brands’ audited combined financial statements.

Impact of the Distribution from P&G on P&G Beauty Brands’ Financial Statements

Until the Distribution, P&G performed and will continue to perform significant corporate and operational functions for P&G Beauty Brands, as well as for its other businesses. P&G Beauty Brands’ combined financial statements reflect an allocation of these costs. Expenses allocated to P&G Beauty Brands include costs related to human resources, legal, treasury, accounting, information technology, internal audit and other similar services. Following the Distribution, expenses incurred by Coty to replace some of these functions may differ from P&G Beauty Brands’ historically allocated expense levels.

In addition, following the Distribution and completion of the Transactions, P&G has agreed to provide limited transition services to Coty, while Galleria is being integrated into Coty. These services will be provided for a limited period of time after the completion of the Transactions pursuant to the Transition Services Agreement. See “Additional Agreements—Transition Services Agreement.”

Certain Trends and Other Factors Affecting P&G Beauty Brands

Global Economic Conditions. Current macroeconomic factors remain dynamic, and any causes of market size contraction, such as reduced gross domestic product in commodity-dependent economies as commodity prices decline, greater political unrest in the Middle East and Eastern Europe, further economic instability in the European Union, political instability in certain Latin American markets and economic slowdowns in Japan and China, could reduce P&G Beauty Brands’ sales or erode its operating margin, in either case reducing its earnings.

Changes in Costs. P&G Beauty Brands’ costs are subject to fluctuations, particularly due to changes in its own productivity efforts. P&G Beauty Brands strives to implement, achieve and sustain cost improvement plans, including outsourcing projects, supply chain optimization and general overhead and workforce optimization. If P&G Beauty Brands is unsuccessful in executing these changes, there could be a negative impact on its operating margin and net earnings.

Foreign Exchange. P&G Beauty Brands had both translation and transaction exposure to the fluctuation of exchange rates. Translation exposures relate to exchange rate impacts of measuring income statements of foreign subsidiaries that do not use the U.S. dollar as their functional currency. Transaction exposures relate to (1) the impact from input costs that are denominated in a currency other than the local reporting currency and (2) the revaluation of transaction-related working capital balances denominated in currencies other than the functional currency. In fiscal 2015 and 2014, the U.S. dollar strengthened compared to a number of foreign currencies leading to lower sales and earnings from these foreign exchange impacts. Certain countries experiencing significant exchange rate fluctuations, such as Brazil, Japan, Russia, and Turkey, have had, and could continue to have, an additional significant impact on P&G Beauty Brands’ sales, costs and earnings. Increased pricing in response to these fluctuations in foreign currency exchange rates may offset portions of the currency impacts, but could also have a negative impact on consumption of P&G Beauty Brands’ products, which would affect its sales.

Government Policies. P&G Beauty Brands’ net earnings could be affected by changes in U.S. or foreign government tax policies. For example, the United States is considering corporate tax reform that may significantly impact the corporate tax rate and change the U.S. tax treatment of international earnings. Changes in government policies in these areas might cause an increase or decrease in P&G Beauty Brands’ sales, operating margin and net earnings.

For information on risk factors that could impact P&G Beauty Brands’ results, refer to “Risk Factors.”

Critical Accounting Policies and Estimates

In preparing P&G Beauty Brands’ combined financial statements in accordance with GAAP, there are certain accounting policies that may require substantial judgment or estimation in their application. These critical accounting policies, and others, are discussed in Note 3 to P&G Beauty Brands’ audited combined financial statements included elsewhere in this prospectus, and should be reviewed as they are integral to understanding the results of operations and financial condition of P&G Beauty Brands. Due to the nature of P&G Beauty Brands’ business, estimates generally are not considered highly uncertain at the time of the estimation, as they are not expected to result in changes that would materially affect P&G Beauty Brands’ results of operations or financial condition in any given year.

Income Taxes

P&G Beauty Brands is included in P&G’s consolidated tax returns in various jurisdictions and accounts for income taxes under the separate return method. Under this approach, P&G Beauty Brands determines its income tax expense, tax liability and deferred tax assets and liabilities as if it were filing separate tax returns.

The annual tax rate is determined based on income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Also inherent in determining the annual tax rate are judgments and assumptions regarding the recoverability of certain deferred tax balances, primarily net operating loss and other carryforwards, and the ability to uphold certain tax positions.

Realization of deferred taxes related to net operating losses and other carryforwards is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carryforward periods, which involves business plans, planning opportunities and expectations about future outcomes. Although realization is not assured, P&G Beauty Brands believes it is more likely than not that deferred tax assets, net of valuation allowances, will be realized. However, P&G Beauty Brands’ net operating loss carryforwards may not be transferred in certain transactions.

As a part of P&G’s operations, P&G Beauty Brands operates in multiple jurisdictions with complex tax policy and regulatory environments. In certain of these jurisdictions, P&G may take tax positions that management believes are supportable, but are potentially subject to successful challenge by the applicable taxing authority. These interpretational differences with the respective governmental taxing authorities can be impacted by the local economic and fiscal environment. P&G is subject to audit in many of these jurisdictions. Although none of the audits are specific to P&G Beauty Brands, the scope of the P&G audits would include P&G Beauty Brands’ activities. P&G evaluates its uncertain tax positions and establishes liabilities in accordance with the applicable accounting guidance. P&G reviews these tax uncertainties in light of changing facts and circumstances, such as the progress of tax audits, and adjusts them accordingly. Although the resolution of these tax positions is uncertain, based on currently available information, P&G believes that the ultimate outcomes will not have a material adverse effect on the financial position, results of operations or cash flows of P&G Beauty Brands.

Because there are a number of estimates and assumptions inherent in calculating the various components of P&G Beauty Brands’ tax provision, certain changes or future events such as changes in tax legislation, geographic mix of earnings, completion of tax audits or earnings repatriation plans could have an impact on those estimates and the effective tax rate. For additional details on P&G Beauty Brands’ income taxes, see Note 10 to P&G Beauty Brands’ audited combined financial statements.

Goodwill and Intangible Assets

Significant judgment is required to estimate the fair value of intangible assets and in assigning their respective useful lives. P&G Beauty Brands’ goodwill represents a combination of goodwill directly attributable to the business as well as a portion of allocated goodwill from P&G that has been pushed down to P&G Beauty Brands utilizing the relative fair value of P&G Beauty Brands as compared to P&G’s various reporting units’ goodwill. For business acquisitions, P&G typically obtains the assistance of third-party valuation specialists for evaluating significant tangible and intangible assets. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.

P&G typically uses an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants, and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product or technology life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Determining the useful life of an intangible asset also requires judgment. Certain brand intangible assets are expected to have indefinite lives based on their history and plans to continue to support and build the acquired brands. Other acquired intangible assets (e.g., certain trademarks or brands, customer relationships, patents and technologies) are expected to have determinable useful lives. Assessment as to brands that have an indefinite life and those that have a determinable life is based on a number of factors including competitive environment, market share, brand history, underlying product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. Estimates of the useful lives of determinable-lived intangible assets are primarily based on these same factors. All acquired technology and customer-related intangible assets are expected to have determinable useful lives.

The costs of determinable-lived intangible assets are amortized to expense over their estimated lives. The value of indefinite-lived intangible assets and residual goodwill is not amortized, but is tested at least annually for impairment. Impairment testing for goodwill is performed separately from impairment testing of indefinite-lived intangible assets. P&G tests goodwill for impairment by reviewing the book value compared to the fair value at the reporting unit level. P&G tests individual indefinite-lived intangible assets by comparing the book values of each asset to the estimated fair value. P&G determines the fair value of reporting units and indefinite-lived intangible assets based on the income approach. Under the income approach, P&G calculates the fair value of reporting units and indefinite-lived intangible assets based on the present value of estimated future cash flows. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows to measure fair value. Assumptions used in impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. P&G believes such assumptions and estimates are also comparable to those that would be used by other marketplace participants.

The reportable segment valuations used to test goodwill and intangible assets for impairment are dependent on a number of significant estimates and assumptions, including macroeconomic conditions, overall category growth rates, competitive activities, cost containment and margin expansion and business plans. P&G believes these estimates and assumptions are reasonable. Changes to or a failure to achieve these business plans or a further deterioration of the macroeconomic conditions could result in a valuation that would trigger an additional impairment of the goodwill and intangible assets of these businesses. See Note 5 to P&G Beauty Brands’ audited combined financial statements and Note 4 to P&G Beauty Brands’ unaudited interim combined financial statements for additional details.

Results of Operations

P&G Beauty Brands’ fiscal year begins on July 1 and ends on the following June 30. For example, “fiscal 2015” began on July 1, 2014 and ended on June 30, 2015.

The following table presents information about P&G Beauty Brands’ results of operations, in dollar terms and expressed as a percentage of net sales, for the fiscal years 2015, 2014 and 2013 and for the nine months ended March 31, 2016 and 2015:

(Dollars in millions, percents as a % of net sales)	Fiscal Years Ended June 30						Nine Months Ended March 31
	2015		2014		2013		2016		2015
Net sales	$5,518	100%	$6,003	100%	$6,122	100%	$3,715	100%	$4,269	100%
Cost of products sold	1,875	34.0%	2,029	33.8%	2,075	33.9%	1,221	32.9%	1,436	33.6%

Gross profit	3,643	66.0%	3,974	66.2%	4,047	66.1%	2,494	67.1%	2,833	66.4%
Selling, general and administrative expense	3,228	58.5%	3,513	58.5%	3,632	59.3%	2,172	58.5%	2,463	57.7%
Goodwill and indefinite-lived intangible asset impairment charges	—	—%	—	—%	—	—%	48	1.3%	—	—%

Operating income	415	7.5%	461	7.7%	415	6.8%	274	7.4%	370	8.7%
Interest expense/(income), net	—	—%	—	—%	—	—%	17	0.5%	(1)	—%
Other non-operating income, net	94	1.7%	—	—%	—	—%	8	0.2%	8	0.2%
Income taxes	361	6.5%	152	2.5%	138	2.3%	110	3.0%	379	8.9%

Net earnings	$148	2.7%	$309	5.2%	$277	4.5%	$155	4.2%	$—	—%

P&G Beauty Brands is a combination of wholly owned subsidiaries, including Galleria Company and operations of the Fine Fragrances, Salon Professional, Retail Hair Color & Styling and Cosmetics businesses of P&G. The Fine Fragrances reportable segment includes results of operations of the Divested Brands, which includes Rochas, which was divested in May 2015, Laura Biagiotti, which was divested in June 2015, Naomi Campbell, which was divested in September 2014, Giorgio Beverly Hills, which was divested in February 2016, and Puma which was discontinued in fiscal 2015, along with the results of operations of the Excluded Brands, which include Dolce & Gabbana and Christina Aguilera. The Dolce & Gabbana and Christina Aguilera licenses were excluded from the Transactions because the licensors did not provide their consent to the transfer of the licenses as part of the Transactions within the specified timetable. Therefore, P&G and Coty agreed that these brands would not transfer to Coty. The business drivers for the change in sales and operating results of the Excluded Brands and Divested Brands were generally similar to those of the overall Fine Fragrances segment.

Nine Months Ended March 31, 2016 Compared to Nine Months Ended March 31, 2015

Net Sales

The following tables summarize P&G Beauty Brands’ combined net sales and net sales by reportable segment for the nine months ended March 31, 2016 and 2015:

	Nine Months Ended March 31
(Dollars in millions)	2016	2015	Percent Change
Fine Fragrances	$1,383	$1,631	(15)%
Salon Professional	986	1,053	(6)%
Retail Hair & Cosmetics	1,346	1,585	(15)%

Total net sales	$3,715	$4,269	(13)%

	Net Sales Change Drivers 2016 vs. 2015 (Nine Months Ended March 31)*
	Volume	Foreign Exchange	Price**	Mix	Net Sales Growth
Fine Fragrances	(10)%	(9)%	3%	1%	(15)%
Salon Professional	2%	(11)%	4%	(1)%	(6)%
Retail Hair & Cosmetics	(14)%	(8)%	3%	4%	(15)%

Total	(10)%	(9)%	3%	3%	(13)%

*	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
**	Price changes reflect the combined impact of list price changes and changes in trade promotion spending.

P&G Beauty Brands. P&G Beauty Brands net sales for the nine months ended March 31, 2016 decreased 13% to $3.7 billion compared to the nine months ended March 31, 2015. Volume decreased 10% due to double-digit declines in Retail Hair & Cosmetics and Fine Fragrances, partially offset by low single-digit growth in Salon Professional. Unfavorable foreign exchange reduced net sales by 9% while increased pricing across all segments increased net sales by 3%. Favorable mix added 3% to net sales due to an increase in the relative proportion of Salon Professional volume which has higher than average selling prices, as well as geographic mix across the segments due to the disproportionate decline of developing markets, which generally have lower than average selling prices.

Fine Fragrances. Fine Fragrances net sales decreased $248 million, or 15%, to $1.4 billion for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015. Of this decrease, approximately $80 million was associated with Excluded Brands, which declined 17% from approximately $490 million in the prior year to approximately $410 million for the nine months ended March 31, 2016 and approximately $70 million was associated with Divested Brands, which had no net sales in the current period. Fine Fragrances volume decreased by 10%, including a 3% decrease driven by brand divestitures, primarily Rochas, Laura Biagiotti and Naomi Campbell. Volume declined in certain developed markets due to a decline in market share, which decreased due to competitive activity. Volume also declined in distributor markets in developing regions, mainly Latin America, Africa and the Middle East, behind macroeconomic uncertainty, competitive activity and foreign exchange fluctuations which drove lower in-market consumption, which primarily impacted Dolce & Gabbana. Unfavorable foreign exchange reduced net sales by 9% while pricing added 3% to net sales. Favorable mix increased sales by 1% due to a disproportionate decline of volume in developing markets which have lower than segment-average selling prices.

Salon Professional. Salon Professional net sales decreased 6% to $986 million for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015 on volume growth of 2%. Volume increased due to increased distribution in developed markets, primarily North America. Unfavorable foreign exchange reduced net sales by 11% while pricing increased net sales 4%. Unfavorable geographic mix reduced net sales 1% as North America, which drove the volume increases, has lower than segment-average selling prices for this segment.

Retail Hair & Cosmetics. Retail Hair & Cosmetics net sales declined 15% to $1.3 billion for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015 on volume decline of 14%. Volume decreased double digits in Retail Hair & Styling due to market contraction in the regions where we compete, base period volume pull-forward in advance of tax-related price increases in Brazil, competitive activity and increased pricing to recover currency devaluation impacts. Volume decreased high single digits in Cosmetics, due to competitive activity, in particular in developed markets, and consumption decline following currency-driven price increases. Unfavorable foreign exchange reduced net sales by 8%. Price increases added 3% to net sales while favorable geographic mix increased net sales by 4% due to a disproportionate volume decline in developing markets that have lower than segment-average selling prices.

Operating Costs and Income

The following tables summarize P&G Beauty Brands’ combined operating income/(loss) and other measures by reportable segment for the nine months ended March 31, 2016 and 2015:

	Nine Months Ended March 31
	Gross Margin		SG&A Expenses			SG&A as a % of Net Sales
(Dollars in millions)	2016	2015	2016	2015	% Change	2016	2015
Fine Fragrances	70.4%	69.4%	$889	$1,053	(16)	64.3%	64.6%
Salon Professional	67.8%	69.2%	598	676	(12)	60.6%	64.2%
Retail Hair & Cosmetics	63.7%	62.1%	648	691	(6)	48.1%	43.6%
Corporate	N/A	N/A	37	43	(14)	N/A	N/A

Total	67.1%	66.4%	2,172	2,463	(12)	58.5%	57.7%

	Nine Months Ended March 31
	Operating Income / (Loss)			Operating Margin
(Dollars in millions)	2016	2015	% Change	2016	2015
Fine Fragrances	$84	$79	6%	6.1%	4.8%
Salon Professional	71	53	34%	7.2%	5.0%
Retail Hair & Cosmetics	209	293	(29)%	15.5%	18.5%
Corporate	(90)	(55)	64%	N/A	N/A

Total	274	370	(26)%	7.4%	8.7%

P&G Beauty Brands. P&G Beauty Brands operating income decreased 26% to $274 million for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015, as a result of the decrease in net sales discussed above along with operating margin contraction, which decreased 130 basis points to 7.4%, and was partially driven by negative foreign exchange impacts.

P&G Beauty Brands gross margin increased 70 basis points to 67.1% for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015. The increase was a result of pricing benefits, manufacturing cost savings and lower restructuring costs. These benefits were partially offset by negative foreign exchange and unfavorable mix, mainly driven by product mix in the Salon Professional and Fine Fragrances segments.

P&G Beauty Brands selling, general and administrative expense (“SG&A”) declined 12% to $2.2 billion for the nine months ended March 31, 2016 compared to $2.5 billion for the nine months ended March 31, 2015 as the result of reductions in marketing spending and overhead costs, both due to a focus on productivity efforts, and currency impacts. SG&A as a percentage of P&G Beauty Brands net sales increased 80 basis points to 58.5% for the nine months ended March 31, 2016 as spending reductions did not keep pace with the reduction in net sales.

In connection with the exclusion of the Dolce & Gabbana and Christina Aguilera Fine Fragrance brands from the Transactions, P&G Beauty Brands recorded a non-cash, before-tax impairment charge in the nine months ended March 31, 2016 of $48 million ($42 million after-tax) in order to record the Dolce & Gabbana license intangible asset at its revised estimated net realizable value to zero. This intangible asset impairment charge had a negative 130 basis point impact on P&G Beauty Brands operating margin compared to the nine months ended March 31, 2015.

Fine Fragrances. Fine Fragrances operating income increased 6% to $84 million for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015 as lower net sales were more than offset by an increase in operating margin. Operating margin improved 130 basis points to 6.1% for the nine months ended March 31, 2016 driven by both higher gross margin and lower SG&A.

Fine Fragrances gross margin increased 100 basis points to 70.4% for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015. The increase was a result of pricing benefits and manufacturing cost savings partially offset by unfavorable product mix due to an increase in lower margin holiday gift packs and a disproportionate volume decline in higher margin brands.

Fine Fragrances SG&A spending declined 16% to $889 million in the nine months ended March 31, 2016 from $1.1 billion in the nine months ended March 31, 2015 primarily due to currency impacts and reduced marketing and overhead costs resulting from productivity efforts. Fine Fragrances SG&A as a percentage of net sales decreased 30 basis points to 64.3% as the reduction in SG&A spending was partially offset by the reduction in net sales.

Salon Professional. Salon Professional operating income increased 34% to $71 million for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015 as a result of a 220 basis point increase in operating margin, partially offset by the reduction in net sales. Operating margin increased to 7.2% for the nine months ended March 31, 2016 driven by lower SG&A, partially offset by reduced gross margin.

Salon Professional gross margin decreased 140 basis points to 67.8% for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015. The decrease was a result of unfavorable geographic mix, due to volume increases in markets with lower than segment-average gross margins, along with a negative impact from foreign exchange, partially offset by the favorable impact of increased pricing.

Salon Professional SG&A spending declined 12% to $598 million in the nine months ended March 31, 2016 from $676 million in the nine months ended March 31, 2015 primarily due to foreign currency impacts, along with lower overhead spending from productivity efforts. Salon Professional SG&A as a percentage of net sales decreased 360 basis points to 60.6% as SG&A costs declined disproportionately to the reduction in net sales.

Retail Hair & Cosmetics. Retail Hair & Cosmetics operating income decreased 29% to $209 million for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015, driven by a reduction in net sales and a decline in operating margin, which decreased 300 basis points to 15.5% for the nine months ended March 31, 2016. Operating margin declined in part due to negative foreign exchange impacts along with an increase in SG&A as a percent of net sales, partially offset by improved gross margin.

Retail Hair & Cosmetics gross margin increased 160 basis points to 63.7% for the nine months ended March 31, 2016 compared to the nine months ended March 31, 2015. The increase was a result of manufacturing cost savings and the favorable impacts of increased pricing.

Retail Hair & Cosmetics SG&A spending declined 6% to $648 million in the nine months ended March 31, 2016 from $691 million in the nine months ended March 31, 2015 primarily due to foreign currency impacts and lower marketing spending from productivity efforts. Retail Hair & Cosmetics SG&A as a percentage of net sales increased 450 basis points to 48.1% as reduced spending did not keep pace with the reduction in net sales.

Corporate. Corporate operating loss increased to $90 million for the nine months ended March 31, 2016 compared to a loss of $55 million for the nine months ended March 31, 2015, due to the $48 million intangible asset impairment charge associated with the Dolce & Gabbana Fine Fragrance license partially offset by decreased spending on restructuring activities.

Non-Operating Income and Expense

The $17 million of interest expense for the nine months ended March 31, 2016 relates to debt commitment fees (interest expense) on new debt agreements. There was no interest expense in the prior year period. Non-operating income was $8 million in both periods, related to gains on divestitures (Giorgio Armani Fine Fragrance brand for the nine months ended March 31, 2016 and Naomi Campbell Fine Fragrances brand in the prior year period). These impacts were recognized in Corporate.

Income Taxes

P&G Beauty Brands effective tax rate decreased to 41.5% for the nine months ended March 31, 2016 from 100% for the nine months ended March 31, 2015. The base period tax rate included a 66% impact due to unfavorable adjustments to uncertain tax positions in multiple jurisdictions driven primarily by P&G Beauty Brands’ share from the resolution of a broader P&G multi-year audit in Germany. Excluding this impact, the current year tax rate increased 7.5% primarily due to the impacts of the intangible asset impairment charge (which increased the rate by 4.7%) and non-deductible transition costs in the current period (which increased the rate by 1.5%).

Fiscal 2015 Compared to Fiscal 2014

Net Sales

The following tables summarize P&G Beauty Brands’ combined net sales and net sales by reportable segment for fiscal 2015 and fiscal 2014.

	Fiscal Year Ended June 30
(Dollars in millions)	2015	2014	% Change
Fine Fragrances	$1,993	$2,348	(15)%
Salon Professional	1,406	1,476	(5)%
Retail Hair & Cosmetics	2,119	2,179	(3)%

Total net sales	$5,518	$6,003	(8)%

	Net Sales Change Drivers 2015 vs. 2014 (Fiscal Year Ended June 30)*
	Volume	Foreign Exchange	Price**	Mix	Net Sales Growth
Fine Fragrances	(11)%	(7)%	2%	1%	(15)%
Salon Professional	—%	(8)%	3%	—%	(5)%
Retail Hair & Cosmetics	(3)%	(5)%	4%	1%	(3)%

Total	(5)%	(6)%	3%	—%	(8)%

*	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
**	Price changes reflect the combined impact of list price changes and changes in trade promotion spending.

P&G Beauty Brands. P&G Beauty Brands net sales for fiscal 2015 declined 8% to $5.5 billion compared to fiscal 2014. Volume decreased 5% due to a double-digit decline in Fine Fragrances across multiple brands and a mid-single-digit decline in Retail Hair Color & Styling. Foreign exchange reduced sales by 6% while increased pricing across all segments added 3% to net sales.

Fine Fragrances. Fine Fragrances net sales declined $355 million, or 15%, to $2.0 billion in fiscal 2015 compared to fiscal 2014. Of this decrease, approximately $80 million was associated with Excluded Brands, which declined 12% from approximately $670 million in the prior year to approximately $590 million for fiscal 2015, and approximately $50 million was associated with Divested Brands, which declined from approximately $130 million in the prior year to approximately $80 million for fiscal 2015. Fine Fragrances volume decreased 11%, 3% of which was driven by brand divestitures including Rochas, Laura Biagiotti and Naomi Campbell. Volume declined in certain developed markets due to a decline in market share, which decreased due to competitive activity. Volume also declined in developing regions due to competitive activity and reduced levels of initiative activity compared to the previous year. Foreign exchange had a negative 7% impact while pricing added 2% to net sales. Favorable geographic mix increased sales by 1% due to a higher relative level of sales in developed markets, which tend to have higher than segment-average selling prices.

Salon Professional. Salon Professional net sales declined 5% to $1.4 billion in fiscal 2015 compared to fiscal 2014 on volume that was unchanged, as modest market declines were offset by product innovation. Foreign exchange reduced sales by 8% while the impact of annual price increases added 3% to net sales.

Retail Hair & Cosmetics. Retail Hair & Cosmetics net sales decreased 3% to $2.1 billion in fiscal 2015 compared to fiscal 2014 on a volume decline of 3%. Volume decreased mid-single digits in Retail Hair Color & Styling, driven by lower distribution of hair color, reduced marketing support on hair styling and competitive activity, and was flat in Cosmetics. Foreign exchange had a negative 5% impact while price increases added 4% to net sales. Favorable product mix increased sales by 1% due to increased volume of the higher-priced Max Factor brand (sold outside the United States) and decreased volume of the lower priced domestic CoverGirl brand.

Operating Costs and Income

The following tables summarize P&G Beauty Brands’ combined operating income and other measures by reportable segment for the fiscal years ended June 30, 2015 and 2014:

	Fiscal Year Ended June 30
	Gross Margin		SG&A Expenses			SG&A as a % of Net Sales
(Dollars in millions)	2015	2014	2015	2014	% Change	2015	2014
Fine Fragrances	68.8%	70.4%	$1,367	$1,515	(10)%	68.6%	64.5%
Salon Professional	68.5%	67.5%	883	990	(11)%	62.8%	67.1%
Retail Hair & Cosmetics	62.3%	60.9%	908	975	(7)%	42.9%	44.7%
Corporate	N/A	N/A	70	33	112%	N/A	N/A

Total	66.0%	66.2%	$3,228	$3,513	(8)%	58.5%	58.5%

	Fiscal Year Ended June 30
	Operating Income / (Loss)			Operating Margin
(Dollars in millions)	2015	2014	Percent Change	2015	2014
Fine Fragrances	$5	$139	(96)%	0.3%	5.9%
Salon Professional	80	6	1,233%	5.7%	0.4%
Retail Hair & Cosmetics	413	352	17%	19.5%	16.2%
Corporate	(83)	(36)	N/A	N/A	N/A

Total	$415	$461	(10)%	7.5%	7.7%

P&G Beauty Brands. P&G Beauty Brands operating income decreased 10% to $415 million in fiscal 2015 compared to fiscal 2014, as a result of lower net sales discussed above and a slight decrease in operating margin, which declined 20 basis points to 7.5% for fiscal 2015.

P&G Beauty Brands gross margin decreased 20 basis points to 66.0% in fiscal 2015 compared to fiscal 2014. The decrease resulted from negative mix impact, mainly from the disproportionate decline in Fine Fragrances sales which have above average gross margin, along with an increase in restructuring activity and the negative scale impact of lower volume. These impacts were partially offset by manufacturing cost savings efforts and pricing benefits.

P&G Beauty Brands SG&A declined to $3.2 billion in fiscal 2015 from $3.5 billion in fiscal 2014 as the result of reductions in marketing spending and overhead costs, both due to a focus on productivity efforts and currency impacts. SG&A as a percentage of P&G Beauty Brands net sales was flat at 58.5% for fiscal 2015 compared to fiscal 2014 as spending reductions were offset by lower net sales.

Fine Fragrances. Fine Fragrances operating income declined 96% to $5 million in fiscal 2015 compared to fiscal 2014 due to the decrease in net sales and a 560 basis point decrease in operating margin. Operating margin declined to 0.3% in fiscal 2015 as reductions in spending did not keep pace with the reduction in net sales.

Fine Fragrances gross margin decreased 160 basis points to 68.8% in fiscal 2015 compared to fiscal 2014. The decrease was a result of the scale deleveraging from lower volume and unfavorable product mix due to the disproportionate volume decline in higher margin brands such as HUGO BOSS and Lacoste, partially offset by the benefits of pricing and manufacturing cost savings.

Fine Fragrances SG&A spending declined to $1.4 billion in fiscal 2015 from $1.5 billion in fiscal 2014 primarily due to lower marketing spending and a reduction in overhead costs from the focus on productivity and currency impacts. Fine Fragrances SG&A as a percentage of net sales increased 410 basis points to 68.6% in fiscal 2015 as the reduction in SG&A spending did not keep pace with the reduction in net sales.

Salon Professional. Salon Professional operating income increased more than twelve-fold to $80 million in fiscal 2015 compared to fiscal 2014 as a result of significant reductions in overhead spending due to a focus on productivity efforts, which more than offset lower net sales. Operating margin improved 530 basis points to 5.7% in fiscal 2015.

Salon Professional gross margin increased 100 basis points to 68.5% in fiscal 2015 as compared to 67.5% in fiscal 2014 primarily driven by the benefits of the manufacturing cost savings program along with pricing, partially offset by unfavorable geographic mix due to a decline in developed market sales which have above average gross margin.

Salon Professional SG&A spending declined to $883 million in fiscal 2015 from $990 million in fiscal 2014 primarily due to currency impacts and a reduction in overhead allocations. Salon Professional SG&A as a percentage of net sales decreased 430 basis points to 62.8% in fiscal 2015 compared to fiscal 2014 from the impact of reduced overhead spending which was partially offset by higher marketing costs.

Retail Hair & Cosmetics. Retail Hair & Cosmetics operating income increased 17% to $413 million in fiscal 2015 compared to fiscal 2014, as an increase in operating margin from improved gross margin and lower SG&A more than offset a reduction in net sales. Operating margin improved 330 basis points to 19.5% in fiscal 2015.

Retail Hair & Cosmetics gross margin increased 140 basis points to 62.3% in fiscal 2015 compared to 60.9% in fiscal 2014, as pricing benefits and manufacturing cost savings more than offset negative scale impacts from reduced volumes and unfavorable sales channel mix from an increase in secondary market sales which have lower than segment-average gross margin.

Retail Hair & Cosmetics SG&A spending declined to $908 million in fiscal 2015 from $975 million in fiscal 2014 as a result of reduced marketing and overhead spending both due to a focus on productivity efforts and currency impacts. Retail Hair & Cosmetics SG&A as a percentage of net sales decreased 180 basis points to 42.9% in fiscal 2015 compared to fiscal 2014 due primarily to cost savings efforts.

Corporate. Net Corporate operating expenses increased to $83 million in fiscal 2015 from $36 million in fiscal 2014, due to increased spending on restructuring activities.

Non-Operating Income

P&G Beauty Brands had non-operating income of $94 million in fiscal 2015 as the result of gains on Fine Fragrances brand divestitures including Rochas, Laura Biagiotti and Naomi Campbell. This gain is recognized in Corporate.

Income Taxes

P&G Beauty Brands’ effective tax rate increased to 70.9% in fiscal 2015 from 33.0% in fiscal 2014 (a net increase of 37.9%). Of this increase, 31.3% was driven by the net impact of unfavorable adjustments to uncertain tax positions in multiple jurisdictions (which increased the effective tax rate by 36.4% in fiscal 2015 and only 5.1% in fiscal 2014). The fiscal 2015 impact was driven primarily by P&G Beauty Brands’ share from the resolution of a broader P&G multi-year audit in Germany. The remaining increase was caused primarily by a less favorable geographical mix of earnings in fiscal 2015.

Fiscal 2014 Compared to Fiscal 2013

Net Sales

The following tables summarize P&G Beauty Brands’ combined net sales and net sales by reportable segment for fiscal 2014 and fiscal 2013.

	Fiscal Year Ended June 30
(Dollars in millions)	2014	2013	% Change
Fine Fragrances	$2,348	$2,361	(1)%
Salon Professional	1,476	1,487	(1)%
Retail Hair & Cosmetics	2,179	2,274	(4)%

Total net sales	$6,003	$6,122	(2)%

	Net Sales Change Drivers 2014 vs. 2013 (Fiscal Year Ended June 30)*
	Volume	Foreign Exchange	Price	Mix	Net Sales Growth
Fine Fragrances	(1)%	1%	1%	(2)%	(1)%
Salon Professional	(5)%	—%	2%	2%	(1)%
Retail Hair & Cosmetics	—%	(2)%	(1)%	(1)%	(4)%

Total	(1)%	—%	—%	(1)%	(2)%

*	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

P&G Beauty Brands. P&G Beauty Brands net sales for fiscal 2014 declined 2% to $6.0 billion compared to fiscal 2013. Volume declined 1%, as a mid-single-digit decrease in Salon Professional along with a low single-digit decreases in Fine Fragrances and Retail Hair Color & Styling were only partially offset by a low single-digit increase in Cosmetics. Unfavorable mix, driven by disproportionate volume decline in Salon Professional, which has higher than average selling prices, reduced P&G Beauty Brands net sales by 1%.

Fine Fragrances. Fine Fragrances net sales declined $13 million, or 1%, to $2.3 billion in fiscal 2014 compared to fiscal 2013 on a 1% decline in volume due to minor brand divestitures and market share decline. Sales of Excluded Brands increased approximately $30 million (5%) while sales of Divested Brands declined less than $10 million (5%). Foreign exchange and pricing were each a 1% benefit to net sales while unfavorable geographic mix reduced sales by 2% due to an increased proportion of sales in developing markets, which generally have lower than segment-average selling prices.

Salon Professional. Salon Professional net sales declined 1% to $1.5 billion in fiscal 2014 compared to fiscal 2013. Volume decreased 5%, due to market contraction and competitive activity. Annual pricing added 2% to net sales and favorable geographic mix also increased net sales by 2% due to a disproportionate decline in developing markets, which generally have lower than segment-average selling prices.

Retail Hair & Cosmetics. Retail Hair & Cosmetics net sales declined 4% to $2.2 billion in fiscal 2014 compared to fiscal 2013. Volume was unchanged as a low single digit increase from market growth and product innovation on Cosmetics was offset by a low single digit decline in hair styling volume due to decreased marketing support. Lower pricing in the form of increased trade funding reduced net sales by 1% and unfavorable foreign exchange reduced net sales by 2%. Unfavorable product mix decreased net sales by 1%, primarily due to a lower proportion of facial cosmetics products which have above average selling prices.

Operating Costs and Income

The following tables summarize P&G Beauty Brands’ combined operating income/(loss) and other measures by reportable segment for the fiscal years ended June 30, 2014 and 2013:

	Fiscal Year Ended June 30
	Gross Margin		SG&A Expenses			SG&A as a % of Net Sales
(Dollars in millions)	2014	2013	2014	2013	% Change	2014	2013
Fine Fragrances	70.4%	70.7%	$1,515	$1,433	6%	64.5%	60.7%
Salon Professional	67.5%	66.3%	990	1,046	(5)%	67.1%	70.3%
Retail Hair & Cosmetics	60.9%	61.7%	975	1,070	(9)%	44.7%	47.1%
Corporate	N/A	N/A	33	83	(60)%	N/A	N/A

Total	66.2%	66.1%	$3,513	$3,632	(3)%	58.5%	59.3%

	Fiscal Year Ended June 30
	Operating Income / (Loss)			Operating Margin
(Dollars in millions)	2014	2013	Percent Change	2014	2013
Fine Fragrances	$139	$236	(41)%	5.9%	10.0%
Salon Professional	6	(60)	N/A	0.4%	(4.0)%
Retail Hair & Cosmetics	352	334	5%	16.2%	14.7%
Corporate	(36)	(95)	N/A	N/A	N/A

Total	$461	$415	11%	7.7%	6.8%

P&G Beauty Brands. P&G Beauty Brands operating income increased 11% to $461 million in fiscal 2014 compared to fiscal 2013, primarily due to lower SG&A spending, including lower restructuring spending reported in Corporate, which more than offset the reduction in net sales. Operating margin improved 90 basis points to 7.7% for fiscal 2014 compared to 6.8% for fiscal 2013.

P&G Beauty Brands gross margin increased 10 basis points to 66.2% in fiscal 2014 compared to fiscal 2013. The increase was primarily the result of manufacturing cost savings and a reduction in restructuring spending, which more than offset unfavorable product mix (due to the volume growth of lower margin Cosmetics and decline of higher margin Salon Professional and Fine Fragrances), foreign exchange impacts and scale deleveraging from lower volume.

P&G Beauty Brands SG&A declined to $3.5 billion in fiscal 2014 from $3.6 billion in fiscal 2013 primarily as the result of reduced overhead costs and lower marketing spending. SG&A as a percentage of P&G Beauty Brands net sales decreased 80 basis points to 58.5% for fiscal 2014 primarily driven by reduced overhead costs from a focus on productivity.

Fine Fragrances. Fine Fragrances operating income declined 41% to $139 million in fiscal 2014 compared to fiscal 2013 resulting from lower sales and increased SG&A spending. Operating margin decreased 410 basis points to 5.9% in fiscal 2014.

Fine Fragrances gross margin decreased 30 basis points to 70.4% in fiscal 2014 from 70.7% in fiscal 2013. The decrease was primarily the result of unfavorable geographic mix (due to a decline in developed market sales which have above average gross margin), foreign exchange impacts and the negative scale impact of lower volume, largely offset by manufacturing cost savings.

Fine Fragrances SG&A spending increased to $1.5 billion in fiscal 2014 from $1.4 billion in fiscal 2013 primarily from higher marketing expense which increased due to currency impacts and to support product initiatives. Fine Fragrances SG&A as a percentage of net sales increased 380 basis points to 64.5% in fiscal 2014.

Salon Professional. Salon Professional operating income increased to $6 million in fiscal 2014 compared to a loss of $60 million in fiscal 2013 as a result of increased gross margin and reduced SG&A spending. Operating margin improved 440 basis points to 0.4% in fiscal 2014.

Salon Professional gross margin increased 120 basis points to 67.5% in fiscal 2014 from 66.3% in fiscal 2013. The increase was a result of favorable geographic mix (due to a disproportionate decline in developing markets which have below average gross margin) and pricing benefits, partially offset by the negative scale impact of lower volume.

Salon Professional SG&A spending declined to $990 million in fiscal 2014 from $1.046 billion in fiscal 2013 due to lower marketing spending and reduced overhead costs both due to a focus on productivity efforts. Salon Professional SG&A as a percentage of net sales decreased by 320 basis points to 67.1% in fiscal 2014.

Retail Hair & Cosmetics. Retail Hair & Cosmetics operating income increased 5% to $352 million in fiscal 2014 compared to fiscal 2013 as increased operating margin more than offset lower net sales. Operating margin improved 150 basis points to 16.2% behind lower SG&A spending, which more than offset decreased gross margin.

Retail Hair & Cosmetics gross margin decreased 80 basis points to 60.9% in fiscal 2014 from 61.7% in fiscal 2013. The decrease was a result of unfavorable product mix and foreign exchange, partially offset by manufacturing cost savings. The negative mix was primarily driven by Cosmetics from a reduction in higher margin facial products and an increase in lower margin nail and eye products.

Retail Hair & Cosmetics SG&A spending declined to $975 million in fiscal 2014 from $1.070 billion in fiscal 2013 due to lower marketing spending and reduced overhead expenses, both due to a focus on productivity efforts. Retail Hair & Cosmetics SG&A as a percentage of net sales decreased 240 basis points to 44.7% in fiscal 2014 compared to fiscal 2013 due to productivity efforts.

Corporate. Net Corporate operating expenses decreased to $36 million in fiscal 2014 from $95 million in fiscal 2013 as a result of lower restructuring spending.

Income Taxes

P&G Beauty Brands’ effective tax rate decreased to 33.0% in fiscal 2014 compared to 33.3% in fiscal 2013. This was primarily driven by a more favorable geographical mix of earnings partially offset by the net impact of unfavorable adjustments to uncertain tax positions in multiple jurisdictions.

Liquidity and Capital Resources

P&G Beauty Brands has historically generated, and prior to the Distribution is expected to continue to generate, positive cash flow from operations, the majority of which has been distributed to P&G. P&G Beauty Brands participates in P&G’s cash management system and generally does not have a need for separate dedicated cash balances or accounts. However, P&G Beauty Brands does have cash and cash equivalents recorded on certain dedicated legal entities that do not participate in P&G’s cash management system. These cash and cash equivalents are reflected in the combined financial statements and are described in Note 3 to P&G Beauty Brands’ audited combined financial statements included elsewhere in this prospectus.

On January 26, 2016, P&G Beauty Brands drew on its $1.0 billion, seven-year term loan B facility at a discount of $5 million, resulting in net proceeds of $995 million. Following the first anniversary of the consummation of the Merger, the term loan B facility will amortize in equal quarterly installments of 0.25% of the original principal amount of the term loan B facility, with the balance due on the date that is seven years following the Galleria Financing Closing Date. The proceeds will be held in restricted cash in escrow until shortly prior to the closing of the Transactions.

General

Cash flow from operations, current cash levels and cash infusions from P&G are expected to be adequate to fund P&G Beauty Brands’ capital expenditures and financing obligations during fiscal 2016. Cash and cash equivalents totaled $15 million at June 30, 2015.

	Fiscal Year Ended June 30			Nine Months Ended March 31
(Dollars in millions)	2015	2014	2013	2016	2015
Net cash provided by/(used in):
Operating activities	$271	$462	$484	$366	$389
Investing activities	47	(98)	(102)	(1,049)	(63)
Financing activities	(316)	(431)	(365)	722	(321)

Operating Activities

Operating cash flow for the nine months ended March 31, 2016 was $366 million, a decrease of 6% compared to the nine months ended March 31, 2015. Operating cash flows resulted primarily from net earnings, adjusted for non-cash items (depreciation and amortization, intangible asset impairment charges, losses on disposal of assets, gain on the sale of brand assets and deferred income taxes) which generated $296 million of operating cash flow. Working capital and other impacts generated $70 million of cash. Reduced accounts receivable generated $46 million of cash primarily due to the overall decline in net sales. Normal fluctuations of inventory used $4 million of cash. Other current and noncurrent assets and liabilities generated $28 million of cash, primarily due to a reduction in prepaid marketing activities.

Operating cash flow was $271 million in fiscal 2015, a decrease of 41% compared to fiscal 2014. Operating cash flows resulted primarily from net earnings, adjusted for non-cash items (depreciation and amortization, deferred income taxes, losses on disposal of assets and gains on the sale of brands) which generated $192 million of operating cash flows. Fiscal 2015 operating cash flows decreased compared to fiscal 2014 due to a decrease in net earnings primarily driven by a cash payment for income taxes related to the impacts of uncertain tax positions in multiple jurisdictions that were settled in fiscal 2015. Working capital and other impacts generated $79 million of cash. Reduced accounts receivable generated $49 million of cash primarily due to changes in customer terms and improved collection results. Lower levels of inventory generated $13 million of cash mainly due to supply chain optimizations. Other current and noncurrent asset and liabilities generated $17 million of cash, primarily driven by a net increase in uncertain tax positions in multiple jurisdictions.

Operating cash flow was $462 million in fiscal 2014, a decrease of 5% compared to fiscal 2013. Operating cash flows resulted primarily from net earnings adjusted for non-cash items (depreciation and amortization, losses on disposal of assets and deferred income taxes) which generated $465 million of operating cash flow. Working capital changes, net of reclassifications between current and noncurrent assets and liabilities related to uncertain tax positions, did not have a significant impact on operating cash flow in fiscal 2014.

Investing Activities

Investing activities have historically been primarily related to capital expenditures. Capital expenditures were $65 million and $72 million for the nine months ended March 31, 2016 and 2015, respectively. Capital expenditures were $106 million, $109 million, and $103 million in fiscal 2015, fiscal 2014 and fiscal 2013, respectively. In fiscal 2015, proceeds from the sale of the Fine Fragrances brands Rochas, Laura Biagiotti and Naomi Campbell contributed $153 million in cash to investing activities.

Financing Activities

P&G Beauty Brands distributed excess cash to P&G of $273 million and $321 million for the nine months ended March 31, 2016 and 2015, respectively. For the nine months ended March 31, 2016, additions to long-term debt provided $995 million of financing cash inflows, related to the term loan B described above. P&G Beauty Brands distributed excess cash to P&G of $316 million in fiscal 2015, $431 million in fiscal 2014 and $365 million in fiscal 2013.

Contractual Commitments

The following table provides information on the amount and payable date of P&G Beauty Brands’ contractual commitments as of June 30, 2015:

	Amounts due by period(1)
(Dollars in millions)	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Uncertain tax positions(2)	$204	$204	$—	$—	$—
Operating leases	109	23	35	25	26
Purchase obligations(3)	25	—	23	2	—
Royalty and advertising payments(4)	1,049	215	377	326	131

Total	$1,387	$442	$435	$353	$157

(1)	P&G Beauty Brands may incur, and Coty would assume, up to $3.9 billion of debt at the time of the Merger.
(2)	As of June 30, 2015, P&G Beauty Brands’ combined balance sheet reflects a liability for uncertain tax positions of $241 million, including $99 million of interest and penalties. Due to the high degree of uncertainty regarding the timing of future cash outflows of liabilities for uncertain tax positions beyond one year, a reasonable estimate of the period of cash settlement beyond twelve months from the balance sheet date of June 30, 2015 cannot be made.
(3)	P&G Beauty Brands has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. The amounts do not include contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. P&G Beauty Brands does not believe such purchase obligations and licensing agreements will adversely affect its liquidity position.
(4)	P&G Beauty Brands has entered into several licensing contracts under which P&G Beauty Brands has the right to use trademarks to manufacture, sell, distribute, advertise and promote fine fragrances and cosmetics products. Certain licenses require minimum guaranteed royalty payments regardless of sales levels. Minimum guaranteed royalty payments and required minimums for advertising and promotional spending have been included in the table above. Actual royalty payments and advertising and promotional spending are expected to be higher.

Off-Balance Sheet Transactions

P&G Beauty Brands does not have any off-balance sheet arrangements, and it does not have, nor does it engage in, transactions with any special purpose entities.

New Accounting Pronouncements

Refer to Note 3 to P&G Beauty Brands’ audited combined financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of June 30, 2015.

Changes in and Disagreements with Accountants and Accounting Financials Disclosure

None.

Risk Management: Quantitative and Qualitative Disclosure about Market Risk

P&G Beauty Brands’ business operations give rise to market risk exposure due to changes in foreign exchange rates. P&G monitors and manages foreign currency risk as an integral part of its overall risk management program. P&G may enter into hedging transactions pursuant to established guidelines and policies to mitigate the adverse effects of financial market risk. P&G Beauty Brands does not enter into derivative instruments. Further, no derivative instruments will be transferred to P&G Beauty Brands as part of the Transactions.

Currency Rate Risk

Because P&G Beauty Brands manufactures and sells products in a number of countries throughout the world, P&G Beauty Brands is exposed to the impact on revenue and expenses of movements in currency exchange rates. P&G Beauty is also exposed to foreign currency gains and losses resulting from the impact of foreign exchange movements on monetary assets and liabilities denominated in a currency other than the functional currency of its respective foreign subsidiaries. P&G Beauty Brands has not entered into any foreign currency derivative instruments.

P&G Beauty Brands has experienced and will experience foreign exchange gains and losses as a result of foreign currency exposures from its non-functional currency monetary assets and liabilities. As of June 30, 2015, a 10% unfavorable change in the exchange rates of the U.S. dollar against the prevailing market rates of foreign currencies are estimated to result in a pretax foreign exchange loss of approximately $35 million. In the view of P&G management, this hypothetical loss resulting from an assumed change in foreign exchange rates is not material to P&G Beauty Brands’ financial statements.

Coty’s management will determine currency risk management strategies and policies after the completion of the Transactions.

Interest Rate Risk

P&G Beauty Brands is exposed to interest rate risk that relates primarily to the $1.0 billion, seven-year term loan B facility based on a LIBOR interest rate, that was drawn on January 26, 2016. If the LIBOR interest rate were to increase by 100 basis points above the LIBOR floor, the incremental annual pretax interest expense is estimated to be approximately $10 million.

HISTORICAL PER SHARE, MARKET PRICE AND DIVIDEND DATA

Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share data for Coty and certain historical per share data for P&G. The Coty historical data has been derived from, and should be read together with, the audited consolidated financial statements of Coty and the related notes thereto contained in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 incorporated by reference into this prospectus and the unaudited condensed consolidated financial statements of Coty and the related notes thereto contained in Coty’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 incorporated by reference into this prospectus. The Coty pro forma data has been prepared by Coty and derived from the unaudited condensed combined pro forma financial statements of Coty which give effect to (1) the completion of Merger and preliminary related acquisition accounting and (2) borrowings under the Coty Senior Secured Credit Facilities and the application of the net proceeds therefrom. The P&G historical data has been derived from, and should be read together with, the audited consolidated financial statements of P&G and the related notes thereto contained in P&G’s Current Report on Form 8-K filed with the SEC on October 26, 2015 to revise P&G’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and the unaudited consolidated financial statements of P&G and the related notes thereto contained in P&G’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, each of which is incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

This comparative historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the Transactions been completed during the periods presented, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Coty and P&G Beauty Brands may have performed differently had the Transactions occurred prior to the periods presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Coty and the assets and liabilities of P&G Beauty Brands to be acquired by Coty been combined during the periods presented or of the future results of Coty following the Transactions.

The following table presents certain historical and pro forma per share data for Coty:

	As of and for the Fiscal Year Ended June 30, 2015		As of and for the Nine Months Ended March 31, 2016
	Historical	Pro Forma	Historical	Pro Forma
Coty:
Weighted-average common shares:
Basic	353.3	765.6	347.8	760.1
Diluted	362.9	775.2	356.9	769.2
Book value per common share	$2.74		$1.31	$15.35
Cash dividends declared per common share	$0.20	$0.20	$0.25	$0.25
Net income (loss) attributable to Coty Inc. per common share:
Basic	$0.66	$(0.02)	$0.54	$0.28
Diluted	0.64	(0.02)	0.53	0.27

The following table presents certain historical per share data for P&G:

	As of and for the Fiscal Year Ended June 30, 2015	As of and for the Nine Months Ended March 31, 2016
P&G:
Net earnings:
Basic:
Earnings from continuing operations	$2.92	$2.86
Earnings/(loss) from discontinued operations	(0.42)	0.23

Basic net earnings per share	$2.50	$3.09
Diluted:
Earnings from continuing operations	$2.84	$2.78
Earnings/(loss) from discontinued operations	(0.40)	0.22

Diluted net earnings per share	$2.44	$3.00
Weighted average common stock outstanding (in millions):
Basic	2,711.7	2,709.2
Diluted	2,883.6	2,855.6
Book value per share of common stock	$23.23	$22.49
Cash dividends declared per share of common stock	$2.59	$2.66

Historical Market Price Data

Historical market price data for Galleria Company does not exist as Galleria Company currently is a wholly owned subsidiary of P&G. As such, shares of Galleria Company common stock are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for Galleria Company.

Shares of P&G common stock are currently traded on the NYSE under the symbol “PG.” On July 8, 2015, the last trading day before the announcement of the Transactions, the last sale price of shares of P&G common stock reported by the NYSE was $80.99. On July 19, 2016, the last sale price of shares of P&G common stock reported by the NYSE was $86.17. The following table sets forth the high and low sale prices of shares of P&G common stock and the dividends declared for the periods indicated. For current price information, P&G shareholders are urged to consult publicly available sources.

	P&G Common Stock
	High	Low	Dividends
Fiscal Year Ended June 30, 2015
First Quarter	$85.40	$77.29	$0.6436
Second Quarter	93.89	81.57	0.6436
Third Quarter	91.79	80.81	0.6436
Fourth Quarter	84.20	77.10	0.6629
Fiscal Year Ended June 30, 2016
First Quarter	$82.55	$65.02	$0.6629
Second Quarter	81.23	71.29	0.6629
Third Quarter	83.87	74.46	0.6629
Fourth Quarter	84.80	79.10	0.6695
Fiscal Year Ending June 30, 2017
First Quarter (through July 19, 2016)	86.89	84.45	0.6695

Shares of Coty common stock are currently traded on the NYSE under the symbol “COTY.” No public trading market exists for shares of Coty class B common stock. On July 8, 2015, the last trading day before the announcement of the Transactions, the last sale price of shares of Coty common stock reported by the NYSE was $31.52. On July 19, 2016, the last sale price of shares of Coty common stock reported by the NYSE was $27.30. The following table sets forth the high and low sale prices of shares of Coty common stock and the dividends declared for the periods indicated for both Coty common stock and Coty class B common stock. For current price information, Coty stockholders are urged to consult publicly available sources.

	Coty Class A Common Stock		Dividends
	High	Low	Class A	Class B
Fiscal Year Ended June 30, 2015
First Quarter	$18.47	$16.39	$0.20	$0.20
Second Quarter	21.00	15.74	—	—
Third Quarter	24.71	18.33	—	—
Fourth Quarter	32.62	23.26	—	—
Fiscal Year Ended June 30, 2016
First Quarter	$32.72	$24.90	$0.25	$0.25
Second Quarter	30.76	25.17	—	—
Third Quarter	29.59	21.48	—	—
Fourth Quarter	31.60	24.74	—	—
Fiscal Year Ending June 30, 2017
First Quarter (through July 19, 2016)	27.98	25.73	—	—

Dividend Policies

P&G has been paying a dividend for 126 consecutive years since its incorporation in 1890 and has increased its dividend for 60 consecutive years at an annual compound average rate of over 9%. Over the past five years, the dividend has increased at an annual compound average rate of 5%. Nevertheless, as in the past, further dividends will be considered after reviewing dividend yields, profitability expectations and financing needs and will be declared at the discretion of P&G’s board of directors.

Coty has no legal or contractual obligation to pay dividends. Coty has been paying an annual dividend, once per year, since Coty’s initial public offering in 2013. The payment of cash dividends in the future will continue to be at the discretion of Coty’s board of directors. The declaration of any cash dividends, and the amount thereof, will depend on many factors, including Coty’s financial condition, capital requirements, funds from operations, the dividend taxation level, Coty’s stock price, future business prospects and any other factors as Coty’s board of directors may deem relevant. Additionally, the Coty Senior Secured Credit Facilities contain certain customary restrictions on Coty’s ability to pay dividends. The Galleria Senior Secured Credit Facilities entered into in connection with the Transactions contains similar restrictions, and other indebtedness Coty may incur in the future may contain similar restrictions.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

The following selected historical combined financial data of P&G Beauty Brands, selected historical consolidated financial data of P&G, selected historical consolidated financial data of Coty and unaudited condensed combined pro forma financial data of Coty is being provided to help you in your analysis of the financial aspects of the Transactions. The unaudited condensed combined pro forma financial data of Coty has been prepared by Coty for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Coty or P&G Beauty Brands would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this prospectus. See “Where You Can Find More Information; Incorporation by Reference,” “Information on P&G Beauty Brands,” “Information on P&G” and “Information on Coty.”

Selected Historical Combined Financial Data of P&G Beauty Brands

P&G Beauty Brands’ selected combined balance sheet data presented below as of June 30, 2015 and 2014 and statement of income data for the fiscal years ended June 30, 2015, 2014 and 2013 have been derived from P&G Beauty Brands’ audited combined financial statements, included elsewhere in this prospectus. P&G Beauty Brands’ selected combined balance sheet data presented below as of March 31, 2016 and statement of income data for the nine months ended March 31, 2016 and 2015 have been derived from P&G Beauty Brands’ unaudited interim combined financial statements, included elsewhere in this prospectus. In the opinion of P&G Beauty Brands’ management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. P&G Beauty Brands’ selected combined balance sheet data presented below as of June 30, 2013, 2012 and 2011 and its selected statements of income data for the fiscal years ended June 30, 2012 and 2011 have been derived from P&G Beauty Brands’ historical accounting records, which are unaudited and which are not included in this prospectus. The selected historical combined financial data below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended March 31, 2016 are not necessarily indicative of the results for the full fiscal year. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of P&G Beauty Brands” and the financial statements of P&G Beauty Brands and the notes thereto included elsewhere in this prospectus.

The financial information of P&G Beauty Brands included in this prospectus reflects assumptions and allocations made by P&G. The financial position, results of operations and cash flows of P&G Beauty Brands presented may be different from those that would have resulted had P&G Beauty Brands been operated as a standalone company or been supported as a subsidiary of Coty. The financial information of P&G Beauty Brands also includes results for the Divested Brands for periods prior to the respective dates of divestiture as well as the Excluded Brands, which will not be transferred to Coty in the Transactions. As a result, the historical financial information of P&G Beauty Brands is not a reliable indicator of future results. See “Risk Factors.”

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2015	2014	2013	2012	2011	2016	2015
	(Dollars in millions)
Statement of Income Data:
Net sales	$5,518	$6,003	$6,122	$6,348	$6,462	$3,715	$4,269
Cost of products sold	1,875	2,029	2,075	2,161	2,150	1,221	1,436

Gross profit	3,643	3,974	4,047	4,187	4,312	2,494	2,833
Selling, general and administrative expense	3,228	3,513	3,632	4,433	3,754	2,172	2,463
Intangible asset impairment charges	—	—	—	—	—	48	—

Operating income	415	461	415	(246)	558	274	370
Interest expense, net	—	—	—	—	—	17	(1)
Other non-operating income, net	94	—	—	20	6	8	8

Earnings before income taxes	509	461	415	(226)	564	265	379
Income taxes	361	152	138	56	193	110	379

Net income	$148	$309	$277	$(282)	$371	$155	$—

	As of June 30,					As of March 31,
	2015	2014	2013	2012	2011	2016
	(Dollars in millions)
Balance Sheet Data:
Total assets	$6,707	$7,695	$7,608	$7,470	$8,903	$7,528
Long-term debt	—	—	—	—	—	995

Selected Historical Consolidated Financial Data of P&G

The following table sets forth selected historical consolidated financial data of P&G. The consolidated statement of income data for the fiscal years ended June 30, 2015, 2014 and 2013 and balance sheet data as of June 30, 2015 and 2014 has been derived from P&G’s audited consolidated financial statements incorporated by reference in this prospectus. The consolidated statement of income data for the fiscal years ended June 30, 2012 and 2011 and the balance sheet data as of June 30, 2013, 2012 and 2011 has been derived from P&G’s audited consolidated financial statements contained in P&G’s Annual Reports on Form 10-K filed with the SEC. The consolidated statement of income data for the nine months ended March 31, 2016 and 2015 and balance sheet data as of March 31, 2016 has been derived from P&G’s unaudited consolidated financial statements contained in P&G’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC. In the opinion of P&G’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The selected historical consolidated financial data below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended March 31, 2016 are not necessarily indicative of the results for the full fiscal year. See “Where You Can Find More Information; Incorporation by Reference.” You should read the following data in conjunction with those consolidated financial statements and related notes, and in conjunction with “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” contained in P&G’s Current Report on Form 8-K filed with the SEC on October 26, 2015 to revise P&G’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and P&G’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.

	Fiscal Year Ended June 30,					Nine Months Ended March 31,
	2015	2014	2013	2012	2011	2016	2015
	(Dollars in millions)
Consolidated Statement of Income Data:
Net sales	$70,749	$74,401	$73,910	$73,138	$70,464	$49,197	$54,196
Costs of goods sold	37,056	39,030	38,052	37,884	35,354	24,527	28,219
Selling, general, and administrative expenses	20,616	21,461	22,499	21,860	21,261	13,731	15,740
Goodwill and indefinite-lived intangible asset impairment charges	—	—	308	899	—	—	—
Venezuela deconsolidation charge	2,028	—	—	—	—	—	—

Operating income	11,049	13,910	13,051	12,495	13,849	10,939	10,237
Interest expense	626	709	668	769	832	429	478
Interest income	149	99	85	75	60	135	103
Other non-operating income, net	440	209	940	162	269	38	85

Earnings from continuing operations before income taxes	11,012	13,509	13,408	11,963	13,346	10,683	9,947
Income taxes on continuing operations	2,725	2,851	3,062	3,099	2,837	2,664	2,156

Net earnings from continuing operations	8,287	10,658	10,346	8,864	10,509	8,019	7,791
Net earnings/(loss) from discontinued operations	(1,143)	1,127	1,056	2,040	1,418	627	(1,185)

Net earnings	7,144	11,785	11,402	10,904	11,927	$8,646	$6,606
Less: Net earnings attributable to noncontrolling interests	108	142	90	148	130	89	91

Net earnings attributable to Procter & Gamble	$7,036	$11,643	$11,312	$10,756	$11,797	$8,557	$6,515

Net earnings margin from continuing operations	11.7%	14.3%	14.0%	12.1%	14.9%	16.3%	14.4%

	As of June 30,					As of March 31,
	2015	2014	2013	2012	2011	2016
	(Dollars in millions)
Consolidated Balance Sheet Data:
Total assets	$129,495	$144,266	$139,263	$132,244	$138,354	$127,508
Long-term debt	18,327	19,807	19,111	21,080	22,033	19,134
Shareholders’ equity	63,050	69,976	68,709	64,035	68,001	59,853

Selected Historical Consolidated Financial Data of Coty

The following table sets forth selected historical consolidated financial data of Coty. The consolidated statements of operations data for the fiscal years ended June 30, 2015, 2014 and 2013 and balance sheet data as of June 30, 2015 and 2014 has been derived from the audited consolidated financial statements incorporated by reference in this prospectus. The consolidated statements of operations data for the fiscal years ended June 30, 2012 and 2011 and the balance sheet data as of June 30, 2013, 2012 and 2011 has been derived from the audited consolidated financial statements contained in Coty’s Annual Reports on Form 10-K filed with the SEC. The consolidated statements of operations data for the nine months ended March 31, 2016 and 2015 and balance sheet data as of March 31, 2016 has been derived from Coty’s unaudited condensed consolidated financial statements contained in Coty’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC. In the opinion of Coty’s management, such unaudited financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for the fair presentation of the interim periods. The selected historical consolidated financial data below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date, and the results for the interim period ended March 31, 2016 are not necessarily indicative of the results for the full fiscal year. See “Where You Can Find More Information; Incorporation by Reference.” You should read the following data in conjunction with those consolidated financial statements and related notes, and in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016. See “—Unaudited Condensed Combined Pro Forma Financial Statements of Coty.”

	Year Ended June 30,					Nine Months Ended March 31,
	2015	2014	2013	2012	2011	2016	2015
	(Dollars in millions, except per share data)
Consolidated Statements of Operations Data:
Net revenues	$4,395.2	$4,551.6	$4,649.1	$4,611.3	$4,086.1	$3,273.5	$3,375.7
Gross profit	2,638.2	2,685.9	2,788.8	2,787.3	2,446.1	1,993.1	2,032.8
Acquisition-related costs	34.1	0.7	8.9	10.3	20.9	98.3	1.9
Asset impairment charges	—	316.9	1.5	575.9	—	5.5	—
Operating income (loss)	395.1	25.7	394.4	(209.5)	280.9	257.1	418.5
Interest expense—related party	—	—	—	—	5.9	—	—
Interest expense, net	73.0	68.5	76.5	89.6	85.6	55.7	56.3
Loss on early extinguishment of debt	88.8	—	—	—	—	3.1	88.8
Other expense (income), net	—	1.3	(0.8)	32.0	4.4	30.4	(0.2)
Income (loss) before income taxes	233.3	(44.1)	318.7	(331.1)	185.0	167.9	273.6
(Benefit) provision for income taxes	(26.1)	20.1	116.8	(37.8)	95.1	(42.5)	39.48
Net income (loss)	259.4	(64.2)	201.9	(293.3)	89.9	210.4	233.8
Net income attributable to noncontrolling interests	15.1	17.8	15.7	13.7	12.5	12.1	14.0
Net income attributable to redeemable noncontrolling interests	11.8	15.4	18.2	17.4	15.7	10.4	8.3
Net income (loss) attributable to Coty Inc.	232.5	(97.4)	168.0	(324.4)	61.7	187.9	211.5
Per Share Data:
Weighted-average common shares
Basic	353.3	381.7	381.7	373.0	329.4	347.8	350.9
Diluted	362.9	381.7	396.4	373.0	339.1	356.9	360.7
Cash dividends declared per common share	$0.20	$0.20	$0.15	$—	$0.10	$0.25	$0.20
Net income (loss) attributable to Coty Inc. per common share:
Basic	$0.66	$(0.26)	$0.44	$(0.87)	$0.19	$0.54	$0.60
Diluted	0.64	(0.26)	0.42	(0.87)	0.18	0.53	0.59

	As of June 30,					As of March 31,
	2015	2014	2013	2012	2011	2016
	(Dollars in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$341.3	$1,238.0	$920.4	$609.4	$510.8	$366.6
Total assets	6,018.9	6,592.5	6,470.0	6,183.4	6,813.9	7,024.9
Total debt	2,634.7	3,293.5	2,630.2	2,460.3	2,622.4	4,130.5
Total Coty Inc. stockholders’ equity	969.8	843.8	1,494.0	857.2	1,361.9	433.4

Non-GAAP Financial Data of Coty

The non-GAAP financial data for the fiscal years ended June 30, 2015, 2014 and 2013 and the nine months ended March 31, 2016 and 2015 has been derived from Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, respectively. The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the respective forms filed with the SEC, which are incorporated by reference herein.

To supplement the financial measures prepared in accordance with GAAP, Coty uses non-GAAP financial measures including Adjusted operating income, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share (the “Adjusted Performance Measures”). The reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies, including companies in the beauty industry, may calculate similarly titled non-GAAP financial measures differently than Coty does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, Coty’s management uses the Adjusted Performance Measures as key metrics in the evaluation of its performance and annual budgets and to benchmark performance of its business against it competitors. The following are examples of how these Adjusted Performance Measures are utilized by Coty’s management:

•	strategic plans and annual budgets are prepared using the Adjusted Performance Measures;

•	senior management receives a monthly analysis comparing budget to actual Coty operating results that is prepared using the Adjusted Performance Measures; and

•	senior management’s annual compensation is calculated, in part, by using the Adjusted Performance Measures.

In addition, Coty’s financial covenant compliance calculations under Coty’s debt agreements are substantially derived from these Adjusted Performance Measures.

Coty’s management believes that Adjusted Performance Measures are useful to investors in their assessment of Coty’s operating performance and the valuation of the company. In addition, these non-GAAP financial measures address questions Coty routinely receives from analysts and investors and, in order to ensure that all investors have access to the same data, Coty’s management has determined that it is appropriate to make this data available to all investors. The Adjusted Performance Measures exclude the impact of certain items (as further described below) and provide supplemental information regarding Coty’s operating performance. By disclosing these non-GAAP financial measures, Coty’s management intends to provide investors with a supplemental comparison of Coty’s operating results and trends for the periods presented. Coty’s management believes these measures are also useful to investors as such measures allow investors to evaluate Coty’s performance using the same metrics that Coty’s management uses to evaluate past performance and prospects for future performance. Coty provides disclosure of the effects of these non-GAAP financial measures, by presenting the corresponding treatment prepared in conformity with GAAP in its financial statements, and by providing a reconciliation to the corresponding GAAP measure so that investors may understand the adjustments made in arriving at the non-GAAP financial measures and use the information to perform their own analyses.

Adjusted operating income excludes restructuring costs and business structure realignment programs, amortization, acquisition-related costs and acquisition accounting impacts, the impact of accounting modifications from liability plan accounting to equity plan accounting as a result of amended and restated share-based compensation plans, asset impairment charges and other adjustments as described below. Coty does not consider these items to be reflective of its core operating performance due to the variability of such items from period-to-period in terms of size, nature and significance. They are primarily incurred to realign Coty’s operating structure and integrate new acquisitions, and fluctuate based on specific facts and circumstances. Additionally, Adjusted net income attributable to Coty Inc. and Adjusted net income attributable to Coty Inc. per common share are adjusted for certain interest and other (income) expense as described below and the related tax effects of each of the items used to derive Adjusted net income as such charges are not used by Coty’s management in assessing Coty’s operating performance period-to-period.

The Adjusted Performance Measures have changed since Coty’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on May 3, 2016, to incorporate the exclusion of expense and tax effects associated with the amortization of acquisition-related intangible assets. Coty’s management believes that such amortization is not reflective of the results of operations in a particular year because the intangible assets result from the allocation of the acquisition purchase price to the fair value of identifiable intangible assets acquired. The effect of this exclusion on Coty’s non-GAAP presentation was to amend Adjusted operating income in a manner that provides investors with a measure of Coty’s operating performance that facilitates period to period comparisons, as well as comparability to Coty’s peers. Exclusion of the amortization expense allows investors to compare operating results that are consistent over time for the consolidated company, including newly acquired and long-held businesses, to both acquisitive and nonacquisitive peer companies.

Adjusted Performance Measures reflect adjustments based on the following items:

•	Restructuring and other business realignment costs: Coty has excluded costs associated with restructuring and business structure realignment programs to allow for comparable financial results to historical operations and forward-looking guidance. In addition, the nature and amount of such charges vary significantly based on the size and timing of the programs. By excluding the above referenced expenses from its non-GAAP financial measures, Coty’s management is able to evaluate Coty’s ability to utilize its existing assets and estimate their long-term value. Furthermore, Coty’s management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of Coty’s operating performance.

•	Amortization expense: Coty has excluded the impact of amortization of finite-lived intangible assets, as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Coty’s management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of its operating performance. Although Coty excludes amortization of intangible assets from its non-GAAP expenses, Coty’s management believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

•	Cost related to acquisition activities: Coty has excluded acquisition-related costs and acquisition accounting impacts such as those related to transaction costs and costs associated with the revaluation of acquired inventory in connection with business combinations because these costs are unique to each transaction. The nature and amount of such costs vary significantly based on the size and timing of the acquisitions and the maturities of the businesses being acquired. Also, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of such expenses, may not be indicative of the size, complexity and/or volume of any future acquisitions.

•	Share-based compensation adjustment: Coty has excluded the impact of the fiscal 2013 accounting modification from liability plan to equity plan accounting for the share-based compensation plans as well as other share-based compensation transactions that are not reflective of the ongoing and planned pattern of recognition for such expense. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” contained in the respective forms filed with the SEC for a full discussion of the share-based compensation adjustment.

•	Asset impairment charges: Coty has excluded the impact of asset impairments as such non-cash amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Coty’s management believes that the adjustment of these items supplement the GAAP information with a measure that can be used to assess the sustainability of its operating performance.

•	Other adjustments: Coty has excluded costs associated with the China Optimization program, Public entity preparedness program, Real estate consolidation program, and gains on sales of assets which are not part of its ongoing business. Coty does not expect these items to occur, either as a result of their nature or size, as part of its normal business on a regular basis. Coty’s management believes that the exclusion of such amounts allows its management and readers of its financial statements to further understand Coty’s financial results.

•	Interest and other (income) expense: Coty has excluded foreign currency impacts associated with acquisition-related and debt financing related forward contracts as the nature and amount of such charges are not consistent and are significantly impacted by the timing and size of such transactions.

•	Loss on early extinguishment of debt: Coty has excluded loss on extinguishment of debt as this represents a non-cash charge, and the amount and frequency of such charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•	Tax: This adjustment represents the impact of the tax effect of the pretax items excluded from Adjusted net income. The tax impact of the non-GAAP adjustments are based on the tax rates related to the jurisdiction in which the adjusted items are received or incurred.

While acquiring brands and licenses comprises a part of Coty’s overall growth strategy, along with targeting organic growth opportunities, Coty has excluded acquisition-related costs and acquisition accounting impacts in connection with business combinations because these costs are unique to each transaction and the amount and frequency are not consistent and are significantly impacted by the timing and size of its acquisitions. Coty’s management assesses the success of an acquisition as a component of performance using a variety of indicators depending on the size and nature of the acquisition, including:

•	the scale of the combined company by evaluating consolidated and segment financial metrics;

•	the expansion of product offerings by evaluating segment, brand, and geographic performance and the respective strength of the brands;

•	the evaluation of market share expansion in categories and geographies;

•	the earnings per share accretion and substantial incremental free cash flow generation providing financial flexibility for Coty; and

•	the comparison of actual and projected results, including achievement of projected synergies, post integration; provided that timing for any such comparison will depend on the size and complexity of the acquisition.

	Twelve Months Ended June 30,			Nine Months Ended March 31,
(in millions)	2015	2014	2013	2016	2015
Reported operating income	395.1	25.7	394.4	257.1	418.5
% of Net revenues	9.0%	0.6%	8.5%	7.9%	12.4%
Restructuring and other business realignment costs	91.4	34.1	36.1	98.5	64.2
Amortization	74.7	85.7	90.2	59.0	55.5
Costs related to acquisition activities	44.2	26.9	9.6	107.3	5.3
Share-based compensation expense adjustment	18.3	27.6	120.3	1.3	0.6
Public entity preparedness costs	—	1.2	7.7
Gain on sale of asset	—	—	(19.3)
Asset impairment charges	—	316.9	1.5	5.5
Real estate consolidation program costs	(0.7)	32.3	22.5	—	(0.7)
China Optimization	(19.4)	35.9	0.0	—	(19.0)

Total adjustments to reported operating income	208.5	560.6	268.6	271.6	105.9

Adjusted operating income	603.6	586.3	663.0	528.7	524.4

% of Net revenues	13.7%	12.9%	14.3%	16.2%	15.5%

	Twelve Months Ended June 30,			Nine Months Ended March 31,
(in millions)	2015	2014	2013	2016	2015
Reported net income attributable to Coty Inc.	232.5	(97.4)	168.0	187.9	211.5
% of Net revenues	5.3%	(2.1%)	3.6%	5.7%	6.3%
Adjustments to reported operating income	208.5	560.6	268.6	271.6	105.9
Loss on early extinguishment of debt	88.8	—	—	3.1	88.8
Adjustments to noncontrolling interest expense	(1.2)	—	—	0.0	(1.2)
Adjustments to other expense				30.4	0.0
Adjustments to interest expense				(13.1)	0.0
Change in tax provision due to adjustments to reported
net income attributable to Coty Inc.	(120.1)	(87.5)	(49.8)	(40.4)	(39.7)

Adjusted net income attributable to Coty Inc.	408.5	375.7	386.8	439.5	365.3

% of Net revenues	9.3%	8.3%	8.3%	13.4%	10.8%

Per Share Data:
Adjusted weighted-average common shares
Basic	353.3	381.7	381.7	347.8	350.9
Diluted	362.9	390.7	396.4	356.9	360.7
Adjusted net income attributable to Coty Inc. per common share:
Basic	$1.16	$0.98	$1.01	$1.26	$1.04
Diluted	$1.13	$0.96	$0.98	$1.23	$1.01

Unaudited Condensed Combined Pro Forma Financial Statements of Coty

The following unaudited condensed combined pro forma financial statements and notes thereto have been prepared by Coty to give effect to the proposed Merger. At the effective time of the Merger, Merger Sub, a wholly owned acquisition subsidiary of Coty, will be merged with and into Galleria Company, with Galleria Company becoming a wholly owned subsidiary of Coty. The transaction is being accounted for as a business combination using the acquisition method with Coty as the accounting acquirer in accordance with ASC 805, Business Combinations. Under this method of accounting the purchase price will be allocated to Galleria Company’s assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Merger.

The process of valuing the tangible and intangible assets and liabilities of Galleria Company immediately prior to the Merger, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited condensed combined pro forma financial statements. Material revisions to Coty’s current estimates could be necessary as the valuation process and accounting policy review are finalized. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented. The process of determining fair value of the tangible and intangible assets acquired (including independent valuation reports) and liabilities assumed will be completed following the Merger.

The unaudited condensed combined pro forma statements of operations are presented, giving effect to the completion of Merger and preliminary related acquisition accounting. The unaudited condensed combined pro forma statements of operations reflect the proposed Merger as if it had occurred as of July 1, 2014, the beginning of the annual period presented. The unaudited condensed combined pro forma balance sheet reflects the proposed Merger if it had occurred on March 31, 2016, the date of the most recent balance sheet presented. The unaudited condensed combined pro forma statements of operations for the year ended June 30, 2015 and nine months ended March 31, 2016 are derived from P&G Beauty Brands’ audited historical combined statement of operations for the fiscal year ended June 30, 2015 and unaudited historical combined statements of operations for the nine months ended March 31, 2016 with Coty’s audited historical statement of consolidated operations for the fiscal year ended June 30, 2015 and unaudited historical condensed statement of consolidated operations for the nine months ended March 31, 2016. The unaudited condensed combined pro forma balance sheet combines the unaudited historical combined balance sheet of P&G Beauty Brands as of March 31, 2016 with Coty’s unaudited condensed consolidated balance sheet as of March 31, 2016.

The historical consolidated financial information has been adjusted to give effect to pro forma adjustments that are factually supportable, directly attributable to the Merger, and expected to have a continuing impact to the statement of operations.

The unaudited condensed combined pro forma financial statements should be read in conjunction with:

•	accompanying notes to the unaudited condensed combined pro forma financial statements;

•	Coty’s audited historical consolidated financial statements as of and for the fiscal year ended June 30, 2015;

•	Coty’s unaudited historical condensed consolidated financial statements as of and for the nine months ended March 31, 2016;

•	P&G Beauty Brands’ audited historical combined financial statements as of and for the fiscal year ended June 30, 2015; and

•	P&G Beauty Brands’ unaudited historical combined financial statements as of and for the nine months ended March 31, 2016.

The unaudited condensed combined pro forma financial statements have been prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on the dates indicated, nor is necessarily indicative of the results of operations or financial condition that may be expected for any future period or date.

The Merger has not been consummated as of the date of the preparation of the unaudited condensed combined pro forma financial statements and there can be no assurances that the Merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the unaudited condensed combined pro forma financial statements.

Items Not Reflected in the Unaudited Condensed Combined Pro Forma Financial Statements

The unaudited condensed combined pro forma statement of operations does not include any adjustments related to restructuring, potential profit improvements, or potential cost savings. Coty is currently developing plans to combine the operations of Coty and Galleria, which may involve costs that may be material. The anticipated profit improvements generated from these actions, as well as other potential synergies in total cost savings on an annualized basis over the next three years, have not been reflected in the unaudited condensed combined pro forma statement of operations. The synergies are expected to come from leveraging the current administrative, selling and marketing functions, along with Coty’s supply-chain and distribution network and efficiencies of combining Coty and Galleria. Integration teams will be formed to further develop and execute detailed implementation programs, the related costs of which have not been determined.

P&G Beauty Brands’ combined financial statements reflect the historical financial position, results of operations and cash flows of P&G Beauty Brands as owned by P&G for all periods presented. Prior to the expected separation transaction, P&G has not accounted for P&G Beauty Brands as, and P&G Beauty Brands has not been operated as, a stand-alone company during the periods presented.

P&G Beauty Brands’ historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of P&G Beauty Brands. P&G Beauty Brands’ historical combined financial statements include all revenues, costs, assets and liabilities directly attributable to P&G Beauty Brands. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G, which, in the opinion of P&G management, are reasonable.

Coty Inc. & Subsidiaries

Unaudited Condensed Combined Pro Forma Balance Sheet

At March 31, 2016

(Dollars in millions)

	Historical Coty	Historical P&G Beauty Brands		P&G Beauty Brands Pre- Merger Adjustments (Note 2)	Historical P&G Beauty Brands After Pre-Merger Adjustments	Pro Forma Merger Adjustments (Note 3)	Pro Forma
Assets
Current assets
Cash and cash equivalents	$366.6	$53.0		$(9.0)	$44.0	$—	$410.6
Restricted cash	—	995.0		(995.0)	—	—	—
Trade receivables, net	661.5	569.0		(159.0)	410.0	—	1,071.5
Inventories	579.1	494.0		(49.0)	445.0	75.0	1,099.1
Prepaid expenses and other current assets	198.9	86.0		—	86.0	(37.0)	247.9
Deferred income taxes	93.0	—		(6.0)	(6.0)	37.0	124.0

Total current assets	1,899.1	2,197.0		(1,218.0)	979.0	75.0	2,953.1

Property and equipment, net	605.7	617.0		—	617.0	362.0	1,584.7
Goodwill	2,096.0	2,708.0		—	2,708.0	3,827.7	8,631.7
Other intangible assets, net	2,158.0	1,749.0		—	1,749.0	5,407.7	9,314.7
Deferred income taxes	13.6	—		—	—	26.0	39.6
Other noncurrent assets	252.5	257.0		(32.0)	225.0	(141.0)	336.5

Total assets	$7,024.9	$7,528.0		$(1,250.0)	$6,278.0	$9,557.4	$22,860.3

Liabilities and equity
Current liabilities
Accounts payable	$796.8	$367.0		$(224.0)	$143.0	$—	$939.8
Accrued expenses and other current liabilities	771.8	601.0		(288.0)	313.0	34.0	1,118.8
Short-term debt and current portion of long-term debt	133.5	—		—	—	—	133.5
Income and other taxes payable	18.3	—		—	—	—	18.3
Deferred income taxes	9.8	—		—	—	20.3	30.1

Total current liabilities	1,730.2	968.0		(512.0)	456.0	54.3	2,240.5

Long-term debt, net	3,997.0	995.0		1,001.8	1,996.8	—	5,993.8
Pension and other post-employment benefits	207.2	—		—	—	115.0	322.2
Deferred income taxes	380.2	510.0	(1)	—	510.0	1,466.9	2,357.1
Other noncurrent liabilities	176.3	64.0	(2)	(37.0)	27.0	—	203.3

Total liabilities	6,490.9	2,537.0		452.8	2,989.8	1,636.2	11,116.9

Redeemable noncontrolling interests	79.0	—		—	—	—	79.0
Equity
Preferred Stock, $0.01 par value; 20.0 shares authorized, 1.9 issued and 1.7 outstanding at March 31, 2016 on a historical and pro forma basis	—	—		—	—	—	—
Class A Common Stock, $0.01 par value; 800.0 and 1,000.0 shares authorized, respectively, 137.9 and 812.2 issued, respectively, and 76.8 and 751.1 outstanding, respectively, at March 31, 2016 on a historical and pro forma basis	1.4	—		—	—	6.7	8.1
Class B Common Stock, $0.01 par value; 262.0 shares authorized, issued and outstanding at March 31, 2016 on a historical basis with 0 shares authorized, issued and outstanding on a pro forma basis	2.6	—		—	—	(2.6)	—
Additional paid-in capital	2,034.8	4,639.0	(3)	(1,702.8)	2,936.2	8,303.1	13,274.1
Accumulated deficit	(6.0)	—		—	—	(34.0)	(40.0)
Accumulated other comprehensive (loss) income	(250.9)	352.0		—	352.0	(352.0)	(250.9)
Treasury stock—at cost, shares: 61.1 at March 31, 2016	(1,338.5)	—		—	—	—	(1,338.5)

Total stockholder’s equity	443.4	4,991.0		(1,702.8)	3,288.2	7,921.2	11,652.8

Noncontrolling interests	11.6	—		—	—	—	11.6

Total equity	455.0	4,991.0		(1,702.8)	3,288.2	7,921.2	11,664.4

Total liabilities, redeemable noncontrolling interests and equity	$7,024.9	$7,528.0		$(1,250.0)	$6,278.0	$9,557.4	$22,860.3

(1)	Aligning line title of the historical P&G Beauty Brands “Noncurrent deferred tax liabilities” to “Deferred income taxes.”
(2)	Aligning line titles of the historical P&G Beauty Brands “Liabilities for uncertain tax positions” and “Other noncurrent liabilities” to “Other noncurrent liabilities.”
(3)	Aligning line title of the historical P&G Beauty Brands “Divisional equity” to “Additional paid-in capital.”

See notes to Unaudited Condensed Combined Pro Forma Financial Statements.

Coty Inc. & Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Nine Months Ended March 31, 2016

(Dollars in millions, except for per share data)

	Historical Coty	Historical P&G Beauty Brands	P&G Beauty Brands Pre- Merger Adjustments (Note 2)	Historical P&G Beauty Brands After Pre-Merger Adjustments	Pro Forma Merger Adjustments (Note 3)	Pro Forma
Net revenues	$3,273.5	$3,715.0	$(405.0)	$3,310.0	$—	$6,583.5
Cost of sales	1,280.4	1,221.0	(122.0)	1,099.0	4.0	2,383.4

Gross profit	1,993.1	2,494.0	(283.0)	2,211.0	(4.0)	4,200.1
Selling, general and administrative expenses	1,493.9	2,172.0	(191.0)	1,981.0	(63.7)	3,411.2
Amortization expense	59.0	—	—	—	240.6	299.6
Restructuring costs	79.3	—	—	—	22.0	101.3
Acquisition-related costs	98.3	—	—	—	(91.0)	7.3
Asset impairment charges	5.5	48.0	(48.0)	—	—	5.5
Gain on sale of asset	—	—	—	—	—	—

Operating income	257.1	274.0	(44.0)	230.0	(111.9)	375.2
Interest expense, net	55.7	17.0	37.6	54.6	(18.0)	92.3
Loss on early extinguishment of debt	3.1	—	—	—	—	3.1
Other expense (income), net	30.4	(8.0)	8.0	—	—	30.4

Income before income taxes	167.9	265.0	(89.6)	175.4	(93.9)	249.4
(Benefit) provision for income taxes	(42.5)	110.0	(25.1)	84.9	(25.3)	17.1

Net income	210.4	155.0	(64.5)	90.5	(68.6)	232.3
Net income attributable to noncontrolling interests	12.1	—	—	—	—	12.1
Net income attributable to redeemable noncontrolling interests	10.4	—	—	—	—	10.4

Net income attributable to Coty Inc.	$187.9	$155.0	$(64.5)	$90.5	$(68.6)	$209.8

Net income attributable to Coty Inc. per common share:
Basic	$0.54					$0.28
Diluted	0.53					0.27
Weighted-average common shares outstanding:
Basic	347.8					760.1
Diluted	356.9					769.2

See notes to Unaudited Condensed Combined Pro Forma Financial Statements.

Coty Inc. & Subsidiaries

Unaudited Condensed Combined Pro Forma Statement of Operations

For the year ended June 30, 2015

(Dollars in millions, except for per share data)

	Historical Coty	Historical P&G Beauty Brands	P&G Beauty Brands Pre- Merger Adjustments (Note 2)	Historical P&G Beauty Brands After Pre- Merger Adjustments	Pro Forma Merger Adjustments (Note 3)	Pro Forma
Net revenues	$4,395.2	$5,518.0	$(670.0)	$4,848.0	$—	$9,243.2
Cost of sales	1,757.0	1,875.0	(210.0)	1,665.0	(7.9)	3,414.1

Gross profit	2,638.2	3,643.0	(460.0)	3,183.0	7.9	5,829.1
Selling, general and administrative expenses	2,066.1	3,228.0	(324.0)	2,904.0	(114.8)	4,855.3
Amortization expense	74.7	—	—	—	320.8	395.5
Restructuring costs	75.4	—	—	—	80.0	155.4
Acquisition-related costs	34.1	—	—	—	(30.2)	3.9
Gain on sale of asset	(7.2)	—	—	—	—	(7.2)

Operating income	395.1	415.0	(136.0)	279.0	(247.9)	426.2
Interest expense, net	73.0	—	59.1	59.1	—	132.1
Loss on early extinguishment of debt	88.8	—	—	—	—	88.8
Other income, net	—	(94.0)	94.0	—	—	—

Income before income taxes	233.3	509.0	(289.1)	219.9	(247.9)	205.3
(Benefit) provision for income taxes	(26.1)	361.0	(77.0)	284.0	(66.9)	191.0

Net income	259.4	148.0	(212.1)	(64.1)	(181.0)	14.3
Net income attributable to noncontrolling interests	15.1	—	—	—	—	15.1
Net income attributable to redeemable noncontrolling interests	11.8	—	—	—	—	11.8

Net income (loss) attributable to Coty Inc.	$232.5	$148.0	$(212.1)	$(64.1)	$(181.0)	$(12.6)

Net income (loss) attributable to Coty Inc. per common share:
Basic	$0.66					$(0.02)
Diluted	0.64					(0.02)
Weighted-average common shares outstanding:
Basic	353.3					765.6
Diluted	362.9					775.2

See notes to Unaudited Condensed Combined Pro Forma Financial Statements.

COTY INC. & SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

(Dollars in tables in millions, except per share data)

Note 1—Basis of Pro Forma Presentation

The unaudited condensed combined pro forma statements of operations combine P&G Beauty Brands’ audited historical combined statement of operations for the fiscal year ended June 30, 2015 and unaudited historical combined statement of operations for the nine months ended March 31, 2016, with Coty’s audited historical consolidated statement of operations for the fiscal year ended June 30, 2015 and unaudited historical condensed consolidated statement of operations for the nine months ended March 31, 2016, to reflect the proposed Merger as if it had occurred as of July 1, 2014. The unaudited condensed combined pro forma balance sheet combines the unaudited historical combined balance sheet of P&G Beauty Brands as of March 31, 2016, with Coty’s unaudited historical condensed consolidated balance sheet as of March 31, 2016 to reflect the proposed Merger as if it had occurred as of March 31, 2016. At the effective time of the proposed Merger, Galleria Company will be merged with a wholly owned acquisition subsidiary of Coty, with Galleria Company surviving as a wholly owned subsidiary of Coty. In the Merger, each share of Galleria Company common stock will be automatically converted into the right to receive one share of Coty common stock. Upon consummation of the Merger, holders of Galleria Company common stock are expected to own shares of Coty common stock representing approximately 54% of the fully diluted shares of Coty common stock.

The historical financial information is adjusted in the unaudited condensed combined pro forma financial statements to give effect to unaudited pro forma adjustments that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined operating results.

The Merger is being accounted for as a business combination with Coty as the accounting acquirer. Accordingly, Coty’s cost to purchase Galleria will be allocated to the assets acquired and the liabilities assumed based upon their respective fair values on the date the Merger is completed. The total equity purchase price will be paid with approximately 412.3 million shares of Coty common stock, that will be issued in exchange for all outstanding shares of Galleria Company common stock. The equity consideration is valued at $11.2 billion, assuming a Coty share price of $27.27, which is based on the closing price of Coty common stock on July 13, 2016. Additionally, Coty will assume debt incurred under the Galleria Senior Secured Credit Facilities, calculated as described below, in an amount that, when combined with the value of the Coty share issuance, would aggregate to $13.2 billion as the total transaction price.

The debt to be incurred by Galleria Company will be utilized to fund the payment of the Recapitalization Amount. The Recapitalization Amount is determined in part based on a reference price range of Coty common stock prior to the closing of the Merger. Before taking into account the other adjustments to the Recapitalization Amount, the Transaction Agreement provides that the Recapitalization Amount will be equal to $1.9 billion if the referenced stock price of Coty is $27.06 per share or more, will be equal to $3.9 billion if the referenced stock price of Coty is $22.06 per share or less, and will fluctuate on a proportionate basis if the referenced stock price of Coty is a value within that collar. For every 5% change in the price of Coty shares outside of the collar range of $22.06 to $27.06, the expected total transaction price will increase by approximately $550 million above the high end of the range and decrease by approximately $450 million below the low end of the range, respectively. The change in value would result in an adjustment to goodwill. If the share price remains within the collar range, the total transaction price will remain the same but the split of debt and equity will change. In either case, the Recapitalization Amount is subject to further adjustments in addition to the adjustments relating to the Coty stock price.

Based on the closing price of Coty common stock on July 13, 2016 of $27.27, which is above the collar, the total transaction price is expected to be $13.2 billion. This is comprised of $11.2 billion in equity and an estimated debt amount of $2.0 billion. The debt amount of $2.0 billion reflects $1.9 billion calculated by reference to the price of Coty common stock, which is above the collar (reflecting such closing price of Coty common stock on July 13, 2016), and an increase of approximately $0.1 billion in connection with certain other adjustments described below. This estimate of the Recapitalization Amount reflects, in addition to the impact of the Coty stock price, certain assumptions about adjustments to the Excluded Brands and other adjustments provided in the Transaction Agreement. While the amounts of these adjustments are not yet known, Coty has included an estimate based on information available to it at the time of the filing. The effect of potential adjustments: (i) relating to the Excluded Brands adjustment is estimated to be a decrease of $0.3 billion, (ii) relating to a working capital adjustment is estimated to be an increase of $0.0 billion to $0.1 billion, and (iii) relating to other adjustments is estimated to be a decrease of $0.3 billion to an increase of $0.3 billion, totaling a range of adjustments in the Recapitalization Amount between a decrease of $0.6 billion and an increase of $0.1 billion. Coty has assumed an increase in the Recapitalization Amount of $0.1 billion for the purposes of these unaudited condensed combined pro forma financial statements, which results in a corresponding increase in goodwill. All of these adjustments, as well as the adjustment relating to the Coty stock price, will vary depending upon the ultimate trading price of Coty stock during the referenced measurement period, the ultimate terms under which the Excluded Brands are disposed of and the other factors referenced in the Transaction Agreement.

The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may be materially different from the pro forma adjustments presented in this prospectus. Changes in the price of Coty common stock may increase or decrease the total value of the Merger. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other acquired assets and liabilities. This may impact the unaudited condensed combined pro forma statement of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The preliminary estimated purchase price is as follows:
Equity consideration exchanged	$11,243.4
Galleria Company debt assumed by Coty	1,996.8

Total preliminary purchase price	$13,240.2

Preliminary allocation of purchase price:
Net working capital	$567.0
Net other assets / (liabilities)	(58.0)
Indefinite-lived intangible assets	3,757.5
Finite-lived intangible assets	3,399.2
Goodwill	6,535.7
Property and equipment	979.0
Deferred tax liability	(1,940.2)

Total preliminary estimated purchase price allocation	$13,240.2

Note 2—P&G Beauty Brands Pre-Merger Adjustments

The following table reflects adjustments as of March 31, 2016 to present the adjusted P&G Beauty Brands before the Merger including (i) the Excluded Brands, the Divested Brands and certain other assets and liabilities that will not be transferred as part of the Transactions and (ii) the recapitalization of the P&G Beauty Brands business:

	Carve-Out of Excluded Brands and Divested Brands (a)	Non-transferred Assets and Liabilities (b)	Recapitalization (c)	Total P&G Beauty Brands Pre-Merger Adjustments
Assets
Current assets Cash and cash equivalents	$—	$(9.0)	$—	$(9.0)
Restricted cash	—	—	(995.0)	(995.0)
Trade receivables, net	—	(159.0)	—	(159.0)
Inventories	(49.0)	—	—	(49.0)
Prepaid expenses and other current assets	—	—	—	—
Deferred income taxes	—	(6.0)	—	(6.0)

Total current assets	(49.0)	(174.0)	(995.0)	(1,218.0)

Property and equipment, net	—	—	—	—
Goodwill	—	—	—	—
Other intangible assets, net	—	—	—	—
Deferred income taxes	—	—	—	—
Other noncurrent assets	—	(32.0)	—	(32.0)

Total assets	$(49.0)	$(206.0)	$(995.0)	$(1,250.0)

Liabilities and equity
Current liabilities
Accounts payable	$—	$(224.0)	$—	$(224.0)
Accrued expenses and other current liabilities	(5.0)	(283.0)	—	(288.0)
Short-term debt and current portion of long-term debt	—	—	—	—
Income and other taxes payable	—	—	—	—
Deferred income taxes	—	—	—	—

Total current liabilities	(5.0)	(507.0)	—	(512.0)

Long-term debt	—	—	1,001.8	1,001.8
Pension and other post-employment benefits	—	—	—	—
Deferred income taxes	—	—	—	—
Other noncurrent liabilities	—	(37.0)	—	(37.0)

Total liabilities	(5.0)	(544.0)	1,001.8	452.8

Preferred Stock	—	—	—	—
Class A Common Stock	—	—	—	—
Class B Common Stock	—	—	—	—
Additional paid-in capital	(44.0)	338.0	(1,996.8)	(1,702.8)
Accumulated deficit	—	—	—	—
Accumulated other comprehensive (loss) income	—	—	—	—
Treasury stock-at cost	—	—	—	—

Total stockholder’s equity	(44.0)	338.0	(1,996.8)	(1,702.8)

Total liabilities and stockholder’s equity	$(49.0)	$(206.0)	$(995.0)	$(1,250.0)

The following table reflects adjustments for the nine months ended March 31, 2016 to present the adjusted P&G Beauty Brands before the Merger including (i) the Excluded Brands, the Divested Brands and certain other assets and liabilities that will not be transferred as part of the Merger and (ii) the recapitalization of the P&G Beauty Brands business:

	Carve-Out of Excluded Brands and Divested Brands (a)	Other Excluded Brand and Divested Brand Adjustments		Recapitalization		Total P&G Beauty Brands Pre-Merger Adjustments
Net revenues	$(405.0)	$—		$—		$(405.0)
Cost of sales	(122.0)	—		—		(122.0)

Gross profit	(283.0)	—		—		(283.0)
Selling, general and administrative expenses	(191.0)	—		—		(191.0)
Amortization expense	—	—		—		—
Restructuring costs	—	—		—		—
Acquisition-related costs	—	—		—		—
Asset impairment charges	—	(48.0)	(d)	—		(48.0)
Gain on sale of asset	—	—		—		—

Operating income	(92.0)	48.0		—		(44.0)
Interest expense, net	—	—		37.6	(f)	37.6
Loss on early extinguishment of debt	—	—		—		—
Other expense (income), net	—	8.0	(e)	—		8.0

Income before income taxes	(92.0)	40.0		(37.6)		(89.6)
(Benefit) provision for income taxes	(18.0)	6.0	(d)	(10.1)	(g)	(25.1)
		(3.0)	(e)

Net income	(74.0)	37.0		(27.5)		(64.5)
Net income attributable to noncontrolling interests	—	—		—		—
Net income attributable to redeemable noncontrolling interests	—	—		—		—

Net income attributable to Coty Inc.	$(74.0)	$37.0		$(27.5)		$(64.5)

The following table reflects adjustments for the year ended June 30, 2015 to present the adjusted P&G Beauty Brands before the Merger including (i) the Excluded Brands, the Divested Brands and certain other assets and liabilities that will not be transferred as part of the Merger and (ii) the recapitalization of the P&G Beauty Brands business:

	Carve-Out of Excluded Brands and Divested Brands (a)	Other Excluded Brand and Divested Brand Adjustments		Recapitalization		Total P&G Beauty Brands Pre-Merger Adjustments
Net revenues	$(670.0)	$—		$—		$(670.0)
Cost of sales	(210.0)	—		—		(210.0)

Gross profit	(460.0)	—		—		(460.0)
Selling, general and administrative expenses	(324.0)	—		—		(324.0)
Amortization expense	—	—		—		—
Restructuring costs	—	—		—		—
Acquisition-related costs	—	—		—		—
Asset impairment charges	—	—		—		—
Gain on sale of asset	—	—		—		—

Operating income	(136.0)	—		—		(136.0)
Interest expense, net	—	—		59.1	(f)	59.1
Loss on early extinguishment of debt	—	—		—		—
Other income, net	—	94.0	(e)	—		94.0

Income before income taxes	(136.0)	(94.0)		(59.1)		(289.1)
(Benefit) provision for income taxes	(27.0)	(34.0)	(e)	(16.0)	(g)	(77.0)

Net income	(109.0)	(60.0)		(43.1)		(212.1)
Net income attributable to noncontrolling interests	—	—		—		—
Net income attributable to redeemable noncontrolling interests	—	—		—		—

Net income (loss) attributable to Coty Inc.	$(109.0)	$(60.0)		$(43.1)		$(212.1)

(a)	The historical financial information of P&G Beauty Brands includes results from the Excluded Brands and the Divested Brands. As such, P&G Beauty Brands’ historical balances are adjusted to reflect these brands not being transferred with Galleria. Coty’s management believes that these adjustments are factually supportable as i) the historical financial information of the Excluded Brands and the Divested Brands is derived from P&G’s management reporting systems; ii) the revenues of the Excluded Brands and the Divested Brands do not include any allocations; and iii) the expenses of the Excluded Brands and the Divested Brands do not include any allocations, and only direct administrative personnel costs and expenses related to the Excluded Brands and the Divested Brands are excluded from the pro forma statements of operations. The operating margins for the Excluded Brands and the Divested Brands are lower than the segment-average operating margins due to marketing investments to launch a relatively high number of product initiatives.

(b)	Represents the removal of certain other P&G Beauty Brands assets and liabilities that Coty is not acquiring under the terms of the Transaction Agreement.

(c)	Reflects an estimated dividend to P&G of $1,996.8 million funded from $995.0 million of restricted cash and the proceeds from $1,001.8 million in long-term debt. The actual adjustment may differ materially based on the final determination of the purchase price.

(d)	Reflects reversal of P&G Beauty Brands one time, non-cash, before-tax impairment charge of $48.0 million in the nine month period ended March 31, 2016 in order to reflect the Dolce & Gabbana license intangible asset at its updated value estimate of net realizable value, reflecting the impact of the decision to exclude the Dolce & Gabbana license from the Transactions. The tax impact of this impairment was a reduction of $6.0 million.

(e)	Reflects adjustment to remove gain on sale of assets from P&G Beauty Brands’ historical statement of operations for the year ended June 30, 2015 as this gain relates to the sale of the Divested Brands and for the nine months ended March 31, 2016 as the gain relates to the sale of other brands not transferring with Galleria Company. The tax expense associated with these gain on sales of assets was $34.0 million for the year ended June 30, 2015 and $3.0 million for the nine months ended March 31, 2016.

(f)	Reflects the incremental interest expense as a result of the assumption of the Galleria Senior Secured Credit Facilities. The weighted average interest rate used to compute the incremental interest expense was 2.96% assuming LIBOR rates ranging from of 0.669% to 0.750% plus an adjustment of 150 to 300 basis points for each term loan as described in the Galleria Credit Agreement, which is based on the 3 month LIBOR rate on July 12, 2016. An increase of 0.125% in the interest rate would increase Coty’s pro forma interest expense by approximately $1.9 million for the nine months ended March 31, 2016 and $2.5 million for the year ended June 30, 2015.

An increase of $100.0 million in the assumed Galleria Senior Secured Credit Facilities principal amount would increase Coty’s annual pro forma interest expense by approximately $2.2 million for the nine months ended March 31, 2016 and $3.0 million for the year ended June 30, 2015.

(g)	Coty used a blended statutory income tax rate estimate of 27% for the nine months ended March 31, 2016 and the year ended June 30, 2015 for both the Excluded Brands and Divested Brands. The blended statutory tax rate is the weighted average of the statutory tax rates, based on the fair market values of the acquired assets and the jurisdictions in which the acquired assets are located.

Note 3—Pro Forma Merger Adjustments

As further described below, the following table reflects the pro forma adjustments as of March 31, 2016 to record the Merger, including (i) reclassification of P&G Beauty Brands balances to align with Coty’s accounting classifications, (ii) adjustments to record the acquisition accounting, (iii) the effects of the pro forma capital structure of, and (iv) adjustments related to other acquisition related items:

	Reclassification Adjustments		Acquisition Accounting Adjustments			Share Conversion Adjustments			Other Acquisition Related Adjustments			Total Pro Forma Merger Adjustments
Assets
Current assets
Cash and cash equivalents	$—		$—			$—			$—			$—
Restricted cash	—		—			—			—			—
Trade receivables, net	—		—			—			—			—
Inventories	—		75.0	(d	)	—			—			75.0
Prepaid expenses and other current assets	(37.0)	(a)	—			—			—			(37.0)
Deferred income taxes	37.0	(a)	—			—			—			37.0

Total current assets	—		75.0			—			—			75.0

Property and equipment, net	125.0	(b)	140.0	(e	)	—			—			362.0
			97.0	(f	)
Goodwill	—		6,535.7	(g	)	—			—			3,827.7
			(2,708.0)	(h	)
Other intangible assets, net	—		7,156.7	(g	)	—			—			5,407.7
			(1,749.0)	(h	)
Deferred income taxes	26.0	(c)	—			—			—			26.0
Other noncurrent assets	(125.0)	(b)	10.0	(f	)	—			—			(141.0)
	(26.0)	(c)

Total assets	$—		$9,557.4			$—			$—			$9,557.4

Liabilities and equity
Current liabilities
Accounts payable	$—		$—			$—			$—			$—
Accrued expenses and other current liabilities	—		—			—			34.0	(n	)	34.0
Short-term debt and current portion of long-term debt	—		—			—			—			—
Income and other taxes payable	—		—			—			—			—
Deferred income taxes	—		20.3	(i	)	—			—			20.3

Total current liabilities	—		20.3			—			34.0			54.3

Long-term debt	—		—			—			—			—
Pension and other post-employment benefits	—		115.0	(j	)	—			—			115.0
Deferred income taxes	—		1,466.9	(i	)	—			—			1,466.9
Other noncurrent liabilities	—		—			—			—			—

Total liabilities	—		1,602.2			—			34.0			1,636.2

Preferred Stock	—		—			—			—			—
Class A Common Stock	—		4.1	(k	)	2.6	(m	)	—			6.7
Class B Common Stock	—		—			(2.6)	(m	)	—			(2.6)
Additional paid-in capital	—		11,239.3	(l	)	—			—			8,303.1
			(2,936.2)	(h	)
Accumulated deficit	—		—			—			(34.0)	(n	)	(34.0)
Accumulated other comprehensive (loss) income	—		(352.0)	(h	)	—			—			(352.0)
Treasury stock-at cost, shares	—		—			—			—			—

Total stockholder’s equity	—		7,955.2			—			(34.0)			7,921.2
									—

Total liabilities and stockholder’s equity	$—		$9,557.4			$—			$—			$9,557.4

As further described below, the following table reflects the pro forma adjustments for the nine months ended March 31, 2016 to record the Merger, including (i) reclassification of P&G Beauty Brands balances to align with Coty’s accounting classifications and (ii) adjustments to record the acquisition accounting:

	Reclassification Adjustments		Acquisition Accounting Adjustments		Total Pro Forma Merger Adjustments
Net revenues	$—		$—		$—
Cost of sales	(6.0)	(o)	10.0	(q)	4.0

Gross profit	6.0		(10.0)		(4.0)
Selling, general and administrative expenses	(16.0)	(o)	(19.0)	(r)	(63.7)
	(29.0)	(p)	0.3	(q)
Amortization expense	29.0	(p)	211.6	(s)	240.6
Restructuring costs	22.0	(o)	—		22.0
Acquisition-related costs	—		(91.0)	(r)	(91.0)
Asset impairment charges	—		—		—
Gain on sale of asset	—		—		—

Operating income	—		(111.9)		(111.9)
Interest expense, net	—		(18.0)	(r)	(18.0)
Loss on early extinguishment of debt	—		—		—
Other expense (income), net	—		—		—

Income before income taxes	—		(93.9)		(93.9)
(Benefit) provision for income taxes	—		(25.3)	(t)	(25.3)

Net income	—		(68.6)		(68.6)
Net income attributable to noncontrolling interests	—		—		—
Net income attributable to redeemable noncontrolling interests	—		—		—

Net income attributable to Coty Inc.	$—		$(68.6)		$(68.6)

As further described below, the following table reflects the pro forma adjustments for the year ended June 30, 2015 to record the Merger, including (i) reclassification of P&G Beauty Brands balances to align with Coty’s accounting classifications and (ii) adjustments to record the acquisition accounting:

	Reclassification Adjustments		Acquisition Accounting Adjustments		Total Pro Forma Merger Adjustments
Net revenues	$—		$—		$—
Cost of sales	(12.0)	(o)	4.1	(q)	(7.9)

Gross profit	12.0		(4.1)		7.9
Selling, general and administrative expenses	(68.0)	(o)	0.2	(q)	(114.8)
	(47.0)	(p)
Amortization expense	47.0	(p)	273.8	(s)	320.8
Restructuring costs	80.0	(o)	—		80.0
Acquisition-related costs	—		(30.2)	(r)	(30.2)
Asset impairment charges	—		—		—
Gain on sale of asset	—		—		—

Operating income	—		(247.9)		(247.9)
Interest expense, net	—		—		—
Loss on early extinguishment of debt	—		—		—
Other income, net	—		—		—

Income before income taxes	—		(247.9)		(247.9)
(Benefit) provision for income taxes	—		(66.9)	(t)	(66.9)

Net income	—		(181.0)		(181.0)
Net income attributable to noncontrolling interests	—		—		—
Net income attributable to redeemable noncontrolling interests	—		—		—

Net income (loss) attributable to Coty Inc.	$—		$(181.0)		$(181.0)

(a)	Reflects the reclassification of current deferred income tax assets from “Prepaid expenses and other current assets” to the current portion of “Deferred income taxes.”

(b)	Reflects the reclassification of marketing furniture and in-store displays from “Other noncurrent assets” to “Property and equipment, net.”

(c)	Reflects the reclassification of noncurrent deferred income tax assets from “Other noncurrent assets” to the noncurrent portion of “Deferred income taxes.”

(d)	Adjustment to record inventory at its estimated fair value. These assumptions and adjustments are preliminary. The actual adjustment may differ materially based on the final determination of fair value and is subject to change.

(e)	Represents an increase in “Property and equipment” as a result of adjusting the historical book value of such assets to the preliminary estimated fair value. The actual adjustment may differ materially based on the final determination of fair value and is subject to change. Adjustment does not consider the potential sale of the Ondal Sarreguemines Plant by P&G discussed under “Information on P&G Beauty Brands—Property.”

(f)	Reflects $107.0 million of expenditures to be paid to P&G at closing for $97.0 million of “Property and equipment” and $10.0 million of “Other noncurrent assets” that are necessary to facilitate the transfer of Galleria to Coty.

(g)	Reflects the recognition of $6.5 billion of goodwill, $3.4 billion of finite-lived intangible assets, and $3.8 billion of indefinite-lived intangible assets.

The estimated fair value of finite-lived intangible assets acquired represents an increase over P&G Beauty Brands’ historical finite-lived intangible assets relating to Galleria at March 31, 2016. The preliminary estimated fair value allocated to finite-lived intangible assets consists primarily of trademarks, customer relationships, license agreements and product formulations. The actual adjustments may differ materially based on the final determination of fair value and are subject to change. Management relied on methods under the income approach—specifically the relief-from-royalty method for trade names and multi-period excess earnings for customer relationships and license agreements. For product formulations, management utilized the replacement cost method under the cost approach.

The estimated fair value of indefinite-lived intangible assets acquired represents an increase over P&G Beauty Brands’ historical indefinite-lived intangible assets relating to Galleria at March 31, 2016. The preliminary estimated fair value allocated to indefinite-lived intangible assets consists primarily of trademarks. The assumption that these intangibles will not be amortized and will have indefinite remaining useful lives is based on many factors and considerations, including brand awareness and the assumption of the continued use of the Galleria brands as part of the marketing strategy of the combined company. These assumptions and adjustments are preliminary. The actual adjustment may differ materially based on the final determination of fair value and is subject to change.

(h)	Reflects the elimination of P&G Beauty Brands’ historical goodwill, intangible assets and stockholders’ equity relating to Galleria in connection with the Merger.

(i)	Represents deferred tax liabilities predominantly related to intangible assets. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the assets/liabilities and the tax basis of such assets/liabilities. The estimate was determined by multiplying the increase in the fair value of the respective asset/liability over the book value by a blended statutory tax rate estimate of 27%. The blended statutory tax rate is the weighted average of the statutory tax rates, based on the fair market values of the acquired assets and the jurisdictions in which the acquired assets are located. This rate may change as Coty performs a complete tax analysis. In addition, the actual deferred tax liabilities may differ materially based on changes to the valuation allowance on the combined business which is not included for the purposes of these pro forma financial statements.

(j)	Reflects the assumption of the $115.0 million of net pension liabilities assumed from P&G Beauty Brands as part of the Merger based on the most recent actuarial report projection performed by a third party. This liability is comprised of $425.0 million pension benefit obligation and expected $310.0 million of plan assets.

(k)	Reflects the par value of the approximately 412.3 million additional shares of common stock that will be issued and outstanding as part of the Merger at $0.01 par value per share.

(l)	Reflects Coty’s exchange of approximately 412.3 million shares of common stock in the exchange offer to fund a portion of the purchase price of the Merger. The purchase price is based on Coty’s closing share price of $27.27 at July 13, 2016.

(m)	Reflects the conversion of all outstanding shares of Class B common stock owned by JAB Cosmetics B.V. into shares of Class A common stock no later than two business days prior to the closing of the Merger. Following this conversion and the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

(n)	Reflects $34.0 million of Coty’s acquisition-related costs that were not incurred as of March 31, 2016 and are expected to be incurred through the closing of the Merger through an adjustment to “Accrued expenses and other current liabilities” and “Accumulated surplus (deficit).” This adjustment does not include any acquisition-related costs that may occur after the closing date of the Merger. Coty estimates that the costs to be incurred subsequent to the Merger that are not included within the pro forma financial statements total approximately $900.0 million.

(o)	Reflects conforming presentation of restructuring costs from “Cost of sales” and “Selling, general and administrative expenses” to “Restructuring costs.”

(p)	Reflects conforming presentation of amortization expense of intangible assets from “Selling, general and administrative expenses” to “Amortization expense.”

(q)	Represents the additional depreciation of acquired “Property and equipment” resulting from the increase in fair value of these assets from the Merger. As different categories of acquired property and equipment become fully depreciated over different useful lives, a fair value and remaining useful life were assessed for each asset class. Coty grouped pools of assets with similar useful lives, and divided the aggregated fair value by the remaining useful life for that pool of assets to derive the straight-line depreciation expenses. Coty assumed a 13-year weighted-average useful life. For each $20.0 million fair value adjustment increase to Property and equipment, assuming a weighted-average useful life of 13 years, depreciation expense would increase by approximately $1.2 million for the nine months ended March 31, 2016 and $1.5 million for the year ended June 30, 2015 using the straight-line method of depreciation.

(r)	Reflects the reversal of acquisition-related costs, which primarily include legal, accounting, valuation, other professional or consulting fees, and other internal costs which can include compensation related expenses for dedicated internal resources, as these costs are non-recurring and relate specifically to the Transactions. Coty incurred $91.0 million and $30.2 million of acquisition-related costs in the nine months ended March 31, 2016 and year ended June 30, 2015, respectively. P&G Beauty Brands incurred $37.0 million of acquisition-related costs in the nine months ended March 31, 2016, of which $19.0 million is reflected in “Selling, general and administrative expenses” and $18.0 million is reflected in “Interest expense.” As of June 30, 2015, no acquisition-related costs were incurred by P&G Beauty Brands.

(s)	Represents the additional straight-line amortization of trademarks, customer relationships, license agreements, product formulations and technology resulting from the Merger. Coty assumed ten year useful lives for trademarks, three to 16 year useful lives for customer relationships, five to 12 year useful lives for license agreements, five to 11 year useful lives for product formulations and a five year useful life for technology. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and/or management’s view based on historical experience with similar assets.

Reflective of the preliminary purchase price adjustment, for every 5% increase to the fair value of finite-lived intangibles which is an approximate increase of $170.0 million in the fair value of finite-lived intangibles, amortization expense would increase by $12.0 million for the nine months ended March 31, 2016 and $16.0 million for the year ended June 30, 2015, assuming useful life ranges as estimated above.

(t)	For purposes of these unaudited pro forma condensed combined statements of operations, Coty used a blended statutory income tax rate estimate of 27% for the nine months ended March 31, 2016 and the year ended June 30, 2015. The blended statutory tax rate is the weighted average of the statutory tax rates, based on the fair market values of the acquired assets and the jurisdictions in which the acquired assets are located. This rate may change as Coty performs a complete tax analysis.

THE TRANSACTIONS

On July 9, 2015, Coty and P&G announced that they had entered into a Transaction Agreement, which provides for a business combination involving P&G, Galleria Company, Coty and Merger Sub. In the Transactions contemplated by the Transaction Agreement, P&G will transfer Galleria, which represents a subset of the assets and liabilities of P&G Beauty Brands, to Galleria Company. Prior to the Distribution, Galleria Company is expected to be recapitalized by (1) issuing and delivering to P&G a number of additional shares of Galleria Company common stock such that the total number of shares of Galleria Company common stock held by P&G at the time of the Distribution will equal             , all of which shares of Galleria Company common stock P&G will dispose of in the Distribution, (2) incurring indebtedness under the Galleria Senior Secured Credit Facilities and (3) using all or a portion of the cash proceeds from the indebtedness incurred under the Galleria Senior Secured Credit Facilities, along with any cash contributed by P&G to Galleria Company, to purchase or otherwise receive the Galleria assets from P&G or its subsidiaries. Galleria Company will distribute to P&G, prior to the Distribution, any borrowed amounts remaining after funding these asset purchases.

On the closing date of the Distribution, P&G will distribute shares of Galleria Company common stock to P&G shareholders whose shares of P&G common stock are accepted for exchange in the exchange offer. If the exchange offer is completed but is not fully subscribed, P&G will distribute all of the Remaining Shares as a subsequent pro rata dividend to the Remaining P&G Shareholders. At or prior to the completion of the exchange offer, P&G will irrevocably deliver to the Exchange Agent all of the shares of Galleria Company common stock outstanding, with irrevocable instructions to hold the shares of Galleria Company common stock for the benefit of P&G shareholders whose shares of P&G common stock are accepted for exchange in the exchange offer and, in the case of a subsequent pro rata dividend, the Remaining P&G Shareholders. If there is a subsequent pro rata dividend to be distributed, the Exchange Agent will calculate the exact number of Remaining Shares to be distributed as a pro rata dividend to the Remaining P&G Shareholders, and P&G will distribute the Remaining Shares immediately thereafter.

As promptly as practicable following the completion of the Distribution, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty. In connection with the Merger, the shares of Galleria Company common stock distributed in connection with the Distribution will automatically convert into the right to receive shares of Coty common stock on a one-for-one basis and the right to receive cash in lieu of any fractional shares. See “The Transaction Agreement.”

Coty will issue              shares of Coty common stock in the Merger. Based upon the reported closing price of $         per share for Coty common stock on the NYSE on                     , 2016, the last NYSE trading day prior to the date of this prospectus, the total value of the consideration to be paid by Coty in the Transactions, including the liabilities under the Galleria Senior Secured Credit Facilities, would have been approximately $         million. The value of the consideration to be paid by Coty will depend on the market price of shares of Coty common stock at the time of determination.

After the Merger, Coty, through Galleria Company, its wholly owned subsidiary, will own and operate Galleria and will also continue its current businesses. Coty will continue to use the name “Coty Inc.” after the Merger. Shares of Coty common stock are, and the shares of Coty common stock to be issued in the Merger will be, listed on the NYSE under the symbol “COTY.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1	Separation

P&G will transfer Galleria, which represents a subset of the assets and liabilities of P&G Beauty Brands, to Galleria Company.

Step 2	Galleria Company Recapitalization

Prior to the Distribution, and in partial consideration for the Galleria assets transferred from P&G to Galleria Company, Galleria Company will be recapitalized in the following manner:

•	Galleria Company will issue and deliver to P&G a number of additional shares of Galleria Company common stock such that P&G will hold a total of shares of Galleria Company common stock at the time of the Distribution, which is the Galleria Stock Amount, calculated as of the last practicable date prior to the commencement date of the exchange offer, all of which shares of Galleria Company common stock P&G will dispose of in the Distribution; and

•	Galleria Company will use all or a portion of the proceeds of the loans incurred on or prior to the Recapitalization Date under the Galleria Senior Secured Credit Facilities, along with any cash contributed by P&G, to purchase or otherwise receive the Galleria assets from P&G or its subsidiaries. Galleria Company will distribute to P&G, prior to the Distribution, any borrowed amounts remaining after funding these asset purchases.

Step 3	Conversion of Coty Class B Common Stock

JAB Cosmetics B.V., the holder of all outstanding shares of Coty class B common stock, will, subject to satisfaction or waiver of the conditions to closing of the Merger set forth in the Transaction Agreement (other than those conditions that by their nature or pursuant to the terms of the Transaction Agreement are to be satisfied at or immediately prior to the closing), irrevocably elect, no later than two business days prior to the closing of the Merger, to convert its shares of Coty class B common stock into shares of Coty common stock. Following this conversion, Coty common stock will be Coty’s only class of common stock outstanding. Following this conversion and the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Step 4	Distribution—Exchange Offer

P&G will offer to P&G shareholders the right to exchange all or a portion of their shares of P&G common stock for shares of Galleria Company common stock in the exchange offer.

If the exchange offer is completed but is not fully subscribed, the Exchange Agent will calculate the exact number of Remaining Shares to be distributed as a pro rata dividend to the Remaining P&G Shareholders, and P&G will distribute the Remaining Shares immediately thereafter.

The Exchange Agent will hold, for the account of the relevant P&G shareholders, the global certificate(s) representing all of the outstanding shares of Galleria Company common stock, pending the consummation of the Merger. Shares of Galleria Company common stock will not be traded during this period.

Step 5	Merger

As promptly as practicable following the completion of the Distribution, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty. Each share of Galleria Company common stock will be automatically converted into the right to receive one share of Coty common stock.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structure, the corporate structure immediately following the Distribution but prior to the Merger, and the corporate structure immediately following the completion of the Transactions.

After completion of the steps mentioned above, the fully diluted shares of Coty common stock immediately prior to the Merger, including shares of Coty common stock held by JAB Cosmetics B.V. as a result of the conversion of its shares of Coty class B common stock into Coty common stock, are expected to represent approximately 46% of the fully diluted shares of Coty common stock immediately after the Merger, and the shares of Coty common stock issued in connection with the conversion of shares of Galleria Company common stock in the Merger are expected to represent approximately 54% of the fully diluted shares of Coty common stock immediately after the Merger. See “—Number of Shares of Galleria Company Common Stock to be Distributed to P&G Shareholders.”

After consummation of the Merger and the other steps mentioned above, Galleria, comprised of P&G Beauty Brands other than the Excluded Brands, will be owned and operated by Coty through Galleria Company, its wholly owned subsidiary. In addition, to the extent the requirements of the Transaction Agreement are satisfied, Coty and all subsidiaries of Coty that guarantee the indebtedness under the Coty Senior Secured Credit Facilities, as well as all existing and future direct and indirect material domestic subsidiaries of Galleria Company, subject to certain exceptions, will guarantee the obligations under the Galleria Senior Secured Credit Facilities.

Various factors were considered by Coty and P&G in negotiating the terms of the Transactions, including the equity ownership levels of Coty stockholders and current and former P&G shareholders receiving shares of Coty common stock in the Distribution. The principal factors considered by the parties negotiating the allocation of equity ownership following the Transactions were the relative actual results of operations of Coty and P&G Beauty Brands, the opportunities expected to be obtained from combining Coty and P&G Beauty Brands and the enhancements to Coty’s strategic global growth objectives as a result of acquiring P&G Beauty Brands. Coty also considered, among other things, the expected impacts of the integration of P&G Beauty Brands with Coty and the other factors identified under “—Coty’s Reasons for the Transactions.” P&G also considered, among other things, the relative sales, earnings and cash flow growth rates of P&G Beauty Brands, the value to P&G shareholders that could be realized in the Transactions and the other factors identified under “—P&G’s Reasons for the Transactions.”

Additional Agreements

In connection with the Transactions, P&G, Galleria Company and Coty will also enter into other ancillary agreements at the time of the Separation relating to transition services, tax matters, technology licenses, trademark licenses and certain other matters. See “Additional Agreements.”

Number of Shares of Galleria Company Common Stock to be Distributed to P&G Shareholders

As part of the Separation, Galleria Company will issue and deliver to P&G a number of additional shares of Galleria Company common stock such that P&G will hold a total of          shares of Galleria Company common stock at the time of the Distribution, which is the Galleria Stock Amount. This will result in the shares of Galleria Company common stock, when converted into shares of Coty common stock and combined with the existing shares of Coty common stock, being equal to approximately 54% of the fully diluted shares of Coty common stock immediately upon consummation of the Merger.

No Fractional Shares; Exchange of Certificates

No fractional shares of Coty common stock will be issued in the Merger to holders of fractional shares of Galleria Company common stock. In lieu of any fractional shares of Coty common stock, holders of shares of Galleria Company common stock who would otherwise be entitled to receive such fractional shares of Coty common stock will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of fractional shares in the open market, which will occur no later than 20 business days after the completion of the Transactions, obtained by aggregating the fractional shares of Coty common stock otherwise allocable to the holders of fractional shares of Galleria Company common stock. The distribution of cash in lieu of fractional shares will occur separate from, and subsequent to, the distribution of shares of Coty common stock.

Background of the Transactions

On August 1, 2014, A.G. Lafley, P&G’s Chief Executive Officer, announced that P&G would narrow its focus to a range 70 to 80 of its biggest brands and shed as many as 100 others. At regular meetings of P&G’s board of directors (the “P&G Board”) during 2014, the P&G Board reviewed and discussed with Mr. Lafley and Mr. Jon Moeller, P&G’s Chief Financial Officer, P&G’s overall corporate strategy. In June 2014, as part of this corporate strategy review, management presented its strategic portfolio optimization plan and discussed this plan with the P&G Board. P&G management retained Goldman, Sachs & Co. (“Goldman”) as financial advisor on August 14, 2014 to assist in these efforts and initiated a process designed to identify potential strategic alternatives for these businesses. In the months after such announcement, a number of third-parties, including JAB Holdings B.V., an affiliate of Coty, reached out to P&G to discuss interest in certain assets owned by P&G.

P&G and JAB Holdings B.V. entered into a reciprocal non-disclosure agreement on November 14, 2014 to govern the exchange of information between the parties in connection with a possible transaction related to P&G Beauty Brands. Representatives of P&G and Coty periodically discussed the possibility of a transaction involving the divestiture of P&G Beauty Brands to Coty through a Reverse Morris Trust transaction, but did not discuss the potential value of such a transaction.

At a regular meeting of the P&G Board on February 10, 2015, Mr. Moeller shared with the P&G Board, and the P&G Board discussed, the portions of P&G’s business that P&G management was interested in divesting, including P&G Beauty Brands. P&G management presented and discussed with the P&G Board a plan to explore the possible divestiture of P&G Beauty Brands, either collectively or as separate sales processes for each of P&G’s: (a) global fragrances business, (b) cosmetics business and (c) salon professional, retail hair color and select hair styling businesses (or some combination thereof, depending on the nature of the bids received).

In March 2015, Goldman began reaching out to additional potential bidders in respect of the potential divestiture of P&G Beauty Brands (or portions thereof). P&G entered into non-disclosure agreements with approximately 44 potential bidders and provided high-level information to, and began high-level discussion with, multiple potential bidders.

Morgan Stanley began acting as Coty’s financial advisor with respect to a potential transaction with P&G Beauty Brands at this time.

During the first week of April 2015, at the direction of P&G, Goldman provided prospective bidders participating in the process with one or more confidential information memoranda containing certain information regarding P&G’s fragrance business, cosmetics business and/or salon professional, retail hair color and select hair styling business, depending on the businesses the prospective bidders were interested in acquiring. Coty received all three confidential information memoranda. At the same time, Goldman, at the direction of P&G, sent instruction letters to the parties receiving this material, requesting indications of interest by April 22, 2015 so that P&G could identify a limited number of parties to be invited to proceed with further due diligence prior to the submission of definitive, binding proposals.

During the same time period, P&G began providing potential bidders who had executed non-disclosure agreements, including Coty, access to electronic data rooms containing diligence materials concerning P&G Beauty Brands. At this time, Coty and its advisors began to conduct a due diligence review of the business, financial condition and operations of P&G Beauty Brands that continued through the execution of definitive agreements.

On April 16, 2015, P&G provided bidders other than Coty drafts of the primary transaction documents for bids that were expected to be for various portions of P&G Beauty Brands and paid in cash consideration, rather than for a Reverse Morris Trust structure for P&G Beauty Brands in its entirety.

During a regular meeting of the P&G Board held on April 17, 2015, Mr. Moeller provided the P&G Board with an update on the status of the divestiture process with respect to P&G Beauty Brands.

During the days preceding April 26, 2015, Mr. Becht, Chairman of the Board and Interim Chief Executive Officer of Coty, discussed with members of Coty’s board of directors (the “Coty Board”) the terms of a potential indication of interest with respect to an acquisition of P&G Beauty Brands through a Reverse Morris Trust transaction.

On April 26, 2015, Coty sent an indication of interest to P&G proposing to acquire P&G Beauty Brands in its entirety through a Reverse Morris Trust transaction. Following submission of indicative offers from the bidders participating in the auction process, including Coty, P&G reviewed such proposals with its financial and legal advisors.

During the period from April 29 until May 8, 2015, P&G hosted management presentations in New York relating to its global fine fragrances business, its cosmetics business and its salon professional, retail hair color and select hair styling businesses. Representatives of four companies attended the management presentation for the global fragrances business, six companies attended the management presentation for the cosmetics business and six companies attended the management presentation for the salon professional, retail hair color and select hair styling businesses. Representatives of Coty attended management presentations for all three businesses.

On April 29, 2015, P&G provided to Coty drafts of the transaction documents for a Reverse Morris Trust transaction. The draft transaction agreement provided by P&G contemplated that, following the consummation of the proposed transactions, P&G shareholders would own approximately 52.5% of the combined company.

Following the management presentations, during the remainder of May 2015, P&G held various sessions via conference calls to respond to diligence questions from potential bidders, including Coty, concerning P&G Beauty Brands.

On May 14 and 15, 2015, at the direction of P&G, Goldman delivered a final process letter to certain prospective bidders, including Coty, outlining the timing and procedures for submitting final offers. The final process letters requested that parties submit final offers by June 8, 2015, including markups of the relevant transaction agreements.

On June 6, 2015, the Coty Board reviewed and discussed with members of Coty’s management, and representatives of JAB Holdings B.V., Skadden Arps Slate Meagher & Flom LLP (“Skadden”), Coty’s outside counsel, and McDermott Will & Emery LLP (“McDermott”), Coty’s outside tax and U.S. regulatory counsel, the potential transaction with P&G, including a detailed review of strategic, financial, legal and tax considerations, as well as Coty’s management’s draft non-binding proposal for a potential transaction. During the meeting, representatives of Skadden advised the Coty Board of its fiduciary duties in considering the potential transaction.

On June 8, 2015, Coty submitted a revised non-binding proposal that reaffirmed its April 25, 2015 proposal to combine with P&G Beauty Brands in its entirety in a Reverse Morris Trust for a total valuation of $12.5 billion on a debt-free, cash-free basis. The proposal contemplated a 51% equity interest in Coty to be distributed to P&G shareholders, valued based on Coty’s 30-day trading average share price of $24.56 to calculate the equity component of the consideration, and assumed that Galleria Company would incur $3.3 billion of indebtedness under the Galleria Senior Secured Credit Facilities. The proposal was structured as a Reverse Morris Trust transaction. In a Reverse Morris Trust transaction, P&G would transfer the relevant businesses to a new subsidiary and then distribute the stock of the subsidiary to P&G shareholders through a spin-off or split-off transaction, and immediately thereafter the subsidiary would merge with a subsidiary of Coty. In the merger, P&G shareholders would receive more than 50% of the shares of the combined entity. In general, a Reverse Morris Trust transaction structure should allow P&G to dispose of P&G Beauty Brands to Coty in a tax-efficient manner without having its shareholders incur U.S. federal income tax on the consideration to be received by them in the transaction. In addition, since a Reverse Morris Trust transaction structure requires the issuance of equity by Coty as the sole consideration issued to P&G shareholders in the transaction, this structure would allow Coty to complete the transaction using its common stock as consideration, as opposed to paying all-cash consideration, which would require Coty to take on additional debt.

Also on June 8, 2015, P&G received non-binding proposals from eight other bidders to acquire various portions of P&G Beauty Brands.

Beginning on June 9, 2015, Goldman, at the direction of P&G, informed certain bidders that P&G was considering its alternatives, and requested that such bidders, including Coty, provide revised binding offers by June 12, 2015. During this time period, P&G provided feedback to the bidders, including feedback to Coty with respect to the value protection provisions in Coty’s June 8 proposal. P&G and its advisors also provided feedback to Coty with respect to deal structure in order to ensure that Coty’s proposed structure met the requirements for a Reverse Morris Trust transaction, emphasizing in particular that required post-transaction ownership percentages be achieved.

Also on June 9, 2015, at a regular meeting of the P&G Board, Mr. Moeller shared an update on the status of the divestiture process with respect to P&G Beauty Brands, including a final bid summary showing the value of the final highest bids for each of the fragrance business, cosmetics business and salon professional, retail hair color and select hair styling business, as well as the value of Coty’s bid for P&G Beauty Brands in its entirety. The value of Coty’s bid was higher than the sum of the values of the highest bids for the individual businesses, after taking into account the tax efficiencies of the structure proposed by Coty. Mr. Moeller discussed these alternatives with the P&G Board. At this meeting, the P&G Board authorized a potential Reverse Morris Trust transaction with Coty for P&G Beauty Brands in its entirety, subject to further negotiation of the terms of the transaction documents and value protection mechanisms and evaluation of further proposals on other aspects of P&G Beauty Brands.

On June 12, 2015, pursuant to Goldman’s request described above, Coty submitted a further revised final proposal valuing P&G Beauty Brands at $12.5 billion on a debt-free, cash-free basis in a Reverse Morris Trust transaction structure. The proposal contemplated a 52% equity interest in Coty to be distributed to P&G shareholders, valued using Coty’s 30-day trading average share price of $24.56 at the time of the June 8, 2015 proposal to calculate the equity component of the consideration, and assumed that Galleria Company would incur $2.9 billion of indebtedness under the Galleria Senior Secured Credit Facilities. In addition, Coty agreed to accept a “collar” mechanism, using the $24.56 share price from Coty’s proposal as the baseline and adjusting the amount of Galleria Company indebtedness under the Galleria Senior Secured Credit Facilities based on a share price change of up to $2.50 per share symmetrically. The increase in the percentage of Coty stock to be distributed to P&G shareholders in the proposed transaction from 51% to 52% was included as an additional safeguard to protect against the possibility that the requisite relative ownership percentages for a Reverse Morris Trust transaction would not be achieved.

On June 12 and 13, 2015, P&G management reviewed the final bids with respect to the various portions of P&G Beauty Brands and determined that Coty’s proposal was superior to the alternative proposals. Goldman, at the direction of P&G, subsequently informed Coty that P&G would proceed to seek to finalize a transaction with Coty.

On June 15, 2015, P&G, through Jones Day, its legal advisor, sent a revised draft of the transaction agreement to Coty.

From June 16, 2015 to July 8, 2015, P&G and Coty and their respective legal advisors negotiated the remaining open terms in the transaction documentation. In addition to topics customarily negotiated in a merger structure, the negotiations focused on value and certainty of closing, including a potential termination fee, subsequently negotiated to an amount of $400 million, payable by Coty in the event P&G terminated the Transaction Agreement because Coty’s majority stockholder had not delivered its consent to an amendment to Coty’s certificate of incorporation to allow the distribution of Coty stock to P&G shareholders, within 24 hours following execution of the Transaction Agreement. Meanwhile, given that the Reverse Morris Trust transaction structure would involve issuance by Coty of its common stock to P&G shareholders as a significant component of the consideration in the transaction, P&G and its advisors conducted a reverse due diligence review of the business, financial condition and operations of Coty.

From June 22 to July 8, 2015, P&G, on behalf of Galleria Company, negotiated a Galleria Company $4.5 billion senior secured credit facility and signed a commitment letter with JPMorgan, Merrill Lynch/Bank of America and Morgan Stanley Senior Funding, Inc.

On June 26, 2015, Coty and Barclays Capital Inc. (“Barclays”) executed a non-disclosure agreement, with a view to assessing whether Barclays could deliver a fairness opinion to Coty in connection with the transaction.

From July 1 to July 8, 2015, (1) Coty and P&G, and their respective legal advisors, completed negotiations and finalization of the Transaction Agreement and related agreements, (2) Coty, JP Morgan, Merrill Lynch, Bank of America and Morgan Stanley Senior Funding, Inc., and their respective legal advisors, completed negotiations and finalization of the commitment letter for the Coty debt financing, and (3) P&G on behalf of Galleria Company, JP Morgan, Merrill Lynch, Bank of America and Morgan Stanley Senior Funding, Inc., and their respective legal advisors, completed negotiations and finalization of the commitment letter for the Galleria Company debt financing.

On July 6, 2015, Coty executed an engagement letter with Barclays.

On July 7, 2015, Coty executed an engagement letter with Morgan Stanley.

On July 8, 2015, Mr. Moeller sent the P&G Board a summary of the agreed upon Reverse Morris Trust transaction for the sale of P&G Beauty Brands in its entirety to Coty, and informed the P&G Board that the transaction was expected to be signed later in the evening on July 8, 2015.

Also on July 8, 2015, the Coty Board reviewed and discussed with members of Coty’s management, and representatives of JAB Holdings B.V., Morgan Stanley, Barclays, Skadden, Freshfields Bruckhaus Deringer (“Freshfields”), Coty’s foreign regulatory counsel, and McDermott the potential transaction with P&G, including a detailed review of the negotiations, management’s strategic, business and financial rationale for the transaction, the terms of the transaction agreements, including with respect to financing, the expected governance and board composition of the combined company, the due diligence review of P&G Beauty Brands conducted by Coty and its advisors, the transaction process and timing, and the communications plan. During the meeting, representatives of Morgan Stanley and Barclays, separately, delivered to the Coty Board their oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley and Barclays, respectively, as set forth in their respective written opinions (and discussed in the section of this prospectus entitled “The Transactions—Opinions of Coty’s Financial Advisors”), the exchange ratio pursuant to the Transaction Agreement was fair, from a financial point of view, to Coty. Also, representatives of Skadden advised the Coty Board of its fiduciary duties in considering the potential transaction. Representatives of Freshfields and McDermott reviewed with the Coty Board their expectations with respect to the regulatory approval process. Following discussions and deliberations, the Coty Board unanimously approved the transaction agreement and the transactions contemplated thereby and authorized the execution and delivery of the transaction agreement, and authorized, approved and recommended to its stockholders for adoption an amendment to the Coty certificate of incorporation with the effect of increasing by 200,000,000 to 1,000,000,000 the number of authorized shares of Coty common stock (the “Charter Amendment”) and the stock issuance contemplated by the transactions.

Late in the evening on July 8, 2015, the parties executed the Transaction Agreement, commitment letters and certain ancillary documents.

Subsequently, JAB Cosmetics B.V. delivered an action by written consent, approving and adopting the Charter Amendment and consenting to, approving and adopting the stock issuance contemplated by the transactions. Also, JAB Cosmetics B.V. and P&G executed a letter agreement, pursuant to which JAB Cosmetics B.V. agreed, subject to the satisfaction of the closing conditions set forth in the Transaction Agreement, to, among other things, convert its shares of Coty class B common stock into class A common stock no later than two business days prior to the closing of the Transactions.

Prior to the opening of the U.S. financial markets on July 9, 2015, Coty and P&G publicly announced the Transactions.

Following the execution of the Transaction Agreement, P&G, Coty and their respective representatives and advisors began taking required actions prior to Closing, including the process for obtaining the requisite fragrance licensor consents. During the following months until November 1, 2015, the agreed deadline for obtaining all fragrance licensor consents, P&G and Coty succeeded in obtaining all such consents other than those relating to Dolce & Gabbana and Christina Aguilera, at which time such brands became Excluded Brands by operation of the Transaction Agreement. Despite the November 1, 2015 deadline, P&G and Coty continued the process for obtaining the Dolce & Gabbana fragrance licensor consent until the end of November 2015, but were unsuccessful. At that point, the Coty Board considered that (i) the Transaction Agreement provided for an adjustment to the Recapitalization Amount in the event that one or more fragrance licensor consents were not obtained, (ii) the analyses presented to the Coty Board by each of Morgan Stanley and Barclays in connection with the delivery of their respective fairness opinions included two separate sensitivity cases illustrating the impact on the analyses in the event that certain fragrance licenses were not transferred in the Transactions, which were taken into consideration by the Coty Board at the time, (iii) the impact on net sales of the Excluded Brands not transferring was less than the financial impacts shown in the sensitivity case reflecting the larger reduction in net sales already considered by the Coty Board, (iv) the effect of the adjustment to the Recapitalization Amount would affect only the pro forma indebtedness of the combined business, but not the consideration received by any Coty stockholder nor the relative ownership of Coty and P&G stockholders in the combined company and (v) as holders representing more than a majority of the combined voting power of Coty had previously approved, by written consent, the issuance of shares of Coty common stock and related amendment to Coty’s certificate of incorporation in connection with the Transactions, no further approval of Coty stockholders was required or sought in connection with the Transactions, and accordingly no recommendation, nor reevaluation of a prior recommendation, to Coty stockholders was required. As a result, the Coty Board determined that updated fairness opinions would not be necessary as a result of the exclusion of the Excluded Brands.

Coty’s Reasons for the Transactions

In reaching its decision to approve the Transactions, Coty’s board of directors consulted with its financial and legal advisors and carefully considered a variety of factors, including the following:

•	Strategic Rationale. Coty’s board of directors considered that the Transactions would create a pure play, new global leader and challenger in the beauty industry with approximately $10 billion in combined pro forma net annual revenues based on estimated fiscal 2014 performance.

•	Form and Combination of Consideration. Coty’s board of directors considered that the consideration in the Transactions would be delivered primarily by means of the issuance of new common stock, in combination with the assumption of debt.

•	Potential for Financial Benefits. Coty’s board of directors considered the views of Coty’s management with respect to the following financial matters:

•	that Coty could expect to realize approximately $550 million in net cost savings on an annualized basis over the next three years, including the $400 million in non-transferred costs and an incremental $150 million in net cost synergies;

•	that these savings, together with working capital improvement and growth prospects anticipated from the creation of a focused beauty player, could be expected to drive material financial improvements; and

•	that, excluding the impact of transaction amortization, the combined pro forma increase to Coty’s fiscal year 2015 earnings per share base was expected to be approximately $0.33 to $0.39, including the assumed three year implementation of full run-rate synergies.

•	Long-Term Strategic Objectives. Coty’s board of directors considered the potential that the Transactions would further enhance Coty’s ability to achieve its long-term strategic objectives and position Coty as a strong, focused, global beauty company.

•	Scale and Reach. Coty’s board of directors considered the enhanced strategic position, global reach, infrastructure and scale of the combined company and the enhanced platform for growth provided by such position, beyond that achievable by Coty through organic growth alone, including the improved ability to enter the Japan market.

•	Efficient Expansion into Hair and Color Products. Coty’s board of directors considered that the Transactions would provide Coty with a path to selling hair and color beauty products on a large scale that is significantly less costly and time-consuming than organic growth or any other single business combination transaction.

•	Improved Product Mix. Coty’s board of directors considered the compatibility of P&G Beauty Brands with Coty’s existing brands and the expectation that this compatibility would result in improved product mix and that with the broader offering of leading brands, strong brand support, the development of a better pipeline of innovative products and the much broader geographical reach and scale, Coty would strengthen its competitive position and ability to capitalize on revenue and profit growth opportunities over time.

•	Best Terms Reasonably Available. Coty’s board of directors believed that Coty had negotiated the transaction terms most favorable to Coty that P&G would be willing to accept.

•	Loss of Opportunity. Coty’s board of directors considered the possibility that, if it declined to adopt the Transaction Agreement, there may not be another opportunity for Coty stockholders to benefit from a comparably beneficial transaction.

•	Moderate Leverage. Coty’s board of directors considered that, despite incurring debt in connection with the Transactions, Coty’s board of directors did not expect that combined company would be highly leveraged.

•	Financial Strength and Flexibility. Coty’s board of directors considered the financial strength of the combined company and the increased flexibility that this strength should provide, including an ongoing ability to pursue new acquisition and investment opportunities.

•	Increased Dividend. Coty’s board of directors considered the expectation that the earnings power of the combined company would allow Coty to significantly increase the size of its annual dividend.

•	Detailed Financial Information. Coty’s board of directors considered detailed information concerning the business, assets, liabilities, financial performance and results of operations, and condition and prospects of Coty and P&G Beauty Brands.

•	Certainty of Closing. Coty’s board of directors considered the views of Coty’s management that there was a high probability that, if the Transaction Agreement were entered into, the Transactions would be completed.

•	No Financing Condition. Coty’s board of directors considered the absence of a financing condition and the creditworthiness of P&G, and its ability to obtain the transaction financing, including P&G’s execution of a commitment letter with respect to the financing of the Transactions.

•	Tax Free Structure. Coty’s board of directors considered the structure of the Merger as a tax-free reorganization for federal income tax purposes.

•	Transaction Partner. Coty’s board of directors considered the credibility of P&G as a transaction partner, and its experience in successfully divesting and transitioning businesses, including in previous Reverse Morris Trust transactions.

•	Smooth Integration. Coty’s board of directors considered that the compatibility of Coty’s and P&G’s corporate values, basic beliefs and business ethics, as well as the extensive work performed by management to date, would facilitate a smooth integration of the businesses.

•	Management’s Integration Experience. Coty’s board of directors considered the experience and prior success of Coty’s management in integrating acquisitions into existing businesses, including investing in and supporting brands, and effectively merging corporate cultures.

•	Support of Majority Stockholder. Coty’s board of directors considered that JAB Cosmetics B.V., the owner of all of the outstanding shares of the Coty class B common stock and 1.5% of the Coty common stock, which together represent approximately 97% of Coty’s outstanding voting power, has granted the stockholder consent required in connection with the Transactions and that, in order to facilitate the Transactions, JAB Holdings B.V. also agreed to convert all its shares of Coty class B common stock into Coty common stock no later than two business days prior to the closing of the Merger.

•	De-Controlling Interest. Coty’s board of directors considered that, as a consequence of the Transactions, Coty’s common stock would consist of a single class of common stock and that, although JAB Cosmetics B.V. would remain the largest individual stockholder owning approximately 35% of the fully diluted shares of Coty common stock at the close of the Transactions, Coty would cease to have a single controlling stockholder.

•	Fairness Opinions. Coty’s board of directors considered the opinions of each of Barclays and Morgan Stanley, each dated as of July 8, 2015, to Coty’s board of directors as to the fairness, from a financial point of view and as of the date of its respective opinion, of the exchange ratio to Coty, as more fully described in “The Transactions—Opinions of Coty’s Financial Advisors.”

•	Extensive Due Diligence. Coty’s board of directors considered management’s view that the due diligence performed by Coty and its advisors had been thorough and extensive, and had not revealed any extraordinary or unacceptable commercial risks.

•	Terms of Transaction Agreement. Coty’s board of directors considered the terms and conditions of the Transaction Agreement.

Coty’s board of directors has also considered a variety of risks and other potentially negative aspects in its deliberations concerning the Transactions. These issues included the following:

•	Regulatory Risk. Coty’s board of directors considered the fact that completion of the Transactions would require antitrust clearance and the satisfaction of other closing conditions that are not within Coty’s control.

•	Costs Associated with the Transactions. Coty’s board of directors considered that Coty anticipates incurring one-time costs of approximately $500 million related to the Transactions, plus an additional $400 million of capital expenditures related to the Transactions, over the next three years.

•	Impact of Announcement on Coty. Coty’s board of directors considered the effect of a public announcement of the Transactions on Coty’s operations, stock price and employees and its ability to attract and retain key management and sales personnel while the Transactions are pending and the potential adverse effects on the financial results of Coty as a result of that disruption.

•	Adverse Effect of Unconsummated Transaction. Coty’s board of directors considered the potential adverse effect on Coty’s business, stock price and ability to attract and retain key employees if the Transactions were entered into and publicly announced but not completed, including substantial costs incurred and damage to Coty’s reputation.

•	Diversion of Management Attention. Coty’s board of directors considered the risk of diverting management’s attention from other strategic priorities during the pendency of the Transactions to focus on matters relevant to the Transactions.

•	Customers and Suppliers. Coty’s board of directors considered the potential impact on Coty’s business of any negative reaction by customers, suppliers or other Coty constituencies after the announcement of the Transactions.

•	Pre-Closing Covenants. Coty’s board of directors considered that, under the terms of the Transaction Agreement, Coty would agree to conduct its business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that Coty would not undertake various actions related to the conduct of its business without the prior written consent of P&G. Coty’s board of directors further considered that these provisions may limit Coty’s ability to pursue business opportunities that it would otherwise pursue.

•	No Alternative Transactions. Coty’s board of directors considered that provisions of the Transaction Agreement would prevent Coty from engaging in any significant business combination transaction between signing and closing, including a transaction for the sale of Coty.

•	No Tax Ruling. Coty’s board of directors considered the absence of a private letter ruling from the IRS concerning the tax-free nature of the Transactions, and the increased tax risks associated with the absence of such a ruling.

•	Carve-Out Complexity. Coty’s board of directors considered the difficulty in separating the operations of P&G Beauty Brands from P&G.

•	Challenges to Integration. Coty’s board of directors considered the challenges of integrating P&G Beauty Brands into Coty, given the size of that business, and the difficulty in separating the operations of that business from P&G.

•	Dilution. Coty’s board of directors considered the dilution of Coty stockholders’ voting power that would result from the issuance of shares of Coty common stock in the Merger.

•	Limited Contractual Protections. Coty’s board of directors considered the limited representations and warranties, the limited termination provisions and limited indemnification rights under the Transaction Agreement.

•	Possibility of Failure of Benefits to Materialize. Coty’s board of directors considered the possibility that the potential financial benefits described above expected to result from the Transactions could fail to materialize.

•	Minimum Condition. Coty’s board of directors considered the fact that P&G required a closing condition and termination right related to a minimum tender condition in the event that it elects to effect the distribution of shares of Galleria Company common stock to its shareholders by way of split-off exchange offer.

•	Tax Matters Agreement Restrictions. Coty’s board of directors considered the restrictions imposed on Coty’s ability to take certain corporate actions under applicable federal income tax laws and the terms of the Tax Matters Agreement to be entered into by Coty and P&G.

The foregoing discussion of the information and factors discussed by Coty’s board of directors is not meant to be exhaustive but is believed to include all material factors considered by it. Coty’s board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the terms of the Merger are fair to, and in the best interests of, Coty and its stockholders. Rather, Coty’s board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, Coty’s board of directors unanimously determined that the terms of the Transaction Agreement, including the issuance of Coty common stock in the Merger and the related Transactions, are advisable, fair to and in the best interests of Coty and its stockholders.

Approval of the Transactions

Coty’s board of directors has approved the Transaction Agreement, the Merger and the other Transactions. Coty, as the sole shareholder of Merger Sub, has approved the Merger. Holders representing more than a majority of the voting power of Coty have approved, by written consent, the issuance of shares of Coty common stock in connection with the Transactions. Coty will file a definitive information statement on Schedule 14C with the SEC that relates to such written consent.

No further approval of Coty stockholders is required or being sought in connection with the Transactions. No vote of P&G shareholders is required or being sought in connection with the Transactions. Additionally, P&G as the sole shareholder of Galleria Company, and subject to satisfaction of the conditions set out in the Transaction Agreement, will approve the Merger prior to the Distribution.

Certain Financial Projections with Respect to Coty

Coty does not as a matter of course make public projections as to future sales, earnings or other results. However, Coty’s management prepared the financial projections set forth below to present to the Coty Board, Coty’s financial advisors and to P&G, which then provided such financial projections to its financial advisors for purposes of evaluating the Transactions. The accompanying financial projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to financial projections. These financial projections were prepared and provided prior to the announcement of the Transactions, treating Coty on a standalone basis, without giving effect to, and as if Coty never contemplated, the Transactions, including the impact of negotiating or executing the Transactions, the expenses that may be incurred in connection with consummating the Transactions, the effect of any business or strategic decision or action that has been or will be taken as a result of the Transaction Agreement being executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Transaction Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Transactions. Coty’s financial projections are subjective in many respects, and this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the financial projections.

Neither Coty’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections.

The projections do not represent the current view of the business by Coty’s management and should not be viewed as an indicator of Coty’s future performance. Since the date of the projections, Coty has made publicly available its actual results of operations for the fiscal year ended June 30, 2015, and the fiscal quarters ended September 30, 2015, December 31, 2015 and March 31, 2016. You should review the financial information contained herein under “Selected Historical and Pro Forma Financial Data” as well as Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and Coty’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2015, December 31, 2015 and March 31, 2016, as filed with the SEC and incorporated by reference into this prospectus.

The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement or consummation of the transactions whereby Coty acquired Beamly (completed October 2015), the Hypermarcas Beauty Business (completed February 1, 2016) or the Bourjois color cosmetics brands (completed during fiscal 2015), the announcement of the Transactions, including the Merger, changes in foreign exchange rates, market conditions or otherwise. Similarly, the projections were prepared on the assumption that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, would transfer to Galleria Company (and then to Coty) in the Transactions, whereas it is now known that the assets and liabilities transferred by P&G and assumed by Galleria Company will not include the Excluded Brands. Further, the financial projections do not take into account the effect of any failure of the Transactions, including the Merger, to occur and should not be viewed as accurate or continuing in that context.

The financial projections were prepared almost one year ago, in July 2015, and contained and were subject to numerous assumptions, qualifications, procedures, matters and other limitations, many of which, while Coty’s management believed that they were reasonable and supportable at the time, have been demonstrated by changes in general market, financial markets and other conditions to be no longer valid.

The projections, while presented with numerical specificity, reflect numerous estimates and assumptions made by Coty’s management at the time of such projections with respect to industry performance, general business, economic, market and financial conditions and other future events, as well as matters specific to Coty’s business. These estimates and assumptions regarding future events are difficult to predict, and many are beyond Coty’s control. Accordingly, there can be no assurance that the estimates and assumptions made by Coty in preparing the projections will be realized and actual results may be materially different than those contained in the projections below.

The projections included in this prospectus constitute forward-looking statements and no assurances can be given that the assumptions made in preparing such projections would accurately reflect future conditions. The inclusion of certain projections in this prospectus should not be regarded as an indication that Coty, Coty’s financial advisors, P&G, Galleria Company or their respective affiliates or representatives (including their respective advisors) consider the projections to be predictive of actual future events, or such parties’ current views of Coty’s expected future performance and the projections should not be relied upon as such. The projections in this prospectus are being provided in this prospectus only because Coty made them available to P&G, which then provided them to its financial advisors, and Coty’s financial advisors in connection with the process of reviewing the Transactions and because they were relied upon by Coty’s financial advisors in performing their financial analyses to formulate the fairness opinions delivered to the Coty Board. The projections were not prepared for the purposes of helping Coty’s or P&G’s shareholders make an investment decision.

None of Coty, Coty’s financial advisors, P&G, Galleria Company or any of their respective affiliates or representatives (including their respective advisors) makes any representation to any person regarding the projections by virtue of their inclusion in this prospectus, and none of them intends to update, reconcile or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. Since the projections cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. In this regard, you are cautioned not to place undue reliance on these projections.

The following table presents select unaudited financial projection data with respect to Coty for the fiscal years ending June 30, 2015 through June 30, 2025 prepared by Coty’s management and provided to P&G.

	Fiscal Year Ending June 30,(1)
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Net Sales	$4,575	$4,514	$4,615	$4,733	$4,862	$5,007	$5,153	$5,297	$5,445	$5,597	$5,755
Adjusted EBITDA	775	819	918	984	1,059	1,130	1,166	1,203	1,240	1,281	1,323
CapEx	170	169	174	179	185	191	198	204	210	217	223
Change in Net Working Capital	14	(56)	(45)	(23)	0	0	0	0	0	0	0

(1)	All figures in U.S. dollar millions.

Certain Financial Projections with Respect to P&G Beauty Brands

P&G does not as a matter of course make public projections as to future sales, earnings, or other results of P&G Beauty Brands. However, P&G’s management prepared the financial projections with respect to P&G Beauty Brands set forth below to present to P&G’s financial advisors and to Coty, which then provided such financial projections to its board of directors and financial advisors, in the course of considering the Transactions. The accompanying financial projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American

Institute of Certified Public Accountants with respect to financial projections. These financial projections were prepared and provided prior to the announcement of the Transactions, treating P&G Beauty Brands on a standalone basis, without giving effect to, and as if P&G Beauty Brands never contemplated, the Transactions, including the impact of negotiating or executing the Transactions, the expenses that may be incurred in connection with consummating the Transactions, the effect of any business or strategic decision or action that has been or will be taken as a result of the Transaction Agreement being executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Transaction Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Transactions. P&G’s financial projections with respect to P&G Beauty Brands are subjective in many respects, and this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the financial projections.

Neither P&G Beauty Brands’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the financial projections.

The projections do not represent the current view of the business by Coty’s or P&G’s management and should not be viewed as an indicator of Galleria’s future performance.

The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Transactions, including the Merger, changes in foreign exchange rates, market conditions or otherwise. Similarly, the projections were prepared on the assumption that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, would transfer to Galleria Company (and then to Coty) in the Transactions, whereas it is now known that the assets and liabilities transferred by P&G and assumed by Galleria Company will not include the Excluded Brands. Further, the financial projections do not take into account the effect of any failure to occur of the Transactions, including the Merger, and should not be viewed as accurate or continuing in that context.

The financial projections were prepared more than one year ago, in March 2015, and contained and were subject to numerous assumptions, qualifications, procedures, matters and other limitations, many of which, while reasonable and supportable at the time, have been demonstrated by changes in general market, financial markets and other conditions to be no longer valid.

The projections, while presented with numerical specificity, reflect numerous estimates and assumptions made by P&G’s management at the time of such projections, with respect to industry performance, general business, economic, market and financial conditions and other future events, as well as matters specific to P&G Beauty Brands’ business. These estimates and assumptions regarding future events are difficult to predict, and many are beyond P&G’s or, following consummation of the Transactions Coty’s, control. Accordingly, there can be no assurance that the estimates and assumptions made by P&G in preparing the projections will be realized and actual results may be materially greater or less than those contained in the projections below.

The projections included in this prospectus constitute forward-looking statements and no assurances can be given that the assumptions made in preparing such projections will accurately reflect future conditions. The inclusion of certain projections in this prospectus should not be regarded as an indication that P&G, Galleria Company, Coty, Coty’s financial advisors or their respective affiliates or representatives (including their respective advisors) consider the projections to be predictive of actual future events, or such parties’ current views of P&G Beauty Brands’ expected future performance, and the projections should not be relied upon as such. The projections in this prospectus are being provided in this prospectus only because P&G made them available to Coty, which then provided them to its board of directors in connection with the evaluation of the Transactions and to its financial advisors in connection with the process of reviewing the Transactions, and because they were relied upon by Coty’s financial advisors in performing their financial analyses to formulate the fairness opinions delivered to the Coty Board.

None of P&G, Coty, Coty’s financial advisors or any of their respective affiliates or representatives (including their respective advisors) makes any representation to any person regarding the projections by virtue of their inclusion in this prospectus, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. Since the projections cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. In this regard, you are cautioned not to place undue reliance on these projections.

The following table presents select unaudited financial projection data with respect to P&G Beauty Brands for the fiscal years ending June 30, 2015 through June 30, 2025 prepared by P&G’s management and provided to Coty.

	Fiscal Year Ending June 30,(1)
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Net Sales	$5,430	$5,297	$5,324	$5,395	$5,491	$5,590	$5,694	$5,798	$5,904	$6,010	$6,120
Adjusted EBITDA(2)	1,084	1,067	1,085	1,111	1,134	1,155	1,178	1,199	1,225	1,252	1,279
CapEx	221	217	219	223	228	233	238	244	249	255	260
Change in Net Working Capital	(0)	(19)	4	10	13	14	14	15	15	15	15

(1)	All figures in U.S. dollar millions.
(2)	Adjusted EBITDA before cash restructuring costs.

Certain Sensitivity Analyses

At the direction of Coty’s management and based on specific projections provided by Coty’s management, in order to illustrate the economic impact of certain fragrance licenses not transferring in connection with the Transactions, each of Coty’s financial advisors performed, for illustrative purposes only, two sensitivity cases—one in which fragrance licenses corresponding to revenues of $500 million were assumed to be sold at a 0.5x revenue multiple and another in which fragrance licenses corresponding to revenues of $700 million were assumed to be sold at a 0.5x revenue multiple, in FY2017. In both sensitivity cases, lost revenue was assumed, at the direction of Coty’s management, to have the same growth profile as retained revenue and the same margin as the fragrance business as in FY2015, as per the financial data disclosed above. At the direction of Coty’s management, the adjustment to the Recapitalization Amount was assumed to be $525 million in the $700 million revenue case and $375 million in the $500 million revenue case.

Opinions of Coty’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

Coty retained Morgan Stanley to act as its financial advisor and to provide a fairness opinion in connection with the proposed Merger. Coty selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and experience in recent transactions in the beauty industry and its knowledge of Coty’s business and affairs. At the meeting of Coty’s board of directors on July 8, 2015, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the Transaction Agreement was fair from a financial point of view to Coty.

The full text of the written opinion of Morgan Stanley, dated as of July 8, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this prospectus as Annex A. Coty stockholders are encouraged to read the opinion carefully and in its entirety. The Morgan Stanley opinion was rendered for the benefit of Coty’s board of directors, in its capacity as such, and addressed only the fairness from a financial point of view to Coty of the exchange ratio pursuant to the Transaction Agreement as of the date of the opinion. Morgan Stanley’s opinion did not address any other aspect of the Merger or related transactions, including the prices at which Coty common stock will trade following consummation of the Merger or at any time, or the fairness of the amount or nature of the compensation to any of P&G or Galleria Company officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Galleria Company common stock in the Transactions. The opinion was addressed to, and rendered for the benefit of, Coty’s board of directors and was not intended to, and did not, constitute advice or a recommendation as to whether stockholders of Coty entitled to vote on the Merger should grant their consent in lieu of a meeting to approve actions taken in connection with the Merger. The summary of the opinion of Morgan Stanley set forth in this prospectus is qualified in its entirety by reference to the full text of the opinion.

In preparing its opinion, Morgan Stanley assumed that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, would transfer with Galleria Company to Coty. However, the assets and liabilities transferred by P&G and assumed by Galleria Company will exclude those relating to the Excluded Brands. At the request of the management of Coty and based on specific projections provided by the management of Coty, the financial advisors performed, for illustrative purposes only, a sensitivity analysis to illustrate the impact of potential deviations from the assumption that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, transfer with Galleria Company to Coty. This analysis did not, nor was it intended to, correspond to an analysis of the Excluded Brands not transferring with Galleria Company. For further information regarding the financial effect of the Excluded Brands not transferring with Galleria Company, see the sections of this prospectus entitled “The Transaction Agreement—Recapitalization,” “Summary—The Parties to the Transactions—Galleria Co.” and “Information on P&G Beauty Brands—Overview.”

In connection with rendering its opinion, Morgan Stanley, among other things:

1)	Reviewed certain publicly available financial statements and other business and financial information of P&G (including for the businesses to be acquired by Galleria Company) and Coty, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning P&G (including for the businesses to be acquired by Galleria Company) and Coty, respectively;

3)	Reviewed certain financial projections prepared by the management of Coty;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of Coty;

5)	Discussed the past and current operations and financial condition and the prospects of Coty, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Coty;

6)	Discussed the past and current operations and financial condition and the prospects of P&G Beauty Brands with executives of P&G;

7)	Reviewed the pro forma impact of the Merger on Coty’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for Coty common stock;

9)	Compared the financial performance of P&G Beauty Brands and Coty and the prices and trading activity of Coty common stock with that of certain other publicly traded companies comparable with P&G Beauty Brands and Coty, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of P&G and Coty and their financial and legal advisors;

12)	Reviewed the draft Transaction Agreement dated as of July 8, 2015 and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by P&G and Coty, and formed a substantial basis for the opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgment of the management of Coty of the future financial performance of Galleria Company (including P&G Beauty Brands) and Coty. At Coty’s direction, Morgan Stanley’s analysis relating to the business and financial prospects of Galleria Company (including P&G Beauty Brands) and Coty for purposes of the opinion were made on the bases of the financial projections. Morgan Stanley was advised by Coty, and assumed, with Coty’s consent, that the financial projections were reasonable bases upon which to evaluate the business and financial prospects of Galleria Company (including P&G Beauty Brands) and Coty, respectively. Morgan Stanley expressed no view as to the financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Merger will be consummated in accordance with the terms set forth in the Transaction Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Code, and that the final Transaction Agreement did not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. Morgan Stanley is not a legal, tax, regulatory or actuarial advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Coty, P&G and Galleria Company and their respective legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of P&G’s or Galleria Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Galleria Company common stock in the Transactions. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of P&G, Galleria Company or Coty, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 8, 2015. Events occurring after July 8, 2015 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm the opinion.

Morgan Stanley noted in its opinion that Galleria Company (including P&G Beauty Brands) did not have audited financial statements and so for purposes of its opinion Morgan Stanley assumed without independent verification that the financial projections of Galleria Company (including P&G Beauty Brands) provided to Morgan Stanley by Coty were accurate in all respects and fairly represented the items described therein.

Morgan Stanley’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio to Coty and did not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of Coty to enter into the Transaction Agreement.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion to Coty’s board of directors dated July 8, 2015. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 6, 2015, and is not necessarily indicative of current market conditions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial forecasts, estimates and projections related to P&G Beauty Brands provided by the management of Coty (referred to in this prospectus as the “Galleria Case”) and certain financial forecasts, estimates and projections related to Coty provided by the management of Coty (referred to in this prospectus as the “Coty Case”), as well as sensitivity analyses under two scenarios provided by the management of Coty, which illustrate the economic impact of certain licenses not transferring to Galleria Company as part of the Transactions. However, except where specifically identified to the contrary (and then only for illustrative purposes), all such analyses and its opinion are based solely upon the Coty Case and the Galleria Case without regard to the sensitivity cases. Each of the Coty Case and the Galleria Case assumes that all relevant licenses of P&G Beauty Brands (including the Excluded Brands) transfer with Galleria; sensitivity case #1 and sensitivity case #2 illustrate the impact of potential deviations from this assumption. Under such sensitivity analyses, fragrance licenses corresponding to revenues of $500 million were assumed to be sold at a 0.5x revenue multiple in sensitivity case #1 and fragrance licenses corresponding to revenues of $700 million were assumed to be sold at a 0.5x revenue multiple in case #2, in FY2017. In both sensitivity case #1 and sensitivity case #2, at the direction of Coty, Morgan Stanley assumed a lost revenue growth rate consistent with the Galleria Case and an EBITDA (as defined further below) margin reflecting the FY2015 margin profile of the P&G Fine Fragrance business as reflected in the Galleria Case. At the direction of Coty’s management, the adjustment to the Recapitalization Amount was assumed to be $525 million in the $700 million revenue case and $375 million in the $500 million revenue case. Neither sensitivity case #1 nor sensitivity case #2 was intended to correspond to an analysis of the Excluded Brands not transferring with Galleria Company. In performing the financial analyses summarized below, Morgan Stanley assumed, among other things, that the working capital of Galleria Company (including P&G Beauty Brands) will be at least equal to 95% of the target working capital (as set forth in the Transaction Agreement) and the target working capital will not be adjusted. At the direction of Coty, Morgan Stanley further assumed that, in accordance with the terms of the Transaction Agreement, the Coty stockholders would own 48% of the fully diluted shares of Coty common stock immediately following the acquisition of Galleria Company. However, in connection with subsequent share repurchases by Coty, P&G and Coty agreed that such repurchased shares would be treated as if they remained outstanding for purposes of the Transaction Agreement by modifying the definition of “fully diluted basis” within the Transaction Agreement, although such shares would not be included in a comparable GAAP measure or otherwise reflected in “fully diluted” as that term is otherwise used in this prospectus and defined under

“Helpful Information.” As a result, existing Coty stockholders are currently expected to own approximately 46% of the fully diluted shares of Coty common stock as that term is otherwise used in this prospectus and defined under “Helpful Information.” For further information regarding the financial projections, see the section of this prospectus entitled “The Transactions—Certain Financial Projections with Respect to Coty.”

Discounted Cash Flow Analyses

Morgan Stanley performed discounted cash flow analyses, which are designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. In preparing its analyses, Morgan Stanley relied upon the Galleria Case, the Coty Case, sensitivity case #1 and sensitivity case #2.

Morgan Stanley calculated a range of implied aggregate values (“AV”) for Galleria Company (including P&G Beauty Brands) based on estimates of the unlevered free cash flows, defined as post-restructuring net operating profit after tax plus depreciation, amortization and change in net working capital less capital expenditure, that Galleria Company (including P&G Beauty Brands) was forecasted to have during calendar years 2016 through 2025 and a terminal value for Galleria Company (including P&G Beauty Brands). Morgan Stanley estimated a range of terminal values by extrapolating estimated unlevered free cash flow for year-end 2025 from the Galleria Case and then applying a range of perpetual growth rates for unlevered free cash flow in the terminal year ranging from 1.5% to 2.5%. Present values of free cash flows and terminal values were calculated using a range of discount rates between 6.9% and 7.6%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, Galleria Company’s assumed cost of equity calculated utilizing a capital asset pricing model.

This analysis indicates (i) including benefits of non-transferred costs and one-time charges, anticipated cost of goods sold synergies and anticipated selling, general and administrative synergies, a reference range of implied Galleria Company (including P&G Beauty Brands) AV of approximately $11,700 million to $15,390 million, and (ii) a standalone case reference range of implied Galleria Company (including P&G Beauty Brands) AV of approximately $10,760 million to $13,960 million. Morgan Stanley noted that the unaffected proposal value, based on the unaffected closing price for Coty common shares as of market close on June 15, 2015, the trading day before news began to publicly leak that Coty had won the bid for P&G Beauty Brands’ assets (the “Unaffected Coty Closing Price”), was $13,040 million and the proposal value as of July 6, 2015 market close was $15,175 million.

Morgan Stanley calculated a range of implied equity values per share for Coty based on estimates of the unlevered free cash flows, defined as post-restructuring net operating profit after tax plus depreciation, amortization and change in net working capital less capital expenditure, that Coty was forecasted to have during calendar years 2016 through 2025 and a terminal value for Coty. Morgan Stanley estimated a range of terminal values by extrapolating estimated unlevered free cash flow for year-end 2025 from the Coty Case and then applying a range of perpetual growth rates for free cash flow in the terminal year ranging from 1.5% to 2.5%. Present values of free cash flows and terminal values were calculated using a range of discount rates between 6.9% to 7.6%, which range was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, Coty’s assumed cost of equity calculated utilizing a capital asset pricing model.

This analysis indicates a standalone case reference range for Coty common stock of $23.75 to $34.25 per share. Morgan Stanley noted that the Unaffected Coty Closing Price was $26.05 per share and the July 6, 2015 Coty share price was $32.23 per share.

Based on the foregoing analysis, Morgan Stanley determined the following ranges of implied Coty ownership of Galleria Company (including P&G Beauty Brands):

	Galleria Case	Sensitivity Case #1	Sensitivity Case #2
Low end of the collar ($22.06 per Coty share)	47% to 64%	47% to 64%	47% to 64%
High end of the collar ($27.06 per Coty share)	42% to 58%	42% to 58%	42% to 58%

Morgan Stanley, at Coty’s direction, assumed that Coty’s stockholders would own 48% of Coty’s fully diluted shares of common stock immediately following the acquisition of Galleria Company, in accordance with the terms of the Transaction Agreement.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. In preparing its analyses, Morgan Stanley relied upon the Galleria Case, the Coty Case, sensitivity case #1 and sensitivity case #2.

Morgan Stanley reviewed and compared, using publicly available information, certain current, historical and projected financial information for each of Coty and P&G Beauty Brands with corresponding current, historical and projected financial information, ratios and public market multiples for publicly traded companies in the global beauty category, emerging markets beauty category and other beauty and personal care category that shared certain similar business and operating characteristics to Coty and P&G Beauty Brands. The following list sets forth the selected publicly traded comparable companies that were reviewed in connection with this analysis:

Global Beauty
• Beiersdorf AG	• Coty
• Estée Lauder Companies, Inc.	• L’Oréal S.A.
• Shiseido Company, Limited
Emerging Markets Beauty
• Amorepacific Corp.	• LG Household & Health Care, Limited
• L’Occitane International S.A.	• Natura Cosméticos S.A.
Other Beauty and Personal Care
• Avon Products, Inc.	• Elizabeth Arden, Inc.
• Henkel AG & Company	• Inter Parfums, Inc.
• Kao Corporation	• P&G
• Revlon, Inc.	• Unilever plc

The above companies were chosen based on Morgan Stanley’s knowledge of the industry and because these companies have businesses that may be considered similar to Coty’s and P&G Beauty Brands’. Although none of such companies are identical or directly comparable to Coty or P&G Beauty Brands, these companies are publicly traded companies with operations or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of its analysis Morgan

Stanley considered similar or reasonably comparable to those of Coty and P&G Beauty Brands. For benchmarking purposes, Morgan Stanley looked at each of the above companies’ estimated compound annual sales growth rate for calendar years 2015 through 2017, estimated compound annual growth rate of earnings before interest, taxation, depreciation and amortization (“EBITDA”) for calendar years 2015 through 2017, and estimated EBITDA margin for calendar year 2015.

For purposes of this comparative analysis, Morgan Stanley analyzed the following statistics of each of these companies, based on closing share prices on July 6, 2015 and publicly available financial data:

•	the ratio of share price to next-twelve-months earnings per share;

•	the ratio of AV to next-twelve-months EBITDA; and

•	the ratio of AV to next-twelve-months sales.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant Coty financial statistic. Morgan Stanley determined as a result of this analysis that the reference ranges that it would use in its analysis were approximately:

•	24.0x-28.0x for the ratio of share price versus estimated earnings per share for fiscal year 2016, which indicated an implied per share valuation range of approximately $21.50 to $25.00 per common share;

•	13.0x-15.0x for the ratio of AV versus EBITDA for fiscal year 2016, which indicated an implied per share valuation range of approximately $21.50 to $25.75 per common share; and

•	2.25x-2.75x for the ratio of AV versus sales for fiscal year 2016, which indicated an implied per share valuation range of approximately $20.25 to $26.25 per common share.

Morgan Stanley noted that the Unaffected Coty Closing Price was $26.05 per common share and the July 6, 2015 Coty share closing price was $32.23 per share.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a representative range of financial multiples of the comparable companies and applied this range of multiples to the relevant P&G Beauty Brands financial statistic. Morgan Stanley determined as a result of this analysis that the reference ranges that it would use in its analysis were approximately:

•	13.0x-15.0x for the ratio of estimated AV versus estimated EBITDA for fiscal year 2016, which indicates an implied Galleria Company (including P&G Beauty Brands) equity value range of approximately $13,880 million to $16,010 million; and

•	2.25x-2.75x for the ratio of estimated AV versus estimated sales for fiscal year 2016, which indicates an implied Galleria Company (including P&G Beauty Brands) equity value range of approximately $11,920 million to $14,570 million.

Morgan Stanley noted that the unaffected proposal value, based on the Unaffected Coty Closing Price, was $13,040 million and the proposal value as of July 6, 2015 market close was $15,175 million.

Based on the foregoing analysis, Morgan Stanley determined the following ranges of implied Coty ownership of Galleria Company (including P&G Beauty Brands):

		Management Cases	Sensitivity Case #1	Sensitivity Case #2

Low end of the collar ($22.06 per Coty share)	FY2016E AV/EBITDA	40% to 49%	41% to 50%	41% to 50%
	FY 2016E AV/SALES	41% to 55%	45% to 59%	44% to 58%

High end of the collar ($27.06 per Coty share)	FY2016E AV/EBITDA	36% to 45%	37% to 45%	37% to 45%
	FY 2016E AV/SALES	37% to 49%	40% to 52%	39% to 51%

Morgan Stanley, at Coty’s direction, assumed that Coty’s stockholders would own 48% of Coty’s fully diluted shares of common stock immediately following the acquisition of Galleria Company, in accordance with the terms of the Transaction Agreement.

No company utilized in the comparable company analysis is identical to Coty or Galleria Company (including P&G Beauty Brands). In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Coty and Galleria Company (including P&G Beauty Brands), such as the impact of competition on the businesses of Coty and Galleria Company (including P&G Beauty Brands) and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Coty or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Galleria Company (Including P&G Beauty Brands) Selected Precedent Transactions Analysis

In connection with its analysis, Morgan Stanley compared publicly available statistics for certain selected precedent beauty and personal care industry mergers. For each transaction reviewed, Morgan Stanley noted the ratio of the AV of the transaction to the target’s EBITDA and the ratio of the AV of the transaction to the target’s sales, as reflected in the table below, based on publicly available information for the following publicly announced merger and acquisition transactions:

Announcement Date	Acquiror	Target
March 2015	Inter Parfums, Inc.	Rochas

August 2013	Revlon	The Colomer Group

August 2013	L’Oréal	Magic Holdings Int’l

November 2011	Pola Orbis	Jurlique

October 2011	Unilever	Kalina

March 2011	Colgate	Sanex

September 2010	Unilever	Alberto-Culver

January 2010	Shiseido	Bare Escentuals

December 2009	Alberto Culver	Simple Health & Beauty

September 2009	Unilever	Sara Lee

June 2008	Financiere	Clarins

January 2008	L’Oréal	YSL

July 2005	Kao	Molton Brown

March 2003	P&G	Wella

May 2001	P&G	Clairol

Morgan Stanley noted that the median AV/EBITDA ratio for the selected precedent transactions was 12.4x and that the median AV/Sales ratio for the selected precedent transactions was 2.3x. Based on its professional judgment and taking into consideration, among other things, the observed multiples for the selected transactions, Morgan Stanley applied multiples ranging from:

•	12.0x-14.0x for the ratio of estimated AV versus estimated carve-out EBITDA for fiscal year 2015 and derived an implied Galleria Company (including P&G Beauty Brands) AV range of approximately $13,000 million to $15,170 million;

•	2.25x-2.75x for the ratio of estimated AV versus estimated sales for fiscal year 2015 and derived an implied Galleria Company (including P&G Beauty Brands) AV range of approximately $12,220 million to $14,930 million; and

•	12.0x-14.0x for the ratio of estimated AV versus reported EBITDA for fiscal year 2015 and, for reference only, derived an implied Galleria Company (including P&G Beauty Brands) AV range of approximately $8,360 million to $9,750 million, with a top-quartile mean of approximately $13,090 million.

Morgan Stanley noted that the unaffected proposal value, based on the Unaffected Coty Closing Price, was $13,040 million and the proposal value as of July 6, 2015 market close was $15,175 million.

No company or transaction utilized in the precedent transaction analyses is identical to Galleria Company (including P&G Beauty Brands), Coty or the Merger. In evaluating the selected precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Galleria Company and Coty, such as the impact of competition on the business of Galleria Company (including P&G Beauty Brands), Coty or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Galleria Company (including P&G Beauty Brands), Coty or the industry or in the financial markets in general, which could affect the public trading value of the companies and the AV of the transactions to which they are being compared.

Coty Trading Range and Research Targets

To provide a historical perspective, Morgan Stanley reviewed the historical trading range of Coty common stock since Coty’s initial public offering on June 13, 2013 and share price targets for Coty common stock prepared and published by equity research analysts, which reflect each analyst’s estimate of the future public market trading price of Coty common stock and were not discounted to present value. Morgan Stanley discounted such share price targets to present value (as of July 6, 2015) by applying an illustrative one-year discount period at an equity discount rate of 8.7%, which was selected based on Morgan Stanley’s professional judgment and taking into consideration, among other things, Coty’s assumed cost of equity calculated utilizing a capital asset pricing model, which is a financial valuation method that takes into account returns in equity markets generally, volatility in a company’s common stock and the risk free rate. Morgan Stanley noted that the Unaffected Coty Closing Price was $26.05 per share and the July 6, 2015 Coty share price was $32.23 per share. Morgan Stanley noted that the low and high closing prices for shares of Coty common stock for the twelve months ending June 15, 2015 were $15.74 and $26.38, respectively. Morgan Stanley also noted a range of share price targets for Coty common stock as of July 6, 2015, discounted as described above, of approximately $17.95 to $25.77 per share, and undiscounted of approximately $19.50 to $28.00.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Coty common stock and these estimates are subject to uncertainties, including the future financial performance of Coty and future financial market conditions.

Relative Contribution Analysis

Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of each of Galleria Company (including P&G Beauty Brands) and Coty to the combined entity and implied contributions based on certain operational and financial metrics using Coty management plans for both Galleria Company (including P&G Beauty Brands) and Coty. Such operational and financial metrics included revenue, adjusted EBITDA (calculated as EBITDA prior to cash restructuring costs) and adjusted EBIT (calculated as EBIT prior to cash restructuring costs).

Based on the relative contributions of each company, Morgan Stanley derived asset contributions and implied equity contributions for each of Galleria Company (including P&G Beauty Brands) and Coty. Morgan Stanley derived the implied equity contribution, at each of the low end of the collar and the high end of the collar, for each company by multiplying the AV of the two standalone companies by the respective contribution percentages and subtracting net debt attributable to each standalone company. The AV for Coty was based on the Unaffected Coty Closing Price and Coty’s reported capital structure per the third quarter of fiscal 2015. The Coty equity value used by Morgan Stanley reflects net debt of $2,442 million, non-controlling interest of $111 million per Coty public filings as of the third quarter of fiscal 2015 and a $67.3 million adjustment to debt in revenue and adjusted EBITDA scenarios to reflect the tax-adjusted present value of projected restructuring costs. The Galleria Company (including P&G Beauty Brands) AV was assumed to be $13 billion.

Morgan Stanley, at Coty’s direction, assumed that Coty’s stockholders would own 48% of Coty’s fully diluted shares of common stock immediately following the acquisition of Galleria Company, in accordance with the terms of the Transaction Agreement.

				Implied Equity Contribution
		Asset Contribution (%)		Low End of Collar (%)		High End of Collar (%)
		Coty	Galleria Company (including P&G Beauty Brands)	Coty	Galleria Company (including P&G Beauty Brands)	Coty	Galleria Company (including P&G Beauty Brands)
Revenue	FY2015	46	54	48	52	43	57
	FY2016	46	54	48	52	43	57
	FY2017	46	54	49	51	44	56

Adjusted EBITDA	FY2015	42	58	42	58	38	62
	FY2016	43	57	45	55	40	60
	FY2017	46	54	48	52	43	57

Adjusted EBIT	FY2015	39	61	38	62	34	66
	FY2016	41	59	41	59	37	63
	FY2017	44	56	46	54	41	59

Morgan Stanley performed the contribution analysis described above based on sensitivity case #1 and derived the following implied asset and equity contributions:

				Implied Equity Contribution
		Asset Contribution (%)		Low End of Collar (%)		High End of Collar (%)
		Coty	Galleria Company (including P&G Beauty Brands)	Coty	Galleria Company (including P&G Beauty Brands)	Coty	Galleria Company (including P&G Beauty Brands)
Revenue	FY2015	49	51	51	49	46	54
	FY2016	50	50	52	48	46	54
	FY2017	50	50	52	48	47	53

Adjusted EBITDA	FY2015	43	57	43	57	39	61
	FY2016	45	55	46	54	41	59
	FY2017	47	53	49	51	44	56

Adjusted EBIT	FY2015	40	60	39	61	35	65
	FY2016	42	58	42	58	38	62
	FY2017	46	54	46	54	42	58

Morgan Stanley performed the contribution analysis described above based on sensitivity case #2 and derived the following implied asset and equity contributions:

				Implied Equity Contribution
		Asset Contribution (%)		Low End of Collar (%)		High End of Collar (%)
		Coty	P&G Beauty Brands	Coty	P&G Beauty Brands	Coty	P&G Beauty Brands
Revenue	FY2015	48	52	50	50	45	55
	FY2016	48	52	51	49	46	54
	FY2017	49	51	51	49	46	54

Adjusted EBITDA	FY2015	43	57	43	57	39	61
	FY2016	45	55	45	55	41	59
	FY2017	47	53	48	52	44	56

Adjusted EBIT	FY2015	40	60	39	61	35	65
	FY2016	42	58	42	58	38	62
	FY2017	45	55	46	54	42	58

Pro Forma Merger Analysis

Morgan Stanley performed a pro forma analysis of the financial impact of the Merger on Coty’s earnings per share for fiscal years 2017 and 2018, using the Coty Case and the Galleria Case, and making certain adjustments for tax-affected Coty standalone amortization related to historical acquisitions and licenses and excluding impact from incremental amortization from the Merger. Based on this analysis, and assuming a June 30, 2016 closing and a September 30, 2015 Coty refinancing, the proposed Merger would be:

•	For fiscal year 2017, (i) dilutive by 0.3% to Coty’s cash earnings per share for the low end of the collar ($22.06), (ii) accretive by 1.8% to Coty’s cash earnings per share for the Acquiror Base Stock Price ($24.56), and (iii) accretive by 5.3% to Coty’s cash earnings per share for the high end of the collar ($27.06); and

•	For fiscal year 2018, (i) accretive by 8.1% to Coty’s cash earnings per share for the low end of the collar ($22.06), (ii) accretive by 10.8% to Coty’s cash earnings per share for the Acquiror Base Stock Price ($24.56), and (iii) accretive by 14.6% to Coty’s cash earnings per share for the high end of the collar ($27.06).

General

Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described should not be taken to be Morgan Stanley’s view of the actual value of Galleria Company (including P&G Beauty Brands) or Coty. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Galleria Company (including P&G Beauty Brands) or Coty. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results of P&G, Galleria Company or Coty or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio pursuant to the Transaction Agreement from a financial point of view to Coty and in connection with the delivery of its oral opinion to Coty’s board of directors subsequently confirmed in writing. These analyses do not purport to be appraisals or to reflect the prices at which shares of Coty or P&G might actually trade.

The exchange ratio was determined through arm’s-length negotiations between Coty and P&G and was approved by Coty’s board of directors. Morgan Stanley provided advice to Coty during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Coty or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

Morgan Stanley’s opinion and its presentation to Coty’s board of directors was one of many factors taken into consideration by Coty’s board of directors in deciding to approve the Transaction Agreement. Consequently, the analyses described above should not be viewed as determinative of the view of Coty’s board of directors with respect to the exchange ratio or of whether Coty’s board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Morgan Stanley’s securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of P&G, Coty, JAB Holdings B.V., Galleria Company (including P&G Beauty Brands), or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

As compensation for its financial advisory services relating to the Merger, Coty has agreed to pay Morgan Stanley (i) a fee of $3 million to deliver Morgan Stanley’s opinion, and (ii) a fee of $30 million if the Merger is consummated (against which the fee related to the delivery of the opinion will be credited). In addition, if the Merger is consummated, Coty will consider paying Morgan Stanley, at Coty’s sole discretion, an additional fee of up to $10 million to compensate Morgan Stanley for its efforts.

Coty has also agreed to reimburse Morgan Stanley for its reasonable, documented out-of-pocket expenses incurred in performing its services. In addition, Coty has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against any losses, claims, damages or liabilities related to, arising out of or in connection with Morgan Stanley’s engagement, including all related expenses.

Morgan Stanley Senior Funding Inc., an affiliate of Morgan Stanley, has, as joint lead arranger and joint bookrunner, committed to provide financing to each of Coty and Galleria Company in relation to the Merger and will receive customary compensation in relation to the financing provided.

In the two years prior to the date of delivery of Morgan Stanley’s written opinion, Morgan Stanley has provided financing services for Coty and financial advisory and financing services for P&G and for JAB Holdings B.V., the controlling stockholder of Coty, and has received fees in connection with such services. In the thirty months prior to the date of its written opinion, Morgan Stanley and its affiliates provided financial advisory and financing services to Coty and received approximately $5.3 million in fees in connection with such services. Morgan Stanley may also seek to provide such services to Coty, JAB Holdings B.V. and Galleria Company in the future and would expect to receive fees for the rendering of these services.

Opinion of Barclays

Coty retained Barclays to provide a fairness opinion in connection with the proposed Merger. Coty selected Barclays to provide a fairness opinion based on Barclays’ qualifications, expertise and reputation, its knowledge of and experience in recent transactions in the beauty industry and its knowledge of Coty’s business and affairs. At the meeting of Coty’s board of directors on July 8, 2015, Barclays rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of the review undertaken by Barclays as set forth in the written opinion, from a financial point of view, the exchange ratio to be paid in the proposed transaction was fair to Coty.

The full text of the written opinion of Barclays, dated as of July 8, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the scope of the review undertaken by Barclays in rendering its opinion, is attached to this prospectus as Annex B. Coty stockholders are encouraged to read the opinion carefully and in its entirety. The Barclays opinion was rendered for the benefit of Coty’s board of directors, in its capacity as such, and addressed only the fairness, from a financial point of view, to Coty of the exchange ratio to be paid in the proposed transaction as of the date of the opinion. Barclays’ opinion did not address any other aspect of the Merger or related transactions, including the prices at which Coty common stock will trade following consummation of the Merger or at any time, or the fairness of the amount or nature of the compensation to any of P&G or Galleria Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of Galleria Company common stock in the Transactions. The opinion was addressed to, and rendered for the benefit of, Coty’s board of directors and was not intended to, and did not, constitute advice or a recommendation as to whether stockholders of Coty entitled to vote on the Merger should grant their consent in lieu of a meeting to approve actions taken in connection with the Merger. The summary of the opinion of Barclays set forth in this prospectus is qualified in its entirety by reference to the full text of the opinion.

In preparing its opinion, Barclays assumed that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, would transfer with Galleria Company to Coty. However, the assets and liabilities transferred by P&G and assumed by Galleria Company will exclude those relating to the Excluded Brands. At the request of the management of Coty and based on specific projections provided by the management of Coty, the financial advisors performed, for illustrative purposes only, a sensitivity analysis to illustrate the impact of potential deviations from the assumption that all relevant licenses of P&G Beauty Brands, including the Excluded Brands, transfer with Galleria Company to Coty. This analysis did not, nor was it intended to, correspond to an analysis of the Excluded Brands not transferring with Galleria Company. For further information regarding the financial effect of the Excluded Brands not transferring with Galleria Company, see the sections of this prospectus entitled “The Transaction Agreement—Recapitalization,” “Summary—The Parties to the Transactions—Galleria Co.” and “Information on P&G Beauty Brands—Overview.”

In arriving at its opinion, Barclays, among other things, reviewed and analyzed:

•	A draft of the transaction agreement, dated as of July 8, 2015, and the specific terms of the Transactions, including the Merger;

•	Publicly available information concerning P&G (including for the businesses to be acquired by Galleria Company) and Coty, respectively, that Barclays believed to be relevant to its analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended June 30, 2014 and Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2014, December 31, 2014 and March 31, 2015;

•	Financial and operating information with respect to the prospects of P&G Beauty Brands and Coty furnished to us by Coty, including financial projections of P&G Beauty Brands and Coty prepared by management of Coty;

•	A trading history of the Coty common stock from June 13, 2013 to July 6, 2015;

•	A comparison of certain trading figures and ratios of Coty with those of other companies that Barclays deemed relevant;

•	A comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant;

•	The relative contributions of Coty and Galleria Company (including P&G Beauty Brands) to the future financial performance of the combined company on a pro forma basis;

•	The pro forma impact of the proposed transaction on the future financial performance of the combined company resulting from the Merger, including cost savings, operating synergies and other strategic benefits expected by the management of Coty to result from a combination of the businesses of Coty and P&G Beauty Brands (together, the “Expected Benefits”); and

•	Published estimates of independent research analysts with respect to the future financial performance and price targets of Coty.

In addition, Barclays had discussions with the management of Coty concerning its or P&G Beauty Brands’ business, operations, assets, liabilities, financial condition and prospects and has undertaken such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information) and further relied upon the assurances of the management of Coty that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Coty and Galleria Company (including P&G Beauty Brands), upon the advice of Coty, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Coty as to the future financial performance of Coty and Galleria Company (including P&G Beauty Brands), and that Coty and Galleria Company (including P&G Beauty Brands) will perform substantially in accordance with such projections. Upon the advice of Coty, Barclays assumed that the amounts and timing of the Expected Benefits are reasonable and that the Expected Benefits will be realized in accordance with such estimates. Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they are based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of P&G, Galleria Company or Coty and did not make or obtain any evaluations or appraisals of the assets or liabilities of P&G, Galleria Company or Coty. Barclays’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, July 8, 2015. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after July 8, 2015. Barclays expressed no opinion as to the prices Coty common stock would trade following the announcement or consummation of the proposed transaction.

Barclays assumed that the executed Transaction Agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the Transaction Agreement and all agreements related thereto. Barclays also assumed, upon the advice of Coty, that all material governmental, regulatory and third-party approvals, consents and releases for the proposed transaction would be obtained within the constraints contemplated by the Transaction Agreement and that the proposed transaction would be consummated in accordance with the terms of the transaction agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor did Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Coty obtained such advice as it deemed necessary from qualified professionals. Barclays assumed that the Merger would qualify for U.S. federal income tax purposes as a reorganization under the provisions of section 368(a) of the Code and that the Distribution (as defined in the Transaction Agreement) would be tax-free to shareholders of P&G pursuant to section 355 of the Code. Barclays did not independently verify that this tax treatment would be available in respect of the proposed transaction, and Barclays expressed no view with respect to the tax treatment or consequences that would apply to or result from the proposed transaction.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the proposed transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Barclays in connection with its oral opinion and the preparation of its written opinion to Coty’s board of directors dated July 8, 2015. The following summary is not a complete description of Barclays’ opinion or the financial analyses performed and factors considered by Barclays in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 6, 2015, and is not necessarily indicative of current market conditions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Barclays’ opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below and in arriving at its opinion, Barclays utilized and relied upon certain financial forecasts, estimates and projections related to P&G Beauty Brands provided by the management of Coty (referred to in this prospectus as the “Galleria Case”) and certain financial forecasts, estimates and projections related to Coty provided by the management of Coty (referred to in this prospectus as the “Coty Case”), as well as sensitivity analyses under two scenarios provided by the management of Coty, which illustrate the economic impact of certain licenses not transferring to Galleria Company as part of the Transactions. However, except where specifically identified to the contrary (and then only for illustrative purposes), all such analyses and its opinion are based solely upon the Coty Case and the Galleria Case without regard to the sensitivity cases. Each of the Coty Case and the Galleria Case assumes that all relevant licenses of P&G Beauty Brands (including the Excluded Brands) transfer with Galleria; sensitivity case #1 and sensitivity case #2 illustrate the impact of potential deviations from this assumption. Under such sensitivity analyses, fragrance licenses corresponding to revenues of $500 million were assumed to be sold at a 0.5x revenue multiple in sensitivity case #1 and fragrance licenses corresponding to revenues of $700 million were assumed to be sold at a 0.5x revenue multiple in sensitivity case #2, in FY2017. In both sensitivity case #1 and sensitivity case #2, at the direction of Coty, Barclays assumed a lost revenue growth rate consistent with the Galleria Case and an EBITDA (as defined further below) margin reflecting the FY2015 margin profile of the P&G Fine Fragrance business as reflected in the Galleria Case. At Coty’s direction, the adjustment to the Recapitalization Amount was assumed to be $525 million in the $700 million revenue case and $375 million in the $500 million revenue case. Neither sensitivity case #1 nor sensitivity case #2 was intended to correspond to an analysis of the Excluded Brands not transferring with Galleria Company. In performing the financial analyses summarized below, Barclays assumed, among other things, that the working capital of Galleria Company (including P&G Beauty Brands) will be at least equal to 95% of the target working capital (as set forth in the Transaction Agreement) and the target working capital will not be adjusted. At the direction of Coty, Barclays further assumed that, in accordance with the terms of the Transaction Agreement, the Coty stockholders would own 48% of the fully diluted shares of Coty common stock immediately following the acquisition of Galleria Company. However, in connection with subsequent share repurchases by Coty, P&G and Coty agreed that such repurchased shares would be treated as if they remained outstanding for purposes of the Transaction Agreement by modifying the definition of “fully diluted basis” within the Transaction Agreement, although such shares would not be included in a comparable GAAP measure or otherwise reflected in “fully diluted” as that term is otherwise used in this prospectus and defined under “Helpful Information.” As a result, existing Coty stockholders are currently expected to own approximately 46% of the fully diluted shares of Coty common stock as that term is otherwise used in this prospectus and defined under “Helpful Information.” For further information regarding the financial projections, see the section of this prospectus entitled “The Transactions—Certain Financial Projections with Respect to Coty.”

Selected Comparable Company Analysis

In order to assess how the public market values the stock of similar publicly traded companies and to provide a range of relative implied equity values per share of Coty common stock by reference to these companies, which could then be used to calculate implied exchange ratio ranges, Barclays reviewed and compared specific financial data relating to Coty and its subsidiary businesses with the following selected companies that Barclays deemed comparable to Coty and its subsidiary businesses:

Global Diversified Beauty
• Beiersdorf AG	• Coty
• Estée Lauder Companies, Inc.	• L’Oréal S.A.
Global Diversified Personal Care
• Henkel AG & Co, KGaA	• Kao Corp
• P&G	• Unilever NV
Other Beauty
• Elizabeth Arden Inc.	• Inter Parfums, Inc.
• Kose Corp.	• L’Occitane International S.A.
• Natura Cosmeticos S.A.	• Pola Orbis Holdings Inc.
• Revlon, Inc.	• Shiseido Co., Ltd.

Barclays calculated and compared various financial multiples and ratios of Coty and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of enterprise value to projected earnings before interest, taxes, depreciation, and amortization, or EBITDA, and net sales. Enterprise value calculations were based on publicly available financial data and closing prices, as of July 6, 2015. Barclays calculated and analyzed each company’s ratio of its current share price to its projected earnings per share, or EPS (commonly referred to as a price earnings ratio, or P/E). Barclays calculated and analyzed each company’s ratio of its P/E to the growth rate of its earning (commonly referred to as a P/E to growth ratio, or PEG ratio).

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Coty and its subsidiary businesses. However, because no selected comparable company is exactly the same as Coty, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Coty and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Coty and the companies included in the selected company analysis.

Based on these judgments, Barclays selected the trading value multiples ranging from 12.5x to 14.5x for the projected 2016 fiscal year EBITDA of Galleria Company (including P&G Beauty Brands) of $1,067 million to determine the implied transaction value ranges for Galleria Company (including P&G Beauty Brands). The results of this analysis were an implied transaction value range of $13.3 billion to $15.5 billion, as compared to the transaction value of $12.5 billion (excluding the impact of Coty’s outstanding equity awards) and $13.0 billion (including the impact of Coty’s outstanding equity awards).

Barclays further selected the enterprise value multiples ranging from 12.5x to 14.5x for the projected 2016 fiscal year EBITDA of Coty of $819 million to determine the implied enterprise value ranges for Coty. The results of this analysis were an implied enterprise value range of $10.2 billion to $11.9 billion, as compared to the enterprise value of Coty of $11.7 billion calculated at the base Coty stock price of $24.56 assuming third-quarter fiscal 2015 net debt of $2,442 million and non-controlling interest of $111 million per Coty public filings as of the third quarter of fiscal 2015.

Barclays also calculated a range of implied exchange ratios based on this analysis at each of the base Coty share price of $24.56, the high end of the collar Coty share price of $27.06 and the low end of the collar Coty share price of $22.06. Based on the foregoing analysis, Barclays determined the following ranges of implied Coty ownership of Galleria Company (including P&G Beauty Brands):

	Base Stock Price ($24.56)	High end of the collar ($27.06 per Coty share)	Low end of the collar ($22.06 per Coty share)

Comparable Companies Implied Pro Forma Equity Ownership	38% to 47%	36% to 45%	40% to 50%

Comparable Companies Implied Pro Forma Equity Ownership (Sensitivity Case #1)	39% to 48%	37% to 45%	41% to 50%

Comparable Companies Implied Pro Forma Equity Ownership (Sensitivity Case #2)	39% to 48%	37% to 46%	41% to 51%

Barclays, at Coty’s direction, assumed that Coty’s stockholders would own 48% of Coty’s fully diluted shares of common stock immediately following the acquisition of Galleria Company, in accordance with the terms of the Transaction Agreement.

Selected Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Coty and P&G, primarily with respect to size, structure and other characteristics of their businesses.

Specifically, Barclays examined the following transactions:

Announcement Date	Acquiror	Target
June 2014	Henkel AG	SexyHair, Alterna and Kenra
October 2013	L’Oréal	Decleor and Carita Brands
August 2013	L’Oréal	Magic Holdings
August 2013	Revlon Inc.	The Colomer Group
December 2012	Natura Cosmeticos SA	Emeis Holdings (Aesop)
October 2011	Unilever	Concern Kalina
September 2010	Unilever	Alberto Culver
January 2010	Shiseido	Bare Escentuals
November 2009	LG Household & Health Care	The Face Shop
September 2009	Unilever	Sara Lee Body Care
January 2008	PZ Cussons	The Sanctuary
January 2008	L’Oréal	YSL Beaute
October 2007	Clorox	Burt’s Bees
March 2006	L’Oréal	The Body Shop International
July 2005	Kao	Molton Brown
May 2005	Coty	Unilever’s Prestige Fragrance Business
March 2003	Procter & Gamble	Wella
May 2001	Procter & Gamble	Clairol
April 2000	L’Oréal	Matrix Essentials

Specifically, Barclays calculated multiples of enterprise value to last-twelve-month net sales (“EV/LTM Net Sales”) and enterprise value to last-twelve-month EBITDA (“EV/LTM EBITDA”) for the target companies in the comparable transactions. The following table contains the multiples considered by Barclays:

	Minimum	Mean	Median	Maximum
EV/LTM Net Sales	1.3x	2.4x	2.1x	5.6x
EV/LTM EBITDA	9.2x	13.3x	12.3x	21.9x

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of Coty and the companies included in the comparable transaction analysis. Accordingly, Barclays believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of considering the proposed Merger. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected comparable transactions and the proposed Merger that would affect the acquisition values of the selected target companies and Coty.

Based on these judgments, Barclays selected the transaction value multiples ranging from 12.5x to 14.5x for the projected 2015 fiscal year adjusted EBITDA of Galleria Company (including P&G Beauty Brands) of $1,084 million to determine the implied transaction value ranges for Galleria Company (including P&G Beauty Brands). The results of this analysis were an implied transaction value range of $13.5 billion to $15.7 billion, as compared to the transaction value of $12.5 billion (excluding the impact of Coty’s outstanding equity awards) and $13.0 billion (including the impact of Coty’s outstanding equity awards).

Barclays further selected the enterprise value multiples ranging from 12.0x to 14.0x for the projected 2015 fiscal year EBITDA of Coty of $775 million to determine the implied enterprise value ranges for Coty. The results of this analysis were an implied enterprise value range of $9.3 billion to $10.8 billion, as compared to the enterprise value of Coty of $11.7 billion calculated at the base Coty share price of $24.56 assuming third-quarter fiscal 2015 net debt of $2,442 million and non-controlling interest of $111 million per Coty public filings as of the third quarter of fiscal 2015.

Barclays also calculated a range of implied exchange ratios based on this analysis at each of the base Coty stock price of $24.56, the high end of the collar Coty share price of $27.06 and the low end of the collar Coty share price of $22.06. Based on the foregoing analysis, Barclays determined the following ranges of implied Coty ownership of Galleria Company (including P&G Beauty Brands):

	Base Stock Price ($24.56)	High end of collar ($27.06 per Coty share)	Low end of collar ($22.06 per Coty share)

Transactions Implied Pro Forma Equity Ownership	34% to 44%	33% to 42%	36% to 46%

Transactions Implied Pro Forma Equity Ownership (Sensitivity Case #1)	35% to 44%	33% to 42%	37% to 47%

Transactions Implied Pro Forma Equity Ownership (Sensitivity Case #2)	35% to 45%	34% to 42%	37% to 47%

Barclays, at Coty’s direction, assumed that Coty’s stockholders would own 48% of Coty’s fully diluted shares of common stock immediately following the acquisition of Galleria Company, in accordance with the terms of the Transaction Agreement.

Discounted Cash Flow Analysis

In order to estimate the present value of shares of Coty common stock and shares of Galleria Company common stock, Barclays performed a discounted cash flow analysis of Coty and Galleria Company (including P&G Beauty Brands). A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Coty using the discounted cash flow method, Barclays added (1) the present value of Coty’s projected unlevered free cash flows for the period between January 1, 2015 and December 31, 2025 based on the Coty Case to (2) the present value of the terminal value of Coty as of December 31, 2025, which present values were discounted using a range of selected discount rates from 7.0% to 8.0%. The unlevered free cash flows were calculated by taking the tax-effected earnings before interest and, adding back the aggregate of depreciation and amortization, subtracting capital expenditures, adjusting for changes in working capital, deferred taxes and other operating cash flows not reflected on the income statement. The residual value of Coty at the end of the forecast period, or terminal value, was estimated by applying a range of terminal value multiples of 12.0x to 13.0x. The range of after-tax discount rates of 7.0% to 8.0% was selected based on an analysis of the weighted average cost of capital of Coty and the comparable companies. Barclays then calculated a range of implied enterprise value of Coty. The following reflects the results of the analysis, as compared to the enterprise value of Coty of $11.7 billion calculated at the base Coty stock price of $24.56 assuming third-quarter fiscal 2015 net debt of $2,442 million and non-controlling interest of $111 million per Coty public filings as of the third quarter of fiscal 2015:

Implied Enterprise Value of Coty	$12.2 billion to $13.8 billion

To calculate the estimated enterprise value of Galleria Company (including P&G Beauty Brands) using the discounted cash flow method, Barclays added (1) the present value of Galleria Company’s projected unlevered free cash flows for the period between January 1, 2015 and December 31, 2025 based on the Galleria Case to (2) the present value of the terminal value of Galleria Company (including P&G Beauty Brands) as of December 31, 2025, which present values were discounted using a range of selected discount rates from 7.0% to 8.0%. The unlevered free cash flows were calculated by taking the tax-effected earnings before interest and, adding back the aggregate of depreciation and amortization, subtracting capital expenditures, adjusting for changes in working capital, deferred taxes and other operating cash flows not reflected on the income statement.

The residual value of Galleria Company (including P&G Beauty Brands) at the end of the forecast period, or terminal value, was estimated by applying a range of terminal value multiples of 12.5x to 13.5x. The range of after-tax discount rates of 7.0% to 8.0% was selected based on an analysis of the weighted average cost of capital of Coty, and the comparable companies. Barclays then calculated a range of implied transaction values. The following reflects the results of the analysis, each as compared to the transaction value of $12.5 billion (excluding the impact of Coty’s outstanding equity awards) and $13.0 billion (including the impact of Coty’s outstanding equity awards):

Implied Transaction Value	$12.2 billion—$13.8 billion
Implied Transaction Value (with synergies)	$13.1 billion—$14.9 billion

For purposes of the above analysis incorporating anticipated synergies, Barclays assumed certain synergies, capital expenditure related to the transaction, working capital release and cash restructuring costs as specified and provided by the management of Coty.

Barclays also calculated a range of implied exchange ratios based on this analysis at each of the base Coty share price of $24.56, the high end of the collar Coty share price of $27.06 and the low end of the collar Coty share price of $22.06. Based on the foregoing analysis, Barclays determined the following ranges of implied Coty ownership of Galleria Company (including P&G Beauty Brands):

	Base Stock Price ($24.56)	High end of collar ($27.06 per Coty share)	Low end of collar ($22.06 per Coty share)
DCF Implied Pro Forma Equity Ownership	47% to 55%	45% to 52%	49% to 58%
Sensitivity Case #1	47% to 55%	45% to 52%	50% to 58%
Sensitivity Case #2	47% to 55%	45% to 52%	50% to 58%

DCF Implied Pro Forma Equity Ownership with 100% of Synergies Attributed to Galleria Company (including P&G Beauty Brands)	45% to 52%	43% to 50%	47% to 55%
Sensitivity Case #1	45% to 53%	43% to 50%	47% to 55%
Sensitivity Case #2	45% to 53%	43% to 50%	47% to 55%

Contribution Analysis

Barclays reviewed the Coty Case and the Galleria Case to determine Coty’s and Galleria Company’s (including P&G Beauty Brands) relative contribution to the combined company after the Merger. Barclays analyzed Coty’s and Galleria Company’s (including P&G Beauty Brands) relative contribution to estimated net sales, adjusted EBITDA and adjusted EBIT for each of the fiscal years 2015 through 2017 based on the Coty Case and the Galleria Case.

Based on the relative contributions of Coty and Galleria Company (including P&G Beauty Brands) to the combined company calculated in the contribution analysis, Barclays determined a range of implied exchange ratios for shares of Galleria Company common stock to shares of Coty common stock. Based on the foregoing analysis, Barclays determined the following ranges of implied Coty ownership of Galleria Company (including P&G Beauty Brands):

Implied Coty Ownership of Galleria Company (including P&G Beauty Brands)
FY2015E Net Sales	45%
FY2016E Net Sales	46%
FY2017E Net Sales	46%
FY2015E Adjusted EBITDA	40%
FY2016E Adjusted EBITDA	43%
FY2017E Adjusted EBITDA	46%
FY2015E Adjusted EBIT	37%
FY2016E Adjusted EBIT	40%
FY2017E Adjusted EBIT	43%

Barclays, at Coty’s direction, assumed that Coty’s stockholders would own 48% of Coty’s fully diluted shares of common stock immediately following the acquisition of Galleria Company, in accordance with the terms of the Transaction Agreement.

Pro Forma Merger Analysis

Barclays analyzed and considered the impact of the Merger on the estimated EPS of Coty for projected fiscal year 2017, using the Coty Case. Barclays assumed that, among other things, (1) the recapitalization amount would be $2.9 billion at the Coty base price of $24.56, and (2) the pro forma projections for the combined company, per Coty management, include certain synergies as specified and provided by the management of Coty.

Based on this analysis and excluding the effects of acquisition accounting and cash restructuring costs, the Merger is expected to result in an increase in EPS when compared to the Coty standalone projections in fiscal year 2017. The actual results achieved by the combined company may vary from forecasted results, and the variations may be material.

Coty 52 Week Low / High Analysis

Barclays reviewed the 52-week low, 52-week high and 52-week unaffected high prices of shares of Coty common stock as of July 6, 2015 and calculated the implied enterprise value range therefrom. The following reflects the results of the analysis, as compared to the enterprise value of Coty of $11.7 billion calculated at the base stock price of $24.56 assuming third-quarter fiscal 2015 net debt of $2,442 million and non-controlling interest of $111 million per Coty public filings as of the third quarter of fiscal 2015:

Enterprise Value	$8.5 billion—$12.3 billion

Miscellaneous

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Coty’s board of directors selected Barclays because of its familiarity with Coty and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction, including the Merger.

Coty retained Barclays to provide a fairness opinion in connection with the proposed Merger. As compensation for its services in connection with the Merger, Coty agreed to pay compensation to Barclays of $3 million upon the 120th day following the delivery of the opinion by Barclays. In addition, Coty has agreed to reimburse Barclays for its reasonable, documented out-of-pocket expenses, and to indemnify Barclays for certain liabilities arising out of its engagement.

Barclays has performed various investment banking and financial services for Coty (including acting as joint book-running manager for the initial public offering of Coty common stock in 2013) and P&G in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Other than providing a fairness opinion in connection with the proposed Merger, Barclays has not provided investment banking or financial services to Coty during the past two years.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of Barclays’ business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Coty, P&G and Galleria Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

P&G’s Reasons for the Transactions

P&G periodically evaluates its portfolio of businesses to assess the fit of each business within P&G. In August 2014, after consultation and discussion with the P&G Board in June 2014, P&G announced a plan to significantly streamline its product portfolio by divesting, discontinuing or consolidating approximately 100 non-strategic brands, resulting in a portfolio of approximately 65 brands. This portfolio optimization strategy is intended to narrow and refocus P&G’s portfolio to compete in categories and brands that are structurally attractive and that play to P&G’s strengths.

The Transactions represent a significant step forward in this strategy. P&G intends to separate P&G Beauty Brands in order to enable P&G to focus its management and financial resources on P&G’s continuing brands where P&G believes it can add more value, among other reasons. See “—Background of the Transactions” for a discussion of the background of the Transactions. P&G’s goals in the Separation are maximizing the value to P&G shareholders, minimizing P&G’s earnings per share dilution and effecting the Separation in a tax-efficient manner.

P&G and the P&G Board determined the Separation of P&G Beauty Brands pursuant to the Transactions to be in the best interests of P&G and its shareholders. The principal factors considered by P&G and the P&G Board in making the determination to effect the Separation and pursue the Transactions were:

•	the relative sales, earnings and cash flow growth rates of P&G Beauty Brands and P&G’s other businesses;

•	the belief that by separating P&G Beauty Brands as part of its portfolio optimization strategy, P&G would benefit from a greater focus on businesses that more directly leverage P&G’s core competencies in innovation, branding, go-to-market, and consumer understanding;

•

the belief, based on the relative past performances of P&G Beauty Brands, that the Transactions would provide a superior value to P&G shareholders upon completion of the Transactions than either retaining P&G Beauty Brands or disposing of P&G Beauty Brands to other bidders, in part due to the expectation that the Transactions should result in a tax-efficient disposition of P&G Beauty Brands for P&G and its shareholders versus a sale of P&G Beauty Brands for cash, which would result in a taxable disposition for P&G;

•	the expectation, based on the relative past performances of P&G Beauty Brands, that divesting P&G Beauty Brands pursuant to the Transactions would result in stronger future earnings per share growth for P&G;

•	the belief that the expected timing and ability to effectively execute the Transactions would be satisfactory relative to P&G’s portfolio focus goals; and

•	the ability of management of each of P&G and P&G Beauty Brands to concentrate on the expansion and growth of their respective businesses following the Transactions, allowing each to pursue the development strategies most appropriate to its respective operations.

Regulatory Approvals

The parties have agreed to use reasonable best efforts to obtain, as soon as practicable and prior to the consummation of the Merger, all governmental approvals under the HSR Act and under any other antitrust, competition or merger control laws that may be necessary to complete the Transactions. See “The Transaction Agreement—Covenants—Efforts to Close.”

Under the HSR Act, Coty and P&G were required to give notification and furnish information to the Federal Trade Commission and the Antitrust Division of the Department of Justice and to wait the specified waiting period before consummating the Merger. Coty and P&G each filed the required notification and report forms with the Federal Trade Commission and the Antitrust Division on October 20, 2015. The U.S. antitrust review under the HSR Act expired at the conclusion of a second waiting period on December 23, 2015 after Coty had withdrawn and refiled its Hart-Scott-Rodino filing.

In addition to the foregoing, the Merger is subject to review under the antitrust laws of the European Union, Argentina, Australia, Brazil, Canada, China, Columbia, Israel, Mexico, New Zealand, Russia, South Africa, Tunisia, Turkey, Ukraine, and U.S. state antitrust laws and could be the subject of challenges by state attorneys general under those laws, or by private parties under federal or state antitrust laws. As of July 15, 2016, the Merger has cleared antitrust review in the European Union, Australia, Brazil, Canada, China, Columbia, Israel, Mexico, New Zealand, South Africa, Tunisia, Turkey, and Ukraine.

Interests of Certain Persons in the Transactions

As of                     , 2016, Coty’s directors and executive officers beneficially owned approximately     % of the outstanding shares of Coty common stock, including those shares of Coty common stock underlying outstanding Coty stock options. The directors and officers of P&G, Galleria Company and Coty will receive no extra or special benefit that is not shared on a pro rata basis by all other P&G shareholders or holders of shares of Coty common stock in connection with the Transactions. As with all P&G shareholders, if a director or officer of P&G, Galleria Company or Coty owns shares of P&G common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other P&G shareholders.

Board of Directors and Management of Coty following the Transactions

The directors of Coty immediately following the closing of the Transactions are expected to be the same as the directors of Coty immediately prior to the closing of the Transactions.

Certain executive officers of Coty will assume new roles in connection with Coty’s new organizational structure following the closing of the Transactions and the integration of Galleria.

Following the closing of the Transactions, the existing board of directors and executive officers of Galleria Company will resign.

Accounting Treatment of the Merger

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Coty in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests of Coty after the Transactions. In this case, existing Coty stockholders are expected to retain 46% of the fully diluted equity ownership and associated voting rights in Coty after the Transactions. P&G shareholders participating in the exchange offer (and subsequent pro rata dividend, if any) are expected to receive approximately 54% of the fully diluted shares of Coty common stock and associated voting rights in Coty after the Transactions.

•	The existence of a large minority voting interest in Coty after the Transactions. In this case, JAB Cosmetics B.V., the owner of all of the outstanding shares of the Coty class B common stock and 8.7% of the Coty common stock, which together represent approximately 97% of Coty’s outstanding voting power, will remain the largest stockholder of the combined company overall, owning approximately 35% of the fully diluted shares of Coty common stock at the completion of the Transactions.

•	The composition of the governing body of Coty after the Transactions. In this case, the composition of Coty’s board of directors following completion of the Transactions will be the members of Coty’s board of directors immediately prior to completion of the Transactions. Coty’s board of directors consists of seven directors, each elected for one-year terms by Coty’s stockholders at the annual meeting of stockholders. Coty’s board members are elected by plurality voting, meaning that the director nominees receiving the greatest number of votes are elected. Although former P&G shareholders will have a slight majority of the voting rights, these voting rights are expected to be widely held, the Transaction Agreement does not contemplate the addition of new board members and there is no stockholders’ agreement or voting agreement in which those new Coty stockholders would vote as a group. Therefore, any significant shift in the composition of Coty’s board of directors is unlikely to occur as a result of the Transactions.

•	The composition of the senior management of Coty after the Transactions. Coty’s future management team will have eight of ten executives from Coty’s existing senior management team.

After considering all pertinent facts, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, Coty has concluded that it is the accounting acquirer in the Transactions. ASC 805 requires consideration of all pertinent facts and circumstances, listing several potential indicators, none of which is weighed more heavily than another. Coty’s conclusion is based primarily upon the following facts: (1) JAB Cosmetics B.V. will remain the largest individual Coty stockholder, owning approximately 35% of the fully diluted shares of Coty common stock at the completion of the Transactions, (2) there will be no immediate change in the composition of Coty’s board of directors after the Transactions, (3) except as noted above, Coty’s senior management prior to the Transactions will continue to be the senior management of the combined business after the Transactions and (4) Coty is issuing its equity interests as consideration for the Transactions and Accordingly, even though P&G shareholders that participate in the exchange offer will in the aggregate obtain a majority of the voting rights, Coty will apply the acquisition method of accounting to the assets and liabilities of Galleria Company upon completion of the Transactions.

Material U.S. Federal Income Tax Consequences of the Merger

The consummation of the Merger is conditioned on the receipt by P&G of a tax opinion from Cadwalader, Wickersham & Taft LLP, special tax counsel to P&G, and by Coty of a tax opinion from McDermott Will & Emery LLP, special tax counsel to Coty, in each case, to the effect that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. Accordingly, P&G shareholders who exchange their shares of Galleria Company common stock received in the Distribution for shares of Coty common stock in the Merger generally will, for U.S. federal income tax purposes, recognize no taxable gain or loss in the Merger, except for any taxable gain or loss attributable to the receipt of cash in lieu of fractional shares of Coty common stock. The opinions will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and law and the consummation of the Merger in the manner contemplated by the Transaction Agreement, and representations and covenants made by P&G, Galleria Company, Coty and Merger Sub, including representations contained in representation letters of officers of Coty and P&G. If any of those representations, covenants or assumptions is inaccurate in any material respect, the opinions may not be relied upon, and the U.S. federal income tax consequences of the Merger could differ significantly from those discussed here. In addition, these opinions are not binding on the IRS or a court, and none of P&G, Galleria Company, Coty and Merger Sub intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Transactions. Consequently, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court would not sustain such a challenge.

For further information concerning the U.S. federal income tax consequences of the Transactions, see “The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution, the Merger and Related Transactions.”

Federal Securities Law Consequences; Resale Restrictions

Shares of Coty common stock issued in accordance with the Transaction Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any P&G shareholder who may be deemed to be an “affiliate” of Galleria Company for purposes of Rule 145 under the Securities Act.

No Appraisal or Dissenters’ Rights

None of P&G, Galleria Company, Coty or Merger Sub shareholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

THE TRANSACTION AGREEMENT

The following is a summary of the material provisions of the Transaction Agreement. This summary is qualified in its entirety by the Transaction Agreement, which is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Transaction Agreement and not by this summary or any other information included in this prospectus. You are urged to read the Transaction Agreement carefully and in its entirety. See also “Where You Can Find More Information; Incorporation by Reference.”

Overview

In the Transactions, P&G will contribute specified assets and liabilities of P&G Beauty Brands to Galleria Company. Among other things, the Transaction Agreement specifies the assets of P&G related to P&G Beauty Brands to be transferred to, and liabilities of P&G related to P&G Beauty Brands to be assumed by, Galleria Company. Prior to the Distribution, Galleria Company will incur indebtedness under the Galleria Senior Secured Credit Facilities and will use such cash proceeds, along with any cash contributed by P&G to Galleria Company, to purchase or otherwise receive the Galleria assets from P&G or its subsidiaries.

On the closing date of the Transactions, P&G will distribute shares of Galleria Company common stock to P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer. If the exchange offer is completed but not fully subscribed, P&G will distribute all of the Remaining Shares as a subsequent pro rata dividend to the Remaining P&G Shareholders. At or prior to the completion of the exchange offer, P&G will irrevocably deliver to the Exchange Agent all of the shares of Galleria Company common stock outstanding, with irrevocable instructions to hold the shares of Galleria Company common stock for the benefit of P&G shareholders whose shares of P&G common stock are being accepted for exchange in the exchange offer and, in the case of a subsequent pro rata dividend, the Remaining P&G Shareholders. If there is a subsequent pro rata dividend to be distributed, the Exchange Agent will calculate the exact number of Remaining Shares to be distributed as a pro rata dividend to the Remaining P&G Shareholders, and P&G will distribute the Remaining Shares immediately thereafter.

As promptly as practicable after the completion of the Distribution, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty. In connection with the Merger, the shares of Galleria Company common stock distributed in connection with the Distribution will automatically convert into the right to receive shares of Coty common stock on a one-for-one basis and a right to receive cash in lieu of any fractional shares of Coty common stock. See “The Transactions.”

Separation

Transfer of Assets of P&G Beauty Brands and Assumption of Liabilities

Subject to the terms and conditions contained in the Transaction Agreement:

•	P&G will transfer Galleria, which represents a subset of the assets and liabilities of P&G Beauty Brands, to Galleria Company; and

•	P&G will cause Galleria Company (or any relevant subsidiaries of Galleria Company or P&G at such time) to transfer specified assets to P&G or one of P&G’s subsidiaries (i.e., specified assets which the parties have agreed are being excluded from the transfer of Galleria to Galleria Company as part of the Separation), and P&G or one of its subsidiaries will assume specified liabilities (i.e., specified liabilities which the parties have agreed are being excluded from the transfer of Galleria to Galleria Company as part of the Separation).

The assets to be transferred or assigned to Galleria Company or one of its subsidiaries include the following:

•	all of the tangible personal property, inventory, real property, governmental licenses and permits, prepaid expenses, software and contracts that are primarily used or held for primary use in P&G Beauty Brands (or, in the case of the Non-Color Haircare Business, exclusively used or held for exclusive use in the Non-Color Haircare Business), including items listed on specified schedules to the Transaction Agreement;

•	all of the equity interests of certain specified subsidiaries of P&G;

•	all of the books and records that primarily relate to P&G Beauty Brands (or, in the case of the Non-Color Haircare Business, exclusively relate to the Non-Color Haircare Business);

•	all rights to causes of action, lawsuits, judgments, claims, counterclaims and demands arising out of the conduct of or otherwise primarily relating to P&G Beauty Brands (or, in the case of the Non-Color Haircare Business, exclusively relating to the Non-Color Haircare Business);

•	all assets with respect to certain Galleria Company employees under certain P&G Beauty Brands pension plans;

•	all intellectual property primarily used in P&G Beauty Brands (or, in the case of the Non-Color Haircare Business, exclusively used in the Non-Color Haircare Business), in each case, including those listed on a specified schedule to the Transaction Agreement, and all goodwill of P&G Beauty Brands; and

•	subject to specified exceptions including in respect of specifically enumerated excluded assets and any assets that are exclusively related to certain license agreements for which consent of the third-party licensor is not obtained, any other assets held by P&G or its subsidiaries that are primarily used or held for primary use in P&G Beauty Brands (or, in the case of the Non-Color Haircare Business, exclusively used or held for exclusive use in the Non-Color Haircare Business).

The liabilities to be assumed or, with respect to the Galleria Senior Secured Credit Facilities, incurred, by Galleria Company or one of its subsidiaries include the following:

•	all liabilities that are reflected in a statement of working capital as of a certain business day prior to the anticipated closing date and that remain outstanding as of the closing;

•	all liabilities to the extent arising out of, relating to or otherwise in respect of, the ownership or use of the transferred assets or the operation or conduct of P&G Beauty Brands, whether before, at or after the business transfer time;

•	all liabilities under transferred contracts with respect to performance of the transferred contracts;

•	all liabilities to the extent relating to, resulting from or arising out of advertising time or space (including television, print, radio and point of sale) used or to be used in P&G Beauty Brands;

•	all liabilities to the extent relating to, resulting from or arising out of trade and consumer promotions, in-store promotions, coupon campaigns, loyalty programs and gift card campaigns of P&G Beauty Brands;

•	all liabilities to the extent relating to, resulting from or arising out of product returns, recalls of products of P&G Beauty Brands or fulfilling warranty claims and similar repair and replacement commitments in respect of products of P&G Beauty Brands;

•	all liabilities to the extent relating to, resulting from or arising out of (1) any environmental conditions that result from or arise out of the operation or conduct of P&G Beauty Brands, (2) any release of hazardous materials that occurs at any of the transferred facilities to the extent such release results from or arises out of the operation or conduct of P&G Beauty Brands, or (3) any violation of or remediation or other requirements under any environmental law resulting from the operation or conduct of P&G Beauty Brands;

•	all liabilities under the Galleria Senior Secured Credit Facilities; and

•	all liabilities to the extent certain inventorship laws in Germany with respect to transferred intellectual property.

The assets to be transferred to Galleria Company, and the liabilities to be assumed by Galleria Company, will exclude specified assets and liabilities, such as, among other things, specified intellectual property, employee benefit plans and facilities.

Intercompany Arrangements

Pursuant to the Transaction Agreement, all contracts between Galleria Company, on the one hand, and P&G, on the other hand, will be terminated in connection with the Separation. P&G will also cause all of the intercompany receivables, payables, loans and other accounts, rights and liabilities between Galleria Company and its subsidiaries, on the one hand, and P&G and its subsidiaries, on the other hand, to be settled such that there are no outstanding intercompany accounts as of the 12:01 a.m., Eastern time, on the anticipated closing date of the Merger.

Consents and Delayed Transfers

Each of P&G, Galleria Company, Coty and Merger Sub will use its reasonable best efforts to obtain any required third-party consents, except that (1) neither P&G nor Coty will be required to make any non-de minimis payments, incur any non-de minimis liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with obtaining any third-party consent or approval (subject to certain specified limitations in connection with the procurement of certain licensor consents or otherwise described below), and (2) Coty is solely responsible for obtaining third-party consents in respect of specified licenses, and P&G will reasonably cooperate with Coty’s requests in respect thereof. In general, the transfer of any specific asset to either Galleria Company or P&G in connection with the Separation will be deferred until all legal impediments are removed and all necessary consents and governmental approvals have been obtained, subject to specified exceptions. The party retaining such asset will hold such asset in trust for the benefit of the other (at such other party’s expense) until properly conveyed.

Except with respect to the Excluded Brands and the governmental approvals under antitrust, competition or merger control laws in Russia, the third-party approvals required to consummate the Transactions have been obtained in all material respects.

Recapitalization

The Transaction Agreement provides that Galleria Company will be recapitalized in connection with the Distribution. Prior to the Distribution, and in partial consideration for the Galleria assets transferred from P&G to Galleria Company as further described in “—Transfer of P&G Beauty Brands and Assumption of Liabilities” above, Galleria Company will:

•	issue and deliver to P&G a number of additional shares of Galleria Company common stock such that the total number of shares of Galleria Company common stock held by P&G at the time of the Distribution will equal , which is the Galleria Stock Amount, calculated as of the last practicable date prior to the commencement date of the exchange offer, all of which shares of Galleria Company common stock P&G will dispose of in the Distribution;

•	in connection with the Separation and to fund the purchase of certain P&G Beauty Brands assets and the distribution of the Recapitalization Amount, use all or a portion of the net proceeds of the loans incurred on or prior to the Recapitalization Date under the Galleria Senior Secured Credit Facilities, along with any cash contributed by P&G, to purchase or otherwise receive the Galleria assets from P&G or its subsidiaries; and

•	distribute to P&G any remaining portion of the Recapitalization Amount, as defined below, not previously used by Galleria Company to fund the purchase of certain P&G Beauty Brands assets from P&G affiliates to P&G in cash in immediately available funds to an account specified for this purpose by P&G.

The “Recapitalization Amount” means $2.9 billion; provided, however, that:

•	if the simple arithmetic average of the daily VWAPs of shares of Coty common stock, as reported on the NYSE composite tape, for five consecutive trading days ending on the trading day which is two clear trading days prior to the commencement date of the exchange offer or, if applicable, the date of distribution of the Galleria Company common stock pursuant to a one-step spin-off (the “Coty Collar Stock Price”) is greater than $24.56 per share, then the Recapitalization Amount will be reduced by an amount equal to (1)(a) the Coty Collar Stock Price (subject to a cap of $27.06 per share) minus (b) $24.56 per share, times (2) the Galleria Stock Amount; and

•	if the Coty Collar Stock Price is less than $24.56 per share, then the Recapitalization Amount will be increased by an amount equal to (1)(a) $24.56 per share minus (b) the Coty Collar Stock Price (which shall not be less than $22.06 per share), times (2) the Galleria Stock Amount.

As calculated pursuant to this formula, the Recapitalization Amount will equal $         .

Conversion of Coty Class B Common Stock

JAB Cosmetics B.V., the holder of all outstanding shares of Coty class B common stock, will, subject to satisfaction or waiver of the conditions to closing of the Merger set forth in the Transaction Agreement (other than those conditions that by their nature or pursuant to the terms of the Transaction Agreement are to be satisfied at or immediately prior to the closing), irrevocably elect, no later than two business days prior to the closing of the Merger, to convert its shares of Coty class B common stock into shares of Coty common stock. Following this conversion, Coty common stock will be Coty’s only class of common stock outstanding. Following this conversion and the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Distribution

Under the Transaction Agreement, P&G may elect to effect the Distribution in the form of either (a) an exchange offer (and, if the exchange offer is completed but is not fully subscribed, a subsequent pro rata dividend effected immediately thereafter to the Remaining P&G Shareholders) or (b) a one-step spin-off, provided that the conditions to the consummation of such transaction set forth in the Transaction Agreement are satisfied.

Under the Transaction Agreement, if P&G elects to effect the Distribution as an exchange offer, P&G will determine in its sole discretion the terms and conditions of the exchange offer, including the number of shares of Galleria Company common stock offered for exchange, the period during which the exchange offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of the exchange offer, which will comply with applicable securities law requirements; provided, that in any event, P&G will extend the expiration date of the exchange offer for one or more consecutive increments of not more than 20 business days each (the length of such period to be determined by P&G in consultation with Coty), if, as of any otherwise scheduled expiration of the exchange offer, any condition to the exchange offer or the closing of the Merger, other than those conditions that are to be satisfied on the date the expiration of the exchange offer or the closing of the Merger, has not been satisfied or waived (to the extent permitted under applicable laws), but no such extension will extend the expiration date of the exchange offer to a time later than, the earlier of (1) the date that is 60 business days after the satisfaction of all conditions to the exchange offer and the closing of the Merger, other than the Minimum Condition and those conditions that are to be satisfied on the date of expiration of the exchange offer or the closing of the Merger, (2) the termination of the Transaction Agreement in accordance with its terms and (3) January 31, 2017. In the event that P&G’s shareholders subscribe for less than all of the shares of Galleria Company common stock in the exchange offer, subject to the terms and conditions of the Transaction Agreement (including the satisfaction of the Minimum Condition), P&G will consummate a pro rata distribution of the remaining shares of Galleria Company common stock to P&G’s shareholders immediately following the consummation of the exchange offer.

The Merger

Immediately following the completion of the Distribution, Merger Sub will merge with and into Galleria Company, with Galleria Company surviving the Merger and becoming a wholly owned subsidiary of Coty.

The Merger Consideration

The Transaction Agreement provides that each share of Galleria Company common stock will be automatically converted into the right to receive one share of Coty common stock. No fractional shares of Coty common stock will be issued in the Merger. In lieu of any fractional shares of Coty common stock, holders of shares of Galleria Company common stock who would otherwise be entitled to receive such fractional shares of Coty common stock will be entitled to an amount in cash, without interest, equal to the holder’s pro rata portion of the net proceeds of the sale of fractional shares in the open market, which will occur no later than 20 business days after the completion of the Transactions, obtained by aggregating the fractional Coty common stock otherwise allocable to the holders of fractional shares of Galleria Company common stock. The distribution of cash in lieu of fractional shares will occur separate from, and subsequent to, the distribution of shares of Coty common stock.

Effective Time

The effective time of the Merger, which will occur immediately following the completion of the Distribution, will be the time and date of the filing of the certificate of merger that will be filed with the Secretary of State of the State of Delaware or at such later time as Coty and P&G may agree and provide for in the certificate of merger.

Representations and Warranties

The Transaction Agreement contains substantially reciprocal representations and warranties that P&G made to Coty, on the one hand, and Coty made to P&G, on the other hand, as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Transaction Agreement and may be subject to important qualifications and limitations agreed to by Coty and P&G in connection with negotiating the terms of the Transaction Agreement or contained in disclosure letters. Those disclosure letters contain information that modifies, qualifies or creates exceptions to the representations and warranties set forth in the Transaction Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure letters, may be subject to a contractual standard of materiality different from those generally applicable to shareholder communications, or may have been used for the purpose of allocating risk among Coty and P&G. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. P&G, Coty and Galleria Company acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about P&G and Coty may be found elsewhere in this registration statement and P&G’s and Coty’s other public filings incorporated by reference herein, which are available without charge through the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information; Incorporation by Reference.”

The representations and warranties contained in the Transaction Agreement (other than with respect to taxes and information provided for SEC filings) will not survive the closing of the Transactions or a termination of the Transaction Agreement. The representations relate to, among other topics, the following:

•	due organization, good standing and corporate power;

•	authority to enter into and perform the Transaction Agreement and other agreements executed in connection therewith, as well as the execution, delivery and enforceability of those agreements;

•	the absence of conflicts with or violations of governance documents, material agreements or laws as a result of the execution and delivery of the Transaction Agreement and other agreements or the completion of the Transactions;

•	capital structure;

•	intellectual property;

•	the absence of investigations, litigation and related proceedings;

•	compliance with applicable laws;

•	material contracts;

•	employee benefits and labor matters;

•	financial statements, the absence of certain changes and events and the absence of undisclosed liabilities;

•	tax matters;

•	the absence of undisclosed brokers’ and financial advisors’ fees;

•	title to tangible assets and security interests thereon;

•	accuracy of information supplied by the parties for inclusion in registration statements of which this prospectus forms a part and other filings made with the SEC in connection with the Transactions;

•	owned and leased real property; and

•	environmental matters.

P&G has also made certain representations and warranties to Coty relating to the sufficiency and condition of the acquired assets and certain fragrances used in P&G Beauty Brands. Coty has also made representations and warranties to P&G relating to filings with the SEC, Coty’s board of directors’ approval of, and the required vote of Coty stockholders to approve, the Transaction Agreement and the Transactions (including the issuance of Coty common stock in the Merger, increase in the number of authorized shares of Coty common stock and amendment to Coty’s certificate of incorporation), and the receipt of a fairness opinion of its financial advisor in connection with the Transactions.

Many representations and warranties are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would have a material adverse effect), and the closing condition relating to the accuracy of representations and warranties is generally subject to a “material adverse effect” standard as described in greater detail under “—Conditions to the Transactions.”

The term “material adverse effect,” when used with respect to P&G Beauty Brands, is defined in the Transaction Agreement to mean any circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of P&G Beauty Brands taken as a whole. With respect to P&G Beauty Brands, the term “material adverse effect” does not include the effect of any matters resulting or arising from or relating to:

•	general conditions in the industry in which P&G Beauty Brands competes;

•	any conditions in the U.S. general economy or the general economy in other geographic areas in which P&G Beauty Brands operates or proposes to operate;

•	political conditions, including acts of war, armed hostilities, acts of terrorism or developments or changes therein;

•	natural disasters;

•	compliance by P&G with its covenants in the Transaction Agreement;

•	the failure of the financial or operating performance of P&G Beauty Brands to meet internal forecasts or budgets for any period prior to, on or after the date of the Transaction Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered);

•	actions taken or not taken by P&G at the request or with the consent of Coty;

•	the announcement of the Transaction Agreement or the Transactions, including employee departures and actions taken by customers, suppliers, distributors, licensors or talent of P&G Beauty Brands to terminate, discontinue or not renew their contracts or otherwise withhold any consent needed in respect of such contracts;

•	any deterioration in the business, financial condition or results of operations of P&G Beauty Brands that does not arise out of any:

•	breach by P&G of its covenants under the Transaction Agreement,

•	extraordinary event of a nature described in the third and fourth bullets in this list (but only to the extent such extraordinary event disproportionately affects P&G Beauty Brands as compared to similarly situated businesses operating in the United States and other geographic areas in which P&G Beauty Brands operates), or

•	a product recall required under applicable law (but only to the extent such product recall disproportionately affects P&G Beauty Brands as compared to similarly situated businesses operating in the United States and other geographic areas in which P&G Beauty Brands operates), or

•	changes in applicable laws or accounting principles;

except, with respect to the first, second, third, fourth and tenth bullets in the preceding list, such matters will be considered to the extent that they disproportionately affect P&G Beauty Brands as compared to similarly situated businesses generally operating in the United States and other geographic areas in which P&G Beauty Brands operates.

The term “material adverse effect,” when used with respect to Coty, is defined in the Transaction Agreement to mean any circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Coty taken as a whole or a change in employment status of Coty senior management as of the date of the Transaction Agreement that is reasonably likely to have a material adverse effect on Coty’s future prospects. With respect to Coty, the term “material adverse effect” does not include the effect of any matters resulting or arising from or relating to:

•	general conditions in the industry in which Coty competes;

•	any conditions in the U.S. general economy or the general economy in other geographic areas in which Coty operates or proposes to operate;

•	political conditions, including acts of war, armed hostilities, acts of terrorism or developments or changes therein;

•	natural disasters;

•	compliance by Coty and Merger Sub with their covenants in the Transaction Agreement;

•	the failure of the financial or operating performance of Coty to meet internal forecasts or budgets for any period prior to, on or after the date of the Transaction Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered);

•	actions taken or not taken by Coty at the request or with the consent of P&G;

•	the announcement of the Transaction Agreement or the Transactions, including employee departures and actions taken by customers, suppliers, distributors, or licensors of Coty to terminate, discontinue or not renew their contracts or otherwise withhold any consent needed in respect of such contracts;

•	any deterioration in the business, financial condition or results of operations of Coty’s business that does not arise out of any:

•	breach by Coty of its covenants under the Transaction Agreement,

•	extraordinary event of a nature described in the third and fourth bullets in this list (but only to the extent such extraordinary event disproportionately affects Coty’s business as compared to similarly situated businesses operating in the United States and other geographic areas in which Coty operates), or

•	a product recall required under applicable law (but only to the extent such product recall disproportionately affects Coty’s business as compared to similarly situated businesses operating in the United States and other geographic areas in which Coty’s business operates), or

•	changes in applicable laws or accounting principles;

except, with respect to the first, second, third, fourth and tenth bullets in the preceding list, such matters will be considered to the extent that that they disproportionately affect Coty as compared to similarly situated businesses generally operating in the United States and other geographic areas in which Coty operates.

No Representations or Warranties

Other than as expressly set forth in the Transaction Agreement or the ancillary agreements, P&G does not make any express or implied representation or warranty with respect to Galleria Company, the assets of P&G Beauty Brands to be transferred or assigned to Galleria Company by P&G in the Separation, P&G Beauty Brands or the Transactions or the accuracy or completeness of the information concerning P&G Beauty Brands provided by P&G or its subsidiaries. None of the foregoing will have any impact on the representations and warranties made by P&G and any of its subsidiaries in the Transaction Agreement or any ancillary agreement.

Covenants

Each of Coty and Merger Sub, on the one hand, and P&G and Galleria Company, on the other hand, have undertaken specified covenants in the Transaction Agreement restricting the conduct of their respective businesses between the date the Transaction Agreement was signed and the completion of the Transactions.

Efforts To Close

Coty, Merger Sub, P&G and Galleria Company have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary on its part under applicable law or contractual obligations to consummate and make effective the Transactions as promptly as practicable, except that (1) neither P&G nor Coty will be required to make any non-de minimis payments, incur any non-de minimis liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with obtaining any third-party consent or approval (subject to specified limitations in connection with the procurement of specified licensor consents or otherwise described below), and (2) Coty is solely responsible for obtaining third-party consents in respect of specified licenses, and P&G will reasonably cooperate with Coty’s requests in respect thereof.

P&G and Coty also agreed to use reasonable best efforts to obtain, as soon as practicable and prior to the closing, all governmental approvals under the HSR Act and under any other antitrust, competition or merger control laws that may be necessary to complete the Transactions. Coty has also agreed to take all necessary steps to eliminate impediments under such laws that may be asserted by any governmental authority with respect to the Transactions so as to permit the Transactions to be completed as promptly as practicable, which steps may include, whether effected by consent decree, hold separate order or otherwise, (1) the sale, divestiture or disposition of such assets or businesses of Coty or, effective as of the consummation of the Merger, of P&G Beauty Brands, and (2) committing to take any action that Coty is capable of taking, including agreements that limit Coty’s freedom of action with respect to, or ability to retain, any of P&G Beauty Brands, services or assets of Coty or its affiliates or any assets of P&G Beauty Brands, except that Coty (and, if applicable, P&G) will not be required to offer or commit to take any step that is not conditioned upon the consummation of the Merger, to take any action prohibited under the Tax Matters Agreement, or to modify specified obligations with respect to specified licenses of P&G Beauty Brands. Under the Transaction Agreement, Coty has the right to determine and direct the strategy and process by which the parties will seek the applicable governmental approvals under the antitrust laws.

Stockholder Consent; Conversion of Class B Common Stock

Coty agreed to submit, within 24 hours after execution of the Transaction Agreement, a form of irrevocable written consent of its majority stockholder representing at least 50.1% of the voting power represented by outstanding shares of Coty common stock and Coty class B common stock for the purpose of voting to authorize the issuance of shares of Coty common stock in the Merger and to approve and adopt an amendment to the certificate of incorporation of Coty to increase the number of authorized shares of Coty common stock to 1,000,000,000. Coty provided an executed copy of this irrevocable written consent to P&G within 24 hours after execution of the Transaction Agreement. In addition, JAB Cosmetics B.V., the holder of all outstanding shares of Coty class B common stock, agreed with P&G that, subject to satisfaction or waiver to the conditions to closing of the Merger set forth in the Transaction Agreement (other than those conditions that by their nature or pursuant to the terms of the Transaction Agreement are to be satisfied at or immediately prior to the closing), JAB Cosmetics B.V. would irrevocably elect, no later than two business days prior to the closing of the Merger, to convert its shares of Coty class B common stock into shares of Coty common stock. Following the conversion of such shares of Coty class B common stock, Coty’s common stock will consist of a single class and no shares of Coty class B common stock will be outstanding. Following this conversion and the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Fees and Expenses

The Transaction Agreement provides that, generally, all fees and expenses incurred by P&G, Galleria Company or any of their subsidiaries in connection with the Transactions will be paid by P&G, whether or not the Transactions are completed, and all fees and expenses incurred by Coty, Merger Sub or any of their subsidiaries in connection with the Transactions will be paid by Coty, whether or not the Transactions are completed, except that:

•	regardless of whether the Transactions are completed, Coty will be responsible for and pay any required filing fee in respect of any notification submitted pursuant to the HSR Act and other antitrust laws and will reimburse P&G for all costs and expenses incurred by P&G, Galleria Company or their subsidiaries in connection with the Galleria Senior Secured Credit Facilities;

•	regardless of whether the Transactions are completed, P&G and Coty will share equally the fees and expenses of printers utilized by P&G and Coty in connection with the preparation of certain required filings with the SEC including the registration statements of which this prospectus forms a part; and

•	specified costs and expenses incurred by P&G, Galleria Company and their subsidiaries in connection with the pre-Separation restructuring of specified entities and operations of P&G Beauty Brands will be apportioned between P&G and Coty as follows:

•	costs and expenses incurred for the purposes of optimizing P&G’s retained operations as a result of the Separation of P&G Beauty Brands for the post-closing benefit of P&G will be the responsibility of P&G;

•	costs and expenses incurred at the direction of or in consultation with Coty, for the purpose of benefitting the future operations of Coty, Galleria Company or their subsidiaries will be the responsibility of Coty; and

•	costs and expenses incurred for the purpose of facilitating the Transactions will be shared equally between P&G and Coty.

In addition, Coty would have been responsible to pay P&G a fee of $400,000,000 if P&G had terminated the Transaction Agreement because the stockholder consent described in “—Stockholder Consent; Conversion of Class B Common Stock” had not been received within 24 hours following execution of the Transaction Agreement.

Conduct of P&G Beauty Brands

In addition, pursuant to the Transaction Agreement, P&G and Galleria Company made specified covenants to Coty and Merger Sub regarding the operation of P&G Beauty Brands.

Except as provided for in the Transaction Agreement, from the date of the Transaction Agreement until the closing date of the Transactions, P&G, Galleria Company and their subsidiaries are required to use commercially reasonable efforts to (1) conduct P&G Beauty Brands in the ordinary course of business in all material respects, (2) preserve (other than the sale of assets in the ordinary course of business) the material transferred assets, (3) preserve in all material respects the material business relationships of P&G Beauty Brands with customers, suppliers, manufacturers, distributors and others with whom P&G Beauty Brands deals in the ordinary course of business, and (4) maintain the goodwill and reputation of P&G Beauty Brands in all material respects. Notwithstanding the previous sentence, P&G may take actions as it determines in good faith are commercially reasonable to (a) respond to events resulting, in whole or in part, from the announcement of the Transaction Agreement and to preserve P&G Beauty Brands and existing material employee, customer and supplier relationships (including replacing employees who cease to be employed by P&G or its subsidiaries), (b) consummate specified other transactions set forth in the disclosure letters, (c) obtain consents of third parties under certain license agreements relating to P&G Beauty Brands, and (d) prepare for the separation, retention or disposition of specified portions of the business retained by P&G for which a required third-party consent is not obtained.

Subject to specified limitations set forth in the Transaction Agreement, P&G will not, and will not permit its subsidiaries to, without obtaining the prior written consent of Coty (which will not be unreasonably withheld, conditioned or delayed):

•	(1) sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any of the acquired property or assets that are (or would otherwise be) material Galleria Company assets (other than any dividend of cash from Galleria Company or its subsidiaries or any sale of inventory or obsolete equipment or obsolete inventory in the ordinary course of business), or (2) except in accordance with the Split Plan Agreement described under “Additional Agreements,” move any material acquired property or assets located at the acquired facilities other than in the ordinary course of business;

•	acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any entity or division thereof or any assets that would be acquired assets, other than in the ordinary course of business or acquisitions of assets in an aggregate amount not to exceed $200,000,000 (provided that no such acquisitions would reasonably be expected to delay or impede the completion of the Transactions);

•

other than liabilities that will not be liabilities of Galleria Company, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any entity for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by the Transaction Agreement and related agreements, indebtedness incurred to refinance any existing indebtedness or other indebtedness for borrowed money under existing credit facilities;

•	in the case of Galleria Company, issue, sell, transfer, pledge or dispose of any shares of Galleria Company common stock, or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments relating to Galleria Company common stock or any capital stock equivalent or other nominal interest;

•	in the case of Galleria Company, split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any shares of Galleria Company common stock, or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments relating to Galleria Company common stock or any capital stock equivalent or other nominal interest;

•	to the extent related to P&G Beauty Brands, (1) make a material change in accounting or tax reporting principles, methods or policies, except as required by a change in GAAP, (2) make, change or revoke any material tax election or method of accounting on which tax reporting is based, (3) settle or compromise any material tax claim or liability, or enter into any material tax closing agreement, or (4) amend any tax return if, with respect to items (2), (3) and (4), such actions would increase the tax obligations of Galleria Company or its subsidiaries after the completion of the Transactions;

•	(1) adopt, amend or terminate (partially or completely) any compensation and benefit plans, (2) increase the salaries, wage rates, target bonus opportunities, equity-based compensation, employee benefits or perquisites of any P&G Beauty Brands employee, (3) grant or pay any benefit or amount not required under any compensation and benefit plan to any P&G Beauty Brands employee, (4) grant or pay any severance or termination pay or increase the severance or termination pay of any P&G Beauty Brands employee, or (5) take any action to accelerate the vesting or payment of any compensation or benefit to any P&G Beauty Brands employee, except, in each case, in the ordinary course of business as applicable generally to P&G employees in the relevant jurisdictions, in connection with the adoption or amendment of compensation and benefit plans as are generally applicable to P&G employees in the relevant jurisdictions, or as required to comply with law, by the terms of any compensation and benefit plan, or by the terms of any agreement of P&G or its subsidiaries the existence of which does not constitute a breach of any representation, warranty or covenant in the Transaction Agreement;

•	other than in the ordinary course of business, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or agree to take such actions with respect to, specified material contracts of P&G Beauty Brands and specified material contracts applicable to P&G Beauty Brands and P&G’s retained businesses, or enter into or assume any agreement that if in effect on the date of the Transaction Agreement would be such a material contract or material shared contract;

•	license, grant any rights to or transfer any of the material acquired intellectual property or other material intellectual property owned, used or held for use by P&G Beauty Brands, other than grants of licenses in the ordinary course of business;

•	abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any of the material acquired copyrights, designs, patents, trademarks and domain names or otherwise material to P&G Beauty Brands, other than failures to continue to prosecute, protect or defend in the ordinary course of business;

•	enter into any settlement, or offer to enter into any settlement, or otherwise compromise or waive any material claims or rights of P&G Beauty Brands, in each case, that would materially and adversely affect Galleria Company or its subsidiaries or limit the ability of Galleria Company to conduct P&G Beauty Brands following the closing in any geographic area or in any other material respect;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Galleria Company or its subsidiaries;

•	amend the certificate of incorporation, bylaws or other governance documents of Galleria Company or its subsidiaries;

•	hire or transfer any individual to become a P&G Beauty Brands employee except (1) in the ordinary course of business with respect to specified non-managerial level employees and (2) with respect to specified managerial or senior-level employees, (a) to fill an existing position within P&G Beauty Brands or (b) to fill a new position added to P&G Beauty Brands, provided that a new employee hired under clause (2)(b) will not be a P&G Beauty Brands employee following completion of the Transactions unless Coty elects that the employee will be a P&G Beauty Brands employee or if P&G determines in its sole discretion that failure to include the employee as a P&G Beauty Brands employee would materially increase the likelihood that the Intended Tax-Free Treatment would not apply to the Transactions;

•	transfer or terminate the employment of any P&G Beauty Brands employee except in the ordinary course of business with respect to specified non-managerial level employees or with respect to any termination of such employment for cause;

•	establish or enter into expatriate or localization arrangements for any P&G Beauty Brands employee, subject to specified exceptions;

•	change the status under the Transaction Agreement of any P&G Beauty Brands employee that is above a certain seniority level;

•	make any change in any material method of accounting or accounting practice or policy with respect to P&G Beauty Brands or Galleria Company or its subsidiaries, except as otherwise permitted under the fifth bullet in this list or as required by applicable law or GAAP; or

•	agree to take any of the foregoing actions.

Conduct of Coty’s Business

Coty and Merger Sub made specified covenants to P&G and Galleria Company regarding the operation of Coty’s business.

Except as provided for in the Transaction Agreement, from the date of the Transaction Agreement until the closing date of the Transactions, Coty is required to use commercially reasonable efforts to (1) conduct Coty’s business in the ordinary course of business in all material respects, (2) preserve (other than the sale of assets in the ordinary course of business) the material assets of Coty, (3) preserve in all material respects the material business relationships of Coty with customers, suppliers, manufacturers, distributors and others with whom Coty deals in the ordinary course of business, and (4) maintain the goodwill and reputation of Coty in all material respects. Notwithstanding the previous sentence, Coty may take actions as it determines in good faith are commercially reasonable to (a) respond to events resulting, in whole or in part, from the announcement of the Transaction Agreement, (b) consummate specified other transactions set forth in the disclosure letters, (c) preserve Coty’s business and existing material employee, customer and supplier relationships (including replacing any Coty employees who cease to be employed by Coty), and (d) seek to receive consents of third parties under certain license agreements relating to P&G Beauty Brands.

Except as provided in the Transaction Agreement, Coty will not, and will not permit its subsidiaries to, without obtaining the prior written consent of P&G (which will not be unreasonably withheld, conditioned or delayed):

•	sell, pledge, dispose of, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any property or assets that are (or would otherwise be) material to Coty (other than any sale of inventory or obsolete equipment or obsolete inventory in the ordinary course of business);

•	declare, set aside, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than (1) regular annual cash dividends not in excess of $0.25 per share of Coty common stock declared and paid in the ordinary course and consistent with past practice and (2) dividends payable by a controlled subsidiary of Coty to Coty or another wholly owned subsidiary of Coty), enter any agreement with respect to the voting of Coty shares or purchase or otherwise acquire, directly or indirectly, any shares of common stock, preferred stock, restricted stock, restricted stock units, stock appreciation rights, stock-based performance units, phantom units, capital stock equivalents or similar synthetic instruments or other capital stock or nominal interests in Coty, or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, pursuant to which Coty or its subsidiaries is or may become obligated to issue any of the foregoing or any securities convertible into, exchangeable for, or evidencing the right to subscribe for any of the foregoing;

•	acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any entity or division thereof or any assets, other than in the ordinary course of business or acquisitions of assets in an aggregate amount not to exceed $200,000,000 (provided that no such acquisitions would reasonably be expected to delay or impede the completion of the Transactions);

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any entity for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business or in connection with transactions otherwise permitted by the Transaction Agreement and related agreements, indebtedness incurred to refinance any existing indebtedness or other indebtedness for borrowed money under existing credit facilities (without any increase in the aggregate amount outstanding thereunder on the date of the Transaction Agreement);

•	other than in connection with the issuance of shares of Coty common stock in the Merger, issue, sell, transfer, pledge, retire, extinguish, terminate or dispose of any shares of its common stock, or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments relating to its or its subsidiaries’ common stock or any capital stock equivalent or other nominal interest;

•	(1) split, combine, reclassify, redeem, repurchase, acquire (directly or indirectly) or encumber any shares of its common stock, or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments relating to its or its subsidiaries’ common stock or any capital stock equivalent or other nominal interest, or (2) take any action that would cause there to be any capital stock of Coty outstanding between the time the Galleria Stock Amount (as defined in “Helpful Information—Recapitalization”) is calculated and closing of the Merger, other than Coty common stock, the shares of Coty class B common stock to be converted into shares of Coty common stock prior to the closing and the Coty series A preferred stock;

•	(1) make a material change in accounting or tax reporting principles, methods or policies, except as required by a change in GAAP, (2) make, change or revoke any material tax election or method of accounting on which tax reporting is based, (3) settle or compromise any material tax claim or liability, or (4) amend any tax return;

•	(1) adopt, amend or terminate any compensation and benefit plans, (2) increase the salaries, wage rates, target bonus opportunities, equity-based compensation, employee benefits or perquisites of any Coty employees, (3) grant or pay any benefit or amount not required under any compensation and benefit plan to any Coty employee, (4) grant or pay any severance or termination pay or increase the severance or termination pay of any Coty employee, or (5) take any action to accelerate the vesting or payment of any compensation or benefit to any Coty employee, except, in each case, in the ordinary course of business as applicable generally to Coty employees in the relevant jurisdictions, in connection with the adoption or amendment of compensation and benefit plans as are generally applicable to Coty employees in the relevant jurisdictions, or as required to comply with law, by the terms of any compensation and benefit plan, or by the terms of any agreement of Coty or its subsidiaries the existence of which does not constitute a breach of any representation, warranty or covenant in the Transaction Agreement (except that, in no event will Coty issue or grant any shares of common stock, preferred stock, restricted stock units, stock appreciation rights, stock-based performance units, phantom units, capital stock equivalents or similar synthetic instruments or other capital stock or nominal interests in Coty or any options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise pursuant to which Coty or its subsidiaries may be obligated to issue such shares or securities, between the time the Galleria Stock Amount is determined and the closing);

•	license, grant any rights to or transfer any material intellectual property owned, used or held for use by Coty, other than grants of licenses in the ordinary course of business;

•	abandon, cancel, let lapse, fail to renew, fail to continue to prosecute, protect or defend or otherwise dispose of any material intellectual property assets of Coty, other than failures to continue to prosecute, protect or defend in the ordinary course of business;

•	enter into any settlement, or offer to enter into any settlement, or otherwise compromise or waive any material claims or rights of Coty, in each case, that would materially and adversely affect Coty or limit the ability of Coty to conduct its business following the closing in any geographic area or in any other material respect;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Coty or its subsidiaries;

•	amend the certificate of incorporation, bylaws or other governance documents of Coty or its subsidiaries, except as expressly contemplated by the Transaction Agreement;

•	make any change in any material method of accounting or accounting practice or policy with respect to Coty’s or its subsidiaries’ business, except as otherwise permitted under the fifth bullet in this list or as required by applicable law or GAAP;

•	fail to comply with any requirements or other obligations under any securities laws that are applicable to Coty, including in respect of any reports, registration statements or other documents that are filed (or are required to be filed) with the SEC or any other governmental authority (including in respect of any reports that may be or are furnished rather than filed) that would materially and adversely affect Coty or limit the ability of Coty to complete the Transactions or otherwise conduct its business after the closing of the Merger in any geographic area or in any other material respect; or

•	agree to take any of the foregoing actions.

Non-Solicitation and Board Recommendation

The Transaction Agreement provides that Coty will not, and will not permit its subsidiaries, officers, employees, agents, advisors, directors or other representatives to:

•	solicit, initiate or encourage the submission of a “Coty Takeover Proposal,” as defined below; or

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other actions to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a Coty Takeover Proposal.

However, prior to receipt of the approval of the Transactions by the Coty stockholders, Coty was permitted to furnish specified information pursuant to a confidentiality agreement or participate in discussions and negotiations if the failure to take such actions would be inconsistent with the fiduciary duties of the board of directors of Coty to the stockholders of Coty under applicable law, as determined in good faith after consulting with outside legal counsel, in response to a bona fide, written Coty Takeover Proposal:

•	that is made by a person Coty’s board of directors determined, in good faith, after consulting with outside counsel and independent financial advisors, was reasonably capable of making a “Coty Superior Proposal,” as defined below;

•	that the board of directors of Coty determined, in good faith, after consulting with its independent financial advisor, constituted or was reasonably likely to lead to a Coty Superior Proposal; and

•	that was not solicited by Coty and that did not otherwise result from a breach of the non-solicitation covenant.

Holders representing more than a majority of the voting power of Coty have approved, by written consent, the issuance of shares of Coty common stock in connection with the Transactions. No further approval of Coty stockholders is required or being sought in connection with the Transactions.

A “Coty Takeover Proposal” means:

•	any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Coty;

•	any proposal or offer for the issuance by Coty of over 15% of its equity securities as consideration for the assets or securities of another person; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Coty, or assets or business that constitute over 15% of the consolidated revenues or net income of Coty, in each case other than the Transactions.

A “Coty Superior Proposal” means any bona fide proposal made by a third party to acquire more than 50% of the equity securities or all or substantially all the assets of Coty, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the board of directors of Coty determines in its good-faith judgment after consulting with its independent financial advisor:

•	to be superior from a financial point of view to the holders of Coty common stock than the Transactions, taking into account all the terms and conditions of such proposal and the Transaction Agreement (including any proposal by P&G to amend the terms of the Transactions); and

•	is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

The Transaction Agreement also provides that Coty’s board of directors and its committees will not:

•	withdraw or modify in a manner adverse to P&G or Galleria Company, or publicly propose to withdraw or modify in a manner adverse to P&G or Galleria Company, the approval, recommendation or declaration of advisability by the board of directors of Coty of the Transaction Agreement, the ancillary agreements or any of the Transactions, including the approval by Coty stockholders of the Transactions;

•	approve, adopt or recommend, or permit Coty or its subsidiaries to enter into, any agreement relating to any Coty Takeover Proposal; or

•	approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Coty Takeover Proposal.

Notwithstanding the foregoing, if prior to receipt of the approval of the Transactions by the Coty stockholders, Coty’s board of directors received a Coty Superior Proposal, and reasonably determine in good faith, after consulting with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Coty under applicable law, then on the fifth business day following P&G’s receipt of written notice from Coty, Coty’s board of directors was entitled to withdraw or modify its recommendation to Coty stockholders to approve the Transactions and, in connection therewith, recommend such Coty Superior Proposal, provided that (1) during such five-day period Coty was required to negotiate in good faith with P&G and Galleria Company regarding any modification to the Transaction Agreement proposed by P&G and Galleria Company, and (2) in the event of any material change to the material terms of such Coty Superior Proposal, Coty was required to have delivered to P&G an additional notice and the notice period would have recommenced.

In all cases, the Transaction Agreement provides that Coty must, as promptly as reasonably practicable (and in any case within 24 hours) advise P&G orally and in writing of any Coty Takeover Proposal or any inquiry with respect to or that could reasonably be expected to lead to any Coty Takeover Proposal, and the identity of the person making any such Coty Takeover Proposal or inquiry and the material terms of any such Coty Takeover Proposal or inquiry.

Galleria Indebtedness

On January 26, 2016, Galleria Company, as initial borrower, entered into the Galleria Credit Agreement. Under the Transaction Agreement, the Galleria Senior Secured Credit Facilities will remain outstanding, without amendment and without any amortization or other payments, until one year following the closing date of the Merger. However, if Galleria Company receives a bank letter, Galleria Company will be permitted to refinance the Galleria Senior Secured Credit Facilities (as so refinanced, the “Refinanced Facility”) with new debt that has substantially similar terms, the same maturity date, and the same prepayment restrictions as the Galleria Senior Secured Credit Facilities. Galleria Company must be and remain the primary obligor on the Refinanced Facility at all times during the remaining term. After the closing of the Merger, Coty and its subsidiaries may guarantee Galleria Company’s obligations under the Galleria Senior Secured Credit Facilities or the Refinanced Facility if, in each case, Galleria Company receives a bank letter stating that Galleria Company could be expected to borrow the principal amount of the Galleria Senior Secured Credit Facilities or the Refinanced Facility, as the case may be, without a guarantee or other form of credit support from Coty or its subsidiaries (provided that such financing may be on terms less favorable than those contained in the Galleria Senior Secured Credit Facilities or the Refinanced Facility, as the case may be). To the extent any prepayments of the Galleria Senior Secured Credit Facilities or the Refinanced Facility are permitted after the first anniversary of the consummation of the Merger, such prepayments must be made, in each case, solely (1) out of Galleria Company’s operating cash flows generated on or after the Galleria Financing Closing Date, or (2) as otherwise required by the terms of the Galleria Senior Secured Credit Facilities or the Refinanced Facility, as applicable.

Each of the arrangements in the following two bullets is referred to as an “Alternative Financing,” and the terms of any Alternative Financing must be consistent with the Intended Tax-Free Treatment as determined by P&G in its sole discretion.

•

If any portion of the Galleria Senior Secured Credit Facilities become, or would reasonably be expected to become, unavailable on the terms and conditions contemplated in the Galleria Company commitment letter, then Galleria Company must seek to obtain alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Galleria Senior

Secured Credit Facilities on terms and conditions that are substantially similar in all material respects to the terms of the Galleria Company commitment letter and after reasonable consultation with Coty.

•	If the monies borrowed under the Galleria Senior Secured Credit Facilities are insufficient to fund the payment of the Recapitalization Amount by Galleria Company, then Galleria Company must seek to obtain additional financing, including from alternative sources, in an amount sufficient to borrow such additional monies as may be necessary to fund such shortfall, which additional financing must be on the most favorable terms reasonably available under the circumstances and after reasonable consultation with Coty (and, in a circumstance in which the amount of the funds available under the Galleria Senior Secured Credit Facilities, as reflected in the Galleria Company commitment letter, together with any additional financing obtained pursuant to this bullet, is insufficient to so fund the payment of the Recapitalization Amount, Coty and P&G will negotiate in good faith so as to provide P&G with equivalent value).

P&G and Coty will reasonably cooperate with Galleria Company in connection with obtaining the full amount under the Galleria Senior Secured Credit Facilities, including:

•	using (and causing their respective subsidiaries to use) commercially reasonable efforts to assist Galleria Company in satisfying all conditions precedent to be satisfied by Galleria Company or its subsidiaries in the documentation relating to the Galleria Senior Secured Credit Facilities;

•	providing information regarding P&G Beauty Brands that is reasonably requested by the financing sources and their representatives;

•	permitting the financing sources and their representatives access to P&G Beauty Brands and the relevant businesses of Coty, respectively;

•	participating in, and assisting with, marketing efforts related to the Galleria Senior Secured Credit Facilities, including causing its management team and other representatives to participate in (1) meetings with prospective lenders, (2) bank meetings in connection with the financing, and (3) meetings with rating agencies and other parties deemed appropriate;

•	causing members of their respective accounting firms to participate in drafting sessions related to the offering materials, if any, for the financing contemplated by the documentation relating to the Galleria Senior Secured Credit Facilities; and

•	delivering documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Coty Financing

The Transaction Agreement provides that Coty will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the refinancing of Coty’s existing outstanding indebtedness, which is referred to as the “Coty Financing,” including the receipt of funds as contemplated by the Coty commitment letter, and that P&G and Galleria Company will cooperate in a commercially reasonable manner with Coty in connection with the efforts of Coty to complete the Coty Financing.

On October 27, 2015, Coty entered into the Coty Credit Agreement with the other borrowers party thereto from time to time, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time party thereto. The Coty Credit Agreement provides for the Coty Senior Secured Credit Facilities in the aggregate principal amount of $4.500 billion comprised of (i) a $1.500 billion five-year revolving credit facility, which includes up to $80.0 million in swingline loans available for short-term borrowings, (ii) a $1.750 billion five-year term loan A facility and (iii) a seven-year term loan B facility comprising of a $500.0 million tranche and a €665.0 million tranche. The revolving credit facility is available to be borrowed by Coty in pounds sterling, Swiss francs, Canadian dollars, euros and other currencies reasonably acceptable to the administrative agent and the revolving lenders. On October 27, 2015, the proceeds of the Coty Senior Secured Credit Facilities were used to refinance prior Coty credit facilities. The revolving credit facility will be used for working capital needs, general corporate purposes and other purposes not prohibited by the Coty Credit Agreement.

On April 8, 2016, Coty entered into the Incremental Agreement to the Coty Credit Agreement with the Dutch Borrower, certain subsidiaries of Coty party thereto, the incremental lenders party thereto and JPMCB, as administrative agent. The Incremental Agreement provides for an additional €140,000,000 in term A loan commitments and an additional €325,000,000 in term B loan commitments under the Coty Credit Agreement, all of which were borrowed by the Dutch Borrower as of the closing date of the Incremental Agreement. The proceeds were used by the Dutch Borrower to refinance certain intercompany indebtedness of the Dutch Borrower outstanding on the closing date of the Incremental Agreement, which funds were then used to partially repay amounts drawn on the Coty’s revolving credit facility. The loans made under the additional term A loan commitments have substantially identical terms to the existing term A loans under the Coty Credit Agreement, and the loans under the additional term B loan commitments have substantially identical terms to the term B loans denominated in euros under the Coty Credit Agreement.

See “Debt Financing—Coty Indebtedness.”

Stock Exchange Listing

Coty will use its reasonable best efforts to cause the shares of Coty common stock to be issued in connection with the Merger to be listed on the NYSE as of the effective time of the Merger, subject to official notice of issuance.

Mutual Releases and Indemnification; Survival

Except as provided in the Tax Matters Agreement, none of the representations, warranties or agreements of Coty, P&G, Galleria Company or Merger Sub in the Transaction Agreement survive the closing, except (1) agreements relating to the Distribution, Merger, working capital adjustment, expenses and certain other miscellaneous agreements that by their terms are to be performed in whole or in part after the closing date of the Merger and (2) representations and warranties in the Transaction Agreement relating to inaccuracies in the information provided by the indemnifying party to the other party for inclusion in SEC filings, which survive for one year following the closing date of the Merger.

Both P&G and Galleria Company will release each other and specified related parties from any and all liabilities existing or arising from any acts or events occurring (or failing to occur) at or before the Separation or any conditions existing or alleged to have existed at or before the Separation.

In addition, under the Transaction Agreement, Coty and Galleria Company will, in general, be jointly and severally responsible to indemnify P&G against certain liabilities from losses relating to, arising out of or resulting from (whether prior to or following the closing of the Merger):

•	Galleria Company’s liabilities and the liabilities of Galleria Company’s subsidiaries, including the failure to discharge or comply with any such liabilities;

•	any breach by Coty, Galleria Company or any of their subsidiaries of any covenant to be performed by it pursuant to the Transaction Agreement or any ancillary agreement subsequent to the effective time of the Merger; or

•	any breach by Coty, Galleria Company or any of their subsidiaries of their obligations in respect of specified ongoing agreements and representations and warranties.

Further, under the Transaction Agreement, P&G will (and will cause its subsidiaries to) indemnify Coty, Galleria Company and their subsidiaries against specified liabilities from claims relating to, arising out of or resulting from (whether prior to or following the closing):

•	specified excluded liabilities, not to be assumed by Galleria Company or its subsidiaries, including the failure by P&G or any of its subsidiaries to discharge or comply with any of such excluded liabilities;

•	any breach by P&G or its subsidiaries of any covenant to be performed by it pursuant to the Transaction Agreement or any ancillary agreement subsequent to the effective time of the Merger; or

•	any breach by P&G or its subsidiaries of their obligations in respect of certain ongoing agreements and representations and warranties.

Specifically excluded from recoverable losses pursuant to the indemnification provisions in the Transaction Agreement are any punitive, exemplary, special or similar damages, indirect damages, consequential damages that are not reasonably foreseeable, damages based on diminution in value or damages computed on a multiple of earnings, cash flow or other financial measure, in each case, except to the extent awarded by a court of competent jurisdiction in connection with a third-party claim. The Transaction Agreement also includes provisions relating to the defense and settlement of third-party claims.

Dispute Resolution

Any claim by P&G or its subsidiaries, on the one hand, against Coty, Galleria Company or their subsidiaries, on the other hand, or vice versa, will be subject to a binding dispute resolution mechanism that involves negotiations between specified officers of the parties, followed by a right to commence litigation if such officers are unable to resolve the dispute within a specified amount of time.

Other Covenants and Agreements

Subject to specified exceptions, P&G agreed not to, and not to permit its subsidiaries to, without obtaining the prior written consent of Coty, for 24 months after the closing date of the Merger, directly or indirectly, employ an employee of Galleria Company or its subsidiaries. Subject to specified exceptions, P&G also agreed not to, and not to permit its subsidiaries to, without obtaining the prior written consent of Coty, for 12 months after the closing date of the Merger, directly or indirectly, employ any employee of Coty or its subsidiaries who held a position with a seniority level of “Level F” or higher (as commonly referred to within Coty’s organization as of the date of the Transaction Agreement) and with whom P&G had direct contact through face-to-face meetings or conference calls during the negotiations of the Transactions.

Subject to specified exceptions, Coty agreed not to, and not to permit its subsidiaries to, without obtaining the prior written consent of P&G, for 12 months after the closing date of the Merger, directly or indirectly, employ any employee of P&G or its subsidiaries who held a position with a seniority level of “Band 3” or higher (as commonly referred to within P&G’s organization) and with whom Coty had direct contact through face-to-face meetings or conference calls during the negotiations of the Transactions.

Except as otherwise provided in the Transition Services Agreement, each party will provide access for a period of six years following the closing date of the Merger to specified shared information in its possession or control. The Transaction Agreement also addresses ownership of information, record retention and production of witnesses and treatment of privileged communications.

The Transaction Agreement also includes specified other covenants and agreements, including covenants (with certain exceptions specified in the Transaction Agreement) relating to:

•	notification by each party to the other of any notice that a consent of a third party may be required in connection with the Transactions or of any action commenced or threatened against it or its affiliates relating to the completion of the Transactions;

•	cooperation with respect to any public announcements regarding the Transactions;

•	cooperation among the parties relating to the prompt preparation and filing of specified required filings with the SEC;

•	cooperation in amending any of the transaction documents to the extent reasonably requested by either party to enable its counsel to deliver the tax opinions contemplated by the Transaction Agreement;

•	P&G providing to Coty audited financial statements and interim financial statements of P&G Beauty Brands;

•	cooperation with respect to the preparation of all documents and the making of all filings required in connection with the Distribution;

•	Galleria Company’s discontinuation of the use of names retained by P&G;

•	the removal of tangible assets from facilities transferred to Galleria Company (in the case of assets retained by P&G) or from facilities retained by P&G (in the case of assets transferred to Galleria Company);

•	cooperation with respect to specified works council and similar notification requirements; and

•	access to certain perfume oils and fragrances.

Conditions to the Transactions

The respective obligations of P&G and Galleria Company to effect the Separation, Recapitalization, Distribution and Merger, and the respective obligations of Coty and Merger Sub to effect the Merger, are subject to the satisfaction or waiver of the following conditions (collectively referred to as the “joint conditions”):

•	no preliminary or permanent injunction or other order will have been issued that would make the completion of the Transactions unlawful and no governmental authority will have instituted any action seeking to restrain, enjoin or otherwise prohibit completion of the Transactions which remains pending at the closing date of the Merger;

•	all waiting periods under the HSR Act applicable to the Transactions will have terminated or expired and all other applicable pre-closing governmental approvals required under the antitrust laws of specified agreed-upon jurisdictions will have been obtained;

•	the notifications, information and consultations, and co-determinations to and with the works councils, economic committees, unions and other representative bodies identified in P&G’s disclosure letter will have been made and all required consultations will have been conducted and completed;

•	Coty stockholders will have approved the issuance of shares of Coty common stock in connection with the Merger and the amendment of Coty’s certificate of incorporation via written consent or otherwise, which approval was given by written consent of Coty stockholders as of July 9, 2015;

•	the Coty common stock to be issued in the Merger will have been authorized for listing on the NYSE, subject to notice of official issuance;

•	specified required filings with the SEC will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order, and (1) if the Distribution is effected in whole or in part as a split-off, the offer period and any extensions thereof in the exchange offer required by applicable securities laws will have expired, or (2) if the Distribution is effected in whole or in part as a spin-off, the applicable notice periods required by applicable stock exchange rules or securities laws will have expired; and

•	the information statement will have been mailed to Coty stockholders in accordance with the Transaction Agreement at least 20 days prior to the closing date and the issuance of Coty common stock in connection with the Merger and the amendment to Coty’s certificate of incorporation will be permitted by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) and the requirements of the NYSE.

In addition, the obligation of Coty and Merger Sub to effect the Merger is subject to the satisfaction of the following additional conditions (each of which may be waived by Coty unless otherwise provided in the Transaction Agreement):

•	all covenants of P&G under the Transaction Agreement and the ancillary agreements to be performed on or before the completion of the Transactions will have been performed by P&G in all material respects;

•	the representations and warranties of P&G with respect to the capital structure of Galleria Company will be true and correct in all but de minimis respects as of the closing date of the Merger with the same effect as if made on the closing date of the Merger;

•	the representation and warranty of P&G that, since March 31, 2015, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have a material adverse effect with regards to P&G Beauty Brands, will be true and correct in all respects as of the closing date of the Merger with the same effect as if made on the closing date of the Merger;

•	all other representations and warranties of P&G will be true and correct in all respects as of the closing date of the Merger with the same effect as if made on the closing date of the Merger (except for representations and warranties made as of a date other than the date of the Transaction Agreement, which will be true and correct only as of the specified date), with only such exceptions as would not in the aggregate have a material adverse effect on P&G Beauty Brands;

•	Coty will have received a written opinion, dated as of the closing date of the Merger, from McDermott Will & Emery LLP, its special tax counsel, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•	P&G will have delivered to Coty an officer’s certificate to the effect that each of the conditions specified in the first four bullets above has been satisfied.

In addition, the obligation of P&G and Galleria Company to effect the Separation, Recapitalization, Distribution and Merger is subject to the satisfaction of the following additional conditions (each of which may be waived by P&G unless otherwise provided in the Transaction Agreement):

•	all covenants of Coty under the Transaction Agreement and the ancillary agreements to be performed on or before the completion of the Transactions will have been performed by Coty in all material respects;

•	the representations and warranties of Coty with respect to its capital structure will be true and correct in all material respects as of the closing date of the Merger with the same effect as if made on the closing date of the Merger;

•	the representation and warranty of Coty that, since March 31, 2015, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have a material adverse effect with regards to Coty, will be true and correct in all respects as of the closing date of the Merger with the same effect as if made on the closing date of the Merger;

•	all other representations and warranties of Coty will be true and correct in all respects as of the closing date of the Merger with the same effect as if made on the closing date of the Merger (except for representations and warranties made as of a date other than the date of the Transaction Agreement, which will be true and correct only as of the specified date), with only such exceptions as would not in the aggregate have a material adverse effect on Coty;

•	P&G will have received a written opinion, dated as of the closing date of the Distribution, from Cadwalader, Wickersham & Taft LLP, its special tax counsel, to the effect that the (i) Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) Galleria Transfer, taken together with the Distribution, should qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (iii) Distribution, as such, should qualify as a distribution to P&G shareholders pursuant to Section 355 of the Code and (iv) the Merger should not cause Section 355(e) of the Code to apply to the Distribution;

•	subject to certain obligations to extend the expiration date of the exchange offer, if P&G elects to effect the Distribution by way of an exchange offer, P&G shareholders will have validly tendered and not properly withdrawn before the expiration of the exchange offer enough shares of P&G common stock such that P&G will distribute to its shareholders in the exchange offer a percentage of the shares of Galleria Company common stock issued to P&G that exceeds the Minimum Condition; provided, however, that, at any time prior to the Expiration Date, P&G in its reasonable judgment and after consultation with Coty may reapply the agreed-upon formula used to calculate the Minimum Condition using updated information reflecting the then-current data or otherwise increase the Minimum Condition by the minimum amount necessary, in each case, to ensure that the agreed-upon minimum amount of P&G common stock is tendered;

•	no Coty SEC Event (as defined below) will have occurred;

•	Coty will have irrevocably confirmed to P&G in writing that each condition to Coty’s obligation to effect the closing of the Transactions, as provided in the first and second paragraphs of this “—Conditions to the Transactions” section, will have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied contemporaneously with the closing of the Transactions);

•	Coty will have delivered to P&G an officer’s certificate to the effect that each of the conditions specified in the first four bullets above has been satisfied; and

•	there will be no shares of Coty common stock, preferred stock, restricted stock, restricted stock units, stock appreciation rights, stock-based performance units, phantom units, capital stock equivalents or similar synthetic instruments or other capital stock or nominal interests in Coty outstanding, other than shares of Coty common stock (including restricted stock units convertible into Coty common stock, Coty options and phantom units) and Coty series A preferred stock.

In addition, the obligations of the parties to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•	the Separation and Recapitalization shall have been completed; and

•	the Distribution shall have been completed.

A “Coty SEC Event” means the occurrence of one or more of the following:

•	Coty having published or become obligated to publish a press release or file or become obligated to file a report with the SEC to the effect that Coty’s prior financial statements or reports filed with the SEC may no longer be relied upon;

•	Coty having failed to timely file (after giving effect to the extension provided pursuant to Rule 12b-25 under the Exchange Act if a Form 12b-25 is filed by Coty) with the SEC any of its Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q that are required to be filed prior to the closing of the Merger;

•	Coty having made a filing that discloses (or Coty shall have become required to disclose) the existence of any material weaknesses in the effectiveness of Coty’s internal control over financial reporting (as such concept is defined in Rule 1-02(a) of Regulation S-X), as of the requisite date;

•	Coty having publicly announced or disclosed that the audit committee of Coty’s board of directors (or other similarly empowered committee of the board or the board itself) is conducting an investigation with respect to the material reliability or accuracy of Coty’s financial statements;

•	Coty or any governmental authority having publicly announced or disclosed that a governmental authority is conducting an investigation with respect to the material reliability or accuracy of Coty’s financial statements; or

•	Coty or any of its directors or executive officers having been named as a party to any criminal proceeding with respect to alleged criminal conduct where such conduct relates to Coty’s business;

provided, however, that (A) no event resulting from, relating to or arising out of matters disclosed by Coty (1) in its SEC filings publicly filed or furnished with the SEC at least two business days prior to the date of the Transaction Agreement (other than forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily cautionary in nature or in the general description of accounting principles in the footnotes to the audited or unaudited financial statements included in Coty’s SEC filings) or (2) in Coty’s disclosure letter, will be an “Coty SEC Event” and (B):

•	with respect to the first bullet in the definition of “Coty SEC Event,” at least one of the following must also be true:

•	Coty shall have failed to remedy the underlying issues and publicly confirmed that the financial statements filed or published with the SEC prior thereto fairly present, in all material respects, Coty’s consolidated financial condition and results of operations of Coty (such confirmation is referred to as the “GAAP Compliant Confirmation”) within 120 days of the date on which it published or became obligated to publish or filed or became obligated to file such press release or report referenced in the first bullet in the definition of “Coty SEC Event”; or

•	both (1) the average (measured as an arithmetic mean) of the daily volume weighted averages of the trading prices of Coty common stock, as such prices are reported on the NYSE composite tape, for certain specified time periods, is equal to 80% of such average trading price on the trading day immediately preceding the Disclosure Date (as defined below) (and such decline is disproportionate in a non-de minimis respect to a decline in the performance of the Standard & Poor’s 500 Index calculated in the same manner) and (2) such average trading price of Coty common stock is less than $20.00 on any one of the following days: any of the 40th through 50th trading days following the Disclosure Date, the 10th trading day after the date on which Coty makes the GAAP Compliant Confirmation, and, if the Disclosure Date is less than 40 trading days prior to the commencement of the exchange offer if such option is chosen by P&G, such date of commencement (this bullet describes the “minimum price decline requirement”);

•	with respect to the second bullet in the definition of “Coty SEC Event,” at least one of the following must also be true:

•	Coty shall have failed to cure the relevant problem within 120 days of the date on which the event referenced in the second bullet in the definition of “Coty SEC Event” takes place by, as applicable, filing the late Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC; or

•	the minimum price decline requirement shall have occurred; and

•	with respect to the third, fourth, fifth and sixth bullets in the definition of “Coty SEC Event,” the minimum price decline requirement shall have occurred (provided, that for purposes of this bullet, the only measurement dates for the minimum price decline requirement will be (1) the 45th trading day after the Disclosure Date, and (2) if the Disclosure Date is less than 45 trading days prior to the date an exchange offer is commenced, the commencement date of the exchange offer).

The “Disclosure Date” means, in respect of the relevant Coty SEC Event, the earlier of (1) the date on which such event is publicly disclosed, (2) the date on which there are widely publicized rumors or other similar market speculation of the occurrence of the event or (3) in respect of the events referenced in the second bullet under the definition of “Coty SEC Event” above, the date on which the relevant filing was required to be filed with the SEC (after giving effect to any extension provided pursuant to Rule 12b-25 under the Exchange Act).

Termination of the Transaction Agreement

Termination Rights

The Transaction Agreement may be terminated and the Transactions may be abandoned at any time prior to the closing date of the Merger in the following manner:

•	by mutual written consent of P&G and Coty;

•	by either P&G or Coty if:

•	the closing date of the Merger does not occur on or prior to January 31, 2017, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the Transaction Agreement to perform or observe in all material respects the covenants of such party under the Transaction Agreement; or

•	any law makes the completion of the Transactions illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or any governmental authority issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting any material component of the Transactions, and such order becomes final and non-appealable;

•	by P&G if:

•	Coty or Merger Sub breaches any of its representations and warranties or covenants contained in the Transaction Agreement, which breach would give rise to the failure of a condition in the Transaction Agreement and cannot be or has not been cured within 60 days after the giving of written notice to Coty of such breach (or, if earlier, January 31, 2017);

•	any of P&G’s conditions to its obligation to complete the Transactions become incapable of fulfillment and are not waived by P&G;

•	P&G has commenced an exchange offer and such exchange offer is not completed as a result of the failure of the Minimum Condition to be satisfied on the applicable scheduled expiration date of such exchange offer; or

•	an irrevocable written consent of Coty stockholders representing at least 50.1% of the voting power represented by the outstanding shares of Coty common stock approving the amendment of Coty’s certificate of incorporation and the issuance of Coty common stock in the Merger has not been delivered to P&G within 24 hours after the execution of the Transaction Agreement, which consent was executed and delivered to P&G on July 9, 2015; or

•	by Coty if:

•	P&G or Galleria Company breaches any of its representations and warranties or covenants contained in the Transaction Agreement, which breach would give rise to the failure of a condition in the Transaction Agreement and cannot be or has not been cured within 60 days of written notice to P&G of such breach (or, if earlier, January 31, 2017); or

•	any of Coty’s conditions to its obligation to complete the Transactions become incapable of fulfillment and are not waived by Coty.

Effect of Termination

In the event of termination by P&G or Coty, written notice will be given to the other party and the Transaction Agreement and ancillary agreements will terminate without further action by the parties. Each party will return or destroy all documents, copies and other material received from the other party.

If the Transaction Agreement is terminated, it will become void and of no further force and effect, except that the provisions relating to publicity, termination fees and expenses, termination and the miscellaneous provisions will survive the termination. None of the provisions described under this “—Termination of the Transaction Agreement” section will be deemed to release any party from any liability for a deliberate breach by such party of the terms and provisions of the Transaction Agreement, which includes (1) a material breach of a representation or warranty that the party making such representation or warranty had knowledge was false at the time it was made, or (2) a material breach of a covenant by a party where such party had knowledge at the time that the action so taken or omitted to be taken constituted a breach of such covenant.

In addition, Coty may be responsible to pay P&G specified fees as described under “—Covenants—Fees and Expenses.”

ADDITIONAL AGREEMENTS

On July 8, 2015, P&G and Coty entered into the Split Plan Agreement. In connection with the completion of the Transactions, P&G, Galleria Company and Coty will enter into additional agreements in order to aid in the transfer and transition of Galleria Company from P&G to Coty. These agreements include a Transition Services Agreement, a Tax Matters Agreement and certain license agreements for intellectual property. The descriptions below of such agreements are qualified in their entirety by reference to the respective agreements, which are incorporated by reference herein. See also “Where You Can Find More Information; Incorporation by Reference.”

Split Plan Agreement

P&G currently manufactures specified products for P&G Beauty Brands in Mariscala, Mexico and in Bangkok, Thailand, where it also manufactures products for P&G’s retained businesses. P&G and Coty have entered into a Split Plan Agreement pursuant to which the parties will agree on a final plan for splitting the Mariscala and Bangkok facilities. Pursuant to the Split Plan Agreement, P&G will execute and implement the final plan and hire or authorize the hiring of any required contractor, subcontractor or consultant acting reasonably and in good faith. The parties agreed that all activities relating to the separation of the facilities will be carried out under the direction of P&G and that P&G and Coty will bear the costs and expenses relating to the separation of any assets or property in connection with the Split Plan Agreement equally. The transfer of title to Galleria Company for the transferred portion of the Mariscala and Bangkok facilities will occur as of the closing date of the Distribution.

Transition Services Agreement

In connection with the Transaction Agreement, Galleria Company and P&G will enter into a Transition Services Agreement, effective as of the closing of the Merger. To facilitate the transition of Galleria to Coty, under the Transition Services Agreement, P&G will provide Galleria Company, on a fee-for-services basis, with specified services for a limited period of time following consummation of the Merger.

The Transition Services Agreement will also address specified matters with respect to the provision of such services, including the management of the relationship between the parties, the use of each other’s facilities, technology, software and proprietary rights, and company data and access to P&G systems used to provide the services.

The term of the Transition Services Agreement will be for a period of six months after the completion of the Transactions, except in the case of specified services for which the term may be extended in one month increments for up to an aggregate of six additional months beyond the initial six-month term, in each case, unless earlier terminated as provided in the agreement. Galleria Company will generally be able to terminate the Transition Services Agreement or any services provided for a particular functional service area by giving 30 days prior notice to P&G, provided that an individual service within a functional area may only be terminated if it can be segregated from the other services within the functional area. Galleria Company and P&G will be able to terminate the Transition Services Agreement for cause, including for non-payment, if a breach is not cured within 30 days after notice of such breach.

Tax Matters Agreement

The Tax Matters Agreement among P&G, Galleria Company, Coty and Merger Sub, to be entered into on the closing date of the Merger, addresses specified tax issues, including the allocation of tax liability (such as the circumstances under which an indemnity from one party to another may be required, as described below), tax return filing and payment obligations, specified representations and warranties related to the tax-free treatment of the Distribution, Merger and related transactions (as described in further detail below), tax contests, cooperation and dispute resolution.

The Tax Matters Agreement will require that the Coty Group, for a two-year period following the closing of the Merger, generally avoid taking specified actions. These limitations are designed to restrict actions that might cause the Distribution to be treated under section 355(e) of the Code as part of a plan or series of related transactions under which a direct or indirect 50% or greater interest (by vote or value) in Galleria Company stock is acquired (including through acquisitions of Coty stock after the Merger) or that could otherwise cause the Distribution to become taxable to P&G. Unless Coty delivers an unqualified opinion of tax counsel reasonably acceptable to P&G, confirming that a proposed action would not cause the Transactions to become taxable, Coty and Galleria Company are each prohibited during the two-year period following the closing of the Merger from:

•	subject to specified exceptions, issuing stock (or stock equivalents), recapitalizing, repurchasing, redeeming or otherwise participating in acquisitions of its stock;

•	amending its certificate of incorporation or other organizational documents to affect the voting rights of its stock;

•	merging or consolidating with another entity, or liquidating or partially liquidating, except for any merger, consolidation, liquidation or partial liquidation that is disregarded for U.S. federal income tax purposes;

•	discontinuing, selling, transferring or ceasing to maintain the Galleria Company active business under section 355(b) of the Code;

•	taking any action that permits a proposed acquisition of Coty stock or Galleria Company stock to occur by means of an agreement to which none of Coty, Galleria Company or their affiliates is a party (including by soliciting a tender offer for Galleria Company stock or Coty stock, participating in or otherwise supporting any unsolicited tender offer for such stock or redeeming rights under a shareholder rights plan with respect to such stock); and

•	engaging in other actions or transactions that could jeopardize the tax-free status of the Distribution, Merger and/or certain related transactions.

The Coty Group would be required to indemnify P&G against tax-related losses (e.g., increased taxes, penalties and interest required to be paid by P&G) if the Distribution were taxable to P&G as a result of the acquisition of a 50% or greater interest (by vote or value) in Coty as part of a plan or series of related transactions that included the Distribution, except where such acquisition would not have been taxable but for P&G’s breach of certain provisions described in the Tax Matters Agreement. In addition, the Coty Group would be required to indemnify P&G for any tax liabilities resulting from the failure of the Merger to qualify as a reorganization under section 368(a) of the Code or the failure of the Distribution to qualify as a tax-free reorganization under sections 355 and 368(a) of the Code (including, in each case, failure to so qualify under a similar provision of state or local law) to the extent that such failure is attributable to a breach of certain representations and warranties by Coty or certain actions or omissions of the Coty Group. Tax-related losses attributable both to actions or omissions by the Coty Group, on the one hand, and actions or omissions by P&G, on the other hand, would be shared according to the relative fault of Coty and P&G. Except as described above, P&G would not be entitled to indemnification under the Tax Matters Agreement with respect to any taxable gain that it recognized in the Distribution. To the extent that Coty has any liability for any taxes of P&G, Galleria Company or any of their affiliates with respect to the Transactions that do not result from actions or omissions for which the Coty Group is liable as described above, P&G must indemnify Coty for such tax-related losses.

Shared Technology License Agreements

P&G and Galleria Company will enter into a Parent Shared Technology License Agreement, effective on the closing date of the Transactions, pursuant to which P&G will license to Galleria Company specified intellectual property that is used in both P&G Beauty Brands and P&G’s retained businesses, and which is being retained by P&G. The Parent Shared Technology License Agreement will continue until terminated, except with respect to specified limited exceptions under which the license terminates two years after the completion of the Transactions.

P&G and Galleria Company will also enter into a SplitCo Shared Technology License Agreement, effective on the closing date of the Transactions, pursuant to which Galleria Company will license to P&G specified intellectual property that is used in both P&G Beauty Brands and P&G’s retained businesses, and which is being transferred to Galleria Company or its subsidiaries in connection with the Transactions. The SplitCo Shared Technology License Agreement will continue until terminated.

Trademark License Agreements

P&G and Galleria Company will enter into a Parent Trademark License Agreement, effective on the closing date of the Transactions, in respect of specified trademarks owned by P&G or its subsidiaries. Pursuant to this agreement, P&G will grant to Galleria Company licenses to use specified Olay, Outlast and Sassoon trademarks on either a non-exclusive or exclusive basis, depending on the trademark, in specified channels and territories. With respect to a license of specified products, the license grant for Galleria Company to use the Olay trademark will terminate on the second anniversary of the closing of the Transactions. Otherwise, the Parent Trademark License Agreement continues unless otherwise terminated in accordance with its terms.

In addition, P&G and Galleria Company will enter into a SplitCo Trademark License Agreement, effective on the closing date of the Transactions, in respect of specified trademarks that will be transferred to Galleria Company or its subsidiaries upon completion of the Transactions. Pursuant to this agreement, Galleria Company will grant to P&G licenses to use certain Wella, Clairol and Silvikrin trademarks on either a non-exclusive or exclusive basis, depending on the trademark, in specified channels and territories. The SplitCo Trademark License Agreement terminates on the second anniversary of the closing of the Transactions.

Coexistence Agreement

P&G and Galleria Company will enter into a Coexistence Agreement, effective on the closing date of the Transactions, with respect to specified secondary trademarks that are transferred to Galleria Company in connection with the Transactions that are similar to specified retained trademarks of P&G. Under the Coexistence Agreement, the parties will agree to use such trademarks solely as a subsidiary trademark in connection with house marks and not to object to the other party’s use or registration of such trademarks.

DEBT FINANCING

Coty Indebtedness

On October 27, 2015, Coty entered into the Coty Credit Agreement with the other borrowers party thereto from time to time, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents from time to time party thereto. The Coty Credit Agreement provides for the Coty Senior Secured Credit Facilities in the aggregate principal amount of $4.500 billion comprised of (i) a $1.500 billion five-year revolving credit facility, which includes up to $80.0 million in swingline loans available for short-term borrowings, (ii) a $1.750 billion five-year term loan A facility and (iii) a seven-year term loan B facility comprising of a $500.0 million tranche and a €665.0 million tranche. The revolving credit facility is available to be borrowed by Coty in pounds sterling, Swiss francs, Canadian dollars, euros and other currencies reasonably acceptable to the administrative agent and the revolving lenders.

On October 27, 2015, the proceeds of the Coty Senior Secured Credit Facilities were used to refinance (i) that certain credit agreement, dated as of April 2, 2013, among Coty, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and (ii) that certain credit agreement, dated as of March 24, 2015, among Coty, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and pay fees, costs and expenses related to the transactions contemplated by the Coty Credit Agreement. The revolving credit facility will also be used for working capital needs, general corporate purposes and other purposes not prohibited by the Coty Credit Agreement. Immediately following the closing of the Coty Senior Secured Credit Facilities, $220 million was outstanding under the revolving credit facility.

Guarantors

Pursuant to the Guaranty Agreement, dated as of October 27, 2015, by and among Coty, its wholly owned domestic subsidiaries signatory thereto and any other wholly owned subsidiary who may become a party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the obligations of Coty under the Coty Senior Secured Credit Facilities are guaranteed by certain of Coty’s wholly owned domestic subsidiaries, subject to certain carve-outs and exceptions.

Security

Pursuant to the Pledge and Security Agreement, dated as of October 27, 2015, by and among Coty, its wholly owned domestic subsidiaries signatory thereto and any other wholly owned domestic subsidiary who may become a party thereto and JPMorgan Chase Bank, N.A., as collateral agent, the Coty Senior Secured Credit Facilities are secured, subject to certain carve-outs and exceptions, by a first priority lien on substantially all of the assets of Coty and such wholly owned domestic subsidiaries.

Interest Rate; Commitment Fee

The interest rate applicable to any borrowings under the term loan A facility and the revolving credit facility will accrue at a rate equal to, at Coty’s option, either LIBOR plus a margin of 1.00% per annum or a base rate plus a margin of 0.50% per annum, which margins are subject to certain step-downs based on Coty’s total net leverage ratio. The interest rate applicable to any borrowings under the term loan B facility will accrue at a rate equal to (a) for U.S. dollar term loans, at Coty’s option, either LIBOR (subject to a 0.75% floor) plus a margin of 3.00% or a base rate plus a margin of 2.00%, and (b) for euro term loans, EURIBOR (subject to a 0.75% floor) plus a margin of 2.75%. Coty will pay to the revolving lenders an unused commitment fee calculated at a rate per annum equal to 0.50%, subject to certain step-ups and step-downs based on Coty’s total net leverage ratio.

Repayment; Maturity

The term loan A facility amortizes in equal quarterly installments of 1.25% of the original principal amount of the term loan A facility, with the balance due on October 27, 2020. The term loan B facility amortizes in equal quarterly installments of 0.25% of the original principal amount of the term loan B facility, with the balance due on October 27, 2022. The revolving credit facility will mature on October 27, 2020.

Mandatory Prepayments

The Coty Credit Agreement requires that Coty make mandatory prepayments, subject to customary carve-outs and exceptions, equal to (i) 100% of debt issuances, excluding permitted debt and certain carve-outs, (ii) 100% of asset sales, subject to certain step-downs based on Coty’s secured net leverage ratio and (iii) 50% of excess cash flow, subject to certain step-downs based on Coty’s secured net leverage ratio and credits for voluntary prepayments.

Representations; Covenants; Events of Default

The Coty Credit Agreement contains customary representations and warranties by Coty and its restricted subsidiaries, including customary use of materiality, material adverse effect and knowledge qualifiers. The Coty Credit Agreement also contains (a) certain affirmative covenants that impose certain reporting and/or performance obligations on Coty and its restricted subsidiaries, (b) certain negative covenants that generally limit, subject to various exceptions, Coty and its restricted subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends and engaging in mergers and consolidations, sale and leasebacks and asset dispositions, (c) a financial covenant in the form of a total net leverage ratio applicable to the term loan A facility and the revolving credit facility and (d) customary events of default (including a change of control) for financings of this type. Obligations under the Coty Senior Secured Credit Facilities may be declared due and payable upon the occurrence and during the continuance of customary events of default.

Galleria Indebtedness

Galleria Senior Secured Credit Facilities

On January 26, 2016, Galleria Company, as initial borrower, entered into the Galleria Credit Agreement. The Galleria Credit Agreement provides for the Galleria Senior Secured Credit Facilities comprised of (i) a $2.000 billion five-year term loan A facility, (ii) a $1.000 billion seven-year term loan B facility and (iii) a $1.500 billion five-year revolving credit facility. The loans will initially be made to Galleria Company. The payment of amounts due under the term loan facilities and the revolving credit facility will initially be guaranteed by all existing and future direct and indirect material domestic subsidiaries of Galleria Company, subject to certain exceptions, and after the consummation of the Merger and to the extent the requirements of the Transaction Agreement are satisfied will also be guaranteed by Coty and all subsidiaries of Coty that guarantee the indebtedness under the Coty Senior Secured Credit Facilities. After the Galleria Financing Closing Date, the loans will be senior secured obligations of Galleria Company, secured by substantially all of the assets of the borrower and each guarantor.

The “Galleria Financing Closing Date” means the date of the initial funding (other than in connection with the escrow funding of the term loan B facility on January 26, 2016) under the Galleria Senior Secured Credit Facilities. No additional funds will be available to be drawn prior to the Galleria Financing Closing Date. On the Galleria Financing Closing Date, up to $2.900 billion plus the aggregate amount of fees and expenses required to be paid will be available to be drawn in aggregate across the term loan A facility and the revolving credit facility. The remainder of the term loan A facility will be available to be drawn on the Recapitalization Date and payable at maturity, subject to the scheduled amortization described below. After the Galleria Financing Closing Date, the revolving credit facility may be drawn down from time to time after the Merger and is payable at maturity.

On January 26, 2016, the term loan B facility was funded into escrow and will be available to be drawn on the “Escrow Release Date” (which will occur on or within one business day following on the Recapitalization Date) and is payable at maturity, subject to the scheduled amortization described below. Starting on the Galleria Financing Closing Date to but excluding the date upon which the revolving credit facility terminates, a fee of 0.50% per annum, subject to step-downs to 0.375% upon achievement of a total net leverage ratio less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, and to 0.25% upon achievement of a total net leverage ratio less than or equal to 2.00 to 1.00 (calculated on a 360-day basis) will be payable on the unused portions of the revolving credit facility on a quarterly basis.

Following the first anniversary of the consummation of the Merger, the term loan A facility will amortize in equal quarterly installments of 1.25% of the original principal amount of the term loan A facility, with the balance due on the date that is five years following the Galleria Financing Closing Date. Following the first anniversary of the consummation of the Merger, the term loan B facility will amortize in equal quarterly installments of 0.25% of the original principal amount of the term loan B facility, with the balance due on the date that is seven years following the Galleria Financing Closing Date. The revolving credit facility will mature on the date that is five years following the Galleria Financing Closing Date.

Galleria Incremental Facility

Galleria Company may, subject to specified customary conditions, on one or more occasions borrow additional term loans (together with the loans under the term loan A and term loan B facilities and/or increase commitments under the revolving credit facility, collectively, the “Galleria Incremental Facility”) up to the sum of (i) the aggregate principal amount of all voluntary prepayments and voluntary commitment reductions of the Galleria Senior Secured Credit Facilities or incremental equivalent debt (in each case, not funded with proceeds of long-term indebtedness) plus (ii) an unlimited amount at any time so long as the first lien net leverage ratio does not exceed 3.50 to 1.00 subject to certain conditions. Each lender will have discretion to determine whether it will participate in the Galleria Incremental Facility.

Guarantors

All existing and future direct and indirect material domestic subsidiaries of Galleria Company will, from and after the Galleria Financing Closing Date, guarantee the payment of the obligations under the Galleria Senior Secured Credit Facilities, subject to specified exceptions including but not limited to any direct or indirect domestic subsidiary substantially all the assets of which are the equity or debt of one or more foreign subsidiaries (each, a “Domestic Foreign Holdco”) and any direct or indirect domestic subsidiary of a direct or indirect foreign subsidiary. Upon consummation of the Merger, to the extent the requirements of the Transaction Agreement are satisfied, the payment of the obligations under the Galleria Senior Secured Credit Facilities will also be guaranteed by Coty and all subsidiaries of Coty that guarantee the indebtedness under the Coty Senior Secured Credit Facilities.

Security

The obligations under the Galleria Senior Secured Credit Facilities will, from and after the Galleria Financing Closing Date, be secured by a first-priority security interest in, subject to specified exceptions, the following:

•	all of the assets, material fee-owned real property (after the consummation of the Merger) and personal property, of Galleria Company and each guarantor, subject to specified exceptions;

•	from and after the consummation of the Merger, all present and future intercompany debt owing to Galleria Company and each guarantor;

•

from and after the consummation of the Merger, all shares of capital stock of (or other ownership or profit interests in) Galleria Company and the wholly owned restricted subsidiaries of Galleria Company and each guarantor (limited, in the case of each entity that is a Domestic Foreign Holdco, to 65% of the voting stock of each such entity); and

•	all proceeds and products of the property and assets described above.

Interest Rates

The Galleria Senior Secured Credit Facilities will bear interest at rates equal to, at Galleria Company’s option, either:

•	the London Interbank Offered Rate (“LIBOR”) or Euro Interbank Offered Rate (“EURIBOR”) depending on if the draw is in U.S. dollars or euros plus the Applicable Margin (as defined below); or

•	an alternate base rate equal to the highest of (1) JPMCB’s prime rate, (2) the federal funds rate plus 0.50% and (3) one-month LIBOR plus 1.0%, in each case plus the Applicable Margin.

In the case of the term loan A facility and revolving credit facility, the “Applicable Margin” means (1) until delivery of the financial statements for the first full fiscal quarter after the Galleria Financing Closing Date, 1.50% per annum, in the case of LIBOR/EURIBOR advances, and 0.50% per annum, in the case of alternate base rate advances, and (2) thereafter, a percentage per annum to be determined in accordance with a leverage-based pricing grid below:

Pricing Tier	Total Net Leverage Ratio	Adjusted LIBOR/EURIBOR plus	Alternative Base Rate plus
1	≥5.00:1.00	2.00%	1.00%

2	<5.00:1.00 but ≥4.00:1.00	1.75%	0.75%

3	<4.00:1.00 but ≥2.75:1.00	1.50%	0.50%

4	<2.75:1.00 but ≥2.00:1.00	1.25%	0.25%

5	<2.00:1.00 but ≥1.50:1.00	1.125%	0.125%

6	<1.50:1.00	1.00%	0%

In the case of the term loan B facility, the “Applicable Margin” means 3.00% per annum, in the case of LIBOR/EURIBOR advances, and 2.00% per annum, in the case of alternate base rate advances. With respect to the term loan B facility, in no event will (i) LIBOR or EURIBOR be deemed to be less than 0.75% per annum and (ii) alternate base rate be deemed to be less than 1.75% per annum.

Galleria Company may select interest periods of one, two, three or six months (or, if agreed by all relevant lenders, 12 months or a shorter period) for LIBOR/EURIBOR advances. Interest will be payable at the end of the selected interest period, but no less frequently than quarterly. Interest in the case of alternate base rate loans will be payable quarterly in arrears.

Scheduled Amortization

Following the first anniversary of the consummation of the Merger, the term loan A facility will be subject to quarterly amortization of principal in annual amounts as follows:

(1)	5% of the initial aggregate term loan A amount to be payable each year thereafter; and

(2)	the balance of the initial aggregate term loan A amount to be payable on the maturity date.

Following the first anniversary of the consummation of the Merger, the term loan B facility will be subject to quarterly amortization of principal in annual amounts as follows:

(1)	0.25% of the initial aggregate term loan B amount released from escrow on the Escrow Release Date to be payable quarterly thereafter; and

(2)	the balance of the initial aggregate term loan B amount released from escrow on the Escrow Release Date to be payable on the maturity date.

Mandatory Prepayments

After the first day after the first anniversary of the consummation of the Merger, each of the items set forth below will be applied to the prepayment of the term loans:

(1)	all net cash proceeds (subject to exceptions, reinvestment rights, minimum thresholds and reduction to 50% and 0% upon secured net leverage ratio levels less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00 or less than 2.25 to 1.00, respectively) from the non-ordinary course sale of property and assets and casualty, condemnation payments and certain insurance proceeds;

(2)	all net cash proceeds from additional debt other than debt permitted under the Galleria Senior Secured Credit Facilities; and

(3)	50% of excess cash flow (subject to reduction to 25% and 0% upon secured net leverage ratio levels less than or equal to 2.75 to 1.00 but greater than 2.25 to 1.00 or less than 2.25 to 1.00, respectively) and credits for any voluntary prepayments of loans made during such year.

After the closing date of the Merger until the first day after the first anniversary of the Merger, no prepayments will be required or permitted. Prior to the consummation of the Merger, Galleria Company may make prepayments at any time until one business day after the Recapitalization Date subject to specified requirements. From and after the first day after the first year after effectiveness of the Merger, prepayments will be applied on a pro rata basis to the scheduled installments of principal in respect of the Galleria Senior Secured Credit Facilities and the Coty Senior Secured Credit Facilities in direct order of maturity of remaining amortization payments. In addition, Galleria Company will be required to prepay the full principal of any amounts borrowed under the Galleria Credit Senior Secured Facilities (plus accrued interest and fees) within 30 days of the Galleria Financing Closing Date if the Merger has not become effective on or prior to that date.

Covenants

The documentation governing the Galleria Senior Secured Credit Facilities contains various customary negative covenants that will restrict Galleria Company and its subsidiaries in their activities (subject to exceptions, qualifications and as appropriate, baskets (including an available amount basket)) including, but not limited to:

•	limitations on liens and the incurrence of debt;

•	limitations on fundamental changes;

•	limitations on investments;

•	limitations on the payment of dividends and distributions;

•	limitations on asset sales and dispositions;

•	lines of business;

•	limitations on prepayment of junior lien or unsecured indebtedness;

•	limitations on amendments to debt documents governing junior lien or unsecured indebtedness;

•	limitations on transactions with affiliates above an agreed-upon threshold;

•	burdensome agreements;

•	negative pledges with respect to the collateral securing the Galleria Facilities;

•	amending specified organizational documents in a manner materially adverse to the lenders; and

•	changes in fiscal year.

The documentation governing the Galleria Senior Secured Credit Facilities requires Galleria Company and its subsidiaries to comply with various affirmative covenants typical for transactions of this type. In addition, Galleria Company will be required to comply with a maximum total net leverage ratio applicable only to the revolving credit facility and the term loan A facility and subject to an equity contribution cure on customary terms. Upon Galleria Company’s assumption of the obligations under the Coty Senior Secured Credit Facilities and Coty’s guarantee of the obligations under the Galleria Senior Secured Credit Facilities upon consummation of the Merger, Coty and its subsidiaries will be required to comply with the affirmative covenants identified above and negative and financial covenants that were separately negotiated and agreed by Coty and JPMCB and JPMorgan Securities LLC.

Events of Default

The documentation governing the Galleria Senior Secured Credit Facilities contains customary events of default, including payment defaults, material inaccuracy of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to other indebtedness over $100 million (including, upon consummation of the Merger, the Coty Senior Secured Credit Facilities), bankruptcy events, material judgments, impairments of loan documentation, guarantees or collateral (including, upon consummation of the Merger, the Coty Senior Secured Credit Facilities), change of control and customary defaults related to the Employee Retirement Income Security Act of 1974.

OWNERSHIP OF COTY COMMON STOCK

The following table shows the amount of Coty common stock and Coty class B common stock beneficially owned as of July 15, 2016, by (i) each person who is known by Coty to own beneficially more than 5% of Coty common stock or Coty class B common stock, (ii) each member of Coty’s board of directors, (iii) each named executive officer and (iv) all current directors on Coty’s board of directors and executive officers, as a group. A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if that person has the right to acquire sole or shared voting or investment power over the security within 60 days. Unless otherwise noted, these persons, to Coty’s knowledge, have sole voting and investment power over the shares listed.

Applicable percentage ownership is based on 74,246,520 shares of Coty common stock and 262,062,370 shares of Coty class B common stock, each as of July 15, 2016.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Coty deemed outstanding shares subject to options held by that person that are currently exercisable or exercisable within 60 days of July 15, 2016 and subject to restricted stock units that are vested but not settled or that are going to vest and are expected to settle within 60 days of July 15, 2016. Coty did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Coty common stock and Coty class B common stock Beneficially Owned

Name of Beneficial Owner	Class A(1)			Class B			% of Total Voting Power
	Shares		%	Shares	%
Aristotle Capital Management, LLC	4,497,004	(2)	6.1	—	—		*
FMR LLC	8,235,142	(3)	11.1	—	—		*
JAB Cosmetics B.V.	6,431,571	(4)	8.7	262,062,370	100	(4)	97.5
Mousseluxe S.à.r.l.	14,562,993	(5)	19.6	—	—		*
Putnam Investments, LLC	9,426,900	(6)	12.7	—	—		*
Vanguard Group	4,518,178	(7)	6.1	—	—		*
Wellington Management Group LLP	7,599,442	(8)	10.2	—	—		*
Lambertus J.H. Becht	4,668,810	(9)	6.3	—	—		*
Patrice de Talhouët	207,297		*	—	—		*
Joachim Faber	194,061		*	—	—		*
Olivier Goudet	15,000		*	—	—		*
Peter Harf	4,570,719		6.2	—	—		*
Jules P. Kaufman	760,808	(10)	1.0	—	—		*
Paul S. Michaels	0		—	—	—		—
Jean Mortier	227,705		*	—	—		*
Mario Reis	136,000		*	—	—		*
Michele Scannavini	0	(11)	—	—	—		—
Erhard Schoewel	352,452		*	—	—		*
Robert Singer	30,000		*	—	—		*
All Directors and Executive Officers as a Group (17 persons)	11,584,285	(12)	15.5	—	—		*

*	Less than one percent
(1)	Includes shares of Coty common stock subject to stock options that are currently exercisable or exercisable within, and restricted stock units, if any, that are vested but not settled or that will vest and are expected to settle within 60 days of July 15, 2016.
(2)	Based solely on Schedule 13G filed on July 11, 2016. Represents shares of Coty common stock beneficially owned by Aristotle Capital Management, LLC. Aristotle Capital Management, LLC has sole voting and dispositive power over 4,497,004 shares. The address for Aristotle Capital Management, LLC is 11100 Santa Monica Blvd., Suite 1700, Los Angeles, California 90025.

(3)	Based solely on Schedule 13G filed on May 10, 2016. Represents shares of Coty common stock beneficially owned by FMR LLC. FMR LLC has sole voting power over 1,052,249 shares and sole dispositive power over 8,235,142 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(4)	Based solely on Schedule 13G/A filed on February 16, 2016. Lucresca, Agnaten, each of which is a company with its registered seat in Austria, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by JAB Cosmetics B.V., a Netherlands corporation. JAB Cosmetics B.V. is direct subsidiary of JAB Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Lucresca and Agnaten are each controlled by Renate Reimann-Haas, Wolfgang Reimann, Stefan Reimann-Andersen and Matthias Reimann-Andersen, who with Peter Harf, Bart Becht and Olivier Goudet exercise voting and investment authority over the shares held by JAB Cosmetics B.V. Lucresca, Agnaten, and JAB Cosmetics B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities except to the extent of a pecuniary interest therein. The address of Lucresca and Agnaten is Rooseveltplatz 4-5/Top 10, 1090 Vienna and the address of JAB Cosmetics B.V. and JAB Holdings B.V. is Oudeweg 147, 2031 CC Haarlem, The Netherlands.
(5)	Based solely on Form 4/A filed on December 8, 2015. Represents shares of Coty common stock beneficially owned by Mousseluxe S.à.r.l. These shares are indirectly owned by Charles Heilbronn, who has been granted a power of attorney and proxy to exercise voting and investment power with respect to these shares. Mousseluxe S.à.r.l. and Mr. Heilbronn have shared voting and dispositive power over these shares. The address for Mousseluxe S.à.r.l. is 65 Boulevard Grande Duchesse Charlotte, L-1331 Luxembourg. Address for Mr. Heilbronn is c/o Mousse Partners Limited, 9 West 57th Street, New York, NY 10019.
(6)	Based solely on Schedule 13G/A filed on February 16, 2016. Represents shares of Coty common stock beneficially owned by Putnam Investments, LLC (“Putnam”), which wholly owns two registered investment advisors: Putnam Investments Management, LLC (“PIM”), which is the investment advisor to the Putnam family of mutual funds and the Putnam Advisory Company, LLC (“PAC” together with Putnam and PIM, the “Putnam Group”), which is the investment advisor to Putnam’s institutional clients. Putnam has sole voting power over 1,134,598 shares and sole dispositive power over 9,426,900 shares, PIM has sole voting power over 326,718 shares and sole dispositive power over 8,619,020 shares, and PAC has sole voting and dispositive power over 807,880 shares. The address for the Putnam Group is One Post Office Square, Boston, MA 02109.
(7)	Based solely on Schedule 13G filed on February 10, 2016. Represents shares of Coty common stock beneficially owned by The Vanguard Group (“Vanguard Group”), which wholly owns Vanguard Fiduciary Trust Company (“Vanguard Fiduciary Trust”), an investment manager of collective trust accounts. Vanguard Group has sole voting power over 53,287 shares, sole dispositive power over 4,464,891 shares and shared dispositive power with Vanguard Fiduciary Trust over 53,287 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(8)	Based solely on Schedule 13G filed on April 11, 2016. Represents shares of Coty common stock beneficially owned of record by clients of Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd (collectively, the “Wellington Investment Advisors”). Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisors. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power over 5,647,470 shares and shared dispositive power over 7,599,442 shares. Wellington Management Company LLP has shared voting power over 3,793,938 shares and shared dispositive power over 4,924,174 shares. The address of each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210.

(9)	Includes 3,668,810 shares of Coty common stock held by a Luxembourg corporation whose sole shareholder is a revocable trust that Mr. Becht established for estate planning purposes. While Mr. Becht does not have investment control over the trust or its assets, because Mr. Becht has the power to revoke the trust at any time and assume control of the Luxembourg corporation that owns such shares, pursuant to Rule 13d-3(a)(d)(1)(i)(C), Mr. Becht is deemed to be the beneficial owner of such shares for Section 13(d) purposes and has accordingly included them in the table set forth above.
(10)	Includes 532,630 shares of Coty common stock issuable upon exercise of vested options.
(11)	Mr. Scannavini is Coty’s former Chief Executive Officer. Based solely upon Mr. Scannavini’s September 2014 sale to Coty of shares of Coty common stock pursuant to the terms of a settlement agreement requiring Mr. Scannavini to sell, and Coty to purchase, all of the Coty common stock held directly or indirectly by Mr. Scannavini, including any shares of Coty common stock issuable upon exercise of outstanding stock options.
(12)	Includes 644,630 shares of Coty common stock issuable upon exercise of vested options within 60 days of July 15, 2016.

JAB Cosmetics B.V. is the owner of all of the outstanding shares of Coty class B common stock and 8.7% of Coty common stock, which together represent approximately 97% of Coty’s outstanding voting power. In order to facilitate the Transactions, JAB Cosmetics B.V. has agreed to elect to convert all such shares of Coty class B common stock into Coty common stock no later than two business days prior to the closing of the Merger. As a result, no shares of Coty class B common stock of Coty will be outstanding following completion of the Transactions, and all common stock of Coty will consist of a single class. JAB Cosmetics B.V. will remain the largest stockholder overall, owning approximately 35% of the fully diluted shares of Coty common stock at the close of the Transactions.

DESCRIPTION OF COTY CAPITAL STOCK

The rights of Coty stockholders are governed by Delaware law, Coty’s amended and restated certificate of incorporation, and Coty’s amended and restated bylaws. For information on how to obtain a copy of Coty’s amended and restated certificate of incorporation and Coty’s amended and restated bylaws, see “Where You Can Find More Information; Incorporation by Reference.”

The following is a summary of the material terms and provisions of Coty’s capital stock. This summary does not purport to be complete and may not contain all the information that is important to you.

Common Stock

General

As of the date of this prospectus, Coty’s authorized capital stock consists of 800,000,000 shares of Coty common stock, par value $0.01 per share, 367,754,370 shares of Coty class B common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

JAB Cosmetics B.V., the owner of all of the outstanding shares of Coty class B common stock and 8.7% of the Coty common stock, which together represent approximately 97% of Coty’s outstanding voting power, has approved, subject to completion of the Transactions, an amendment to Coty’s amended and restated certificate of incorporation that will increase Coty’s authorized capital stock. Following the completion of the Transactions, Coty’s amended and restated certificate of incorporation will provide that Coty has the authority to issue 1,000,000,000 shares of Coty common stock, par value $0.01 per share, and 367,754,370 shares of Coty class B common stock, par value $0.01 per share.

As of March 31, 2016, there were 76,829,900 shares of Coty common stock and 262,062,370 shares of Coty class B common stock outstanding. In order to facilitate the Transactions, JAB Cosmetics B.V. has agreed to elect to convert all such shares of Coty class B common stock into Coty common stock no later than two business days prior to the closing of the Merger. As a result, no shares of Coty class B common stock will be outstanding following completion of the Transactions, and all common stock of Coty will consist of a single class. Following this conversion and the completion of the Transactions, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Dividend Rights

Holders of Coty common stock and Coty class B common stock are entitled to receive dividends at the same rate if, as and when declared by Coty’s board of directors, out of Coty’s legally available assets, in cash, property, shares of Coty common stock or other securities, after payments of dividends required to be paid on outstanding preferred stock, if any.

If Coty pays a dividend or distribution on Coty common stock, payable in shares of Coty common stock, Coty also will be required to pay a pro rata and simultaneous dividend or distribution on the Coty class B common stock, payable in shares of Coty class B common stock. Similarly, if Coty pays a dividend or distribution on the Coty class B common stock, payable in shares of Coty class B common stock, Coty also will be required to make a pro rata and simultaneous dividend or distribution on the Coty common stock, payable in shares of Coty common stock. The Coty Credit Agreement contains certain customary restrictions on Coty’s ability to pay dividends. In addition, the Galleria Senior Secured Credit Facilities entered into in connection with the Transactions contains similar restrictions, and other indebtedness Coty may incur in the future may contain similar restrictions.

Voting Rights

The holders of Coty common stock are entitled to one vote per share, and the holders of Coty class B common stock are entitled to ten votes per share. Holders of Coty common stock and Coty class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of Coty stockholders, unless otherwise required by Coty’s amended and restated certificate of incorporation or by law. Holders of Coty common stock or Coty class B common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the combined voting power of Coty common stock could, if they so choose, elect all of Coty’s directors.

Following the conversion of JAB Cosmetics B.V.’s shares of Coty class B common stock and the completion of the Transactions, Coty’s common stock will consist of a single class and all holders of Coty common stock will be entitled to one vote per share.

No Preemptive or Similar Rights

Shares of Coty common stock are not entitled to preemptive rights. Shares of Coty common stock are not convertible into any other shares of Coty’s capital stock. As of the date of this prospectus, the outstanding shares of Coty class B common stock are convertible at any time as follows: (1) at the option of the holder, a share of Coty class B common stock may be converted into one share of Coty common stock or (2) upon the election of the holders of a majority of the then-outstanding shares of Coty class B common stock, all outstanding shares of Coty class B common stock may be converted into shares of Coty common stock. In addition, each share of Coty class B common stock will convert automatically into one share of Coty common stock upon any transfer, whether or not for value, except for certain transfers described in Coty’s amended and restated certificate of corporation, including certain transfers consented to in writing in advance by the holders of a majority of the shares of Coty class B common stock held by JAB Cosmetics B.V. and its affiliates. Each share of Coty class B common stock will also automatically convert into one share of Coty common stock if, on the record date for any meeting of the Coty stockholders, the number of shares of Coty class B common stock then outstanding is less than 10% of the aggregate number of shares of Coty common stock and Coty class B common stock then outstanding. Once converted into Coty common stock, Coty class B common stock will not be reissued.

Following the conversion of JAB Cosmetics B.V.’s shares of Coty class B common stock and the completion of the Transactions, Coty’s common stock will consist of a single class, and no shares of Coty class B common stock will be outstanding. As a result, no shares of Coty common stock will be entitled to preemptive rights or subject to conversion.

Right to Receive Liquidation Distributions

Upon Coty’s liquidation, dissolution or winding up, any business combination or a sale or disposition of all or substantially all of Coty’s assets, the assets legally available for distribution to Coty stockholders will be distributable ratably among the holders of Coty common stock and Coty class B common stock treated as a single class, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding preferred stock.

Following the conversion of JAB Cosmetics B.V.’s shares of Coty class B common stock and the completion of the Transactions, Coty’s common stock will consist of a single class, and no shares of Coty class B common stock will be outstanding.

Protective Provisions

Coty’s amended and restated certificate of incorporation provides that Coty will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive certain provisions in Coty’s amended and restated

certificate of incorporation (or adopt any provision inconsistent therewith), unless such action is first approved by the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Coty class B common stock, voting as a separate class, and the holders of Coty common stock will have no right to vote thereon. However, this provision is subject to any other vote required by applicable law and, under Section 242(b)(2) of the Delaware General Corporation Law (“DGCL”), holders of Coty common stock would be entitled to vote as a class upon the proposed action, whether or not entitled to vote by Coty’s amended and restated certificate of incorporation, if the action would increase or decrease the par value of the shares of Coty common stock, or alter or change the powers, preferences or special rights of the Coty common stock so as to affect them adversely.

Following the conversion of JAB Cosmetics B.V.’s shares of Coty class B common stock and the completion of the Transactions, Coty’s common stock will consist of a single class, and no shares of Coty class B common stock will be outstanding. As a result, holders of Coty common stock will be entitled to one vote per share on all matters, and the provision described in the preceding paragraph will have ceased to have any further effect.

Other Obligations to Issue Capital Stock

Coty has adopted and maintains equity incentives and stock purchase plans pursuant to which Coty is authorized to issue stock options and other types of equity compensation for employees and non-employee directors. As of March 31, 2016, 15,851,281 shares of Coty common stock were subject to outstanding options, restricted stock units, phantom units and shares of Series A Preferred Stock under these plans. As of March 31, 2016, Coty had reserved approximately an additional 18,985,039 shares of Coty common stock for future issuance under these plans.

Anti-Takeover Effects of Delaware Law, Coty’s Amended and Restated Certificate of Incorporation and Coty’s Amended and Restated By-laws

The following provisions may make a change in control of Coty’s business more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to Coty stockholders over the market price for their shares. These provisions also may promote the continuity of Coty’s management by making it more difficult for a person to remove or change the incumbent members of Coty’s board of directors.

Dual Class Structure. As of the date of this prospectus, Coty’s amended and restated certificate of incorporation provides for a dual class common stock structure, under which each share of Coty common stock has one vote per share while each share of Coty class B common stock has ten votes per share. Because of this dual class structure, JAB Cosmetics B.V., holder of all of the outstanding shares of Coty class B common stock and 8.7% of the Coty common stock, which together represent approximately 97% of Coty’s voting power, is able to control all matters submitted to Coty stockholders for approval, even though they own significantly less than 50% of the shares of outstanding Coty common stock. This concentrated control could have the effect of discouraging others from initiating a potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Following the conversion of JAB Cosmetics B.V.’s Coty class B common stock and the completion of the Transactions, Coty’s common stock will consist of a single class, and no shares of Coty class B common stock will be outstanding. As a result, although JAB Cosmetics B.V. will remain Coty’s largest stockholder overall, owning approximately 35% of the fully diluted shares of Coty common stock at the close of the Transactions. While the dual class common structure described in the preceding paragraph and the concentrated control created thereby will cease to exist, JAB Cosmetics B.V. will still maintain a significant voting stake in Coty, which could have the effect of discouraging others from initiating a potential merger, takeover or other change of control transaction.

Delaware Law. Coty is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by Coty’s board of directors in a prescribed manner or the transaction in which the person became an interested stockholder is approved by Coty’s board of directors and Coty’s disinterested stockholders in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Coty without further action by the stockholders.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of Coty common stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, Coty’s board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by Coty’s board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable Coty’s board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nominations of Directors. Coty’s amended and restated bylaws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice must be sent to and received at Coty’s principal executive offices no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or 70 days after the anniversary of the immediately preceding annual meeting of stockholders, such notice will be timely only if received no earlier than the close of business on the 120th day prior to the annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting and the tenth day following the date on which a public announcement of the date of the annual meeting was made by us. Coty’s amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude Coty stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at any meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of Coty.

Special Meetings of Stockholders. Coty’s amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of stockholders may be called only by Coty’s Chairman, Chief Executive Officer, board of directors or Secretary at the request of holders of not less than a majority of the combined voting power of Coty common stock.

Cumulative Voting. Coty’s amended and restated certificate of incorporation provides that Coty stockholders are not permitted to cumulate votes in the election of directors.

Transfer Agent

The transfer agent and registrar for Coty common stock is Wells Fargo Shareowner Services.

Preferred Stock

Coty is authorized, subject to the limits imposed by Delaware law, to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, rights, preferences and privileges of the shares of each such series and any of the qualifications, limitations or restrictions thereof. Coty’s board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of a given series then outstanding, plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants, by the affirmative vote of the holders of a majority of the shares of Coty stock entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates of designation establishing a series of preferred stock without any further vote or action by Coty stockholders.

The rights of holders of Coty common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Coty preferred stock that may be issued in the future. Coty’s board of directors may authorize the issuance of Coty preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Coty common stock. The issuance of Coty preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Coty and may adversely affect the market price of Coty common stock and the voting and other rights of the holders of Coty common stock.

During fiscal 2015, Coty established new awards under its Equity and Long-Term Incentive Plan and certain of its executive officers received awards of Coty’s new Series A Preferred Stock, $0.01 par value (the “Series A Preferred Stock”). In April 2015, Coty filed a Certificate of Designations (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to Coty’s Series A Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in various subscription agreements relating to the issuance and sale of the Series A Preferred Stock (each, a “Subscription Agreement”). Under the terms provided in the various Subscription Agreements, a holder of Series A Preferred Stock is entitled to exchange any or all “Vested Series A Preferred Stock” (as defined below) prior to varying dates specified in the Subscription Agreements, into, at Coty’s sole election, either: (i) an amount in cash payable in U.S. dollars per share so exchanged equal to (I) the fair market value of a share of Coty common stock on the date of conversion minus (II) an amount equal to the sum of an amount in U.S. dollars specified in each Subscription Agreement (the “Cash Conversion Price”) plus the fair market value of a share of such Coty common stock on the date such Vested Series A Preferred Stock was originally granted, subject to adjustment from time to time (the “Share Conversion Price” and aggregated with the Cash Conversion Price, the “Conversion Price”) (such difference, the “Preferred Net Value”), or (ii) the number of shares of Coty common stock whose aggregate value, as measured by the fair market value of a share of such Coty common stock on the date of conversion, is equal to the Preferred Net Value. As such, the benefit provided under the Series A Preferred Stock will always be based solely on the increase in value of Coty common stock after the date of grant and the Series A Preferred Stock will not have any value until the value of Coty common stock exceeds the value of such shares on the date of grant plus the Cash Conversion Price. Under the terms provided in the various Subscription Agreements, the right of a holder of Series A Preferred Stock to exchange any or all shares of Vested Series A Preferred Stock typically expires on the earliest to occur of: (i) the first (1st) anniversary of the holder’s termination of employment due to death or disability, and (ii) the latest date prior to which Vested Series A Preferred Stock can otherwise be exchanged as set forth in the paragraph above.

To the extent provided in the applicable Subscription Agreement, Vested Series A Preferred Stock will also automatically be exchanged into cash to the extent that a holder has not already exchanged at least an amount that corresponds to services performed by the holder in the United States by the March 1 immediately following the calendar year in which shares of Series A Preferred Stock are deemed to be Vested Series A Preferred Stock.

In addition, following the date of a change of control, Coty has the right to cause any Vested Series A Preferred Stock to be exchanged for the Preferred Net Value payable, at its sole option and election, either in cash or Coty common stock, as applicable.

Coty is not required to exchange any Vested Series A Preferred Stock into any Coty common stock to the extent such conversion, issuance or delivery would require: (i) registration with or approval of any person under any federal or state law before such shares may be validly issued or delivered upon conversion, (ii) approval from the exchange on which shares of the Coty common stock are then listed (the “Relevant Exchange”), unless such approval has been received, or (iii) approval by Coty stockholders pursuant to the rules or regulations of the Relevant Exchange, unless such approval has been received.

“Vested Series A Preferred Stock” means all shares of Series A Preferred Stock outstanding and held by an executive on the earliest of (i) a date specified in each Subscription Agreement; (ii) termination of employment as a result of death or disability; or (iii) a termination of employment under certain circumstances following a change of control.

The holder of any Series A Preferred Stock is not entitled to receive any dividends and has no voting rights except as required by law.

DESCRIPTION OF GALLERIA COMPANY CAPITAL STOCK

The following discussion is a summary of the terms of Galleria Company capital stock, certificate of incorporation and bylaws, and certain applicable provisions of Delaware law. Copies of Galleria Company’s certificate of incorporation and bylaws are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Galleria Company’s certificate of incorporation authorizes the issuance of an aggregate of 1,000 shares of common stock, par value $0.01 per share. As of March 31, 2016, there are issued and outstanding 100 shares of Galleria Company common stock, all of which are held by P&G. Prior to the Recapitalization, P&G will cause Galleria Company’s certificate of incorporation to be amended to permit the issuance of at least an aggregate of              shares of Galleria Company common stock.

Voting Rights

Each share of Galleria Company common stock entitles the holder to one vote on each matter submitted to a vote at a meeting of shareholders. Accordingly, holders of a majority of the outstanding shares of Galleria Company common stock entitled to vote on any matter, including in any election of directors, may decide such matter, including elect all of the directors standing for election which shall be elected by a plurality of the votes cast.

Dividends

Galleria Company has no legal or contractual obligation to pay dividends. Galleria Company does not currently intend to pay dividends on its common stock, apart from any dividends which may be paid in connection with the Recapitalization.

Preemptive Rights

Under Delaware law, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of common stock or any other class or series of common stock or any security convertible into such stock in proportion to the shares that are owned unless there is a provision to the contrary in the restated certificate of incorporation. Galleria Company’s certificate of incorporation does not provide that Galleria Company shareholders are entitled to preemptive rights.

Amendment to Galleria Company’s Bylaws

Galleria Company’s bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the shareholders or by its board of directors.

Limitation of Liability of Directors; Indemnification of Officers and Directors

Galleria Company’s certificate of incorporation provides that, to the fullest extent permitted by law, no director will be personally liable to Galleria Company or its shareholders for or with regard to any acts or omissions in the performance of his or her duties as a director of Galleria Company. Currently, Delaware law provides that liability may not be so limited for the following:

•	any breach of the director’s duty of loyalty to Galleria Company or its shareholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Galleria Company’s certificate of incorporation provides that, to the fullest extent permitted by law, Galleria Company will indemnify any person who is or was or had agreed to become a director or officer of Galleria Company, or each such person who is or was serving or who had agreed to serve at the request of Galleria Company’s board of directors or an officer of Galleria Company as an employee or agent of Galleria Company or as a director, officer, employee or agent of another entity or enterprise, shall be indemnified by Galleria Company to the fullest extent permitted by the DGCL. In addition to these provisions in Galleria Company’s certificate of incorporation and under Delaware law, Galleria Company’s directors and officers are covered by directors and officers insurance.

COMPARISON OF SHAREHOLDER RIGHTS

Upon consummation of the Merger, P&G shareholders who exchange their shares of P&G common stock for shares of Galleria Company common stock would become stockholders of Coty. The rights of Coty stockholders will be governed by Coty’s amended and restated certificate of incorporation and Coty’s amended and restated bylaws. Coty’s amended and restated certificate of incorporation and Coty’s amended and restated bylaws differ in certain respects from the P&G amended articles of incorporation and P&G regulations. In addition, the rights of Coty stockholders are governed by Delaware law, while the rights of P&G shareholders are governed by Ohio law. Delaware law and Ohio law differ in many respects, and consequently it is not practical to summarize all of such differences.

The following is a summary of significant differences between the P&G amended articles of incorporation, P&G regulations and applicable provisions of Ohio law, on the one hand, and Coty’s amended and restated certificate of incorporation and Coty’s amended and restated bylaws and applicable provisions of Delaware law, on the other. This discussion is not intended to be complete and is qualified in its entirety by reference to P&G’s and Galleria Company’s constitutive documents, which you should read. Copies of these documents have been filed with the SEC. To find out where you can get copies of these documents, see “Where You Can Find More Information; Incorporation by Reference.”

Authorized Capital Stock

The following table sets forth the authorized and issued capital stock of P&G and Coty as of March 31, 2016 without giving effect to the (i) conversion of all such shares of Coty class B common stock into              shares of Coty common stock or (ii) the issuance              shares of Coty common stock in the Exchange Offer:

Class of Security	Authorized	Outstanding
P&G:
Convertible Class A preferred stock, stated value $1 per share	600,000,000	102,361,101
Non-Voting Class B preferred stock, stated value $1 per share	200,000,000	—
Common stock, stated value $1 per share	10,000,000,000	2,661,851,865
Coty:
Preferred stock, $0.01 par value	20,000,000	1,675,554
Class A common stock, $0.01 par value	800,000,000	76,829,900
Class B common stock, $0.01 par value	367,754,370	262,062,370

Comparison of Rights of Shareholders

SHAREHOLDER RIGHTS	COTY	P&G
Dividend Policy	Coty has no legal or contractual obligation to pay dividends. Coty has been paying an annual dividend, once per year, since Coty’s initial public offering in 2013. The payment of cash dividends in the future will continue to be at the discretion of Coty’s board of directors. The declaration of any cash dividends, and the amount thereof, will depend on many factors, including Coty’s financial condition, capital requirements, funds from operations, the dividend taxation level, Coty’s stock price, future business	P&G has no legal or contractual obligation to pay dividends. P&G has been paying a dividend for 126 consecutive years since its incorporation in 1890 and has increased its dividend for 60 consecutive years at an annual compound average rate of over 9%. Over the past five years, the dividend has increased at an annual compound average rate of 5%. Nevertheless, as in the past, further dividends will be considered after reviewing dividend yields,

SHAREHOLDER RIGHTS	COTY	P&G

prospects and any other factors as Coty’s board of directors may deem relevant. Additionally, the Coty Senior Secured Credit Facilities contain certain customary restrictions on Coty’s ability to pay dividends. The Galleria Senior Secured Credit Facilities entered into in connection with the Transactions contains similar restrictions, and other indebtedness Coty may incur in the future may contain similar restrictions.

Coty does not currently have a dividend reinvestment plan.

profitability expectations and financing needs and will be declared at the discretion of P&G’s board of directors.

Dividends may only be paid on shares of P&G common stock in the event that the current dividend and all dividends in arrears have been paid to the holders of P&G’s Convertible Class A preferred stock and Non-Voting Class B preferred stock, or provisions for such payment have been made.

Eligible P&G shareholders are able to reinvest their dividends in shares of P&G common stock through the P&G Shareholder Investment Program.

Voting Rights

Under Coty’s amended and restated certificate of incorporation and amended and restated bylaws, the holders of Coty common stock are entitled to one vote per share, and the holders of Coty class B common stock are entitled to ten votes per share. Holders of Coty common stock and Coty class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of Coty’s stockholders, unless otherwise required by Coty’s amended and restated certificate of incorporation or amended and restated bylaws. Holders of Coty common stock and Coty class B common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the combined voting power of Coty common stock and Coty class B common stock could, if they so choose, elect all of Coty’s directors.

Following the conversion of JAB Cosmetics B.V.’s shares of Coty class B common stock and the completion of the Transactions, Coty’s common

Under P&G’s articles of incorporation and regulations, each share of P&G common stock entitles the holder to one vote. Furthermore, P&G’s articles of incorporation eliminate the right of P&G shareholders under Ohio law to vote cumulatively in the election of directors.

SHAREHOLDER RIGHTS	COTY	P&G
stock will consist of a single class and all holders of Coty common stock will be entitled to one vote per share; however, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Shareholder Action by Written Consent	Section 228(a) of the DGCL and Coty’s amended and restated certificate of incorporation provide that any action required or permitted to be taken at an annual or special meeting of Coty stockholders may be taken without a meeting if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.	Section 1701.54 of Ohio General Corporation Law provides that shareholder actions may be taken by written consent in lieu of a meeting with the vote of all the shareholders entitled to notice of the meeting at which the vote would otherwise occur, unless otherwise provided in the articles of incorporation or regulations. P&G’s articles of incorporation and regulations are silent as to shareholder actions by written consent.

Mergers, Acquisitions, Share Purchases and Certain Other Transactions

The DGCL requires the approval of mergers, consolidations and dispositions of all or substantially all of a corporation’s assets by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a greater proportion. Coty’s amended and restated certificate of incorporation does not specify a voting power proportion different than that specified by Delaware law in connection with the approval of these transactions.

As of the date of this prospectus, JAB Cosmetics B.V. owns 100% of the Coty class B common stock and 8.7% of the Coty common stock, which together comprise approximately 97% of Coty’s combined voting power. As a result, JAB Cosmetics B.V. has the ability to exercise control over decisions requiring stockholder approval, including approval of significant corporate transactions.

Following the conversion of JAB Cosmetics B.V.’s shares of Coty class

P&G’s articles of incorporation require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of P&G entitled to vote thereon before P&G may enter into certain transactions with “related persons,” which is defined to include any person, entity or group that directly or indirectly beneficially owns 5% or more of the outstanding shares entitled to vote, and any affiliates or associates of such person, entities or groups. P&G’s articles of incorporation further provide that a majority of the outstanding voting power is required to approve mergers, acquisitions, share purchases and certain other transactions.

SHAREHOLDER RIGHTS	COTY	P&G

B common stock and the completion of the Transactions, Coty’s common stock will consist of a single class, and no shares of Coty class B common stock will be outstanding; however, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Quorum	Coty’s amended and restated bylaws provide that, except as otherwise required by law or by Coty’s amended and restated certificate of incorporation, the stockholders representing a majority of the voting power of the issued and outstanding capital stock of Coty, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Coty’s amended and restated certificate of incorporation does not impose additional or different quorum requirements.	P&G’s regulations provide that the shareholders present in person or by proxy at any meeting of shareholders shall constitute a quorum unless a larger proportion is required to take the action stated in the notice of the meeting, in which case, a quorum would require the presence in person or by proxy of holders of record of shares entitling them to exercise the voting power required by the P&G articles of incorporation to take the action stated.

Number of Directors and Size of Board	Coty’s amended and restated bylaws provide that the number of directors constituting Coty’s board of directors shall be fixed in Coty’s amended and restated certificate of incorporation. Coty’s amended and restated certificate of incorporation provides that the exact number of directors constituting Coty’s board may be fixed solely by resolution of Coty’s board of directors, subject to the rights of holders of any series of preferred stock then outstanding.	P&G’s regulations authorize either a majority (voting power) of shareholders at a shareholder meeting or two-thirds of the board of directors to change the number of directors. The number of board members can be changed by directors only within the parameters set by the regulations, between ten and fifteen directors. The number of directors is currently set at 12.

Term of Directors	Coty’s directors are elected at the annual meeting of stockholders for one-year terms, or until their successors are duly elected and qualified.	P&G’s directors are elected at the annual meeting of shareholders for one-year terms, or until their successors are duly elected and qualified.

Removal of Directors	Coty’s amended and restated bylaws provide that, except as otherwise provided by law and subject to the rights of the holders of shares of Coty preferred stock, if any, directors may be removed at any time, but only by the	P&G’s regulations provide that a director may be removed, as provided by law, by the vote of at least a majority of the voting stock of P&G, voting together as a single class.

SHAREHOLDER RIGHTS	COTY	P&G

affirmative vote of the holders of at least a majority of the voting power of Coty entitled to vote in the election of directors. The removal of Coty directors is otherwise governed in accordance with Delaware law.

As of the date of this prospectus, JAB Cosmetics B.V. owns 100% of the Coty class B common stock and 8.7% of the Coty common stock, which together comprise approximately 97% of Coty’s combined voting power. As a result, JAB Cosmetics B.V. has the ability to exercise control over decisions requiring stockholder approval, including removal of directors.

Following the conversion of JAB Cosmetics B.V.’s shares of Coty class B common stock and the completion of the Transactions, the Coty common stock will consist of a single class, and no shares of Coty class B common stock will be outstanding; however, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Vacancies	Coty’s amended and restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock then outstanding, any vacancy on Coty’s board of directors that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, or by the affirmative vote of the holders of a majority in voting power of all issued and outstanding capital stock entitled to vote in an election of directors, and any other vacancy occurring on Coty’s board of directors may be filled by a majority of the directors then in office, even if less than a quorum, by a sole remaining	Vacancies are filled by the remaining directors, though less than a majority of the whole authorized number of directors, by the vote of a majority of their number.

SHAREHOLDER RIGHTS	COTY	P&G

director, or by the affirmative vote of the holders of a majority in voting power of all issued and outstanding capital stock entitled to vote in an election of directors.

Advance Notice Procedures for a Shareholder Proposal or Director Nomination	Coty’s amended and restated bylaws provide that only business properly brought before annual or special meetings will be considered at the meeting. Under SEC rules, any stockholder who intends to present a proposal at an annual meeting must submit the proposal, in writing, so that Coty receives it at its principal executive offices no later than 120 calendar days before the first anniversary of the date on which Coty first mailed its proxy materials for the prior year’s annual meeting in order for the proposal to be included in Coty’s proxy statement and proxy for the next annual meeting. Stockholders of record of Coty at the time notice was given for an annual meeting and entitled to vote at the annual meeting who wish to present a proposal at an annual meeting or to nominate a person to Coty’s board of directors at an annual meeting (but not include such proposal or nomination in the proxy statement) must submit such proposal or nominee to Coty no earlier than 120 and no later than 90 calendar days before the first anniversary of the prior year’s annual meeting if they wish for such proposal or nomination to be eligible for presentation at the next annual meeting. Only matters specified in the notice for special meetings will be considered at special meetings.	Ohio law governs the business that will be considered at annual or special meetings of P&G shareholders. Only business properly brought before annual or special meetings by a shareholder of record of P&G at the time notice was given for the meeting and entitled to vote at the meeting will be considered at the meeting. P&G’s regulations require advance written notice of business to be brought before an annual meeting. The notice must contain certain information set forth in the regulations and must be received by the Secretary of P&G not less than 90 days (140 days for a shareholder recommendation for the board of directors) nor more than 240 days prior to the one-year anniversary of the preceding year’s annual meeting. Certain other notice periods apply if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. Only matters specified in the notice for special meetings will be considered at special meetings.

Calling of Special Meeting of Shareholders	Coty’s amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of stockholders may be called only by Coty’s Chairman, Chief Executive Officer, board of directors or Secretary at the request of holders of not less than a	Special meetings of the shareholders may be called and held as provided by law.

SHAREHOLDER RIGHTS	COTY	P&G

majority of the combined voting power of Coty common stock.

Amendment

Delaware law permits the adoption of amendments to certificates of incorporation if those amendments are approved at a meeting held for that purpose by the holders of shares entitling them to exercise a majority of the voting power of the corporation, unless the certificate of incorporation specifies a greater proportion. Coty’s amended and restated certificate of incorporation does not specify a voting power proportion different than that specified by Delaware law in connection with the approval of amendments to Coty’s amended and restated certificate of incorporation.

As of the date of this prospectus, JAB Cosmetics B.V. owns all of the outstanding Coty class B common stock and 8.7% of the Coty common stock, which together comprise approximately 97% of Coty’s combined voting power. As a result, JAB Cosmetics B.V. has the ability to exercise control over decisions requiring stockholder approval, including amendments to Coty’s amended and restated certificate of incorporation.

Following the conversion of JAB Cosmetics B.V.’s shares of Coty class B common stock and the completion of the Transactions, Coty’ common stock will consist of a single class, and no shares of Coty class B common stock will be outstanding; however, JAB Cosmetics B.V. will remain Coty’s largest stockholder, owning approximately 35% of the fully diluted shares of Coty common stock.

Amendments to provisions of P&G’s articles of incorporation generally require the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of P&G entitled to vote thereon, considered for these purposes as one class.

Amendments to P&G’s regulations may be approved either by P&G’s board of directors, to the extent permitted by Ohio law, or by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of P&G entitled to vote thereon, considered for these purposes as one class.

Business Combinations with Interested Parties	Coty is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, the statute prohibits a publicly-held	P&G’s articles of incorporation provide that any business combination with a holder of 5% or more of the voting power of P&G’s

SHAREHOLDER RIGHTS	COTY	P&G

	Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by Coty’s board of directors in a prescribed manner or the transaction in which the person became an interested stockholder is approved by Coty’s board of directors and Coty’s disinterested stockholders in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of Coty without further action by the stockholders.	capital stock, or an affiliate or associate of such holder, must be authorized by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock entitled to vote thereon, considered for these purposes as one class.

Control Share Acquisitions	Coty is governed by Delaware law. Delaware does not have a control share acquisition statute.	Under Section 1701.831 of the Ohio Revised Code, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable the person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1⁄3%; at least 33 1⁄3% but less than 50%; 50% or more. P&G’s ability to enter into control share acquisition and business combinations is governed in accordance with Ohio law.

SHAREHOLDER RIGHTS	COTY	P&G
Limitation of Liability of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Similarly, Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability with respect to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

To the extent permitted by the DGCL, Coty’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his or her fiduciary duty as a director, except, pursuant to the DGCL, for liability:

•    for any breach of the director’s duty of loyalty to Coty or its stockholders;

•    for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

The liability of P&G directors is governed in accordance with Ohio law. Ohio law provides that, with limited exceptions, a director may be held liable in damages for acts or omissions as a director only if it is proven by clear and convincing evidence that the director undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interests. Ohio law further provides that a corporation must indemnify a person for expenses reasonably incurred successfully defending (on the merits or otherwise) an action, suit or proceeding (including certain derivative suits) brought against the person as a director, officer, employee or agent of the corporation. In addition, a corporation may indemnify such persons for liability in such actions, suits or proceedings if the person acted in good faith in a matter believed to be in or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification may be made only if ordered by a court or authorized in a specific case upon the determination that the appropriate standard has been met by the majority of disinterested directors, an independent legal advisor or shareholders.

Ohio law provides that, unless a corporation’s articles of incorporation or regulations specifically provide otherwise, a corporation is required to advance expenses incurred by directors defending an action, suit or proceeding (including certain derivative suits) brought against a person as a director, as they are

SHAREHOLDER RIGHTS	COTY	P&G

•    under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or

•    for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, Coty’s amended and restated bylaws provide that:

•    Coty is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions where indemnification is not permitted by applicable law;

•    Coty is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions; and

•    the rights conferred in the amended and restated bylaws are not exclusive.

In addition, Coty has entered into indemnity agreements with each of its current directors and officers. These agreements provide for the indemnification of Coty’s officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Coty.

incurred, provided that they are incurred, provided that the director executes certain undertakings.

P&G’s regulations require indemnification of P&G directors and officers (and other persons specified in the regulations) in a manner consistent with Ohio law. P&G’s regulations provide indemnification for each director and officer against all costs, expenses (including attorneys’ fees), judgments and liabilities actually and reasonably incurred in connection with any action in which such director or officer is involved by reason of: (1) being a director or officer of P&G or one of its subsidiaries, (2) serving in a similar position of another company or entity at the request of P&G or one of its subsidiaries, or (3) providing authorized volunteer services to a third-party organization. P&G will provide indemnification unless it is determined that the director or officer failed to act in good faith, in a manner he or she reasonably believed to be in, or not opposed to, the best interests of P&G and its subsidiaries, or acted or failed to act, in either case, with deliberate intent to cause injury to P&G or its subsidiaries or with reckless disregard for the best interests of P&G or its subsidiaries, or knowingly engaged in criminal activity.

A determination that a director or officer acted or failed to act in such a manner will be made only if, in cases of an adjudication on the merits, it is determined by a court of competent jurisdiction, or, in cases of settlement or compromise, P&G’s board of directors makes a determination to that effect (excluding any directors affected by self-interest). Indemnification will not include reimbursement of any amounts paid or payable to P&G or its subsidiaries by the person entitled to indemnification.

P&G’s regulations further extend the right of advancement of expenses to officers (and other persons entitled to indemnification under its regulations).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

P&G, Galleria Company and Coty or their respective subsidiaries, in each case as applicable, have entered into or, before the completion of the Transactions, will enter into, the ancillary agreements relating to the Transactions and various interim and on-going relationships between P&G, Galleria Company and Coty. See “Additional Agreements.”

LEGAL MATTERS

The validity of the shares of Galleria Company common stock offered hereby and certain legal matters with respect to the Transactions are being passed upon for Galleria Company by Jones Day, legal counsel for P&G. The validity of the shares of Coty common stock with respect to the Transactions is being passed upon for Coty by Skadden, Arps, Slate, Meagher & Flom LLP. Certain tax matters are being passed upon for P&G by Cadwalader, Wickersham & Taft LLP. Certain tax matters are being passed upon for Coty by McDermott Will & Emery LLP.

EXPERTS

The combined financial statements of P&G Beauty Brands as of June 30, 2015 and 2014, and for each of the three years in the period ended June 30, 2015, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as set forth in their report appearing herein (which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph relating to the allocation of P&G costs). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of The Procter & Gamble Company incorporated in this prospectus by reference from The Procter & Gamble Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as revised by The Procter & Gamble Company’s Current Report on Form 8-K filed on October 26, 2015, and the effectiveness of The Procter & Gamble Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule of Coty Inc. incorporated in this prospectus by reference from Coty Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, and the effectiveness of Coty Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Galleria Company has filed with the SEC this registration statement on Form S-4 and Form S-1 under the Securities Act to register with the SEC the issuance of the shares of Galleria Company common stock to be delivered in the exchange offer to shareholders whose shares of P&G common stock are accepted for exchange. P&G will also file a Tender Offer Statement on Schedule TO with the SEC with respect to the exchange offer.

Coty will file a definitive information statement on Schedule 14C with the SEC that relates to the July 9, 2015 written consent of holders representing more than a majority of the voting power of Coty approving, among other things, the issuance of shares of Coty common stock in connection with the Transactions. In addition, Coty has filed a registration statement on Form S-4 (Reg. No. 333-210856) to register the issuance of shares of Coty common stock that will be issued in the Merger. This prospectus constitutes P&G’s offer to exchange, in addition to being a prospectus of Galleria Company and Coty.

This prospectus does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to P&G, Galleria Company and Coty, reference is made to the registration statements and exhibits.

Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other prospectus referred to within this prospectus or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this prospectus regarding an agreement or other document is qualified in all respects by such agreement or other document.

The SEC allows certain information to be “incorporated by reference” into this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded or modified by information contained directly in this prospectus or in any document subsequently filed by P&G or Coty that is also incorporated or deemed to be incorporated by reference. This prospectus incorporates by reference the documents set forth below that P&G or Coty has filed with (but not furnished to) the SEC and any future filings by P&G or Coty under section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date that shares are accepted pursuant to the exchange offer (or the date that the exchange offer is terminated), except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this prospectus. These documents contain important information about P&G, Coty and their respective business and financial condition:

P&G:

•	P&G’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and P&G’s Current Report on Form 8-K filed on October 26, 2015 to revise P&G’s consolidated financial statements and notes thereto for the fiscal years ended June 30, 2015, 2014 and 2013 to reflect the planned divestiture of P&G Beauty Brands;

•	P&G’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2015, December 31, 2015 and March 31, 2016;

•	P&G’s Definitive Proxy Statement filed on August 28, 2015; and

•	P&G’s Current Reports on Form 8-K filed on July 9, 2015 (Item 1.01), July 29, 2015 (Item 5.02), September 11, 2015, September 25, 2015, October 16, 2015, October 26, 2015, November 2, 2015, November 13, 2015, February 2, 2016, April 12, 2016 and June 1, 2016.

Coty:

•	Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015;

•	Coty’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2015, December 31, 2015 and March 31, 2016;

•	Coty’s Definitive Proxy Statement filed on September 22, 2015; and

•	Coty’s Current Reports on Form 8-K filed on July 9, 2015, August 13, 2015 (Items 8.01 and 9.01, other than Exhibit 99.1), October 30, 2015, November 3, 2015 (two filings, and for the filing related to events dated November 3, 2015, Item 5.02), November 9, 2015, November 18, 2015, February 4, 2016 (Items 2.01, 8.01 and 9.01, other than Exhibit 99.1), February 25, 2016, April 14, 2016, May 11, 2016, May 19, 2016, May 27, 2016 and June 24, 2016.

You may read and copy all or any portion of this registration statement at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as P&G and Coty, that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about P&G at www.pg.com and about Coty at www.coty.com.

Documents incorporated by reference are available without charge, upon written or oral request to the Information Agent, D.F. King & Co., Inc., located at 48 Wall Street, New York, New York 10005, and at (212) 269-5550 (for banks and brokers) and (877) 297-1747 (for all other callers). In order to receive timely delivery of any written materials requested, you must make your requests no later than five business days before expiration of the exchange offer.

If you request any incorporated documents, the Information Agent will mail them to you within one business day after receiving your request.

P&G, Galleria Company, Coty and Merger Sub have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus. P&G, Galleria Company, Coty and Merger Sub take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

See notes to unaudited condensed combined financial statements

P&G BEAUTY BRANDS

COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME/(LOSS) FOR THE NINE MONTHS ENDED MARCH 31, 2016 AND 2015

(Unaudited)

(Dollars in millions)

	Nine Months Ended March 31
	2016	2015
Net sales	$3,715	$4,269
Cost of products sold	1,221	1,436

Gross profit	2,494	2,833
Selling, general and administrative expense	2,172	2,463
Intangible asset impairment charges	48	—

Operating income	274	370
Interest expense/(income) — net	17	(1)
Other non-operating income — net	8	8

Earnings before income taxes	265	379
Income taxes	110	379

Net earnings	$155	$—
Other comprehensive income/(loss):
Financial statement translation	(10)	(648)

Total comprehensive income/(loss)	$145	$(648)

See accompanying Notes to unaudited Combined Financial Statements.

P&G BEAUTY BRANDS

COMBINED BALANCE SHEETS

AS OF MARCH 31, 2016 AND JUNE 30, 2015

(Unaudited)

(Dollars in millions)

	March 31, 2016	June 30, 2015
Current assets:
Cash and cash equivalents	$53	$15
Restricted cash	995	—
Accounts receivable — net	569	620
Inventories
Materials and supplies	119	125
Work in process	29	26
Finished goods	346	341

Total inventories	494	492
Prepaid expenses and other current assets	86	183

Total current assets	2,197	1,310
Property, plant and equipment — net	617	613
Goodwill	2,708	2,694
Trademarks and other intangible assets — net	1,749	1,819
Other noncurrent assets	257	271

Total assets	$7,528	$6,707

Current liabilities:
Accounts payable	$367	$396
Accrued expenses and other liabilities	601	648

Total current liabilities	968	1,044
Long-term debt	995	—
Noncurrent deferred tax liabilities	510	490
Other noncurrent liabilities	64	66

Total liabilities	2,537	1,600

Equity:
Divisional equity	4,639	4,745
Accumulated other comprehensive income	352	362

Total equity	4,991	5,107

Total liabilities and equity	$7,528	$6,707

See accompanying Notes to unaudited Combined Financial Statements.

P&G BEAUTY BRANDS

COMBINED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED MARCH 31, 2016 AND 2015

(Unaudited)

(Dollars in millions)

	Nine Months Ended March 31
	2016	2015
Cash and cash equivalents, beginning of period	$15	$15
Operating activities:
Net earnings	155	—
Depreciation and amortization	81	95
Intangible asset impairment charges	48	—
Losses on disposals of assets	3	10
Gains on sale of brand assets	(8)	(8)
Deferred income taxes	17	13
Changes in accounts receivable	46	28
Changes in inventories	(4)	(40)
Changes in prepaid expenses and other current assets	94	131
Changes in accounts payable, accrued expenses and other liabilities	(73)	181
Changes in noncurrent assets and liabilities and other	7	(21)

Total operating activities	366	389

Investing activities:
Changes in restricted cash	(995)	—
Proceeds from sale of assets	11	9
Capital expenditures	(65)	(72)

Total investing activities	(1,049)	(63)

Financing activities:
Additions to long-term debt	995	—
Distributions to P&G — net	(273)	(321)

Total financing activities	722	(321)

Effect of exchange rate changes on Cash and cash equivalents	(1)	(3)

Cash and cash equivalents, end of period	$53	$17

See accompanying Notes to unaudited Combined Financial Statements.

P&G BEAUTY BRANDS

NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

AS OF MARCH 31, 2016 AND JUNE 30, 2015, AND FOR THE NINE MONTHS ENDED

MARCH 31, 2016 AND 2015

(Dollars in millions, except as otherwise specified)

1.	BASIS OF PRESENTATION

P&G Beauty Brands (the “Company”) is a combination of wholly-owned subsidiaries, including Galleria Co. and operations of the Fine Fragrances, Salon Professional, Cosmetics and Retail Hair Color & Styling businesses of The Procter & Gamble Company (“P&G”). Galleria Co. is a wholly-owned subsidiary of P&G organized on June 25, 2015 for the purpose of effecting the separation of certain specified assets and liabilities related to P&G Beauty Brands that will be merged with Coty Inc. (“Coty”).

The Company’s unaudited Combined Financial Statements reflect the historical financial position, results of operations and cash flows of the Company as owned by P&G for all periods presented. Prior to the expected separation transaction, P&G has not accounted for the Company as, and the Company has not been operated as, a stand-alone company for the periods presented. The Company’s historical financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. These unaudited Combined Financial Statements do not fully reflect what the Company’s combined financial position, results of operations and cash flows would have been had the Company been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of what the Company’s combined financial position, results of operations and cash flows will be in the future.

These unaudited Combined Financial Statements were prepared using P&G’s historical basis in the assets and liabilities of the business. The Company’s historical Combined Financial Statements include revenues, costs, assets and liabilities directly attributable to its business, including certain one-time transition costs incurred to support the signed divestiture agreement with Coty Inc. (refer to Note 10). In addition, certain expenses reflected in the unaudited Combined Financial Statements include allocations of corporate expenses from P&G, which, in the opinion of management, are reasonable. All such costs and expenses have been deemed to have been paid by the Company to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, to P&G in the period the related income taxes were recorded.

Amounts due to or from P&G, related to a variety of intercompany transactions, including but not limited to the collection of trade receivables, payments of accounts payable and accrued liabilities, charges for allocated corporate expenses and payments of taxes by P&G on behalf of the Company, have been classified within divisional equity. Intercompany transactions within the Company are eliminated.

These unaudited Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial reporting. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, these unaudited Combined Financial Statements contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows for the interim periods reported. These financial statements may not be fully representative of annual results and should be read in conjunction with the Company’s audited Combined Financial Statements for the fiscal year ended June 30, 2015.

2.	NEW ACCOUNTING PRONOUNCEMENTS AND POLICIES

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. This guidance outlines a single, comprehensive model for accounting for revenue from contracts with customers. We will adopt the standard no later than July 1, 2018. We are currently assessing the impact of the new standard.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The standard requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. We will adopt the standard no later than July 1, 2019. We are currently assessing the impact of the new standard.

No other new accounting pronouncements issued or effective during the fiscal year have had, nor are expected to have, a material impact on the unaudited Combined Financial Statements.

3.	RELATED-PARTY TRANSACTIONS

Selling, general and administrative expenses (SG&A) include allocations of global business unit (GBU) direct spending for the Company’s businesses not classified as a separate GBU as well as corporate expenses associated with centralized P&G support functions.

GBU allocations represent the Company’s share of P&G’s total Beauty GBU direct spending. The Retail Hair Color & Styling business was not organized as a separate GBU within P&G until November 1, 2015. Prior to November 1, 2015, direct spending charges (such as selling expenses and research and development costs) were consolidated into the Beauty GBU and subsequently reallocated to all relevant businesses primarily based on proportional net sales. Beginning on November 1, 2015, SG&A no longer includes GBU allocations as all of the Company’s businesses are now classified as separate GBUs. In the opinion of management, the GBU allocations are reasonable. It is not practicable to determine the amount of GBU expenses that would have been incurred on a stand-alone basis.

Allocations of corporate expenses relate to local selling and market operations, global support services and corporate functions as illustrated in the table below. Local selling and market operations include the allocated portion of the Company’s shared costs associated with employees who sell various P&G products to customers. Global support services include shared costs associated with items such as general ledger accounting, accounts payable, administration of employee benefits (medical, retirement, stock compensation, etc.), records development and facilities management. Corporate functions relate to consumer and market research, finance, human resources, legal, information technology, government relations, public affairs and research and development. Allocations are based on a number of utilization measures including headcount, square footage and proportionate effort. Where determinations based on utilization are impracticable, P&G uses other methods and criteria that are believed to be reasonable estimates of costs attributable to the Company such as net sales. In the opinion of management, the corporate allocations are reasonable. It is not practicable to determine the amount of corporate expenses that would have been incurred on a stand-alone basis.

	Nine Months Ended March 31
	2016	2015
Global business unit allocations	$13	$43

Corporate allocations:
Local selling and market operations	$88	$95
Global support services	69	82
Corporate functions	93	85

Corporate allocations	$250	$262

Additionally, P&G performs funding and central treasury activities for the Company including the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate and foreign currency risk management. All P&G funding to the Company since inception has been accounted for as capital contributions from P&G and all cash remittances from the Company to P&G have been accounted for as distributions to P&G.

4.	GOODWILL AND INTANGIBLE ASSETS

The change in net carrying amount of goodwill by reportable segment was as follows:

	Fine Fragrances	Salon Professional	Retail Hair and Cosmetics	Total P&G Beauty Brands
Goodwill at June 30, 2015	$556	$395	$1,743	$2,694
Translation and other	5	2	7	14

Goodwill at March 31, 2016	$561	$397	$1,750	$2,708

In accordance with the applicable accounting standards, goodwill and indefinite lived intangibles are tested at least annually for impairment. The test to evaluate goodwill for impairment is a two-step process. In the first step, the fair value of the reporting unit is compared to its carrying value. If the fair value of the reporting unit is less than its carrying value, a second step is performed to determine the implied fair value of the reporting unit’s goodwill. The second step of the impairment analysis requires a valuation of a reporting unit’s tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the resulting implied fair value of the reporting unit’s goodwill is less than its carrying value, that difference represents an impairment.

P&G’s valuations used to test goodwill and intangible assets for impairment are dependent on a number of significant estimates and assumptions including macroeconomic conditions, overall category growth rates, competitive activities, cost containment and margin expansion and business plans. We believe these estimates and assumptions are reasonable.

On January 12, 2016, Coty Inc. announced that the Dolce & Gabbana and Christina Aguilera licenses will not transfer in connection with the definitive agreement to divest P&G Beauty Brands which will be merged with Coty Inc. In connection with this decision, P&G Beauty Brands recorded a non-cash, before-tax impairment charge of $48 ($42 after tax) in the nine month period ended March 31, 2016 in order to reflect the Dolce & Gabbana license intangible asset at its updated value estimate of zero, reflecting the impact of the decision to exclude the Dolce & Gabbana license from the transaction and management’s intent to exit the Excluded Brands of Dolce & Gabbana and Christina Aguilera prior to or concurrent with the Coty Transaction. The intangible asset impairment charges are included in Corporate for segment reporting.

Identifiable intangible assets as of March 31, 2016 and June 30, 2015 are comprised of:

	March 31, 2016		June 30, 2015
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets with determinable lives	$765	$(631)	$928	$(715)
Intangible assets with indefinite lives	1,615	—	1,606	—

Total identifiable intangible assets	$2,380	$(631)	$2,534	$(715)

The Company’s goodwill and intangible asset balances relate to the prior acquisitions of Clairol in 2001, Wella AG in 2003 and certain other brand acquisitions by P&G.

The amortization expense of intangible assets for the nine months ended March, 2016 and 2015 was $29 and $36, respectively.

5.	EXIT, DISPOSAL AND RESTRUCTURING ACTIVITIES

P&G has historically incurred an ongoing level of restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization. In fiscal 2012, P&G initiated an incremental restructuring program as part of productivity and costs savings plan to reduce costs in the areas of supply chain, research and development, marketing and overheads. The program is expected to be completed by fiscal 2017. The productivity and cost savings plan was designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes in order to help fund P&G’s growth strategy. The Company’s costs for such programs include employee related separation costs and other charges and accelerated depreciation.

Employee Related Separation Costs and Other Charges — Employee separation costs primarily relate to severance packages, outplacement training and health benefits granted to employees dedicated to the Company. The packages are predominantly involuntary and the amounts are calculated based on salary levels and past service periods. Separation charges are included in Cost of products sold for manufacturing employees and in SG&A for nonmanufacturing employees. Other charges include contract terminations and facility closure costs which are included within Cost of products sold for manufacturing related costs and in SG&A for nonmanufacturing related costs. The related liability (“restructuring reserves”) is recorded in Accrued expenses and other liabilities and were $17 and $32 as of March 31, 2016 and June 30, 2015, respectively.

The following table summarizes the changes in the total restructuring reserves for employee separation costs and other charges:

Restructuring reserves balance at June 30, 2015	$32
Charges	20
Spending and other	(35)

Restructuring reserves balance at March 31, 2016	$17

Accelerated Depreciation — Accelerated depreciation charges relate to long-lived assets that will be taken out of service prior to the end of their originally established useful lives. The Company has shortened the estimated useful lives of such assets, resulting in incremental depreciation expense for the newly estimated service period. Accelerated depreciation related to restructuring activities was $3 for the nine months ended March 31, 2016 and 2015, respectively. Accelerated depreciation for manufacturing assets is included in Cost of products sold.

Consistent with the Company’s historical policies for ongoing restructuring-type activities, the restructuring program charges are funded by and included within Corporate for both management and segment reporting. Corporate includes certain activities that are not reflected in the operating results used internally to measure and evaluate the businesses. Accordingly, all charges under the program are included within the Corporate reportable segment. However, for informative purposes, the following table summarizes the total restructuring costs related to our operating and reportable segments.

	Nine Months Ended March 31
	2016	2015
Fine Fragrances	$8	$26
Salon Professional	10	21
Retail Hair and Cosmetics	2	4

Total P&G Beauty Brands	$20	$51

6.	STOCK-BASED COMPENSATION AND POSTRETIREMENT BENEFITS

Total stock-based compensation expense for stock option grants and restricted stock unit grants was $6 for the nine months ended March 31, 2016 and 2015.

Certain employees of the Company participate in P&G’s pension and other postretirement employee benefit plans. Defined benefit pension expense allocated to the Company was $31 and $32 for the nine months ended March 31, 2016 and 2015, respectively. Other postretirement benefits expense allocated to the Company was $6 for the nine months ended March 31, 2016 and 2015. Defined contribution benefit expense allocated to the Company was $19 for the nine months ended March 31, 2016 and 2015.

7.	ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)

The table below presents the changes in Accumulated other comprehensive income/(loss):

Accumulated other comprehensive income balance at June 30, 2015	$362
Financial statement translation	(10)

Accumulated other comprehensive income balance at March 31, 2016	$352

8.	DEBT

On July 8, 2015, the Company entered into financing commitments with a consortium of lenders comprising the following facilities:

•	$1.5 billion, five-year revolving credit facility at LIBOR plus 200 basis points,

•	$2.0 billion, five-year term loan A at LIBOR plus 200 basis points, and

•	$1.0 billion, seven-year term loan B at LIBOR plus 300 basis points.

On January 26, 2016, the Company drew on its term loan B of $1.0 billion at a discount of $5.0 million, resulting in net proceeds of $995.0 million. The term loan B is payable at maturity. The proceeds will be held in restricted cash in escrow until shortly prior to the closing of the Transactions.

No amounts were outstanding under neither the five-year term loan A nor the five-year revolving credit facility at March 31, 2016 and there were neither borrowings nor repayments on these facilities for the nine months ended March 31, 2016.

The Company incurred debt commitment fees (interest expense) of $18 for the nine months ended March 31, 2016 to maintain the availability of these funds. The interest expense is funded by and included within Corporate for both management and segment reporting.

9.	COMMITMENTS AND CONTINGENCIES

Litigation — The Company is subject to various legal proceedings and claims arising out of our business which cover a wide range of matters such as antitrust, trade, labor and employment matters, other governmental regulations and other actions arising out of the normal course of business. While considerable uncertainty exists, in the opinion of management and its counsel, the ultimate resolution of the various lawsuits and claims will not materially affect the Company’s financial position, results of operations and cash flows.

Income tax uncertainties — The Company is present in over 110 taxable jurisdictions. As part of P&G operations in these jurisdictions, the Company is subject to examination by tax authorities. At any point in time, P&G has several audits underway at various stages of completion. Although none of the audits are specific to the Company, the scope of the P&G audits would include activities of the Company. P&G evaluates its tax positions and establishes liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite its belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. P&G has tax years open ranging from 2002 and forward. The Company is generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. Based on information currently available, we anticipate that over the next 12 month period, audit activity could be completed related to uncertain tax positions in multiple jurisdictions for which we have accrued existing liabilities of approximately $207, including interest and penalties. The uncertain tax positions in multiple jurisdictions is driven largely by the P&G Beauty Brands’ share from the resolution of a broader P&G multi-year audit in Germany.

10.	SEGMENT INFORMATION

The P&G Beauty Brands businesses were historically included within the P&G Global Beauty reportable segment. The Company has four operating segments comprised of 1) Fine Fragrances, 2) Salon Professional, 3) Retail Hair Color & Styling and 4) Cosmetics. Under U.S. GAAP, the four operating segments are aggregated into three reportable segments as described below:

•	Fine Fragrances: includes men’s and women’s fine fragrance products across a portfolio of licensed brands.

•	Salon Professional: includes professional hair care, color and styling products.

•	Retail Hair and Cosmetics: includes retail hair color and select styling products, facial, lip, eye and nail color products.

Corporate includes certain activities that are not reflected in the operating results used internally to measure and evaluate the businesses. These items include financing and investing activities, gains of certain divested brands, intangible asset impairment charges, restructuring activities to maintain a competitive cost structure including manufacturing and workforce optimization and certain one-time transition costs incurred to support the signed divestiture agreement with Coty Inc. Corporate also includes reconciling items to adjust the accounting policies used in the segments for U.S. GAAP. The most significant reconciling item includes income taxes to adjust from blended statutory tax rates that are reflected in the segments to the overall tax rate.

Following is a summary of segment results:

		Nine Months Ended March 31
		Net Sales	Earnings/(Loss) Before Income Taxes	Net Earnings/ (Loss)
Fine Fragrances	2016	$1,383	$84	$90
	2015	1,631	79	90
Salon Professional	2016	986	72	63
	2015	1,053	54	48
Retail Hair and Cosmetics	2016	1,346	209	157
	2015	1,585	293	223
Corporate(1)	2016	—	(100)	(155)
	2015	—	(47)	(361)

Total P&G Beauty Brands	2016	$3,715	$265	$155
	2015	4,269	379	—

(1)	Corporate includes one-time transition costs of $37 for the nine months ended March 31, 2016 in anticipation of the Coty transaction.

11.	COTY TRANSACTION

On July 9, 2015, P&G announced the signing of a definitive agreement with Coty to divest the Company. Coty’s offer was $12.5 billion. While the final value of the transaction will be determined at closing, based on Coty’s stock price and outstanding equity grants as of March 31, 2016, the value of the transaction was approximately $13.5 billion. While the ultimate form of the transaction has not yet been decided, P&G’s current preference is for a Reverse Morris Trust split-off transaction in which P&G shareholders could elect to participate in an exchange offer to exchange P&G stock for Coty stock. P&G expects to close the transaction in October 2016, pending regulatory approvals.

Subsequent to the signing of the Coty transaction, the fine fragrance brands of Dolce & Gabbana and Christina Aguilera were excluded from the transaction. The unaudited combined financial statements include the revenues, costs, assets and liabilities attributable to the Dolce & Gabbana and Christina Aguilera licenses as these licenses are managed within P&G’s Fine Fragrances business. P&G is pursuing alternative disposition plans to exit Dolce & Gabbana prior to or simultaneous with the Coty Inc. transaction. On May 11, 2016, P&G entered into a separate transaction to sell the Christina Aguilera brand.

12.	SUBSEQUENT EVENTS

For the nine months ended March 31, 2016, the Company has evaluated subsequent events for potential recognition and disclosure through June 1, 2016, which is the date the financial statements were issued.

******

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Procter & Gamble Company and the Board of Directors of P&G Beauty Brands:

We have audited the accompanying combined balance sheets of P&G Beauty Brands (the “Company”) (a combination of wholly owned subsidiaries, including Galleria Co. and operations of the Fine Fragrances, Salon Professional, Cosmetics, and Retail Hair Color & Styling Businesses of The Procter & Gamble Company (“P&G”)) as of June 30, 2015 and 2014, and the related combined statements of income and comprehensive income/(loss), equity, and cash flows for each of the three years in the period ended June 30, 2015. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the combined financial statements, the Company includes allocations of certain costs from P&G. These costs may not be reflective of the actual level of costs which would have been incurred had the Company operated as a separate entity apart from P&G. As a result, historical financial information is not necessarily indicative of what the Company’s combined results of operations, financial position, and cash flows will be in the future.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

April 20, 2016

P&G BEAUTY BRANDS

COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME / (LOSS) FOR THE YEARS ENDED JUNE 30, 2015, 2014 and 2013

(Dollars in millions)

	2015	2014	2013
Net sales	$5,518	$6,003	$6,122
Cost of products sold	1,875	2,029	2,075

Gross profit	3,643	3,974	4,047
Selling, general and administrative expenses	3,228	3,513	3,632

Operating income	415	461	415
Other non-operating income, net	94	—	—

Earnings before income taxes	509	461	415
Income taxes	361	152	138

Net earnings	$148	$309	$277
Other comprehensive income / (loss):
Financial statement translation	(582)	131	128

Total comprehensive income / (loss)	$(434)	$440	$405

See notes to combined financial statements.

P&G BEAUTY BRANDS

COMBINED BALANCE SHEETS

AS OF JUNE 30, 2015 AND 2014

(Dollars in millions)

	2015	2014
Current assets:
Cash and cash equivalents	$15	$15
Accounts receivable — net	620	780
Inventories
Materials and supplies	125	143
Work in process	26	28
Finished goods	341	411

Total inventories	492	582
Prepaid expenses and other current assets	183	240

Total current assets	1,310	1,617
Property, plant and equipment — net	613	697
Goodwill	2,694	2,975
Trademarks and other intangible assets — net	1,819	2,113
Other noncurrent assets	271	293

Total assets	$6,707	$7,695

Current liabilities:
Accounts payable	$396	$445
Accrued expenses and other liabilities	648	681

Total current liabilities	1,044	1,126
Noncurrent deferred tax liabilities	490	542
Liabilities for uncertain tax positions	37	131
Other noncurrent liabilities	29	39

Total liabilities	1,600	1,838

Equity:
Divisional equity	4,745	4,913
Accumulated other comprehensive income	362	944

Total equity	5,107	5,857

Total liabilities and equity	$6,707	$7,695

See notes to combined financial statements.

P&G BEAUTY BRANDS

COMBINED STATEMENTS OF EQUITY

FOR THE YEARS ENDED JUNE 30, 2015, 2014 and 2013

(Dollars in millions)

	Divisional equity	Accumulated other comprehensive income	Total
Balance June 30, 2012	$5,123	$685	$5,808
Net earnings	277	—	277
Financial statement translation	—	128	128
Distributions to P&G — net	(365)	—	(365)

Balance June 30, 2013	5,035	813	5,848
Net earnings	309	—	309
Financial statement translation	—	131	131
Distributions to P&G — net	(431)	—	(431)

Balance June 30, 2014	4,913	944	5,857
Net earnings	148	—	148
Financial statement translation	—	(582)	(582)
Distributions to P&G — net	(316)	—	(316)

Balance June 30, 2015	$4,745	$362	$5,107

See notes to combined financial statements.

P&G BEAUTY BRANDS

COMBINED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30, 2015, 2014 and 2013

(Dollars in millions)

	2015	2014	2013
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$15	$81	$62
OPERATING ACTIVITIES:
Net earnings	148	309	277
Depreciation and amortization	125	128	128
Losses/ (gains) on disposals of assets	14	8	11
Gains on sale of brand assets	(94)	—	—
Deferred income taxes	(1)	20	14
Changes in accounts receivable	49	29	(60)
Changes in inventories	13	18	25
Changes in prepaid expenses and other current assets	26	(21)	29
Changes in accounts payable, accrued expenses and other liabilities	82	133	31
Changes in noncurrent assets and liabilities and other	(91)	(162)	29

Total operating activities	271	462	484

INVESTING ACTIVITIES:
Capital expenditures	(106)	(109)	(103)
Proceeds from sale of assets	153	11	1

Total investing activities	47	(98)	(102)

FINANCING ACTIVITIES:
Distributions to P&G, net	(316)	(431)	(365)

Total financing activities	(316)	(431)	(365)

EFFECT OF EXCHANGE RATE CHANGES ON CASH & CASH EQUIVALENTS	(2)	1	2

CASH AND CASH EQUIVALENTS, END OF YEAR	$15	$15	$81

SUPPLEMENTAL DISCLOSURE:
Taxes paid (considered remitted to P&G in the period recorded)	$362	$109	$108

See notes to combined financial statements.

P&G BEAUTY BRANDS

NOTES TO COMBINED FINANCIAL STATEMENTS

AS OF JUNE 30, 2015 AND 2014 AND FOR THE YEARS ENDED JUNE 30, 2015, 2014 AND 2013

(Dollars in millions, except as otherwise specified)

1.	DESCRIPTION OF BUSINESS

P&G Beauty Brands (the “Company”) is a combination of wholly owned subsidiaries, including Galleria Co. and operations of the Fine Fragrances, Salon Professional, Retail Hair Color & Styling and Cosmetics Businesses of The Procter & Gamble Company (“P&G”). Galleria Co. is a wholly owned subsidiary of P&G organized on June 25, 2015 for the purpose of effecting the separation of certain specified assets and liabilities related to P&G Beauty Brands that will be merged with Coty Inc.

The Company manufactures, markets and sells various branded beauty products including fine fragrances, professional and retail hair care, cosmetics, coloring and select styling products. The Company sells its products in approximately 150 countries primarily through salons, mass merchandisers, grocery stores, drug stores, department stores and distributors.

The Company’s business includes several global brands, including Wella Professional, Vidal Sassoon, Clairol Nice ‘n Easy, CoverGirl, Max Factor, Hugo Boss, Gucci, Lacoste, Dolce & Gabanna. The Company was mainly established from P&G’s acquisitions of the Noxell Corporation in 1989, the tradename MaxFactor in 1991, Clairol in 2001, Wella AG in September 2003 and other subsequent brand and license acquisitions. As it relates to licenses, the Company maintains agreements with the owner of the brands, most of which involve the payment of royalties tied to the sales of the underlying brands.

The Fine Fragrance, Salon Professional, and Retail Hair Color & Styling Businesses are headquartered in Geneva, Switzerland and the Cosmetics Business is headquartered in Hunt Valley, Maryland. The Company has manufacturing facilities and distribution centers in Germany, the United States of America (“U.S.”), the United Kingdom, Ireland, France and Russia. The Company also maintains operations in P&G shared manufacturing facilities in Mexico, Thailand and Brazil. In addition to the owned facilities, the Company utilizes third-party contract manufacturers for various items, including salon accessory and appliance items, eye and lip pencils, blushes, eye shadows, brushes and powders.

2.	BASIS OF PRESENTATION

The Company’s combined financial statements reflect the historical financial position, results of operations, and cash flows of the Company as owned by P&G for all periods presented. Prior to the expected separation transaction, P&G has not accounted for the Company as, and the Company has not been operated as, a stand-alone company for the periods presented. The Company’s historical combined financial statements have been “carved out” from P&G’s consolidated financial statements and reflect assumptions and allocations made by P&G. The combined financial statements do not fully reflect what the Company’s combined financial position, results of operations, and cash flows would have been had the Company been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of what the Company’s combined results of operations, financial position, and cash flows will be in the future.

The Company’s historical combined financial statements were prepared using P&G’s historical basis in the assets and liabilities of the business. The Company’s historical combined financial statements include revenues, costs, assets and liabilities directly attributable to its business. In addition, certain expenses reflected in the combined financial statements include allocations of corporate expenses from P&G, which, in the opinion of management, are reasonable (see further discussion in Note 4). All such costs and expenses have been deemed to have been paid by the Company to P&G in the period in which the costs were recorded. Allocations of current income taxes are deemed to have been remitted, in cash, to P&G in the period the related income taxes were recorded.

Amounts due to or from P&G, related to a variety of intercompany transactions, including but not limited to the collection of trade receivables, payments of accounts payable and accrued liabilities, charges for allocated corporate expenses and payments of taxes by P&G on behalf of the Company, have been classified within divisional equity. Intercompany transactions within the Company are eliminated.

The Company’s fiscal year ends on June 30. References to years in the combined financial statements relate to fiscal years rather than calendar years.

3.	SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — Preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and the accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, allowances for doubtful accounts, allowances for uncollectible loans, useful lives for depreciation and amortization of long-lived assets, future cash flows associated with long-lived asset impairment testing, restructuring reserves, allocated pension and other postemployment benefits costs, stock compensation expense, deferred tax assets and liabilities, uncertain income tax positions and contingencies. Actual results may ultimately differ from these estimates and assumptions, although management does not believe such differences would materially affect the financial statements in any individual year.

Revenue Recognition — Sales are recognized when revenue is realized or realizable and has been earned. Revenue transactions represent sales of inventory. The revenue recorded is presented net of sales and other taxes the Company collects on behalf of governmental authorities and includes shipping and handling costs, which generally are included in the list price to the customer. The Company’s policy is to recognize revenue when title to the product, ownership, and risk of loss are transferred to the customer, which can be on the date of shipment or the date of receipt by the customer, depending on the agreement terms. A provision for payment discounts and product returns is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotions in the Accrued expenses and other liabilities line item in the Combined Balance Sheets.

Cost of Products Sold — Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense, and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity. Cost of products sold includes certain allocated expenses associated with the Company’s portion of shared costs for management of non-plant manufacturing administration functions, such as production planning, engineering and quality assurance. Cost of products sold includes allocated costs based on a percentage of net sales of $70, $80 and $83 during 2015, 2014 and 2013, respectively.

Selling, General and Administrative Expense — Selling, general and administrative expense (SG&A) is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, royalty expenses, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Research and development costs are charged to expense as incurred and were $56 in 2015 and $74 in 2014 and 2013. Advertising costs, charged to expense as incurred, include worldwide television, print, radio, internet and in-store advertising expenses and were $1,080 in 2015, $1,096 in 2014 and $1,167 in 2013. Non-advertising related components of the Company’s total marketing spending include costs associated with consumer promotions, product sampling and sales aids, which are included in SG&A, as wells as coupons and customer trade funds, which are recorded as reductions to net sales.

Currency Translation — Financial statements of operations outside the U.S. generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in accumulated other comprehensive income. Foreign currency remeasurement gains and losses were immaterial for all periods presented.

Cash Flow Presentation — The combined statements of cash flows are prepared using the indirect method, which reconciles net earnings to cash flows from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period.

Cash and Cash Equivalents — As described in Note 4, the Company has historically participated in P&G’s cash management system; accordingly, most cash derived from or required for the Company’s operations is applied to or against divisional equity.

The Company does have cash and cash equivalents, as reflected on the balance sheet, recorded on various dedicated legal entities. These affiliates do not participate in P&G’s cash management system. Highly liquid investments with remaining stated maturities of three months or less when purchased are considered cash equivalents and recorded at cost.

Accounts Receivable — Receivables are recognized net of payment discounts and allowances. The allowance for doubtful accounts was $26 as of June 30, 2015 and 2014, respectively.

Customer Loans — The Company provides loans to certain customers to help finance salon openings, renovations and other improvements. In exchange for this financing, customers become contractually obligated to purchase products from the Company (with common terms of three to five years). Certain customer loans may be provided at favorable rates, including interest-free or with below-market interest rates (typically ranging from 1-5%). Customer loans are initially recorded at fair value not to exceed the face value of the loan. The fair value is based on a market based measurement using published market interest rates in the country of loan origin. The difference between the face value (generally the amount advanced) and fair value of the loan at origination is reported as a reduction in net sales in the combined statements of income and comprehensive income / (loss). The value of the loan after initial recognition is reduced for principal repayments, net of any allowances for uncollectibility. Customer loan payments are allocated between principal and related interest, as appropriate. Payments are received either in the form of scheduled cash payments or via partial or complete offset against rebates or other allowances earned by customers from product purchases. Allowances for uncollectible loans are recorded based on management’s assessment of objective evidence of potential uncollectibility.

Local banking regulations in certain countries, including Germany, do not allow the Company to provide loans directly to customers. In such cases, the Company may guarantee a loan provided by a local bank following the Company’s loan evaluation and credit analysis. P&G has provided guarantees of $23 and $34 as of June 30, 2015 and 2014, respectively.

Customer loans as of June 30, 2015 and 2014 were composed of:

	2015	2014
Customer loans — current
Customer loans—gross	$40	$52
Allowance for uncollectible loans — current	(15)	(24)

Total customer loans — current	25	28

Customer loans — noncurrent
Customer loans—gross	45	61
Allowance for uncollectible loans — noncurrent	(7)	(14)

Total customer loans — noncurrent	38	47

Total customer loans	$63	$75

The portion of customer loans due within one year, net of an allowance for uncollectible loans, is recorded within prepaid expenses and other current assets in the combined balance sheets. The portion of customer loans due in greater than one year, net of an allowance for uncollectible loans, is recorded within other noncurrent assets in the combined balance sheets.

Inventory Valuation — Inventories encompass product inventories (raw materials, packing materials, work-in-process and finished goods) and store room inventory. Amounts are presented net of any applicable reserves. Reserves against inventory relate to specifically identifiable nonperforming inventory evaluated on a periodic basis.

Inventories are valued at the lower of cost or market value. Product inventories are primarily valued at the first-in, first-out (FIFO) method.

Property, Plant and Equipment — Property, plant and equipment is recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15-year life), computer equipment and capitalized software (3- to 5-year lives) and manufacturing equipment (3- to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

In-store fixtures and displays — In-store fixtures and displays are primarily used for fine fragrance and cosmetic products for marketing support purposes. Balances are recorded at cost and reduced by accumulated amortization. Amortization expense is recognized over the assets’ estimated useful lives of three years using the straight-line method and is primarily recorded within SG&A in the combined statements of income and comprehensive income/(loss). When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.

Goodwill and Other Intangible Assets — The Company’s goodwill represents a combination of goodwill directly attributable to the businesses as well as a portion of allocated goodwill from P&G and pushed down to the carve out financial statements utilizing the relative fair value of the Company as compared to P&G’s various reporting units’ goodwill . Goodwill and indefinite-lived intangible assets are not amortized, but are evaluated for impairment annually or more often if indicators of a potential impairment are present. Annual impairment testing of goodwill is performed separately from the impairment testing of indefinite-lived intangible assets. The annual evaluation for impairment of goodwill and indefinite-lived intangible assets is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. Such assumptions are also comparable to those that would be used by other marketplace participants. P&G’s annual testing for impairment of goodwill occurs October 1 of each fiscal year. P&G’s annual testing for impairment of indefinite-lived intangible assets occurs December 31 of each fiscal year.

The Company has trademarks for various brand names that have been determined to have indefinite lives. The Company evaluates a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, product life cycles, operating plans and the macroeconomic environment of the countries in which the brand is sold. When certain events or changes in operating conditions occur, an impairment assessment is performed, impairment losses may be recorded and indefinite-lived brands may be adjusted to a determinable life prospectively.

The cost of intangible assets with determinable useful lives is amortized on a straight-line or accelerated basis over the estimated periods benefited. Assets with contractual terms are amortized over their respective legal or contractual lives. When certain events or changes in operating conditions occur, an impairment assessment is performed, impairment losses may be recorded and lives of intangible assets with determinable lives may be adjusted prospectively. See Note 5.

Costs for Exit and Disposal Activities — The Company records restructuring activities, including costs for employee termination benefits, in accordance with guidance on accounting for costs associated with exit or disposal activities. Asset impairment costs for tangible assets are recorded in accordance with guidance on accounting for the impairment and disposal of long-lived assets. See Note 7.

Stock-Based Compensation — Certain employees of the Company participate in P&G’s share-based incentive plans under which stock options or stock awards may be granted to these employees. See Note 8.

Income Taxes — The Company is included in P&G’s consolidated tax returns in various jurisdictions and accounts for income taxes under the separate return method. Under this approach, the Company determines its income tax expense, tax liability and deferred tax assets and liabilities as if it were filing separate tax returns. See Note 10.

New Accounting Pronouncements — In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” This guidance outlines a single, comprehensive model for accounting for revenue from contracts with customers. We will adopt the standard no later than July 1, 2018. We are currently assessing the impact of the new standard.

No other new accounting pronouncements issued or effective during the fiscal year have had or are expected to have a material impact on the combined financial statements.

4.	RELATED-PARTY TRANSACTIONS

Selling, general and administrative expenses include allocations of global business unit (“GBU”) direct spending for the Company’s businesses not classified as a separate GBU at the P&G level, as well as corporate expenses associated with centralized P&G support functions.

GBU allocations represent the Company’s share of P&G’s total Beauty GBU direct spending. The Cosmetics and Retail Hair Color & Styling businesses have not been organized as a separate global business unit within P&G; therefore direct spending charges (such as selling expenses and R&D) are consolidated into the Beauty GBU and then are reallocated to all businesses that are included in the Beauty GBU based on proportional net sales. Effective July 1, 2014, the Cosmetics business became its own GBU within P&G, thus their results no longer include GBU allocations. In the opinion of management, the GBU allocations are reasonable. It is not practicable to determine the amount of GBU expenses that would have been incurred on a stand-alone basis.

Allocations of corporate expenses relate to local selling and market operations, global support services and corporate functions as illustrated in the table below. Local selling and market operations include the allocated portion of the Company’s shared costs associated with employees who sell various P&G products to customers. Global support services include shared costs associated with items such as general ledger accounting, accounts payable, administration of employee benefits (medical, retirement, stock compensation, etc.), records development and facilities management. Corporate functions relates to consumer and market research, finance, human resources, legal, information technology, government relations, public affairs and research and development. Allocations are based on a number of utilization measures including headcount, square footage and proportionate effort. Where determinations based on utilization are impracticable, P&G uses other methods and criteria that are believed to be reasonable estimates of costs attributable to the Company such as net sales. In the opinion of management, the corporate allocations are reasonable. It is not practicable to determine the amount of corporate expenses that would have been incurred on a stand-alone basis.

	2015	2014	2013
Global business unit allocations	$73	$150	$165

Corporate allocations:
Local selling and market operations	$120	$89	$105
Global support services	109	104	106
Corporate functions	112	92	90

Corporate allocations	$341	$285	$301

Additionally, P&G performs funding and central treasury activities for the Company including the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt and interest rate and foreign currency risk management. All P&G funding to the Company since inception has been accounted for as capital contributions from P&G and all cash remittances from the Company to P&G have been accounted for as distributions to P&G. No debt or related interest charges from P&G are reflected in these combined financial statements.

5.	GOODWILL AND INTANGIBLE ASSETS

The change in net carrying amount of goodwill is as follows:

	Salon Professional	Retail Hair and Cosmetics	Fine Fragrances	Total P&G Beauty Brands
Goodwill at June 30, 2013 — Gross	$855	$1,862	$618	$3,335
Accumulated impairment losses at June 30, 2013	(431)	—	—	(431)

Goodwill at June 30, 2013 — Net	424	1,862	618	$2,904
Translation and other	11	39	21	71

Goodwill at June 30, 2014 — Gross	866	1,901	639	3,406
Accumulated impairment losses at June 30, 2014	(431)	—	—	(431)

Goodwill at June 30, 2014 — Net	435	1,901	639	$2,975
Translation and other	(40)	(158)	(83)	(281)

Goodwill at June 30, 2015 — Gross	826	1,743	556	3,125
Accumulated impairment losses at June 30, 2015	(431)	—	—	(431)

Goodwill at June 30, 2015 — Net	$395	$1,743	$556	$2,694

Identifiable intangible assets as of June 30, 2015 and 2014 were composed of:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Intangible assets with determinable lives:
Brands	$639	$(479)	$782	$(533)
Patents and technology	8	(8)	10	(10)
Customer relationships	226	(195)	269	(220)
Other	55	(33)	69	(36)

Total	928	(715)	1,130	(799)
Intangible assets with indefinitelives —Brands	1,606	—	1,782	—

Total	$2,534	$(715)	$2,912	$(799)

The Company’s goodwill and intangible asset balances relate to the prior acquisitions of mainly Clairol in 2001 and Wella AG in 2003 and certain brand acquisitions by P&G.

Amortization expense recognized on intangible assets was $47, $49 and $50 during 2015, 2014 and 2013, respectively. Estimated annual amortization expense for future periods is $39 in 2016, $34 in 2017, $31 in 2018, $26 in 2019, and $26 in 2020. Estimated amortization expense does not reflect the impact of future foreign exchange rate changes.

6.	SUPPLEMENTAL FINANCIAL INFORMATION

The components of prepaid expenses and other current assets were as follows:

	2015	2014
Prepaid expenses and other current assets:
Prepaid marketing activities	$100	$128
Current portion of customer loans — net	25	28
Deferred income tax assets	39	44
Other	19	40

Total	$183	$240

The components of property, plant and equipment, net were as follows:

	2015	2014
Property, plant and equipment:
Buildings	$259	$289
Machinery and equipment	927	1,036
Land	32	38
Construction in progress	66	66

Total	$1,284	$1,429

Accumulated depreciation	(671)	(732)

Property, plant and equipment — net	$613	$697

The components of accrued expenses and other liabilities, classified as current liabilities, were as follows:

	2015	2014
Accrued expenses and other liabilities:
Marketing and promotion	$250	$292
Compensation expenses	71	79
Restructuring reserves	32	31
Manufacturing expenses	18	24
Current liability for uncertain tax positions	204	164
Accrued royalties	31	36
Other	42	55

Total	$648	$681

7.	EXIT, DISPOSAL AND RESTRUCTURING ACTIVITIES

P&G has incurred on-going restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization. In fiscal 2012, P&G initiated an incremental restructuring program as part of productivity and costs savings plan to reduce costs in the areas of supply chain, research and development, marketing and overheads. The program is expected to be completed by fiscal 2017. The productivity and cost savings plan was designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes in order to help fund P&G’s growth strategy. The Company’s costs for such programs include employee related separation costs and other charges.

Employee Related Separation Costs and Other Charges — Employee separation costs primarily relate to severance packages, outplacement training and health benefits granted to employees dedicated to the Company. The packages are predominantly involuntary and the amounts are calculated based on salary levels and past service periods. Separation charges are included in Cost of products sold for manufacturing employees and in SG&A for nonmanufacturing employees. Other charges include contract terminations and facility closure costs which are recorded within cost of products sold for manufacturing related costs and in SG&A for nonmanufacturing related costs. The current portion of the related liability (“restructuring reserve”) is recorded in accrued expenses and other liabilities and was $32 and $31 as of June 30, 2015 and 2014, respectively, and the long term portion is recorded in other noncurrent liabilities and was $0 and $3 as of June 30, 2015 and 2014, respectively.

The following table summarizes the changes in the total restructuring reserves (current and noncurrent) for employee separation costs and other charges:

Restructuring reserves balance at June 30, 2013	$48
Charges	34
Spending and other	(48)

Restructuring reserves balance at June 30, 2014	34
Charges	76
Spending and other	(78)

Restructuring reserves balance at June 30, 2015	$32

Accelerated Depreciation — Accelerated depreciation charges relate to long-lived assets that will be taken out of service prior to the end of their originally established useful lives. The Company has shortened the estimated useful lives of such assets, resulting in incremental depreciation expense for the newly estimated service period. Accelerated depreciation related to restructuring activities was $4, $3 and $1 in 2015, 2014 and 2013, respectively. Accelerated depreciation for manufacturing assets is included in Cost of products sold.

Consistent with the Company’s historical policies for ongoing restructuring-type activities, the restructuring program charges are funded by and included within Corporate for both management and segment reporting. Accordingly, all charges under the program are included within the Corporate reportable segment. However, for informative purposes, the following table summarizes the total restructuring costs related to our reportable segments.

	2015	2014
Fine Fragrances	$34	$15
Salon Professional	37	16
Retail Hair and Cosmetics	5	3

Total P&G Beauty Brands	$76	$34

8.	STOCK-BASED COMPENSATION

Certain of the Company’s employees have been granted P&G stock options under P&G’s primary stock-based compensation plan. Under this plan, stock options are granted annually to key managers with exercise prices equal to the market price of the underlying common stock on the date of grant. Grants issued under this plan vest after three years and have a 10-year life. Grants issued from July 1998 through August 2002 vested after three years and have a 15-year life. In addition to the grants made to key managers, a certain number of the Company’s employees have been granted an immaterial number of P&G stock options for which vesting terms and option periods are not substantially different. Additionally, there are other grants of restricted stock units that are immaterial.

Total stock-based compensation expense for stock option grants and restricted stock unit grants was $8, $7 and $6 for 2015, 2014 and 2013, respectively.

In calculating the compensation expense for options granted, we utilize a binomial lattice-based valuation model. Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	2015	2014	2013
Interest rate	0.1-2.1%	0.1-2.8%	0.2-2.0%
Weighted average interest rate	2.0%	2.5%	1.8%
Dividend yield	3.1%	3.1%	2.9%
Expected volatility	11-15%	15-17%	14-15%
Weighted average volatility	15%	16%	15%
Expected life in years	8.3	8.2	8.9

Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of P&G stock and implied volatilities of call options on P&G stock. The Company uses historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.

The following table summarizes stock option activity under the P&G plans as it relates to employees of the Company:

	Options (In Thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years	Aggregate Intrinsic Value (In Millions)
Outstanding — June 30, 2014	4,187	$64.98	6.1	$56
Granted	605	85.05	—	—
Exercised (1)	(556)	56.11	—	—

Outstanding — June 30, 2015	4,236	69.12	6.1	43

Exercisable — June 30, 2015	2,320	61.06	4.2	40

(1)	Exercised includes canceled awards.

The weighted average grant-date fair value of options granted was $9.32, $10.00 and $8.45 per share in 2015, 2014 and 2013, respectively. The total intrinsic value of options exercised was $19, $9 and $11 in 2015, 2014 and 2013, respectively. The total grant-date fair value of options that vested during 2015, 2014 and 2013 was $5, $6 and $6, respectively.

At June 30, 2015, there was $8 of compensation cost that has not yet been recognized related to stock option grants. That cost is expected to be recognized over a remaining weighted average period of 1.9 years under the ongoing P&G plan. At June 30, 2015, there was $6 of compensation cost that has not yet been recognized related to RSUs. That cost is expected to be recognized over a remaining weighted average period of 3.3 years under the ongoing P&G plan. The total fair value of shares vested was $1, $0 and $1 in 2015, 2014 and 2013, respectively.

9.	POSTRETIREMENT BENEFITS

Certain employees of the Company participate in P&G’s pension and other postretirement employee benefit plans. These plans are accounted for by the Company as multi-employer plans which require the Company to expense its annual contributions.

P&G provides defined benefit pension plans for certain employees who become eligible for these benefits when they meet minimum age and service requirements. Defined benefit pension plan participants are mainly non-U.S. based employees. Defined benefit pension expenses allocated to the Company were $40, $36 and $31 for 2015, 2014 and 2013, respectively.

P&G provides certain other retiree benefits, primarily health care and life insurance, for employees who become eligible for these benefits when they meet minimum age and service requirements. Other postretirement benefits plan participants are mainly U.S. based employees. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other health care coverage. Other postretirement benefits expenses allocated to the Company were $8, $8 and $9 for 2015, 2014 and 2013, respectively.

P&G has defined contribution plans that cover the majority of its U.S. employees, including the employees of the Company. These plans are fully funded. P&G generally makes contributions to participants’ accounts based on individual base salaries and years of service. For the primary U.S. defined contribution plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants’ annual wages and salaries in 2015, 2014 and 2013. Defined contribution benefit expenses allocated to the Company were $22, $21 and $20 for 2015, 2014 and 2013, respectively.

10.	INCOME TAXES

Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.

The Company’s operations have historically been included in P&G’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. The Company’s tax provision on a separate return basis includes specifically identified permanent and temporary differences and certain permanent and temporary differences that were not directly related to the Company. The Company reviewed each permanent and temporary difference and determined the appropriate amount attributable to the Company to reflect approximate amounts that the Company would have incurred on a separate return basis. Accordingly, the Company’s tax results as presented are not necessarily reflective of the results that the Company will generate in the future or would have generated on a stand-alone basis.

Earnings before income taxes for the years ended June 30, 2015, 2014 and 2013, consisted of the following:

Years ended June 30	2015	2014	2013
United States	$223	$135	$104
International	286	326	311

Total	$509	$461	$415

Income taxes consisted of the following:

Years ended June 30	2015	2014	2013
Current tax expense:
U.S. Federal	$50	$16	$6
International	306	113	116
U.S. State and Local	6	3	2

	362	132	124

Deferred tax expense (benefit):
U.S. Federal	22	26	23
International and other	(23)	(6)	(9)

	(1)	20	14

Total tax expense	$361	$152	$138

A reconciliation of the U.S. federal statutory income tax rate to the Company’s actual income tax rate for the years ended June 30, 2015, 2014 and 2013, is provided below:

Years ended June 30	2015	2014	2013
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Changes in uncertain tax positions	36.4%	5.1%	4.5%
Country mix impacts of foreign operations	(1.2%)	(7.8%)	(6.6%)
Changes to valuation allowance	0.3%	0.4%	0.5%
Other	0.4%	0.3%	(0.1%)

Effective income tax rate	70.9%	33.0%	33.3%

Changes in uncertain tax positions represent changes in the Company’s liability related to prior year tax positions. For the year ended June 30, 2015, the increase in uncertain tax positions of $206 was largely driven by P&G Beauty Brands’ share from the resolution of a broader P&G, multi-year audit in Germany.

The Company has undistributed earnings of foreign subsidiaries at June 30, 2015, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

A reconciliation of the beginning and ending liability for uncertain tax positions is as follows:

	2015	2014	2013
Beginning of Year	$223	$201	$185
Increase in tax positions for prior years	206	—	4
Decreases in tax positions for prior years	(66)	(4)	(14)
Increases in tax positions for current year	6	23	24
Settlements with taxing authorities	(185)	(1)	(2)
Lapse in statute of limitations	(3)	(5)	(3)
Currency translation	(39)	9	7

End of year	$142	$223	$201

The total liability which could impact the effective tax rates in future periods, including accrued interest and penalties, for uncertain tax positions at June 30, 2015 is $25.

The Company is present in over 110 taxable jurisdictions. As part of P&G operations in these jurisdictions, the Company is subject to examination by tax authorities. At any point in time, P&G has several audits underway at various stages of completion. Although none of the audits are specific to the Company, the scope of the P&G audits would include activities of the Company. P&G evaluates its tax positions and establishes liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite its belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. P&G is making a concentrated effort to bring its audit inventory to a more current position. P&G has done this by working with tax authorities to conduct audits for several open years at once. P&G has tax years open ranging from 2002 and forward.

The Company recognizes accrued interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2015, 2014 and 2013, the Company had accrued interest of $98, $72 and $53 respectively, and accrued penalties of less than $1 which are not included in the above table. During 2015, 2014 and 2013, the Company recognized $27, $18 and $12, respectively, in interest and less than $1 in penalties. The Company is generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While P&G and the Company do not expect material changes, it is possible that the amount of unrecognized benefit with respect to the Company’s uncertain tax positions could significantly increase or decrease within the next 12 months related to the audits described above. Based on information currently available, we anticipate that over the next 12 month period, audit activity could be completed related to uncertain tax positions in multiple jurisdictions for which we have accrued existing liabilities of approximately $204, including interest and penalties.

Deferred income tax assets and liabilities for the years ended June 30, 2015 and 2014, were comprised of the following:

Years ended June 30	2015	2014
Deferred tax assets:
Accrued marketing and promotion	$26	$28
Loss and other carryforward	15	11
Stock-based compensation	9	8
Compensation accruals	8	8
Property, plant and equipment	4	6
Restructuring accruals	4	4
Other	7	10
Valuation allowances	(4)	(3)

Total	$69	$72

Deferred tax liabilities:
Goodwill and other intangible assets	$(486)	$(542)
Property, plant and equipment	(5)	(6)

Total	$(491)	$(548)

Net operating loss carryforwards were $78 and $58 at June 30, 2015 and 2014, respectively. If unused, certain net operating losses will expire between 2021-2025. Further these net operating loss carryforwards may not be transferred in certain transactions.

11.	COMMITMENTS AND CONTINGENCIES

Guarantees — The Company has not issued any material financial guarantees for the benefit of suppliers or customers.

Purchase Commitments — The Company enters into purchase commitments for materials, supplies, services and property, plant and equipment as part of its normal course of business. Such commitments are $25 for 2015 and in future periods and include financial guarantees related to celebrity endorsement, take-or pay contracts and supplier indemnification in connection with a celebrity tour sponsorship. The Company does not have any other material purchase commitments for materials, supplies, services or property, plant and equipment.

Due to the proprietary nature of many of the Company’s materials and processes, certain supply contracts contain penalty provisions for early termination. The Company does not expect to incur penalty provisions for early termination that would materially affect the financial conditions, cash flows or results of operations.

License Agreements — The Company has entered into several licensing contracts, under which the Company has the right to use trademarks to manufacture, sell, distribute, advertise and promote fine fragrances and cosmetics products. Certain licenses require minimum guaranteed royalty payments regardless of sales levels. Minimum guaranteed royalty payments and required minimums for advertising and promotional spending have been included in the table below. Actual royalty payments and advertising and promotional spending are expected to be higher.

Years ended June 30	2016	2017	2018	2019	2020	Thereafter
Royalty, advertising and promotionalspend obligations	215	205	172	163	163	131

Operating Leases — The Company leases certain property and equipment for varying periods. Future minimum rental commitments under non-cancelable operating leases, net of guaranteed sublease income, are as follows:

Years ended June 30	2016	2017	2018	2019	2020	Thereafter
Operating leases	23	20	15	13	12	26

Litigation — The Company is subject to various legal proceedings and claims arising out of our business which cover a wide range of matters such as antitrust, trade, labor and employment matters, other governmental regulations and other actions arising out of the normal course of business. While considerable uncertainty exists, in the opinion of management and its counsel, the ultimate resolution of the various lawsuits and claims will not materially affect the Company’s financial results.

12.	SEGMENT INFORMATION

The P&G Beauty Brands businesses were historically included within the P&G Global Beauty reportable segment. The Company has four operating segments comprised of 1) Fine Fragrances, 2) Salon Professional, 3) Retail Hair Color & Styling and 4) Cosmetics. Under U.S. GAAP, the four operating segments are aggregated into three reportable segments as described below:

•	Fine Fragrances: includes men’s and women’s fine fragrance products across a portfolio of licensed brands.

•	Salon Professional: includes professional hair care, color and styling products.

•	Retail Hair and Cosmetics: includes retail hair color and select styling products, facial, lip, eye and nail color products.

The accounting policies of the businesses are generally the same as those described in Note 3. Corporate includes certain activities that are not reflected in the operating results used internally to measure and evaluate the businesses. These items include financing and investing activities, the gains of certain divested brands and restructuring activities to maintain a competitive cost structure including manufacturing and workforce optimization. Corporate also includes reconciling items to adjust the accounting policies used in the segments for U.S. GAAP. The most significant reconciling item includes income taxes to adjust from blended statutory tax rates that are reflected in the segments to the overall effective tax rate.

Total assets for the reportable segments include those assets managed by the reportable segment, primarily accounts receivable, inventory, fixed assets and intangible assets.

The following illustrates the Company’s percentage of net sales by business unit.

% of Sales by Business Unit
Years ended June 30	2015	2014	2013
Fine Fragrances	36%	39%	39%
Salon Professional	26%	25%	24%
Cosmetics	20%	18%	19%
Retail Hair Color & Styling	18%	18%	18%

TOTAL	100%	100%	100%

The following illustrates the Company’s geographic disclosures with net sales or long-lived assets exceeding 10% of the Company totals. Long-lived assets consist of property, plant and equipment.

P&G Beauty Brands Geographic Results		Net Sales	Long-lived assets
U.S.	2015	$1,533	$112
	2014	1,537	109
	2013	1,584	111
GERMANY	2015	$624	$188
	2014	709	238
	2013	678	224
UNITED KINGDOM	2015	$526	$103
	2014	528	93
	2013	521	74
MEXICO	2015	$89	$74
	2014	97	91
	2013	86	96

No customer represents more than 10% of our net sales for the years ended June 30, 2015, 2014 and 2013, respectively.

P&G Beauty Brands Segment Results	Net Sales		Earnings / (Loss) Before Income Taxes	Net Earnings / (Loss)	Depreciation and Amortization	Total Assets	Capital Expenditures
FINE FRAGRANCES	2015	$1,993	$5	$19	$34	$1,274	$37
	2014	2,348	139	153	34	1,597	28
	2013	2,361	236	232	34	1,563	24
SALON PROFESSIONAL	2015	$1,406	$80	$71	$48	$1,669	$24
	2014	1,476	6	14	50	1,969	34
	2013	1,487	(60)	(42)	50	2,009	30
RETAIL HAIR AND COSMETICS	2015	$2,119	$413	$307	$43	$3,764	$45
	2014	2,179	352	264	44	4,129	47
	2013	2,274	334	251	44	4,036	49
CORPORATE	2015	$—	$11	$(249)	$—	$—	$—
	2014	—	(36)	(122)	—	—	—
	2013	—	(95)	(164)	—	—	—
TOTAL P&G BEAUTY BRANDS	2015	$5,518	$509	$148	$125	$6,707	$106
	2014	6,003	461	309	128	7,695	109
	2013	6,122	415	277	128	7,608	103

13.	SUBSEQUENT EVENTS

For the twelve months ended June 30, 2015, the Company has evaluated subsequent events for potential recognition and disclosure through April 20, 2016, which is the date the financial statements were issued.

On July 9, 2015, P&G announced the signing of a definitive agreement with Coty Inc. to divest the Company. Coty’s offer was $12.5 billion. While the final value of the transaction will be determined at closing, based on Coty’s stock price and outstanding shares and equity grants as of the date of signing the value of the transaction was approximately $15.0 billion. While the ultimate form of the transaction has not yet been decided, P&G’s current preference is for a Reverse Morris Trust split-off transaction in which P&G shareholders could elect to participate in an exchange offer to exchange P&G stock for Coty shares. The anticipated close date of the transaction is expected to occur by the end of calendar year 2016.

On July 8, 2015, the Company entered into financing commitments with a consortium of lenders comprising the following facilities:

•	$1.5 billion, five-year revolving credit facility at LIBOR plus 200 basis points,

•	$2.0 billion, five-year term loan A at LIBOR plus 200 basis points, and

•	$1.0 billion, seven-year term loan B at LIBOR plus 300 basis points.

On January 12, 2016, Coty Inc. announced that the Dolce & Gabbana and Christina Aguilera licenses will not transfer in connection with the definitive agreement to divest P&G Beauty Brands which will be merged with Coty Inc. The combined financial statements include the revenues, costs, assets and liabilities attributable to the Dolce & Gabbana and Christina Aguilera licenses as these licenses are managed within P&G’s Fine Fragrances business. P&G is pursuing alternative disposition plans to exit Dolce & Gabbana and Christina Aguilera prior to or simultaneous with the Coty Inc. transaction. In connection with this decision, P&G Beauty Brands will record a non-cash, before-tax impairment charge of approximately $48 ($42 after tax) in the three month period ended March 31, 2016 in order to reflect the Dolce & Gabbana license intangible asset at its updated value estimate of net realizable value to zero, reflecting the impact of the decision to exclude the Dolce & Gabbana license from the transaction and management’s intent to exit the Excluded Brands of Dolce & Gabbana and Christina Aguilera prior to or concurrent with the Coty Transaction.

On January 26, 2016, the Company drew on its term loan B of $1.0 billion. The proceeds will be held in restricted cash in escrow until the anticipated legal integration activities prior to the close of the divestiture transaction with Coty Inc.

******

ANNEX A

1585 Broadway New York, NY 10036

July 8, 2015

Board of Directors

Coty Inc.

Empire State Building

350 Fifth Avenue 17th Floor

New York, NY 10118

Members of the Board:

We understand that The Procter & Gamble Company (the “Parent”), Galleria Co. (“SplitCo” or the “Company”), Coty Inc. (the “Acquiror”) and Green Acquisition Sub, Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”), propose to enter into a Transaction Agreement, substantially in the form of the draft dated July 8, 2015 (the “Transaction Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company following the Distribution (as defined in the Transaction Agreement). Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Acquiror, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at the effective time of the Merger will be converted into the right to receive one share (such one for one exchange ratio, the “Exchange Ratio”) of Class A common stock, par value $0.01 per share, of the Acquiror (the “Acquiror Common Stock”) and cash in lieu of fractional shares. The terms and conditions of the Merger are more fully set forth in the Transaction Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Transaction Agreement is fair from a financial point of view to the Acquiror.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Parent (including for the businesses to be acquired by the Company) and the Acquiror, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Parent (including for the businesses to be acquired by the Company) and the Acquiror, respectively;

3)	Reviewed certain financial projections prepared by the management of the the Acquiror;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Acquiror;

5)	Discussed the past and current operations and financial condition and the prospects of the Acquiror, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Acquiror;

6)	Discussed the past and current operations and financial condition and the prospects of the Company with executives of the Parent;

7)	Reviewed the pro forma impact of the Merger on the Acquiror’s earnings per share, cash flow, consolidated capitalization and financial ratios;

8)	Reviewed the reported prices and trading activity for the Acquiror Common Stock;

9)	Compared the financial performance of the Company and the Acquiror and the prices and trading activity of the Acquiror Common Stock with that of certain other publicly-traded companies comparable with the Company and the Acquiror, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of the Parent and the Acquiror and their financial and legal advisors;

12)	Reviewed the draft Transaction Agreement dated as of July 8, 2015 and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Parent, the Company and the Acquiror, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of the Acquiror of the future financial performance of the Company and the Acquiror. At the Acquiror’s direction, our analysis relating to the business and financial prospects of the Company and the Acquiror for purposes of this opinion has been made on the bases of the financial projections. We have been advised by the Acquiror, and have assumed, with the Acquiror’s consent, that the financial projections are reasonable bases upon which to evaluate the business and financial prospects of the Company and the Acquiror, respectively. We express no view as to the financial projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Transaction Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the final Transaction Agreement will not differ in any material respects from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, regulatory or actuarial advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Acquiror, the Parent and the Company and their respective legal, tax, regulatory or actuarial advisors with respect to legal, tax, regulatory or actuarial matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Parent or the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be paid to the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Parent, the Company or the Acquiror, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We note that the Company does not have audited financial statements and so for purposes of our opinion we have assumed without independent verification that the financial projections of the Company provided to us by the Acquiror are accurate in all respects and fairly represent the items described therein.

Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to the Acquiror and does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available, nor does it address the underlying business decision of the Acquiror to enter into the Transaction Agreement.

We have acted as financial advisor to the Board of Directors of the Acquiror in connection with this transaction and will receive a fee for our services, (i) a significant portion of which is contingent upon the closing of the Merger and the consummation of the transactions contemplated by the Transaction Agreement, and, (ii) a portion of which is contingent upon the rendering of this financial opinion. In addition, we anticipate that we and our affiliates will arrange and/or provide financing to the Company and the Acquiror in connection with the Merger for customary compensation. In the two years prior to the date hereof, we have provided financing services for the Acquiror and financial advisory and financing services for the Parent and for JAB Holdings B.V., the controlling shareholder of the Acquiror (“JAB”) and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Acquiror, JAB and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Acquiror, JAB, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Acquiror and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Acquiror is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Acquiror Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Acquiror should vote at the shareholders’ meeting (or grant consent in lieu of a meeting) to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Transaction Agreement is fair from a financial point of view to the Acquiror.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Ari Terry
Ari Terry Managing Director

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

July 8, 2015

Board of Directors

Coty Inc.

Empire State Building

350 Fifth Avenue 17th Floor

New York, NY 10118

Members of the Board of Directors:

We understand that Coty Inc. (the “Company” or the “Acquiror”) intends to enter into a transaction (the “Proposed Transaction”) with The Procter & Gamble Company (the “Parent”), Galleria Co. (“SplitCo”) and Green Acquisition Sub, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”), pursuant to which, among other things, the merger (the “Merger”) of Merger Sub with and into SplitCo is contemplated to be consummated following the Distribution (as defined in the Agreement). The terms and conditions of the Proposed Transaction are set forth in more detail in the draft, dated July 8, 2015, Transaction Agreement among the Parent, SplitCo, the Acquiror and the Merger Sub (the “Agreement”). Pursuant to the Merger, SplitCo will become a wholly owned subsidiary of the Acquiror, and each outstanding share of common stock, par value $0.01 per share, of Splitco (the “SplitCo Common Stock”) at the effective time of the Merger will be converted into the right to receive one share (such one for one exchange ratio, the “Exchange Ratio”) of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and cash in lieu of fractional shares. The summary of the Proposed Transaction and Merger set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the Exchange Ratio to be paid in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction, the relative merits of the Proposed Transaction as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are achievable, or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of July 8, 2015, and the specific terms of the Proposed Transaction, including the Merger; (2) publicly available information concerning the Parent (including for the businesses to be acquired by SplitCo) and the Company, respectively, that we believe to be relevant to our analysis, including their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2015; (3) financial and operating information with respect to the prospects of SplitCo and the Company furnished to us by the Company, including financial projections of SplitCo and the Company prepared by management of the Company; (4) a trading history of the Company Common Stock from June 13, 2013 to July 6, 2015 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of certain trading figures and ratios of the Company with those of other companies that we deemed relevant; (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (7) the relative contributions of the Company and SplitCo to the future financial performance of the combined company on a pro forma basis, (8) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company resulting from the Merger, including cost savings, operating synergies and other strategic benefits expected by the management of the Company to result from a combination of the businesses of the Company and SplitCo (together, the “Expected Benefits”), and (9) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company. In addition, we have had discussions with the management of the Company concerning its or SplitCo’s business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and SplitCo, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of the Company as to the future financial performance of the Company and SplitCo and that the Company and SplitCo will perform substantially in accordance with such projections. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Benefits are reasonable and that the Expected Benefits will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Parent, SplitCo or the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of Parent, SplitCo or the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which the Company Common Stock would trade following the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. We have assumed that the Merger will qualify for U.S. Federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Distribution (as defined in the Agreement) will be tax-free to shareholders of the Parent pursuant to Section 355 of the Code. We have not independently verified that this tax treatment will be available in respect of the Proposed Transaction, and we express no view with respect to the tax treatment or consequences that will apply to or result from the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid in the Proposed Transaction is fair to the Company.

We have been retained solely for the purposes of rendering this opinion, and will receive a fee payable upon delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company (including acting as joint book-running manager for the initial public offering of Company Common Stock in 2013) and the Parent in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company, the Parent and SplitCo for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote (or grant its consent in lieu of a vote at a stockholder meeting) with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

You must return an original executed letter of transmittal. The letter of transmittal and certificates evidencing shares of P&G common stock and any other required documents should be sent or delivered by each shareholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

The Exchange Agent for the exchange offer is:

Wells Fargo Bank, N.A.

By Mail:	By Hand or Overnight Courier:

Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, MN 55164-0858	(Until midnight New York City time on the Expiration Date) Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, MN 55120

Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the exchange offer.

The Information Agent for the exchange offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and brokers call collect: (212) 269-5550

All others call toll-free: (877) 297-1747

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, Coty’s amended and restated by-laws provide that:

•	The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to the amended and restated by-laws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the amended and restated by-laws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the amended and restated by-laws provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and certain additional procedural protections. The registrant will also maintain directors’ and officers’ insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 21. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit Number	Description

2.1	Transaction Agreement, dated as of July 8, 2015, among The Procter & Gamble Company, the registrant, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.2 to the registrant’s Annual Report on Form 10-K filed on August 17, 2015)*

2.2	Repurchase Letter Agreement, dated August 13, 2015, by and among The Procter & Gamble Company, the registrant, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.3 to the registrant’s Annual Report on Form 10-K filed on August 17, 2015)*

2.3	Letter Agreement, dated February 19, 2016, by and among Coty Inc., The Procter & Gamble Company, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on February 25, 2016)*

2.4	Third Amendment to Transaction Agreement, dated May 25, 2016, by and among Coty Inc., The Procter & Gamble Company, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 27, 2016)*

3.1	Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the registrant’s Registration Statement on Form S-1 filed on May 14, 2013)*

3.2	Amended and Restated By-Laws of Coty Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the registrant’s Registration Statement on Form S-1 filed on April 24, 2013)*

4.1	Specimen Class A Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the registrant’s Registration Statement on Form S-1 filed on May 28, 2013)*

4.2	Specimen Class B Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.2 to Amendment No. 6 to the registrant’s Registration Statement on Form S-1 filed on May 28, 2013)*

5.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the shares of common stock to be issued by the registrant†

8.1	Form of Opinion of Cadwalader, Wickersham & Taft LLP as to certain tax matters†

8.2	Form of Opinion of McDermott Will & Emery LLP as to certain tax matters†

21.1	Subsidiaries of Coty Inc. (incorporated by reference to Exhibit 21.1 to the registrant’s Quarterly Report on Form 10-Q filed on May 3, 2016)*

23.1	Consent of Deloitte & Touche LLP (relating to P&G Beauty Brands)

23.2	Consent of Deloitte & Touche LLP (relating to The Procter & Gamble Company)

23.3	Consent of Deloitte & Touche LLP (relating to Coty Inc.)

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)†

23.5	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 8.1)†

23.6	Consent of McDermott Will & Emery LLP (included in Exhibit 8.2)†

24.1	Power of Attorney (included in signature page)†

99.1	Consent of Morgan Stanley & Co. LLC

99.2	Consent of Barclays Capital Inc.

*	Incorporated by reference
**	To be filed by amendment
†	Previously filed

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, New York, on July 20, 2016.

COTY INC.

By:	/s/ Patrice de Talhouët
	Name:	Patrice de Talhouët
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 20, 2016 by the following persons in the capacities indicated.

Signature	Title	Date

* Lambertus J.H. Becht	Interim Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 20, 2016

/s/ Patrice de Talhouët Patrice de Talhouët	Chief Financial Officer (Principal Financial Officer)	July 20, 2016

* Ayesha Zafar	Senior Vice President, Group Controller (Principal Accounting Officer)	July 20, 2016

* Joachim Faber	Director	July 20, 2016

* Olivier Goudet	Director	July 20, 2016

* Peter Harf	Director	July 20, 2016

Signature	Title	Date

* Paul S. Michaels	Director	July 20, 2016

* Erhard Schoewel	Director	July 20, 2016

* Robert Singer	Director	July 20, 2016

By:	/s/ Patrice de Talhouët
Patrice de Talhouët
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

2.1	Transaction Agreement, dated as of July 8, 2015, among The Procter & Gamble Company, the registrant, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.2 to the registrant’s Annual Report on Form 10-K filed on August 17, 2015)*

2.2	Repurchase Letter Agreement, dated August 13, 2015, by and among The Procter & Gamble Company, the registrant, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.3 to the registrant’s Annual Report on Form 10-K filed on August 17, 2015)*

2.3	Letter Agreement, dated February 19, 2016, by and among Coty Inc., The Procter & Gamble Company, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on February 25, 2016)*

2.4	Third Amendment to Transaction Agreement, dated May 25, 2016, by and among Coty Inc., The Procter & Gamble Company, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 27, 2016)*

3.1	Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the registrant’s Registration Statement on Form S-1 filed on May 14, 2013)*

3.2	Amended and Restated By-Laws of Coty Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the registrant’s Registration Statement on Form S-1 filed on April 24, 2013)*

4.1	Specimen Class A Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the registrant’s Registration Statement on Form S-1 filed on May 28, 2013)*

4.2	Specimen Class B Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.2 to Amendment No. 6 to the registrant’s Registration Statement on Form S-1 filed on May 28, 2013)*

5.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the shares of common stock to be issued by the registrant†

8.1	Form of Opinion of Cadwalader, Wickersham & Taft LLP as to certain tax matters†

8.2	Form of Opinion of McDermott Will & Emery LLP as to certain tax matters†

21.1	Subsidiaries of Coty Inc. (incorporated by reference to Exhibit 21.1 to the registrant’s Quarterly Report on Form 10-Q filed on May 3, 2016)*

23.1	Consent of Deloitte & Touche LLP (relating to P&G Beauty Brands)

23.2	Consent of Deloitte & Touche LLP (relating to The Procter & Gamble Company)

23.3	Consent of Deloitte & Touche LLP (relating to Coty Inc.)

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)†

23.5	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 8.1)†

23.6	Consent of McDermott Will & Emery LLP (included in Exhibit 8.2)†

24.1	Power of Attorney (included in signature page)†

99.1	Consent of Morgan Stanley & Co. LLC

99.2	Consent of Barclays Capital Inc.

*	Incorporated by reference
**	To be filed by amendment
†	Previously filed